    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 6, 1997

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                           COVENTRY HEALTH CARE, INC.
    (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS ARTICLES OF INCORPORATION)

                 DELAWARE                                     8011                                  [APPLIED FOR]
       (STATE OR OTHER JURISDICTION               (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
    OF INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NUMBER)

           6705 ROCKLEDGE DRIVE, SUITE 100, BETHESDA, MARYLAND 20817
                                 (301) 581-0600
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                  DALE B. WOLF
                         501 CORPORATE DRIVE, SUITE 400
                           FRANKLIN, TENNESSEE 37067
                                 (615) 771-4141
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                  BOB F. THOMPSON                                     THOMAS M. FARAH
              BASS, BERRY & SIMS PLC                           EPSTEIN, BECKER & GREEN, P.C.
            2700 FIRST AMERICAN CENTER                       1227 25TH STREET, N.W., SUITE 700
            NASHVILLE, TENNESSEE 37238                            WASHINGTON, D.C. 20037
                  (615) 742-6200                                      (202) 861-0900

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                             AMOUNT            PROPOSED MAXIMUM       PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF                TO BE              OFFERING PRICE           AGGREGATE             AMOUNT OF
    SECURITIES TO BE REGISTERED          REGISTERED(1)             PER UNIT         OFFERING PRICE(1)(2)   REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
  share.............................   33,238,434 shares             N/A                   $15.00              $147,080
=============================================================================================================================

(1) Based upon the assumed number of shares that may be issued in the merger described herein. Such assumed number is based upon the number of shares of common stock, par value $0.01 per share, of the Registrant ("Newco Common Stock") expected to be issued on the effective date of the merger for each issued and outstanding share of common stock, par value $0.01 per share, of Coventry Corporation ("Coventry Common Stock"). The amount of the registration fee is reduced, pursuant to Rule 457(b), by the amount paid December 23, 1997 ($163,973) pursuant to Section 14(g) of the Securities Exchange Act of 1934 by Coventry Corporation. The shares which are issuable to Principal Health Care, Inc. in connection with the capital contribution are not registered hereunder.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(f)(1) on the basis of the high and low sales prices of Coventry Common Stock on February 5, 1998, as reported by The Nasdaq Stock Market.
                            ------------------------
     THE REGISTRANT WILL AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
================================================================================

                                PRELIMINARY COPY

                              COVENTRY CORPORATION
                         501 CORPORATE DRIVE, SUITE 400
                           FRANKLIN, TENNESSEE 37067

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH 31, 1998

To the Shareholders of Coventry Corporation:

     The Board of Directors of Coventry Corporation ("Coventry") has unanimously approved and recommended to shareholders a Capital Contribution and Merger Agreement dated as of November 3, 1997 ("Combination Agreement") by and among, inter alia, Coventry, Coventry Health Care, Inc. ("Newco"), Principal Health Care, Inc. ("PHC") and Principal Mutual Life Insurance Company ("Mutual") and a related Agreement and Plan of Merger ("Merger Plan") by and among Coventry, Newco and Coventry Merger Corporation ("Merger Sub"). A Special Meeting of Shareholders of Coventry Corporation ("Coventry") will be held on March 31, 1998 at 9:30 a.m., local time, at SunTrust Bank Building, Fourth Floor Conference Room, 201 4th Avenue North, Nashville, Tennessee for the following purposes:

          1. To approve the Combination Agreement and the related Merger Plan.

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Combination Agreement and related Merger Plan provide that at the effective time (the "Effective Time"), Merger Sub will merge with and into Coventry, with Coventry being the surviving corporation, and each outstanding share of Coventry's common stock ("Coventry Common Stock") shall be converted into one share of Newco's common stock ("Newco Common Stock") and one right (each a "Newco Right") to be issued under that certain rights agreement between Newco and ChaseMellon Shareholder Services, LLC. In addition, each outstanding convertible exchangeable subordinated promissory note (collectively the "Coventry Convertible Notes") issued by Coventry shall be converted into the right to receive a convertible exchangeable subordinated promissory note (collectively the "Newco Convertible Notes") containing substantially the same terms and conditions as the Coventry Convertible Notes. Because each outstanding share of Coventry Common Stock will be exchanged for one share of Newco Common Stock and one Newco Right, no fractional shares will be issued by Newco in the Merger.

     Simultaneously at the Effective Time, PHC, an indirect wholly-owned subsidiary of Mutual, will effect a capital contribution to Newco of certain assets, including the issued and outstanding capital stock of certain of PHC's wholly-owned subsidiaries (including its health maintenance organization subsidiaries in sixteen states); Newco will assume the liabilities of PHC, including all liabilities of PHC relating to the PHC Assets, except certain liabilities, and Newco will issue to PHC that number of shares of Newco Common Stock and Newco Rights as shall equal 66 2/3% of the shares of Newco Common Stock issued to Coventry's shareholders in the Merger plus 66 2/3% of the shares of Newco Common Stock issuable upon conversion of the Newco Convertible Notes (or in the event the Coventry Convertible Notes are converted into shares of Coventry Preferred Stock prior to the Effective Time, the shares of Newco Common Stock issuable upon conversion of the Newco Preferred Stock).

     The terms and conditions of the Combination Agreement are more fully described in the Proxy Statement/Prospectus accompanying this Notice of Special Meeting. The Combination Agreement and the Merger Plan are attached as Annex I and II, respectively, to the Proxy Statement/Prospectus. As of February 19, 1997, the aggregate value of the shares of Newco Common Stock issuable in the
Combination Agreement was approximately $     million, which value is based upon
the average high and low prices of Coventry Common Stock reported in the NASDAQ National Market on such date. The aggregate value of such shares at the Effective Time will depend upon the value of the Coventry Common Stock at such time.

     The close of business on February 2, 1998 is the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. Only shareholders of record at such time will be entitled to notice of and to vote at the Special Meeting.

     The holders of Coventry Common Stock will not be entitled to dissenters' rights or appraisal in connection with the vote to approve the transactions contemplated by the Combination Agreement.

     A form of proxy and a Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the Special Meeting accompany this notice. A copy of the Combination Agreement is attached as Annex I to the Proxy Statement/Prospectus and a copy of the Merger Plan is Annex II to the Combination Agreement.

                                          By Order of the Board of Directors,

                                          SHIRLEY R. SMITH
                                          Secretary
Franklin, Tennessee
February [  ], 1998

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. AN ADDRESSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE AT THE SPECIAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE PROXY STATEMENT/PROSPECTUS.

                                PRELIMINARY COPY

                  SUBJECT TO COMPLETION DATED FEBRUARY 6, 1998

                                PROXY STATEMENT

                                       OF

                              COVENTRY CORPORATION
                        SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 30, 1998

                                   PROSPECTUS
                                       OF

                           COVENTRY HEALTH CARE, INC.
                              58,824,500 SHARES OF
                                  COMMON STOCK

    This Prospectus relates to shares of common stock of Coventry Health Care, Inc., a Delaware corporation ("Newco"), issuable to the shareholders of Coventry Corporation, a Tennessee corporation ("Coventry"), upon consummation of the Merger (as defined below). This Prospectus also serves as the Proxy Statement of Coventry for its special meeting of shareholders (the "Special Meeting") to be held on March 31, 1998. See "The Special Meeting."

    This Proxy Statement/Prospectus presents the terms of a proposed combination (the "Business Combination") of the managed care businesses of Coventry and PHC in Newco, a newly-formed Delaware corporation, pursuant to the terms of the Capital Contribution and Merger Agreement effective as of November 3, 1997 (the "Combination Agreement"), by and among Coventry, Newco, Coventry Health Care, Inc., a Maryland corporation, Principal Mutual Life Insurance Company, an Iowa mutual insurance company and the indirect parent of PHC ("Mutual"), Principal Holding Company, an Iowa corporation and wholly owned subsidiary of Mutual ("Holding"), and PHC, a wholly owned subsidiary of Holding. Newco was formed for the purpose of entering into the transactions described herein and is currently owned by Coventry and PHC.

    Pursuant to the Combination Agreement, at or prior to the effective time of the transactions contemplated thereby (the "Effective Time"):

        Coventry, Newco and Coventry Merger Corporation, a Tennessee corporation and wholly owned subsidiary of Newco ("Merger Sub"), shall enter into an Agreement and Plan of Merger (the "Merger Plan"), substantially in the form of Exhibit 1.2(a) to the Combination Agreement, and, pursuant to the Merger Plan, shall effect a merger (the "Merger") of Merger Sub with and into Coventry whereby (i) each issued and outstanding share of Coventry's common stock, par value $0.01 per share ("Coventry Common Stock"), outstanding at the Effective Time shall be converted into one share of Newco's common stock, par value $0.01 per share (the "Newco Common Stock"), and one right (collectively, the "Newco Rights") to be issued pursuant to a rights agreement between Newco and ChaseMellon Shareholder Services, LLC (the "Newco Rights Agreement"); (ii) each right (collectively, the "Coventry Rights") issued under that certain Rights Agreement, dated February 7, 1996 and amended as of May 7, 1997, by and between Coventry and ChaseMellon Shareholder Services, LLC (the "Coventry Rights Agreement"), shall be canceled, retired, and cease to exist; (iii) each of the outstanding convertible exchangeable subordinated promissory notes (the "Coventry Convertible Notes") issued by Coventry under that certain Amended and Restated Securities Purchase Agreement, dated May 7, 1997, will be converted into the right to receive convertible notes of Newco (the "Newco Convertible Notes") containing substantially the same terms and conditions as the Coventry Convertible Notes; and (iv) each issued and outstanding share of Coventry's Series A Convertible Preferred Stock, par value $0.01 per share (the "Coventry Preferred Stock") will be converted into the right to receive one share of
             ------------------------------------------------------

    This Proxy Statement/Prospectus and the form of proxy are first being mailed to shareholders of Coventry on or about February [ ], 1998.

    Newco's Series A Convertible Preferred Stock, par value $0.01 per share (the "Newco Preferred Stock") containing substantially the same terms and conditions as the Coventry Preferred Stock.

        At the Effective Time, PHC will effect a capital contribution (the "Capital Contribution") to Newco of certain assets, including the issued and outstanding stock of certain of PHC's wholly-owned subsidiaries (including its health maintenance organization subsidiaries in sixteen states, including Alabama, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Louisiana, Maryland, Missouri, Nebraska, New Jersey, North Carolina, Pennsylvania and South Carolina), all real or personal property owned or leased by PHC, all accounts receivable, cash, securities, contract rights, prepaid liabilities, and all other assets except for specified excluded assets (the PHC assets being transferred, collectively, the "PHC Assets"); Newco will assume all of the liabilities of PHC, including all liabilities of PHC relating to the PHC Assets and the stock options issued under PHC's 1997 Non-Qualified Stock Option Plan (the "PHC Plan") but excluding liabilities under PHC's other employee benefit plans, tax liabilities with respect to the pre-closing operations of PHC and its subsidiaries, liabilities relating to certain assets of PHC not transferred to Newco and certain other specified excluded liabilities (the PHC liabilities being assumed, the "PHC Liabilities") (the PHC Assets, together with the PHC Liabilities, hereinafter being referred to as the "PHC Business") and Newco will issue to PHC that number of shares of Newco Common Stock and Newco Rights as shall equal 66 2/3% of the shares of Newco Common Stock issued to the shareholders of Coventry in the Merger plus 66 2/3% of the shares of Newco Common Stock issuable upon conversion of the Newco Convertible Notes (or in the event Coventry Convertible Notes are converted into Coventry Preferred Stock at or prior to the Effective Time, the shares of Newco Common Stock issuable upon conversion of the Newco Preferred Stock) (such shares of Newco Common Stock and Newco Rights issuable to PHC at the Effective Time hereinafter, collectively, being referred to as the "PHC Consideration"). The PHC Consideration will constitute 40% of (i) the issued shares of Newco Common Stock immediately after the Effective Time and (ii) the shares of Newco Common Stock issuable upon conversion of the Coventry Convertible Notes or the Coventry Preferred Stock outstanding immediately after the Effective Time, and a similar percentage of the Newco Rights. Pursuant to a Shareholders' Agreement among Newco, PHC, and Mutual (the "Shareholders' Agreement") to be effective at the Effective Time, Mutual, together with its affiliates, will be entitled to designate six of the fifteen members of Newco's Board of Directors.

    The accompanying proxy is solicited by and on behalf of the Board of Directors of Coventry. The expense of the solicitation of proxies, including the cost of preparing, assembling and mailing, will be borne by Coventry. Proxies will be solicited by the use of the mails and may also be solicited by personal interview, or by telephone, telecopy or telegram by directors, officers and regular employees of Coventry. No directors, officers or regular employees of Coventry will receive additional compensation for soliciting proxies. Coventry has retained Georgeson & Company, Inc. ("Georgeson") to assist in the solicitation of proxies for which Coventry will pay a fee to Georgeson not to exceed $25,000 plus reimbursement of reasonable expenses in connection therewith.

    Coventry will (i) request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of Coventry Common Stock held of record by such persons, (ii) furnish the number of copies thereof necessary to supply such material to all such beneficial holders and (iii) reimburse the reasonable forwarding expenses incurred by such record holders.

     SEE "RISK FACTORS" ON PAGE 19 FOR MATTERS THAT SHOULD BE CONSIDERED BY THE SHAREHOLDERS OF COVENTRY BEFORE VOTING ON THE COMBINATION AGREEMENT.

THE SECURITIES TO BE ISSUED IN THE MERGER AND CAPITAL CONTRIBUTION HAVE NOT BEEN
  APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------

                  THE DATE OF THIS PROXY STATEMENT/PROSPECTUS
                            IS FEBRUARY [  ], 1998.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY OF PROXY STATEMENT/PROSPECTUS.......................    1
  Summary Historical Financial Data of Coventry.............   11
  Summary Financial Data of PHC.............................   12
  Pro Forma Selected Financial Data (Unaudited).............   13
  Comparative Per Share Data................................   18
RISK FACTORS................................................   20
  Limits on Ability to Project Actual Health Care Costs.....   20
  Limitations on Ability to Increase Revenue................   20
  Risks of Governmental Programs and Regulations............   20
  Risks of Agreements with Providers........................   21
  Administration and Management.............................   21
  Integration of the Businesses.............................   22
  Financing.................................................   22
  Administered Health Insurance Policies....................   22
  Competition...............................................   23
  Ownership by Mutual and PHC...............................   23
  Marketing.................................................   24
  Litigation and Insurance Risk.............................   24
  Stock Market..............................................   24
THE SPECIAL MEETING.........................................   25
  Genera1...................................................   25
  Record Date...............................................   25
  Vote Required.............................................   25
  Voting and Revocation of Proxies..........................   25
  Solicitation of Proxies...................................   25
TERMS OF THE BUSINESS COMBINATION...........................   26
  Merger....................................................   26
  Capital Contribution......................................   26
  Administered Health Insurance Policies....................   26
  Background of the Business Combination....................   27
  Recommendation of Coventry's Board of Directors...........   28
  Opinion of Financial Advisor to Coventry..................   30
  Effective Time of the Business Combination................   33
  Exchange of Certificates..................................   33
  Representations and Warranties............................   34
  Conditions to the Combination Agreement...................   35
  Regulatory Approvals......................................   37
  Business Pending the Business Combination.................   37
  Waiver and Amendment......................................   38
  Tangible Net Value Adjustment.............................   39
  Taxes.....................................................   40
  Termination...............................................   41
  No Solicitation of Transactions...........................   42
  Termination Fee; Third Party Bids.........................   43
  Shareholders' Agreement...................................   43
  Administered Health Insurance Policies....................   47

                                                              PAGE
                                                              ----
  Newco Warrant.............................................   48
  Ancillary Agreements......................................   48
  Interests of Certain Persons in the Business
     Combination............................................   48
  Accounting Treatment......................................   49
  Certain Federal Income Tax Consequences...................   49
  No Appraisal Rights.......................................   52
  Expenses..................................................   52
  The Nasdaq Stock Market Listing...........................   52
SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA OF
  COVENTRY CORPORATION......................................   53
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF COVENTRY CORPORATION.........   54
SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA OF
  PRINCIPAL HEALTH CARE, INC................................   66
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF PRINCIPAL HEALTH CARE,
  INC.......................................................   67
INFORMATION CONCERNING COVENTRY CORPORATION.................   76
  BUSINESS..................................................   76
  Overview..................................................   76
  Products..................................................   76
  Delivery Systems..........................................   78
  Health Care Provider Compensation.........................   79
  Quality Assurance.........................................   79
  Utilization Management and Review.........................   80
  Marketing.................................................   80
  Competition...............................................   81
  Government Regulation.....................................   81
  Risk Management...........................................   83
  Employees.................................................   83
  Trademarks................................................   84
  Description of Property...................................   84
  Legal Proceedings.........................................   84
INFORMATION CONCERNING PRINCIPAL HEALTH CARE, INC...........   85
  BUSINESS..................................................   85
  Overview..................................................   85
  Products..................................................   85
  Delivery Systems..........................................   87
  Quality Management........................................   87
  Utilization Management and Review.........................   88
  Marketing.................................................   88
  Competition...............................................   89
  Government Regulation.....................................   90
  Risk Management...........................................   92
  Employees.................................................   92
  Trademarks................................................   92
  Description of Property...................................   92
  Legal Proceedings.........................................   92
INFORMATION CONCERNING COVENTRY HEALTH CARE, INC............   93
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   93

                                                              PAGE
                                                              ----
AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP OF COMMON STOCK...   94
MANAGEMENT..................................................   96
  Directors.................................................   96
  Executive Officers........................................   98
  Newco Executive Compensation..............................   99
  Coventry Employment Contracts and Termination of
     Employment and Change-in-Control Arrangements..........  100
  Certain Relationships and Related Transactions............  101
  PHC Employment Contracts and Termination of Employment and
     Change-in-Control Arrangements.........................  101
DESCRIPTION OF NEWCO RIGHTS AGREEMENT.......................  102
NEWCO OPTION PLANS..........................................  104
DESCRIPTION OF CAPITAL STOCK................................  112
  Newco Common Stock........................................  112
  Description of the Newco Preferred Stock..................  112
  Description of the Undesignated Preferred Stock...........  115
CERTAIN DIFFERENCES IN RIGHTS OF NEWCO AND COVENTRY
  SHAREHOLDERS..............................................  116
LEGAL MATTERS...............................................  122
EXPERTS.....................................................  122
AVAILABLE INFORMATION.......................................  122
INDEX TO FINANCIAL STATEMENTS...............................  F-1
ANNEXES
ANNEX I    Capital Contribution and Merger Agreement effective as of
             November 3, 1997 (amending and restating the Capital
             Contribution and Share Exchange Agreement dated November
             3, 1997)
ANNEX II   Form of Agreement and Plan of Merger
ANNEX III  Form of Warrant
ANNEX IV   Form of Shareholders' Agreement by and among Coventry Health
             Care, Inc., Principal Mutual Life Insurance Company, and
             Principal Health Care, Inc.
ANNEX V    Opinion of Credit Suisse First Boston Corporation

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PHC OR COVENTRY SINCE THE DATE HEREOF.

                     SUMMARY OF PROXY STATEMENT/PROSPECTUS

     The following summary is qualified in its entirety by reference to the more detailed information included in this Proxy Statement/Prospectus, and the appendices hereto, including, but not limited to, the Combination Agreement as set forth as Appendix A hereto and the Merger Plan, substantially in the form of
Exhibit 1 to the Combination Agreement. The information contained in this Proxy Statement/Prospectus with respect to PHC and its affiliates has been supplied by PHC, and the information with respect to Newco and Coventry's affiliates has been supplied by Coventry. Capitalized terms which are used but not defined in this summary are defined elsewhere in this Proxy Statement/Prospectus.

     The following summary contains forward-looking information which is based upon current expectations and involves a number of risks and uncertainties. The forward-looking statements may be affected by a number of factors, including the risk factors set forth herein under "Risk Factors", and consequently, actual operations and results may differ materially from those expressed in these forward-looking statements. Among the factors that may materially affect Coventry's, PHC's and Newco's business are potential increases in medical costs, difficulties in increasing premiums due to competitive pressures, price restrictions under Medicaid or Medicare, imposition of regulatory restrictions, issues relating to marketing of products, accreditation or certification by private or governmental bodies, difficulties in obtaining or maintaining favorable contracts with health care providers, credit risks on certain global capitation arrangements, financing costs and contingencies and litigation risk. There are also several factors relating to the Business Combination that may materially affect Newco's business operations after the Effective Time, including the risks associated with the integration of Coventry's and PHC's business operations and the lack of recent experience by Coventry or PHC in the management or operation of a substantial indemnity health insurance business. In addition, there are certain risks to Coventry's shareholders associated with the ownership by Mutual and its affiliates of approximately 40% of the Newco Common Stock. See "RISK FACTORS."

THE COMPANIES

  Coventry Corporation

     Coventry is a managed health care company that at September 30, 1997 provided comprehensive health benefits and services to 897,758 members in Pennsylvania, Ohio, West Virginia, Missouri, Illinois and Virginia. Health care services are provided to employer groups and government funded groups through a variety of full-risk health care plans, including health maintenance organizations ("HMOs") and preferred provider organization ("PPO") products.

     Coventry's HMO products provide comprehensive health care benefits to enrollees, including ambulatory and inpatient physician services, hospitalization, pharmacy, dental, optical, mental health, ancillary diagnostic and therapeutic services. Coventry, through its regional health plans, also offers fully-insured flexible provider products, including PPO products and point of service ("POS") products which permit enrollees to participate in managed care but allow them to choose, at the time services are required, to use providers not participating in the managed care network. In addition, Coventry markets a Medicare risk product under the name "Advantra(R)" in the St. Louis, western and central Pennsylvania, West Virginia, Ohio, and Illinois markets and offers health care coverage to Medicaid recipients in the St. Louis and central Missouri markets. Coventry's health plans offer an administrative services only product to employers who self-insure their employee's health benefits.

     Coventry's health plans maintain provider networks which furnish health care services through contractual arrangements with physicians, hospitals and other health care providers, rather than providing reimbursement to the enrollee for the charges of such products. Because the health plans receive the same amount of revenue from their enrollees irrespective of the cost of health care services provided, they must manage both the utilization of services and unit costs of the services. In the aggregate, Coventry contracts with approximately
18,000 physicians and           hospitals for its HMO, PPO and POS programs.

  Principal Health Care, Inc.

     PHC was incorporated as an Iowa corporation on January 7, 1987 and is a wholly owned subsidiary of Holding, which is a wholly owned subsidiary of Mutual. PHC is a managed health care company that at September 30, 1997 provided comprehensive health benefits and services to 670,695 members in sixteen states, including Alabama, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Louisiana, Maryland, Missouri, Nebraska, New Jersey, North Carolina, Pennsylvania and South Carolina. PHC's Texas and Mid-Atlantic health plans, which had a membership of approximately 52,000 at September 30, 1997, will not be included in the PHC Assets to be transferred to Newco by PHC.

     PHC provides health care services to employer groups and government funded groups through a variety of health care benefit plans and risk arrangements, which include traditional and open access HMO products and POS products on both a full risk and administrative services only basis, and full risk programs under contract with federal and state governments for Medicare and Medicaid beneficiaries. PHC's HMO benefit plans provide comprehensive health care benefits to enrollees, including ambulatory and inpatient physician services, hospitalization, mental health, ancillary diagnostic and therapeutic, and in most cases pharmacy services. PHC also administers a PPO network that it rents to other payors.

     PHC's health plans maintain provider networks which generally furnish health care services through contractual arrangements with physicians, hospitals and other health care providers. Because the health plans receive the same amount of revenue from their enrollees irrespective of the cost of health care services provided, PHC must manage both the utilization and the unit cost of those services. All of PHC's health plans offer an Individual Practice Association ("IPA") model delivery system, in which individual providers, provider groups and provider networks contract with the health plans to provide health care services to plan enrollees. In the aggregate, PHC contracts with approximately 39,000 physicians and 440 hospitals for its HMO programs and with approximately 51,200 physicians and 600 hospitals for its PPO programs.

  Coventry Health Care, Inc.

     On December 17, 1997, Coventry Corporation and PHC organized Newco solely for the purpose of effecting the transactions contemplated by the Combination Agreement. Prior to the Effective Time, Newco will own no assets other than the stock of Merger Sub, and will conduct no business operations. Newco will organize Merger Sub as a Tennessee corporation solely for the purpose of effecting the Merger. Prior to the Effective Time, Merger Sub will own no assets and will conduct no business operations.

SPECIAL MEETING OF SHAREHOLDERS

     A Special Meeting of the Shareholders of Coventry to consider and vote on the Combination Agreement, which provides for the Merger and the Capital Contribution, will be held on March 31, 1998 at 9:30 a.m., local time, at SunTrust Bank Building, Fourth Floor Conference Room, 201 4th Avenue North, Nashville, Tennessee. Only the holders of record of Coventry Common Stock at the close of business on February 2, 1998 will be entitled to notice of and to vote at the Special Meeting. On that date there were outstanding 33,238,434 shares of Coventry Common Stock, with each share being entitled to one vote.

PURPOSE OF THE SPECIAL MEETING

     The purpose of the Special Meeting is for the Coventry shareholders to consider and vote upon the Combination Agreement which provides for (i) the Merger Plan, pursuant to which each issued share of Coventry Common Stock shall be converted into one share of Newco Common Stock and one Newco Right and Coventry shall become a wholly-owned subsidiary of Newco and (ii) the Capital Contribution, pursuant to which PHC shall transfer to Newco the PHC Business and Newco shall issue to PHC the PHC Consideration, which will constitute 40% of the sum of (i) the issued and outstanding shares of Newco Common Stock immediately after the Effective Time and (ii) and the shares of Newco Common Stock issuable upon conversion of the Coventry Convertible Notes or the Coventry Preferred Stock and a similar percentage of the Newco Rights. Pursuant to a Shareholders' Agreement among Newco, PHC and Mutual,

Mutual, together with its affiliates, will be entitled to designate six of the fifteen members of Newco's Board of Directors. See "Combination
Agreement -- Description of Merger."

VOTE REQUIRED

     Approval and adoption of the Combination Agreement, which includes the approval and adoption of the Merger Plan, requires the affirmative vote by the holders of a majority of the votes entitled to be cast by the holders of record of the Coventry Common Stock at the Special Meeting, in person or by proxy. As of February 2, 1998, the directors, executive officers and their affiliates of
Coventry and PHC collectively beneficially own           shares of the Coventry
Common Stock (exclusive of shares which would be received upon the exercise of options and warrants and the conversion of convertible securities), representing
approximately    % of the voting power of the Coventry Common Stock. See "The
Special Meeting -- Votes Required."

EFFECTS OF THE MERGER AND CAPITAL CONTRIBUTION

     Pursuant to the Merger Plan, at the Effective Time: (i) Merger Sub will merge with and into Coventry; (ii) each issued share of Coventry Common Stock shall be converted into the right to receive one share of Newco Common Stock and one Newco Right; (iii) each outstanding Coventry Convertible Note issued under the Amended and Restated Securities Purchase Agreement, dated May 7, 1997 (the "Warburg Agreement"), by and among Coventry, Warburg, Pincus Ventures L.P. ("Warburg") and Franklin Capital Associates III L.P. ("Franklin"), as amended, shall be converted into a Newco Convertible Note; (iv) each issued and outstanding share, if any, of Coventry Preferred Stock shall be converted into the right to receive one share of Newco Preferred Stock; (v) each option then outstanding under Coventry's stock option plans listed in Schedule 1.2 of the Combination Agreement (the "Coventry Options") and each warrant listed in
Schedule 1.2 of the Combination Agreement (the "Coventry Warrants") to purchase shares of Coventry Common Stock shall be assumed by Newco and shall be exercisable upon the same terms and conditions as under the applicable Coventry Options or Coventry Warrants except that each such Coventry Option and Coventry Warrant shall be exercisable for shares of Newco Common Stock; and (vi) each right issued under the Coventry Rights Agreement, shall be canceled, retired and cease to exist. The exchange ratio is subject to adjustment upon any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction involving the number of issued and outstanding shares of Coventry Common Stock. Pursuant to the Merger, Coventry's shareholders will collectively receive approximately 33,238,434 shares of Newco Common Stock, representing, together with the shares of Newco Common Stock issuable upon the conversion of the Coventry Convertible Notes or the Coventry Preferred Stock, 60% of the sum of (i) the shares of Newco Common Stock issued and outstanding immediately after the Effective Time and (ii) the shares of Newco Common Stock issuable upon conversion of the Newco Convertible Notes or the Newco Preferred Stock.

     Pursuant to the Capital Contribution, PHC will transfer at the Effective Time to Newco the PHC Assets, including the issued and outstanding stock of certain of its wholly-owned subsidiaries (including its HMO subsidiaries in sixteen states including Alabama, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Louisiana, Maryland, Missouri, Nebraska, New Jersey, North Carolina, Pennsylvania and South Carolina), all real or personal property owned or leased by PHC, all accounts receivable, cash, securities, contract rights, prepaid liabilities, and all other assets except for specified excluded assets. The book value of the PHC Assets including property and excluding $43.1 million of recorded goodwill at September 30, 1997 was approximately $288.6 million. Newco will assume the PHC Liabilities, including debt of $2.3 million. The PHC Liabilities include all liabilities of PHC relating to the PHC Assets and the stock options issued under the PHC Plan but do not include liabilities under PHC's other employee benefit plans, tax liabilities with respect to the pre-closing operations of PHC and its subsidiaries, liabilities relating to certain assets of PHC not transferred to Newco and certain other specified excluded liabilities. In consideration of the transfer of such assets, Newco will issue to PHC the PHC Consideration, which will constitute 40% of the sum of (i) the issued and outstanding shares of Newco Common Stock immediately after the Effective Time and (ii) the shares of Newco Common Stock issuable upon conversion of the Newco Convertible Notes or the Newco Preferred

Stock, and a similar percentage of the Newco Rights issued and outstanding immediately after the Effective Time. Pursuant to the Shareholders' Agreement, Mutual, together with its affiliates, will be entitled to designate six of the fifteen members of Newco's Board of Directors.

RISK FACTORS

     In addition to the risks relating to the traditional business operations of Coventry and PHC, the transactions contemplated by the Combination Agreement are subject to a number of risks and uncertainties, including, the risks associated with the integration of the business operations of Coventry and the PHC Business, the lack of recent experience by Coventry and PHC in administering or operating a substantial health insurance business, and, with respect to Coventry's shareholders, the ownership by Mutual and its affiliates of approximately 40% of the Newco Common Stock. The business operations of Coventry and PHC, and, after the Effective Time, of Newco, may be materially adversely affected by a number of factors, including, without limitation, (i) competition, regulations and other circumstances that may limit their ability to charge premium revenues in excess of costs incurred; (ii) changes in the laws and regulations governing their industry or the interpretations of existing laws and regulations; (iii) pricing, regulatory restrictions, potentially higher medical loss ratios, and other risks associated with Medicaid and Medicare products;
(iv) increased risks of audits by governmental agencies and private payors which may lead to contested charges, reduced premiums or increased administrative expenses; (v) recent operating losses by both Coventry and PHC; (vi) an inability to increase future premiums to existing members or increase the number of members in order to spread unanticipated costs over a larger membership pool;
(vii) the potential loss of certain significant customers; (viii) financing costs and contingencies; and (ix) litigation and insurance risks, including medical malpractice liability, inadequacy of "stop loss" reinsurance, and disputes relating to denial of coverage. There can be no assurance that Coventry and PHC will not encounter difficulties in the integration of their respective business operations, including problems relating to the integration of the companies' management information, accounting, accrual and control systems, executive management and culture, or that the expected benefits from such integration will be realized. Neither Coventry nor PHC has recent experience in the management or operation of a substantial indemnity health insurance business and, as a result, there can be no assurance that Newco will be successful in the management of the Administered Health Insurance Policies (as defined below). As a result of the Business Combination, Mutual and its affiliates will own approximately 40% of the Newco Common Stock and, although restricted by certain provisions of the Shareholders' Agreement, will be in a position to exercise influence over matters requiring shareholder vote, will designate six of the fifteen members of Newco's Board of Directors, and, after the restrictions contained in the Shareholders' Agreement shall expire, could acquire over 50% of the Newco Common Stock and exercise actual control of Newco without a vote of the remaining shareholders.

OPINION OF THE FINANCIAL ADVISOR TO COVENTRY

     Credit Suisse First Boston Corporation ("CSFB") has delivered its written opinion to the Board of Directors of Coventry to the effect that, as of the date of such opinion and subject to certain matters discussed therein, the consideration to be paid by Newco in the Business Combination is fair to Coventry from a financial point of view (the "CSFB Opinion"). For information on the assumptions made, matters considered and limits of reviews by CSFB, see "Terms of the Business Combination -- Opinion of Financial Advisor to Coventry". A copy of the CFSB Opinion is attached as Annex V to this Proxy Statement/Prospectus and is incorporated herein by reference. Shareholders of Coventry are urged to read carefully the opinion in its entirety.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors of Coventry believes the Combination Agreement is in the best interest of Coventry and its shareholders and recommends that shareholders approve the Combination Agreement and the related Merger Plan. The Board's unanimous approval and recommendation to shareholders is based upon its consideration of a number of factors, primarily the growth potential of PHC's business and the combined enterprise; the increased financial and operating leverage afforded to the combined enterprise by geographic diversification and substantial expansion of membership over that available to Coventry on a stand-alone basis; the opportunities for integration efficiencies; and its view that the financial terms of the Business Combination, including the consideration paid to PHC and Mutual and the value of the PHC Assets and other consideration received in exchange, were fair to Coventry and its shareholders. The Board also considered certain negative elements to the proposed combination, including the risk that integration of the two companies may be difficult and may not be accomplished as anticipated; the risk that the financial results of the PHC operations acquired will not improve as anticipated; and, given the large percentage interest of Newco to be owned beneficially by Mutual, the potential for Mutual's interest to conflict with those of Coventry's public shareholders and to prevent certain transactions which might be in the best interest of those shareholders. However, the Board of Directors concluded that the advantages and opportunities of the proposed combination significantly outweighed the risks. The Board of Directors considered that the transaction would not constitute a change of control of Coventry since Coventry's shareholders would beneficially own approximately 60% of Newco immediately after the Effective Time, Coventry's Board members would constitute nine of the 15 directors of Newco and the terms of the Shareholders' Agreement include limitations on Mutual's board representation, ability to acquire additional Newco shares above the 40% level and vote in the event of certain third party acquisition proposals. The Board of Directors does not believe that its recommendation in favor of the Combination Agreement is subject to any conflicts of interest.

EXCHANGE OF COVENTRY STOCK CERTIFICATES

     The Merger and Capital Contribution will become effective as of the Effective Time specified in the Articles of Merger. Coventry currently anticipates that, if approved by the shareholders of Coventry, the Effective Time will be on or about March 30, 1998. See "Terms of the Business Combination -- Effective Time."

     As soon as practicable after the Effective Time, instructions on how to exchange certificates representing shares of Coventry Common Stock for certificates representing shares of Newco Common Stock will be sent to each shareholder of record of Coventry. COVENTRY SHAREHOLDERS ARE REQUESTED NOT TO SEND IN STOCK CERTIFICATES UNTIL THEY HAVE RECEIVED WRITTEN INSTRUCTIONS TO DO SO. See "Terms of the Business Combination -- Exchange of Certificates."

THE BUSINESS COMBINATION

  Combination Agreement

     Pursuant to the Combination Agreement, Coventry will effect the Merger and PHC will effect the Capital Contribution.

     Pursuant to the Merger Plan, at the Effective Time: (i) Merger Sub will merge with and into Coventry; (ii) each issued share of Coventry Common Stock shall be converted into the right to receive one share of Newco Common Stock and one Newco Right; (iii) each Coventry Convertible Note shall be converted into the right to receive a Newco Convertible Note; (iv) each issued and outstanding share of Coventry Preferred Stock shall be converted into the right to receive one share of Newco Preferred Stock; (v) each Coventry Option and each Coventry Warrant to purchase shares of Coventry Common Stock shall be assumed by Newco and shall be exercisable upon the same terms and conditions as under the applicable Coventry Option or Coventry Warrants except that each such Coventry Option and Coventry Warrant shall be exercisable for shares of Newco Common Stock; and (vi) each right issued under the Coventry Rights Agreement, shall be retired and canceled and shall no longer exist. The exchange ratio is subject to adjustment upon any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction involving the number of issued and outstanding shares of Coventry Common Stock. Pursuant to the Merger, Coventry's shareholders will collectively receive approximately 33,238,434 shares of Newco Common Stock, constituting approximately 60% of the shares of Newco Common Stock issued and outstanding immediately after the Effective Time, together with the shares of Newco Common Stock issuable upon the conversion of the Newco Convertible Notes or the Newco Preferred Stock.

     Pursuant to the Capital Contribution, PHC will transfer at the Effective Time to Newco the PHC Business and Newco will issue to PHC the PHC Consideration, which will constitute 40% of the sum of (i) the issued and outstanding shares of Newco Common Stock immediately after the Effective Time and (ii) the shares of Newco Common Stock issuable upon conversion of the Newco Convertible Notes or the Newco Preferred Stock, and a similar percentage of the Newco Rights.

     At the Effective Time, Newco, Mutual and PHC will enter into the Shareholders' Agreement which includes (i) a standstill agreement, pursuant to which Mutual and its affiliates will agree for the five-year period following the Effective Time (A) not to acquire more than 40% of the total of issued and outstanding shares of Newco Common Stock other than pursuant to the Combination Agreement and the instruments and agreements thereunder and (B) not to take certain other actions; (ii) certain restrictions on direct or indirect transfers of Newco Common Stock by Mutual and/or its affiliates; (iii) registration rights pursuant to which Mutual and/or its affiliates may demand that Newco register certain shares of Newco Common Stock under a registration statement filed with the Commission and may participate as a selling party in other registered offerings of the Newco Common Stock; and (iv) Mutual, together with its affiliates, will have the right to designate six of the fifteen members of the Newco Board of Directors.

  Administered Health Insurance Policies

     At or prior to the Effective Time, Newco will enter into an agreement with Mutual (the "Management Services Agreement") to manage, for 3.3% of the premium revenue attributable therefrom, that portion of those indemnity health insurance policies issued by Mutual which provide coverage in the Newco markets ("Administered Health Insurance Policies"), which markets will include those geographic areas in which Coventry, PHC and their respective subsidiaries conduct business operations. The earned premium for the Administered Health Insurance Policies was approximately $432 million for the nine months ended September 30, 1997. The Management Services Agreement will terminate on December 31, 1999 at which time Newco's indirectly wholly-owned subsidiary, Coventry Health and Life Insurance Company ("CHLIC"), will have the obligation, pursuant to a renewal rights agreement (the "Renewal Rights Agreement"), to offer to renew the insurance policies constituting the Administered Health Insurance Policies and, to the extent that customers choose to renew such policies with Mutual rather than CHLIC, will reinsure such policies pursuant to a coinsurance agreement (the "Coinsurance Agreement") with Mutual.

  Newco Warrant

     Newco will issue to Mutual at the Effective Time a warrant (the "Newco Warrant") that gives Mutual the right to purchase from Newco that number of shares of Newco Common Stock as shall equal 66 2/3% of the total number of shares of Newco Common Stock as shall actually be issued by Newco upon the exercise or conversion of the Coventry Options, Coventry Warrants and certain options (the "PHC Options") to purchase shares of PHC's Common Stock, par value $0.001 per share (the "PHC Common Stock"), issued and outstanding at the Effective Time and assumed by Newco upon the same terms and conditions as set forth in the Coventry Options, Coventry Warrants and PHC Options. As of December 5, 1997, Coventry had outstanding 3,302,587 Coventry Options with an average exercise price of $13.47 and 2,477,766 Coventry Warrants with an average exercise price of $10.79. As of December 31, 1997, PHC had outstanding 750,000 PHC Options with an exercise price per option equal to $14.50. Mutual's right to purchase shares of Newco Common Stock under the Newco Warrant will vest, from time to time, with respect to the number of shares of Newco Common Stock as shall be issued upon exercise of the Coventry Options, Coventry Warrants or PHC Options, upon receipt of notice from Newco of the exercise and issuance of such shares and shall terminate upon the expiration of the Newco Warrant on the later of (x) the 90th day following receipt of notice of exercise of the underlying Coventry Option, Conventry Warrant or PHC Option or (y) the expiration of the exercise period of such underlying option or warrant. Based on the exercise periods of the underlying Coventry Options, Coventry Warrants or PHC Options, the Newco Warrant will terminate with respect to 6% through 2003, and 44%, 3%, 20%, 26%, and 1% of the shares covered thereby in the years 2004 through 2008, respectively.

  Relative Voting Power Before and After the Effective Time

     The following table sets forth the relative voting power in Coventry and in Newco, before and after exercise of the Newco Warrant and all stock options and warrants outstanding as of January 31, 1998, of, respectively, (i) Mutual, (ii) Warburg, Pincus Ventures, L.P. ("Warburg Ventures"), (iii) all directors and executive officers of Coventry, as a group, and (iv) all other shareholders of Coventry.

                                                                             AFTER THE EFFECTIVE TIME
                                                                    ------------------------------------------
                                                                    PRIOR TO EXERCISE OF    AFTER EXERCISE OF
                                                                       NEWCO WARRANT          NEWCO WARRANT
                                                                    AND ALL OPTIONS AND    AND ALL OPTIONS AND
                                                                          WARRANTS              WARRANTS
                                                    PRIOR TO THE        OUTSTANDING          OUTSTANDING AT
                                                   EFFECTIVE TIME   AT JANUARY 31, 1998     JANUARY 31, 1998
                                                   --------------   --------------------   -------------------
Mutual...........................................            0                 40%(1)                40%
Warburg Ventures(1)..............................        10.1%                6.8%                  8.8%
All directors and executive officers as a
  group..........................................         5.5%                3.6%                  4.0%
All other shareholders...........................        74.4%               49.6%                 42.2%

(1) Assumes the conversion of $37,490,000 principal amount of Convertible Notes into 3,749,000 shares of Coventry (and after the Effective Time Newco) Preferred Stock, which has one vote per share.

  Newco Headquarters and Directors and Officers

     Newco's headquarters will be located at 6705 Rockledge Drive, Suite 100, Bethesda, Maryland 20817. The Board of Directors of Newco on the Effective Time will consist of the Board of Directors of Coventry immediately prior to the Merger and six directors designated by Mutual. Allen F. Wise, the President and Chief Executive Officer of Coventry, will serve as President and Chief Executive Officer of Newco after the Effective Time. Kenneth J. Linde, President and Chief Executive Officer of PHC, will serve as Executive Vice President and Chief Operating Officer of Newco after the Effective Time. Dale B. Wolf, Senior Vice President, Chief Financial Officer and Treasurer of Coventry, will serve as Chief Financial Officer and Treasurer of Newco after the Effective Time.

  Conditions

     The obligations of Coventry, Mutual and PHC to consummate the transactions contemplated by the Combination Agreement are subject to certain conditions, including, but not limited to: (i) the Combination Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the shares of the Coventry Common Stock entitled to be cast at the Special Meeting;
(ii) all material authorizations, consents and approvals of third parties shall have been obtained; (iii) this Proxy Statement/Prospectus shall have been declared effective under the Securities Act and shall not be subject to any stop order; (iv) no action or proceeding shall have been instituted before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions contemplated by the Combination Agreement or to obtain an amount of damages or other material relief in connection therewith and no governmental agency shall have given notice to the effect that the consummation of the transactions contemplated by the Combination Agreement will constitute a violation of any law or that it intends to commence proceedings to restrain the consummation thereof; (v) Coventry and PHC shall have each received an opinion of counsel as to certain tax matters; and (vi) certain other conditions customary in transactions of this nature, including the receipt of other necessary regulatory approvals and the performance by the parties of their respective obligations under the Combination Agreement shall have been waived or satisfied. See "Combination Agreement -- Conditions to the Combination." In the event that a condition to closing is waived by Coventry, its Board of Directors will consider at that time whether to resolicit shareholders. The Board will take into account the materiality of the condition waived and whether it would be considered important to shareholders in determining whether to approve or disapprove the Combination Agreement in determining whether resolicitation is appropriate.

     The Board of Directors of Coventry will not waive the conditions that the Coventry shareholders approve the Merger and Capital Contribution or that Coventry receive an opinion of Bass, Berry & Sims PLC that the Merger is a tax-free reorganization. With respect to the other conditions set forth in the Combination Agreement, the Board of Directors will determine whether or not the condition is material to the shareholders of Coventry and, if the Board determines the condition is material to shareholders, will not waive the condition without the resolicitation of shareholder approval.

  Regulatory Approvals

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), provides that certain business combination agreements (including the Combination Agreement) may not be consummated until certain information has been furnished to the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. On December 23, 1997, Coventry and PHC made their respective filings with the DOJ and the FTC with respect to the proposed Business Combination and on January 20, 1998 received notice from the FTC of early termination of the HSR waiting period.

     In order to consummate the transactions contemplated by the Combination Agreement, Coventry, PHC and Mutual will be required to obtain the approval of insurance regulatory officials in several states, including Alabama, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Louisiana, Missouri, Nebraska, North Carolina, Pennsylvania, Texas, Virginia, and West Virginia. Generally, such regulatory officials must approve acquisitions unless the terms are deemed unreasonable by said regulatory officials, the transaction is not in the best interest of the policyholder or the public, or the transaction would substantially lessen competition. As of February 5, 1998, approvals were received from Alabama and Virginia.

  Ancillary Agreements

     At the Effective Time, Newco and Mutual will enter into certain other agreements, including a Marketing Services Agreement (the "Marketing Services Agreement"), pursuant to which Newco will provide certain marketing and other support services in the geographic markets in which Newco shall conduct business (the "Newco Markets"), a related License Agreement (the "License Agreement") and a Transition Agreement (the "Transition Agreement"), pursuant to which Mutual will perform certain administrative functions for, and furnish other services to, Newco as are currently performed by Mutual on behalf of PHC with respect to the PHC Business and Mutual will terminate, as of the Effective Time, any agreements between Mutual and PHC and/or PHC's subsidiaries. In addition, Newco will assume certain PPO Access Agreements (the "PPO Agreements"), which are currently in force between Mutual and PHC and/or PHC's subsidiaries, pursuant to which Mutual will have the option to access Newco's PPOs in certain of the Newco Markets. The Marketing Services Agreement, License Agreement, Transition Agreement and PPO Agreements are herein collectively referred to as the "Ancillary Agreements."

  Waiver, Amendment and Termination

     The Combination Agreement provides that any party, by action taken by its Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties made to such party, and (iii) waive compliance with any of the agreements or conditions contained therein.

     The Combination Agreement may be amended, by action taken by the Boards of Directors of Coventry and Mutual, at any time before or after approval by the shareholders of Coventry, by a written agreement of the parties to the Combination Agreement, provided that after any approval by the shareholders of Coventry, no amendment may be made which by law or other applicable requirement requires the further approval by the shareholders of Coventry without obtaining such further approval.

     The Combination Agreement may be terminated and the Merger and Capital Contribution may be abandoned at any time prior to the Effective Time, before or after the approval of the Combination Agreement by the shareholders of PHC and Coventry, by the mutual consent of Coventry, Mutual and PHC. The

Combination Agreement may be terminated and the Merger and Capital Contribution may be abandoned by action of the Board of Directors of either Coventry, Mutual or PHC if (a) the Merger and Capital Contribution shall not have been consummated by June 30, 1998, or (b) the approval of Coventry's shareholders shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Combination Agreement and such order, decree, ruling or other action shall have become final and non-appealable. The Combination Agreement may be terminated by Coventry or Newco as one party, or Mutual, Holding or PHC as the other party in the event of a breach by the other party of any representation or warranty contained in the Combination Agreement or in any document delivered in connection therewith or there has been a material breach of any of the covenants or agreements set forth in the Combination Agreement on the part of the other party, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is delivered to the offending party. The Combination Agreement shall terminate without further action by the parties if, prior to the Effective Time, the Board of Directors of Coventry shall have exercised its fiduciary obligation to approve an unsolicited acquisition proposal from a third party meeting certain conditions set forth in the Combination Agreement, or to withdraw its recommendation to Coventry's shareholders in support of transactions contemplated by the Combination Agreement as a result of such unsolicited acquisition proposal.

  Termination Fee; Third Party Bids

     In the event the Combination Agreement is terminated by Coventry's Board of Directors as a result of the withdrawal of its recommendation to Coventry's shareholders in support of the transactions contemplated by the Combination Agreement due to, or the approval by Coventry's Board of Directors of, an unsolicited acquisition proposal that meets certain conditions as described above, then the potential acquiror shall promptly pay (or, if the potential acquiror fails to pay, Coventry shall promptly pay) to Mutual $20,000,000, which amount shall be due regardless of whether or not the transaction contemplated by such unsolicited acquisition proposal shall be consummated. No termination fee is payable in the event that the Combination Agreement is otherwise terminated.

  Interest of Certain Persons in the Combination Agreement

     Coventry will become a direct, wholly owned subsidiary of Newco upon consummation of the Merger. The Board of Directors of Newco at the Effective Time will consist of 15 members, nine of whom currently serve as members of Coventry's Board of Directors and six of whom will be designees of Mutual. The executive officers of Newco at the Effective Time, will consist of substantially all of the current executive officers of Coventry and certain executive officers of PHC. The directors and executive officers of Newco that are currently officers of Coventry hold Coventry Options to purchase 1,048,536 shares of Coventry Common Stock. The directors and executive officers of Newco that are currently executive officers of PHC hold options (the "PHC Options") to purchase 750,000 shares of PHC Common Stock. Upon the consummation of the Merger and Capital Contribution, Newco will assume the Coventry Options and the PHC Options under the same terms and conditions as set forth therein and in Newco's 1998 Incentive Stock Option Plan (the "Newco Plan") and each such option will be exercisable for that number of shares of Newco Common Stock as shall equal the number of shares of Coventry Common Stock or PHC Common Stock currently issuable upon exercise of the option. The Combination Agreement will not result in the acceleration of the outstanding Coventry Options or PHC Options and will not constitute a change of control under Coventry's employment agreement and change of control agreements. See "Combination Agreement -- Interests of Certain Persons in the Combination Agreement."

  Accounting Treatment

     The Merger and the Capital Contribution will be accounted for as a common control transfer from Coventry to Newco at historical cost and the purchase of the PHC Business by Newco. The historical book basis of the assets, liabilities and shareholders' equity of Coventry will become the carrying value of the assets, liabilities and shareholders' equity of Newco, and the PHC Assets and PHC Liabilities comprising the PHC Business will be recorded on the books of Newco at their fair value. Any cost in excess of the net asset fair value of the PHC Business will be amortized using the straight-line method over a period to be determined by Newco based upon its estimate of the useful life of the net assets acquired. The unaudited pro forma selected financial data contained in this Proxy Statement/Prospectus has been prepared using the purchase method of accounting to account for the Business Combination.

  The Nasdaq Stock Market Listing

     The Coventry Common Stock is listed on The Nasdaq Stock Market. Newco shall obtain, prior to the Effective Time, approval for the listing of the shares of Newco Common Stock to be issued in the Merger and pursuant to the Capital Contribution on The Nasdaq Stock Market.

NO APPRAISAL RIGHTS

     Under Section 48-23-102(c) of the Tennessee Business Corporation Act, as amended, the holders of Coventry Common Stock will not be entitled to dissenters' rights or appraisal in connection with the Merger or Capital Contribution. "See Terms of the Business Combination -- No Appraisal Rights."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     It is anticipated that no gain or loss for federal income tax purposes will be recognized by the shareholders of Coventry with respect to their exchange of Coventry Common Stock for Newco Common Stock pursuant to the Merger. It is a condition to consummation of the Merger that Coventry will receive an opinion from its legal counsel, Bass, Berry & Sims PLC, to the effect that, among other things, no gain or loss will be recognized by the Coventry shareholders with respect to the shares of Newco Common Stock received in the Merger. Gain will be recognized with respect to the cash distributed in lieu of fractional shares. For a more complete description of the federal income tax consequences of the Merger, see "Combination Agreement -- Certain Federal Income Tax Consequences."

     BECAUSE OF THE COMPLEXITIES OF THE TAX LAWS, IT IS RECOMMENDED THAT EACH SHAREHOLDER CONSULT HIS OWN TAX ADVISOR CONCERNING THE APPLICABLE FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION.

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following summary financial data and other operating information for the five years ended December 31, 1996 are derived from the audited consolidated financial statements of Coventry and PHC. The financial data for the nine-month periods ended September 30, 1997 and 1996 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Coventry and PHC consider necessary for a fair presentation of the financial position and the results of operations for those periods.

     Operating results for the nine-month period ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein.

                SUMMARY CONSOLIDATED FINANCIAL DATA OF COVENTRY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               YEAR ENDED(1)
                                  ------------------------------------------------------------------------
                                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                      1992           1993           1994           1995           1996
                                  ------------   ------------   ------------   ------------   ------------
OPERATIONS STATEMENT DATA(3)
Operating revenues..............    $475,454       $641,573       $776,643       $852,390      $1,057,129
Operating earnings (loss).......      27,913         43,177         55,023         (1,275)        (91,346)
Earnings (loss) from continuing
  operations....................      14,171         22,005         29,288             18         (61,287)
Loss on disposal of discontinued
  operations....................      (3,846)            --             --             --              --
Extraordinary items.............       4,005             --             --             --              --
                                    --------       --------       --------       --------      ----------
Net earnings (loss).............    $ 14,330       $ 22,005       $ 29,288       $     18      $  (61,287)
                                    ========       ========       ========       ========      ==========
Earnings (loss) per share(2):
  Continued operations..........    $   0.51       $   0.74       $   0.93       $   0.00      $    (1.86)
  Discontinued operations.......       (0.14)            --             --             --              --
  Extraordinary items...........        0.15             --             --             --              --
                                    --------       --------       --------       --------      ----------
  Net earnings (loss) per
    share.......................    $   0.52       $   0.74       $   0.93       $   0.00      $    (1.86)
                                    ========       ========       ========       ========      ==========
Weighted average common and
  common equivalent shares
  outstanding(2)................      27,547         29,585         31,425         32,164          33,011

BALANCE SHEET DATA(3)
Cash and investments(4).........    $ 65,488       $116,014       $133,975       $144,469      $  168,423
Total assets....................    $207,836       $266,971       $343,771       $385,675      $  448,945
Long-term obligations and notes
  payable (including current
  maturities)...................    $ 59,856       $ 53,017       $ 73,643       $ 77,868      $  102,985
Stockholders' equity and
  partners' capital(5)..........    $ 69,679       $ 96,906       $134,124       $153,851      $  100,427

                                      NINE MONTHS ENDED(1)
                                  -----------------------------
                                  SEPTEMBER 30,   SEPTEMBER 30,
                                      1996            1997
                                  -------------   -------------
OPERATIONS STATEMENT DATA(3)
Operating revenues..............    $767,577        $907,120
Operating earnings (loss).......     (16,647)         14,870
Earnings (loss) from continuing
  operations....................      (9,148)          8,397
Loss on disposal of discontinued
  operations....................          --              --
Extraordinary items.............          --              --
                                    --------        --------
Net earnings (loss).............    $ (9,148)       $  8,397
                                    ========        ========
Earnings (loss) per share(2):
  Continued operations..........    $  (0.28)       $   0.25
  Discontinued operations.......          --              --
  Extraordinary items...........          --              --
                                    --------        --------
  Net earnings (loss) per
    share.......................    $  (0.28)       $   0.25
                                    ========        ========
Weighted average common and
  common equivalent shares
  outstanding(2)................      32,839          33,505
BALANCE SHEET DATA(3)
Cash and investments(4).........    $148,131        $217,590
Total assets....................    $445,803        $437,121
Long-term obligations and notes
  payable (including current
  maturities)...................    $108,061        $ 98,086
Stockholders' equity and
  partners' capital(5)..........    $151,924        $113,230

---------------
(1) The medical loss ratio (health benefits as a percentage of managed care premiums) was 82.4%, 81.8%, 79.8%, 84.5% and 89.9% in 1992, 1993, 1994,
    1995, and 1996, respectively. The medical loss ratio was 86.5% and 86.6% for the nine months ending September 30, 1996 and September 30, 1997, respectively.

(2) Reflects the two-for-one split of Coventry's common stock which occurred in August 1994.

(3) All periods presented have been restated for the merger with HCUSA in 1995, Southern Health Management Corporation ("SHMC") in 1994 and for discontinued operations.

(4) Certain reclassifications have been made to the financial statements to conform to the 1997 presentation.

(5) The predecessor company of SHMC was an S Corporation.

                   SUMMARY CONSOLIDATED FINANCIAL DATA OF PHC
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED
                                  ------------------------------------------------------------------------
                                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                      1992           1993           1994           1995           1996
                                  ------------   ------------   ------------   ------------   ------------
INCOME STATEMENT DATA(1)
Operating revenues:
  Managed care premiums.........    $284,909       $335,327       $422,963       $574,360       $806,351
  Management services...........      10,837         17,265         61,276         75,408         67,711
  Other.........................       1,875          2,119          1,970          1,569          1,524
    Total operating revenues....     297,621        354,711        486,208        651,336        875,586
Operating expenses:
  Health benefits...............     249,854        275,372        347,646        519,975        740,972
  Selling, general and
    administrative..............      37,010         51,970        110,776        166,126        196,358
  Depreciation and
    amortization................       4,437          5,387          8,807         11,649         15,745
Operating earnings (loss).......       6,320         21,982         18,979        (46,414)       (77,490)
Other income, net(2)............         322            874            558          1,727         11,832
Interest income.................       4,603          3,927          6,150         11,465         14,162
Earnings (loss) before income
  taxes(2)......................      11,245         26,783         25,688        (33,222)       (51,496)
Cumulative effective as of
  January 1, 1993 of change in
  method of accounting for
  income taxes..................                        514
Net Earnings (loss)(2)..........       5,912         15,938         18,448        (22,693)       (34,308)

BALANCE SHEET DATA(1)
Cash and investments(3).........    $ 83,010       $125,905       $177,799       $201,464       $253,273
Total assets(3).................     128,304        208,908        334,444        383,409        462,768
Long term obligations...........         414          1,269          1,322          3,105          3,920
Stockholders' equity(3).........      69,737        234,301        211,605        234,301        254,477

                                        NINE MONTHS ENDED
                                  -----------------------------
                                  SEPTEMBER 30,   SEPTEMBER 30,
                                      1996            1997
                                  -------------   -------------
INCOME STATEMENT DATA(1)
Operating revenues:
  Managed care premiums.........    $605,250        $645,936
  Management services...........      50,330          41,842
  Other.........................         713             851
    Total operating revenues....     656,294         688,628
Operating expenses:
  Health benefits...............     562,370         552,126
  Selling, general and
    administrative..............     139,947         160,258
  Depreciation and
    amortization................      11,502          12,121
Operating earnings (loss).......     (57,526)        (35,876)
Other income, net(2)............      10,630           8,638
Interest income.................      10,622          10,699
Earnings (loss) before income
  taxes(2)......................     (36,274)        (16,540)
Cumulative effective as of
  January 1, 1993 of change in
  method of accounting for
  income taxes..................
Net Earnings (loss)(2)..........     (25,123)        (11,269)
BALANCE SHEET DATA(1)
Cash and investments(3).........    $240,267        $246,518
Total assets(3).................     472,552         439,641
Long term obligations...........       4,895           4,263
Stockholders' equity(3).........     262,362         231,197

---------------
(1) Includes operations of plans acquired commencing on the date of closing of the respective transaction. 1993 -- Healthplus HMO, Inc. in Indiana; United HealthCare, Inc. in Iowa; 1994 -- SouthCare Medical Alliance in Georgia; Coastal Bend Health Plan, Inc. in Texas; CIGNA HealthCare of Kansas/Missouri, Inc.; 1996 -- Admar Group, Inc.; Metra HealthCare Plan of St. Louis, Inc.

(2) Includes $11.6 million for the gain on investment and equity in earnings of UP & UP, Inc. in 1996.

(3) Increases in equity in excess of earnings each year primarily represent capital contributions from Mutual.

                       PRO FORMA SELECTED FINANCIAL DATA
                                  (UNAUDITED)

     The unaudited pro forma statements of operating data for the year ended December 31, 1996, and for the nine months ended September 30, 1997 have been prepared based on the historical operating statements of Coventry and PHC, as adjusted for PHC to reflect the elimination of certain businesses of PHC that are expected to be sold prior to the Business Combination (Principal Health Care of the Mid-Atlantic, Inc., and Principal Health Care of Texas, Inc.) or are to be retained by Mutual (the equity investment in United Payors and United Providers, Inc., 50% of the equity investment in American Psych Systems, Inc. and 50% of the common stock warrants for Accordant Health Systems, Inc. and Advanced ParadigM, Inc.), and thereafter adjusted to give pro forma effect to reflect the acquisition of the PHC Business and related transactions, and the issuance of the additional shares and warrant, as if the Business Combination and related transactions had occurred and the additional shares and warrant had been issued on January 1 of each respective year. The unaudited pro forma balance sheet data as of September 30, 1997 has been prepared based on the historical balance sheets of Coventry and PHC, as adjusted to reflect the purchase of the PHC Business by Coventry. The allocation of the purchase price to the acquired assets (the PHC Business, the Management Services Agreement, the Renewal Rights Agreement or the Coinsurance Agreement and the Marketing Services Agreement) is tentative and subject to the final determination of relative fair market value of the assets. Management believes the final purchase price allocation will not vary materially from the tentative allocation. The transaction with Mutual and its subsidiaries will be accounted for as a purchase of assets by Newco. The simultaneous conversion of Coventry Common Stock into Newco Common Stock pursuant to the Merger will be accounted for as a common control transfer at the historical cost basis of Coventry. The pro forma statements of operating data may not be indicative of the future results of operations and what the actual results of operations would have been had the Business Combination and related transactions described above been effective January 1 of each respective year. The pro forma selected financial data should be read in connection with the historical financial statements and notes thereto of Coventry and PHC included herein.

                          PRO FORMA BALANCE SHEET DATA
                               SEPTEMBER 30, 1997
                           (UNAUDITED, IN THOUSANDS)

                                    HISTORICAL   HISTORICAL       PHC        ADJUSTED    PRO FORMA     CONSOLIDATED
                                     COVENTRY       PHC       ADJUSTMENTS      PHC      ADJUSTMENTS     PRO FORMA
                                    ----------   ----------   -----------    --------   -----------    ------------
                                              ASSETS
Cash and cash equivalents.........    $141,236    $113,017     $ (38,859)(a) $ 86,914    $(10,000)(e)    $218,150
                                                                  12,756(b)
Short-term investments............       4,951      53,629        (6,803)(a)   46,826                      51,777
Accounts receivable, net..........      34,976      23,993        (3,351)(a)   22,855      (1,000)(c)      56,831
                                                                   2,213(b)
Other receivables.................      15,021      30,185        (1,870)(a)   28,514                      43,535
                                                                     199(b)
Deferred income taxes and other
  current assets..................      12,834      17,408        (1,858)(a)   17,073                      29,907
                                                                   1,523(b)
                                      --------    --------     ---------     --------    --------        --------
         Total current assets.....     209,018     238,232       (36,050)     202,182     (11,000)        400,200

Long-term investments.............      71,403      79,872       (23,364)(a)   57,059                     128,462
                                                                     551(b)
Property and equipment, net.......      22,856      24,098        (2,285)(a)   22,460                      45,316
                                                                     647(b)
Goodwill and intangible assets,
  net.............................     112,281      93,096       (89,246)(a)    3,850     208,548(e)      360,566
                                                                                           35,887(d)
Other assets......................      21,563       4,344        (1,312)(a)    3,032                      24,595
                                      --------    --------     ---------     --------    --------        --------
         Total assets.............    $437,121    $439,642     $(151,059)    $288,583    $233,435        $959,139
                                      ========    ========     =========     ========    ========        ========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Medical claim liabilities.........    $116,743    $116,768     $ (19,681)(a) $108,878    $  4,500(c)     $230,121
                                                                  11,791(b)
Accounts payable and other accrued
  liabilities.....................      94,132      69,845       (17,026)(a)   58,917                     153,049
                                                                   6,098(b)
Deferred revenue..................      14,930       5,801          (495)(a)    5,306                      20,236
Current portion of long-term debt
  and notes payable...............      49,172         238           (15)(a)      223                      49,395
                                      --------    --------     ---------     --------    --------        --------
         Total current
           liabilities............     274,977     192,652       (19,328)     173,324       4,500         452,801

Convertible exchangeable
  subordinated notes..............      41,180                                                             41,180
Long-term debt....................       1,286       1,324           (43)(a)    1,281                       2,567
Other long-term liabilities.......       6,448      14,469        (7,342)(a)    7,127                      13,575
Stockholders' equity:
  Common Stock, $.01 par value;
  50,000,000 shares authorized;
  33,589,464 issued (including
  439,560 shares owned by a
  subsidiary), 33,149,904 shares
  outstanding in 1997 and
  33,001,296 shares issued and
  outstanding in 1996.............         336          25           (25)(a)                  251(e)          587
Additional paid-in capital........     145,498     264,373      (157,522)(a)  106,851     198,297(e)      481,033
                                                                                           (5,500)(c)
                                                                                           35,887(d)
Net unrealized investment gain....         439         828          (828)(a)                                  439
Accumulated deficit...............     (28,043)    (34,029)       34,029(a)                               (28,043)
Treasury stock, at cost, 439,560
  shares..........................      (5,000)                                                            (5,000)
                                      --------    --------     ---------     --------    --------        --------
         Total stockholders'
           equity.................     113,230     231,197      (124,346)     106,851     228,935         449,016
                                      --------    --------     ---------     --------    --------        --------
         Total liabilities and
           stockholders' equity...    $437,121    $439,642     $(151,059)    $288,583    $233,435        $959,139
                                      ========    ========     =========     ========    ========        ========

                       PRO FORMA STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
              (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                              HISTORICAL   HISTORICAL       PHC          ADJUSTED    PRO FORMA     CONSOLIDATED
                               COVENTRY       PHC       ADJUSTMENTS        PHC      ADJUSTMENTS     PRO FORMA
                              ----------   ----------   -----------      --------   -----------    ------------
Operating revenues:
  Managed care premiums.....  $1,035,778    $806,351     $(102,735)(a)   $781,380    $               $1,817,158
                                                            77,764(b)
  Management services.......      21,351      69,235       (31,513)(a)     37,722      36,194(f)         95,267
                              ----------    --------     ---------       --------    --------        ----------
         Total operating
           revenues.........   1,057,129     875,586       (56,484)       819,102      36,194         1,912,425
Operating expenses:
  Health benefits...........     930,739     740,972       (86,727)(a)    727,153                     1,657,892
                                                            72,908(b)
  Selling, general and
    administrative..........     165,081     196,358       (51,855)(a)    153,320         700(f)        319,101
                                                             8,817(b)
Depreciation and
  amortization..............      42,862      15,745        (6,436)(a)      9,309       4,678(d)         61,360
                                                                                        4,511(e)
  Other charges.............       9,793                                                                  9,793
                              ----------    --------     ---------       --------    --------        ----------
         Total operating
           expenses.........   1,148,475     953,075       (63,293)       889,782       9,889         2,048,146
                              ----------    --------     ---------       --------    --------        ----------
Operating earnings (loss)...     (91,346)    (77,489)        6,809        (70,680)     26,305          (135,721)
Other income, net...........      13,379      25,994       (13,267)(a)     14,271                        27,650
                                                             1,544(b)
Interest expense............      (6,257)                                                                (6,257)
                              ----------    --------     ---------       --------    --------        ----------
Earnings (loss) before
  income taxes and minority
  interest..................     (84,224)    (51,495)       (4,914)       (56,409)     26,305          (114,328)
Provision for (benefit from)
  income taxes..............     (22,860)    (17,187)       (1,916)(a)(b) (19,103)     10,259(g)        (31,704)
Minority interest in
  earnings (loss) of
  consolidated subsidiary,
  net of income tax.........         (77)         --                                                        (77)
                              ----------    --------     ---------       --------    --------        ----------
Net earnings (loss).........  $  (61,287)   $(34,308)    $  (2,998)      $(37,306)   $ 16,046        $  (82,547)
                              ==========    ========     =========       ========    ========        ==========
Net earnings (loss) per
  common and common
  equivalent share..........  $    (1.86)                                                            $    (1.42)
                              ==========    ========     =========       ========    ========        ==========
Weighted average common and
  common equivalent shares
  outstanding...............      33,011                                               25,070(e)         58,081
                              ==========    ========     =========       ========    ========        ==========

                       PRO FORMA STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
              (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  HISTORICAL   HISTORICAL       PHC        ADJUSTED    PRO FORMA    CONSOLIDATED
                                   COVENTRY       PHC       ADJUSTMENTS      PHC      ADJUSTMENTS    PRO FORMA
                                  ----------   ----------   -----------    --------   -----------   ------------
Operating revenues:
  Managed care premiums.........   $892,357     $645,936     $(75,001)(a)  $642,492    $             $1,534,849
                                                               71,557(b)
  Management services...........     14,763       42,692      (18,698)(a)    23,994      25,800(f)       64,557
                                   --------     --------     --------      --------    --------      ----------
         Total operating
           revenues.............    907,120      688,628      (22,142)      666,486      25,800       1,599,406
Operating expenses:
  Health benefits...............    772,363      552,126      (62,119)(a)   557,412                   1,329,775
                                                               67,405(b)
  Selling, general and
    administrative..............    124,892      160,258      (34,783)(a)   133,295         500(f)      258,687
                                                                7,820(b)
  Depreciation and
    amortization................      9,913       12,121       (4,869)(a)     7,573       3,509(d)       24,593
                                                                  321(b)                  3,598(e)
  (Gain) loss on sale of
    medical.....................    (14,918)          --                                                (14,918)
                                   --------     --------     --------      --------    --------      ----------
         Total operating
           expenses.............    892,250      724,505      (26,225)      698,280       7,607       1,598,137
                                   --------     --------     --------      --------    --------      ----------
Operating earnings (loss).......     14,870      (35,877)       4,083(a)    (31,794)     18,193           1,269
Other income, net...............      7,435       19,337       (4,972)(a)    15,846                      23,281
                                                                1,481(b)
Interest expense................     (8,278)          --                                                 (8,278)
                                   --------     --------     --------      --------    --------      ----------
Earnings (loss) before income
  taxes and minority interest...     14,027      (16,540)         592       (15,948)     18,193          16,272
Provision for (benefit from)
  income taxes..................      5,611       (5,271)         231(a)(b)   (5,040)     7,095(g)        7,666
Minority interest in (income)
  loss of consolidated
  subsidiary, net of income
  tax...........................         19           --                         --                          19
                                   --------     --------     --------      --------    --------      ----------
Net earnings (loss).............   $  8,397     $(11,269)    $    361      $(10,908)   $ 11,098      $    8,587
                                   ========     ========     ========      ========    ========      ==========
Net earnings (loss) per common
  and common equivalent share...   $   0.25                                                          $     0.15
                                   ========     ========     ========      ========    ========      ==========
Weighted average common and
  common equivalent shares
  outstanding...................     33,505                                              25,070(e)       58,575
                                   ========     ========     ========      ========    ========      ==========

                           COVENTRY HEALTH CARE, INC.

                   NOTES TO PRO FORMA SELECTED FINANCIAL DATA
                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

(a) Reflects the elimination of certain assets of PHC that are expected to be sold prior to the Business Combination (Principal Health Care of the Mid-Atlantic, Inc. and Principal Health Care of Texas, Inc.) or are to be retained by Mutual (the equity investment in United Payors and United Providers, Inc., 50% of the equity investment in American Psych Systems, Inc. and 50% of the common stock warrants for Accordant Health Systems, Inc. and Advanced ParadigM, Inc.) excluded from the proposed transaction, using an effective tax rate of 39%.

(b) Reflects an estimate of the results of operations and the balance sheet of FHP of Illinois, Inc. ("FHP") using an effective tax rate of 39%. FHP was acquired by PHC effective October 1, 1997, and as a result, is not included in the historical financial statements of PHC.

(c) Reflects the purchase accounting adjustments necessary to reconcile the respective accounting policies of PHC and Coventry.

(d) Reflects the issuance of the Newco Warrant valued at approximately $35.9 million. The value was allocated between the Management Services Agreement and the Renewal Rights Agreement and the Coinsurance Agreement to be assumed by Newco at the end of the Management Services Agreement. The allocations were $6.7 million and $29.2 million for the Management Services Agreement and the Renewal Rights Agreement or the Coinsurance Agreement, respectively. The useful lives were established at 1.75 years for the Management Services Agreement and 35 years for the Renewal Rights Agreement or the Coinsurance Agreement.

(e) Reflects the issuance of approximately 25.1 million shares of Newco Common Stock valued at market on November 3, 1997 for Coventry Common Stock ($14.50) and transaction costs to purchase certain assets and liabilities of PHC. Due to the restricted nature of the shares to be issued, the Company has applied a discount of 17.5% to the trading market value of the shares. Of the goodwill and other intangible assets recorded, $1.5 million was allocated to the Marketing Services Agreement with the remainder of the purchase price allocated to the goodwill of the PHC Business. The amortization periods of 1.75 years and 35 years were assigned to the Marketing Services Agreement and the goodwill, respectively. The increase in depreciation and amortization represents the incremental amounts over the amounts contained in the historical financial statements of PHC.

(f) Reflects an estimate of the incremental revenues and expenses of Coventry resulting from the new Management Services Agreement and the new Marketing Services Agreement. Assuming an Effective Time of March 31, 1998, revenues in 1999 under the Marketing Services Agreement are approximately $2 million less than in year 1998. Management believes that the contracts can be serviced with minimal increases in expenses.

(g) Reflects an estimated effective tax rate on the adjusting entries of 39% for the periods ending September 30, 1997 and December 31, 1996.

                           COMPARATIVE PER SHARE DATA

     The following table presents historical per share data of Coventry and equivalent pro forma per share data of Newco after giving effect to the Business Combination using the purchase method of accounting, assuming the Business Combination had been effective during all periods presented. The pro forma data does not purport to be indicative of the results of future operations or the results that would have occurred had the Business Combination been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the financial statements and notes thereto of Coventry, the financial statements and notes thereto of PHC and the unaudited pro forma selected financial data, which are included elsewhere in this Proxy Statement/Prospectus. Neither Coventry nor PHC paid any cash dividends on its common stock during the periods presented.

                                                                 NEWCO        COVENTRY
                                                              ------------   ----------
                                                              CONSOLIDATED
                                                               PRO FORMA     HISTORICAL
                                                              ------------   ----------
Book value per share of common stock outstanding:
  At September 30, 1997.....................................     $7.71         $ 3.42
Fully diluted income (loss) per share:
  Year ended December 31, 1996..............................     (1.42)         (1.86)
  Nine Months ended September 30, 1997......................      0.15           0.25

MARKET PRICE AND DIVIDEND INFORMATION

     There is no established trading market for the Newco Common Stock or the common stock of PHC. Coventry Common Stock is traded on The Nasdaq Stock Market under the symbol "CVTY." The following table sets forth, for the periods indicated, the high and low closing sale prices for Coventry Common Stock.

                                                              HIGH          LOW
                                                              ----          ---
1995
First Quarter...............................................   30           23 3/4
Second Quarter..............................................   29 1/2       13 1/2
Third Quarter...............................................   21 1/4       14 1/4
Fourth Quarter..............................................   22 1/8       17 5/8
1996
First Quarter...............................................   20 7/8       15 11/16
Second Quarter..............................................   20 15/16     15  1/4
Third Quarter...............................................   15 5/8       11 15/16
Fourth Quarter..............................................   11 1/2        9
1997
First Quarter...............................................   13 1/4        6 5/8
Second Quarter..............................................   16 7/8       10 3/8
Third Quarter...............................................   20 1/8       14 3/8
Fourth Quarter..............................................   19 1/8       13 5/8
1998
First Quarter (through February 4, 1998)....................   15 3/8       12 15/16

     On November 3, 1997, the last trading day prior to announcement of the execution of the Combination Agreement, the closing sales price per share of Coventry Common Stock as reported on The Nasdaq Stock Market was $14.50. On February 4, 1998, the closing sale price per share was $15 7/8. As of February
2, 1998, there were approximately [       ] holders of record of Coventry Common
Stock.

     Coventry has never declared or paid a cash dividend on its Common Stock. It is the present policy of the Board of Directors of Coventry to retain all earnings to support operations and to finance expansion; therefore, Coventry does not anticipate that Newco will declare or pay cash dividends on the Newco Common Stock in the foreseeable future. The declaration and payment of dividends in the future will be determined based on a number of factors, including Newco's earnings, financial condition and requirements, restrictions in financing agreements and other factors deemed relevant by the Board of Directors of Newco. Coventry anticipates that the payment of dividends by Newco will be prohibited under the terms of the credit facility with its lending banks.

                                  RISK FACTORS

     This Proxy Statement/Prospectus and other filings and statements made on behalf of Newco include forward-looking information which is based on current expectations at the time the filing or statement is made and is subject to a number of risks and uncertainties. Forward-looking statements may be affected by a number of factors, including the risk factors identified herein.

RISKS OF GOVERNMENTAL PROGRAMS AND REGULATIONS

     Coventry's and PHC's industry is heavily regulated and the laws and rules governing the industry and interpretations of those laws and rules are subject to frequent change. Existing or future laws and rules could force Newco to change how it does business and may restrict Newco's revenue and/or enrollment growth and/ or increase its health care and administrative costs. Regulatory approvals must be obtained and maintained to market many of the products and services of Coventry and PHC. Delays in obtaining or failure to obtain or maintain such approvals could adversely affect Newco's revenue or the number of covered lives, or could increase costs.

     Each of Coventry and PHC is, and Newco will be, subject to risks associated with offering Medicaid and Medicare risk products, including pricing and other regulatory restrictions, potentially higher medical loss ratios and risks associated with entering new markets. Newco currently intends to continue to expand these products, and its exposure to such risks will increase. Coventry's and PHC's HMO subsidiaries which provide managed health care services under the Federal Employees Health Benefits Program are subject to audit, in the normal course of business, by the United States Office of Personnel Management ("OPM"), and such audits could result in material adjustments. As discussed in "Government Regulation," Coventry's and PHC's financial results are also susceptible to future state and federal regulatory measures, including health care reform. Recently, the Clinton Administration and various leaders of the U.S. Congress have proposed legislation which could result in increased costs to managed care providers.

LIMITATIONS ON ABILITY TO INCREASE REVENUES

     Increases in Newco's revenues will be generally dependent upon its ability to increase premiums and number of members, as well as the mix of the products sold. Coventry's health care plan membership recently has shown only moderate increases; while membership in PHC's plans has increased at a more vigorous rate prior to 1997, much of the increased membership was not profitable, and recent PHC premium rate increases may result in fewer members in the future. Although premium rates for managed care plans generally have increased recently, competitive pressures, regulatory restrictions and consumer preference for lower-priced health care options may cause decreases or severely limit increases in the future. The premiums from governmental programs such as Medicare or Medicaid are generally not based on an individual company's anticipated costs and cannot be adjusted by the Company. Certain of the customers of Coventry and of PHC represent a significant percentage of the membership of one or more of their respective health plans, and the loss of one or more of such customers could cause a material adverse effect on the revenues of Newco in the future.

LIMITS ON ABILITY TO PROJECT ACTUAL HEALTH CARE COSTS

     A substantial portion of the revenue received by Coventry and PHC, and expected to be received by Newco, is expected to pay the costs of health care services or supplies delivered to persons covered by its health plan and insurance products. The total health care costs incurred by Coventry and PHC, and to be incurred by Newco, are affected by the number of individual services rendered and the cost of each service. Much of the premium revenue is set in advance of the actual delivery of services and the related incurring of the cost, usually on a prospective annual basis. While Coventry and PHC attempt to base the premiums they charge at least in part on their estimate of expected health care costs over the fixed premium period, competition, regulations and other circumstances may limit their and Newco's ability to fully base premiums on estimated costs. In addition, many factors may and often do cause actual health care costs to exceed those estimated, including increased cost of individual services, catastrophes, epidemics, seasonality, general inflation, new mandated benefits or other regulatory changes and insured population characteristics. Accordingly, there may be discrepancies between reserves for incurred-but-not-reported liabilities and the actual amount of such liabilities. Historically, increases in health care prices and utilization have caused health care costs to rise faster than general inflation. While these increases have moderated recently, there can be no assurance that health care prices or utilization will not again increase at a more rapid pace.

RISKS OF AGREEMENTS WITH PROVIDERS

     Prior to 1997, Coventry's St. Louis and Pennsylvania health plans offered members access to Company-owned and -staffed medical centers, as well as to networks of contracting providers. During 1997, the Company's medical centers were sold to provider systems which have contracted to provide care to the Company's members continuing to use such centers. Newco expects that substantially all its membership will be served by providers contracting with Newco to provide the requisite medical care. The ability of Newco to contract successfully with a sufficiently large number of providers in a given geographic market will impact the relative attractiveness of its managed care products in those markets. The terms of such provider contracts also have a material impact on Newco's medical costs and its ability to control such costs. In certain markets, currently served by Coventry and PHC, certain provider systems have significant market positions, and may compete with Coventry or PHC and, in the future, Newco. If such provider systems refuse to contract with Newco, place Newco at a competitive disadvantage or use their market position to negotiate contracts unfavorable to Newco, Newco's product offerings or profitability in such market areas could be adversely affected.

     Among the medical cost control techniques Coventry has utilized, and Newco will continue to utilize, are capitation agreements with providers pursuant to which providers are paid a fixed dollar amount per member under the agreement, with the provider obligated to provide all of a particular type of medical service required by the members, and global capitation agreements, pursuant to which a single integrated hospital-physician provider system provides substantially all hospital and medical services to large number of members for a fixed percentage of the premium charged by Coventry. While these systems may shift to the contracting provider system the risk that medical costs will exceed the amounts anticipated, Coventry and Newco will be exposed to the risk that the provider systems will be financially unable or unwilling to fulfill their payment or medical care obligations under the capitation agreements, and to the risk that members may prefer other providers in the market.

RECENT OPERATING LOSSES

     Coventry experienced significant operating losses in 1996 and in the first quarter of 1997 and has only recently returned to profitability. PHC incurred operating losses in 1995, 1996 and the first nine months of 1997. While management of Coventry believes that the operating results of the PHC Business will improve in 1998 and 1999 and that efficiencies in combined operations after the Effective Time will improve the profitability of the combined companies, no assurance can be given that such efficiencies or profitability will be achieved.

INFORMATION SYSTEMS AND ADMINISTRATIVE EXPENSE RISKS

     The level of administrative expense is a significant factor in the operating results of Coventry, PHC and, in the future, Newco. While Coventry and PHC attempt to effectively manage such expenses, increases in staff-related and other administrative expenses may occur from time to time due to business or product start-ups or expansions, growth or changes in business, acquisitions, regulatory requirements or other reasons. Such expense increases are not clearly predictable, and increases in administrative expenses may adversely affect results. As a result of the Business Combination, the parties will seek to reduce the level of their combined administrative expense through integration efficiencies, including some personnel reductions. However, the substantially greater scope of Newco's operations over those of Coventry and PHC, respectively, may lead to increases in administrative expenses, particularly in the short term.

     Coventry's and PHC's businesses are significantly dependent on effective information systems. Coventry and PHC have different information systems for their various businesses. Newco will attempt to reduce the number of systems and also upgrade and expand its information systems capabilities. Failure to maintain an effective and efficient information system could result in loss of existing customers and difficulty in attracting new customers, customer and provider disputes, regulatory problems, increases in administrative expenses or other adverse consequences. In addition, Newco, may, from time to time, obtain significant portions of its systems-related or other services or facilities from independent third parties which may make Newco,'s operations vulnerable to such third party's failure to perform adequately. Although both Coventry and PHC have undertaken programs designed to prevent material information system disruption at January 1, 2000, such programs have not been completed and are subject to the failure of third party vendors to comply with planned software revisions.

RISK OF INTEGRATION OF THE BUSINESSES

     The Business Combination involves the integration of two companies that have previously been operated independently. Among the factors considered by the Coventry Board of Directors in connection with its approval of the Combination Agreement were the opportunities of integration efficiencies that should result from such integration. No assurance can be given that difficulties will not be encountered in such integration, including, without limitation, difficulties relating to the integration of the companies' management information, accounting, accrual and control systems, executive management and culture, or that the benefits expected from such operation and integration will be realized. Because of the demands placed on the management information systems of the combined companies, the integrated operations of Coventry and PHC are especially susceptible to risks associated with a malfunction in these systems, including an impairment of the systems' operations caused by the year 2000 problem. Any delays or unexpected costs incurred in connection with such operation and integration could have a material adverse effect on Newco's business, results of operations or financial condition.

FINANCING RISK

     Coventry's and PHC's recent financial losses may make it more difficult to obtain financing on as favorable terms in the future. In addition, operating losses by a subsidiary may require Coventry, PHC or Newco to make investments in, or to refinance loans to, such subsidiary in order to maintain required capital levels. Many of the state regulatory authorities in states in which Coventry and PHC conduct business are expected to increase capital requirements for managed care companies in the next two years. Coventry currently has a credit facility with a group of banks, under which Coventry has $42.8 million of outstanding indebtedness. The credit facility currently requires repayment in full on April 1, 1999. Consummation of the transactions contemplated by the Combination Agreement will require approval from Conventry's lending banks, which Coventry anticipates will be received.

ADMINISTERED HEALTH INSURANCE POLICIES RISK

     The Management Services Agreement and Renewal Rights Agreement contemplate that Newco will manage the Administered Health Insurance Policies in the Newco Markets and offer to renew such policies as are in force on December 31, 1999. Although Coventry believes that more than 50% of the Administered Health Insurance Policies utilize preferred provider networks or other elements of managed care similar to Newco's business, a significant amount of the policies will be indemnity policies under which the insurer is liable for all claims (subject to certain deductible amounts or copayment percentages) regardless of whether the provider has an agreement with the insurer. Neither Coventry nor PHC has any recent experience in the management or operation of a substantial indemnity health insurance business, and there can be no assurance that existing customers will renew their existing indemnity health insurance policies with Mutual while the Management Services Agreement is effective, or that such customers will agree to renew such policies with CHLIC at the expiration of the Management Services Agreement, and there can be no assurance that the benefits expected from the Management Service Agreement, Renewal Rights Agreement and Reinsurance Agreement will be realized. In addition, while Newco, to the extent policy holders elect to renew the

Administered Health Insurance Policies with Mutual after December 31, 1999, CHLIC will be required to reinsure such policies which will require that CHLIC increase its capital by an amount estimated to be between $50 million to $100 million. There can be no assurance that Newco will be able to restructure its operations to free up existing capital, generate sufficient funds from operations to increase CHLIC's capital to required levels prior to December 31, 1999 or will be able to raise such capital from external sources.

RISK OF COMPETITION

     Coventry and PHC operate, and Newco will operate, in a highly competitive industry. In many of its geographic or product markets, Newco will compete with a number of other entities, some of which may have certain characteristics or capabilities that give them an advantage in competing with Newco. In many of Newco's markets, Newco will initially have a small share of the total market for the managed health insurance business and will be exposed to additional risks relating to competition with larger or more established competitors. Coventry believes that there are few barriers to entry in these markets, so that the addition of new competitors can occur relatively easily. Certain of Coventry's and PHC's existing customers may decide to perform for themselves functions or services formerly provided by Coventry or PHC, resulting in a decrease of Newco's projected revenue. In addition, significant merger and acquisition activity has occurred in the managed care industry as well as in other segments of the health care industry, both nationally and in various local markets. This activity may create stronger competitors and/or result in higher health care costs. To the extent that there is strong competition or that competition intensifies in any market, Newco's ability to retain or increase customers, its revenue growth, its pricing flexibility, its control over medical costs trends and its marketing expenses may all be adversely affected.

RISK OF SUBSTANTIAL BENEFICIAL OWNERSHIP OF NEWCO BY MUTUAL AND PHC

     As a result of the Merger and the Capital Contribution, PHC will own approximately 40% of the Newco Common Stock and, although it has agreed to a limitation on acquiring additional shares of the Newco Common Stock and from taking certain other actions, Mutual and its affiliates will be permitted under certain circumstances to acquire additional shares of Newco Common Stock in order to maintain a collective ownership of up to 40% of the Newco Common Stock, and to elect six of the fifteen members of Newco's Board of Directors, until the earlier of the fifth anniversary of the Effective Time or certain other actions are taken by Newco. After the fifth anniversary of the Effective Time or after a third party acquires more voting securities than those held by Mutual, there will be no restrictions on the acquisition of Newco Common Stock by Mutual and its affiliates. During the period from the Effective Time until eighteen months thereafter, so long as Mutual maintains ownership of 40% of the Newco Common Stock, it is highly unlikely that any matter involving a shareholder vote, including the issuance of more than 20% of the Newco Common Stock, or an acquisition of Newco by merger, consolidation, share exchange or other transaction could be effectuated if Mutual were opposed thereto. During the period beginning eighteen months after the Effective Time and ending on the fifth anniversary of the Effective Time, Mutual has agreed to vote its shares in favor of an acquisition required to be approved by shareholders that the Board has recommended and has been approved by a majority of Newco's shareholders (other than Mutual and its affiliates). During the period after the termination of the "standstill restrictions" contained in the Shareholders' Agreement, and in any event after the fifth anniversary of the Effective Time, there will be no restrictions on the acquisition of additional shares of Newco Common Stock by Mutual and its affiliates, and as a result, Mutual, in addition to having an effective veto over transactions involving a shareholder vote (assuming it were to continue to beneficially own 40% of Newco's securities), could acquire over 50% of the outstanding Newco Common Stock and exercise actual control of Newco without a vote of the remaining Newco shareholders.

MARKETING RISK

     Coventry and PHC market their products and services through both employed sales people and independent sales agents. Although each of Coventry and PHC has a number of such sales employees and agents, if certain key sales employees or agents or a large subset of such individuals were to leave, Newco's ability to retain existing customers and members could be impaired. In addition, certain of the customers or potential customers of Coventry and PHC consider rating, accreditation or certification of Coventry and PHC by various private or governmental bodies or rating agencies necessary or important. Certain of Newco's health plans or other business units may not have obtained or may not desire or be able to obtain or maintain such accreditation or certification which could adversely affect Newco's ability to obtain or retain business with such customers. The managed care industry has recently received significant amounts of negative publicity. Such general publicity, or any negative publicity regarding Coventry and PHC in particular, could adversely affect Newco's ability to sell its product or services or could create regulatory problems for Newco.

LITIGATION AND INSURANCE RISK

     The health care industry in general is susceptible to litigation and insurance risks, including medical malpractice liability, disputes relating to the denial of coverage and the adequacy of "stop-loss" reinsurance for costs resulting from catastrophic injuries or illnesses to Coventry's or PHC's members. Coventry and PHC have contingent litigation risk with certain discontinued operations. Such litigation may result in losses to Coventry, PHC and Newco which could have a material adverse effect on the operations, financial performance or prospects of Newco.

STOCK MARKET RISK

     Recently, the market prices of the securities of certain of the publicly-held companies in the industry in which Coventry and PHC operate have shown volatility and sensitivity in response to many factors, including public communications regarding managed care, legislative or regulatory actions, health care cost trends, pricing trends, competition, earnings or membership reports of particular industry participants, and acquisition activity. There can be no assurance regarding the level or stability of Newco's share price at any time or of the impact of these or any other factors on the share price.

                              THE SPECIAL MEETING

GENERAL

     This Proxy Statement/Prospectus is being furnished to the shareholders of Coventry in connection with the solicitation of proxies on behalf of the Board of Directors of Coventry for use at the Special Meeting to be held on March 31, 1998, at 9:30 a.m., local time, at SunTrust Bank Building, Fourth Floor Conference Room, 201 4th Avenue North, Nashville, Tennessee, or any adjournments thereof. The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Combination Agreement and to transact such other business as may properly come before the Special Meeting.

     Each copy of this Proxy Statement/Prospectus mailed to holders of Coventry Common Stock is accompanied by a form of proxy for use at the Special Meeting. This Proxy Statement/Prospectus is also furnished to Coventry shareholders as a prospectus in connection with the issuance to them of shares of Newco Common Stock upon consummation of the Merger. As of the record date for the Special Meeting, there were 33,238,434 shares of Coventry Common Stock outstanding, each of which is entitled to one vote on the Combination Agreement and each other matter properly submitted at the Special Meeting.

RECORD DATE

     The Board of Directors of Coventry has fixed the close of business on February 2, 1998 as the record date for the determination of the holders of Coventry Common Stock entitled to receive notice of and to vote at the Special Meeting.

VOTE REQUIRED

     Approval and adoption of the Combination Agreement, which includes approval and adoption of the Merger Plan, requires the affirmative vote by the holders of a majority of the votes entitled to be cast by the holders of record of the Coventry Common Stock at the Special Meeting, in person or by proxy. Abstentions and broker non-votes will be considered present, and since a majority vote of all outstanding shares is required to approve the Combination Agreement, will have the same effect in the vote as a vote against the Combination Agreement. In the event there is not present at the Special Meeting a majority of shares outstanding voting either for or against the proposal to approve of the Combination Agreement and related Merger Plan, management of Coventry anticipates that it will move to adjourn the meeting for an appropriate period to continue to solicit additional proxies. Any motion to adjourn the Special Meeting will require the affirmative vote by the holders of a majority of the shares present at the meeting. As of February 2, 1998 the directors, executive officers and their affiliates of Coventry and PHC collectively held or shared
power to vote with respect to      shares of the Coventry Common Stock,
representing approximately    % of the Coventry Common Stock outstanding.

VOTING AND REVOCATION OF PROXIES

     Shares of Coventry Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of Coventry Common Stock represented by the proxy will be voted FOR the proposal to approve the Combination Agreement, which includes approval of the related Merger Plan, and FOR a motion by management of Coventry, if any, to adjourn the Special Meeting to continue to solicit proxies therefor. An adjournment or postponement for the purpose of soliciting additional proxies will not have any effect on proxies submitted with respect to matters not voted on, unless such proxies are revoked. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by the filing of an instrument revoking it or of a duly executed proxy bearing a later date with the Secretary of Coventry prior to or at the Special Meeting. Written revocation need not be in any particular, specified form. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

     The Board of Directors of Coventry is not aware of any business to be acted upon at the Special Meeting of Shareholders other than as described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments thereof, the persons appointed as proxies will be permitted to vote or act thereon at their sole discretion.

SOLICITATION OF PROXIES

     Proxies will be solicited by mail. Georgeson & Company, Inc. has been retained by Coventry, at a fee not to exceed $25,000 plus reimbursement of expenses, to assist in soliciting proxies. In addition, directors, officers and employees of Coventry, who will not be specifically compensated for such services, may solicit proxies from the shareholders of Coventry personally or by telephone or telegram or other forms of communications. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in doing so.

                       TERMS OF THE BUSINESS COMBINATION

     THE DESCRIPTION OF THE BUSINESS COMBINATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS SUMMARIZES AND DISCLOSES THE MATERIAL PROVISIONS OF THE COMBINATION AGREEMENT AND THE ANCILLARY AGREEMENTS THERETO (THE "ANCILLARY AGREEMENTS"); IT IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMBINATION AGREEMENT, THE FULL TEXT OF WHICH IS ATTACHED AS ANNEX I HERETO AND INCORPORATED HEREIN BY REFERENCE IN ITS ENTIRETY. ALL COVENTRY STOCKHOLDERS ARE URGED TO READ THE COMBINATION AGREEMENT AND THE ANCILLARY AGREEMENTS IN THEIR ENTIRETY.

     Pursuant to the Combination Agreement, at the Effective Time, Coventry will effect the Merger and PHC will effect the Capital Contribution.

MERGER

     Pursuant to the Merger Plan: (i) Merger Sub will merge with and into Coventry; (ii) each issued share of Coventry Common Stock shall be converted into the right to receive one share of Newco Common Stock and one Newco Right;
(iii) each outstanding Coventry Convertible Note shall be converted into the right to receive a Newco Convertible Note; (iv) each issued and outstanding share of Coventry Preferred Stock shall be converted into the right to receive one share of Newco Preferred Stock; (v) each Coventry Option and each Coventry Warrant shall be assumed by Newco and shall be exercisable upon the same terms and conditions as under the applicable Coventry Options or Coventry Warrants except that each such Coventry Option and Coventry Warrant shall be exercisable for shares of Newco Common Stock; and (vi) each right issued under the Coventry Rights Agreement shall be canceled, retired and cease to exist. The exchange ratio is subject to adjustment upon any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction involving the number of issued and outstanding shares of Coventry Common Stock. Pursuant to the Merger, Coventry's shareholders will collectively receive approximately 33,238,434 shares of Newco Common Stock, representing, together with the shares of Newco Common Stock issuable upon conversion of the Newco Convertible Notes or the Newco Preferred Stock, 60% of the sum of (i) the shares of Newco Common Stock issued and outstanding immediately after the Effective Time and (ii) the shares of Newco Common Stock issuable upon conversion of the Newco Convertible Notes or the Newco Preferred Stock.

CAPITAL CONTRIBUTION

     Pursuant to the Capital Contribution, PHC will transfer at the Effective Time to Newco the PHC Assets, including the issued and outstanding stock of certain of its wholly-owned subsidiaries (including its HMO subsidiaries in approximately sixteen states including Delaware, Florida, Iowa, Illinois, Kansas, Missouri, Nebraska, Indiana, Louisiana, North Carolina, South Carolina and Georgia), all real or personal property owned or leased by PHC, all accounts receivable, cash, securities, contract rights, prepaid liabilities, and all other assets except for specified excluded assets. The book value of the PHC Assets including property and excluding $43.1 million of recorded goodwill at September 30, 1997 was approximately $288.6 million. Newco will assume the PHC Liabilities, including debt of $2.3 million. The PHC liabilities include all liabilities of PHC relating to the PHC Assets and the stock options issued under the PHC Plan but do not include liabilities under PHC's other employee benefit plans, tax liabilities with respect to the pre-closing operations of PHC and its subsidiaries, liabilities relating to certain assets of PHC not transferred to Newco and certain other specified excluded liabilities. In consideration of the transfer of such assets, Newco will issue to PHC the PHC Consideration, which will constitute 40% of the sum of (i) the issued and outstanding shares of Newco Common Stock immediately after the Effective Time and (ii) the shares of Newco Common Stock issuable upon conversion of the Newco Convertible Notes or the Newco Preferred Stock and a similar percentage of the Newco Rights. Pursuant to the Shareholders' Agreement, Mutual, together with its affiliates, will be entitled to designate six of the fifteen members of Newco's Board of Directors.

ADMINISTERED HEALTH INSURANCE POLICIES

     At or prior to the Effective Time, Newco will enter into the Management Services Agreement to manage, for 3.3% of premium revenue attributable therefrom, the Administered Health Insurance Policies. The earned premium for the Administered Health Insurance Policies was approximately $432 million for the nine months ended September 30, 1997. The Management Services Agreement will terminate on December 31, 1999 at which time Newco's indirectly wholly-owned subsidiary, CHLIC will have the obligation, pursuant to a Renewal Rights Agreement, to offer to renew the Administered Health Insurance Policies and, to the extent that customers choose to renew such policies with Mutual rather than CHLIC after December 31, 1999, will reinsure such policies pursuant to a Coinsurance Agreement with Mutual.

     In addition, Newco will issue to Mutual at the Effective Time the Newco Warrant that gives Mutual the right to purchase from Newco that number of shares of Newco Common Stock as shall equal 66 2/3% of the total number of shares of Newco Common Stock as shall actually be issued by Newco upon the exercise or conversion of the Coventry Options, Coventry Warrants and PHC Options issued and outstanding at the Effective Time upon the same terms and conditions as set forth in the Coventry Options, Coventry Warrants and PHC Options.

BACKGROUND OF THE BUSINESS COMBINATION

     On June 11, 1997, Coventry senior management was approached by an officer of PHC and a representative of Goldman, Sachs & Co. ("Goldman Sachs") concerning whether Coventry was interested in consideration of certain potential transactions, including a potential merger with PHC; Coventry's senior management responded affirmatively. On July 31, 1997, Coventry's senior management met with PHC's senior management to determine mutual compatibility and the respective strategic goals which were desired, including possible transaction terms which might accomplish such goals. Coventry's senior management held numerous discussions approximately three weeks later with representatives of Mutual. On September 9, 1997, Coventry, PHC and Mutual entered into a confidentiality agreement (the "Confidentiality Agreement"). Subsequently, the parties exchanged financial and operational information including historical financial statements and internal forecasts. Over the course of the next month, the parties discussed the elements of a possible transaction, the relative beneficial ownership of PHC's and of Coventry's existing shareholders in the common company stock of the continued entity, the restrictions that would be applicable to Mutual and/or PHC as a substantial shareholder in a publicly-held company, headquarters location of the combined entity and the management positions in the combined entity to be held by each party's senior management.

     During the week of October 7 to October 14, Coventry's management and counsel met with PHC and Mutual management and counsel to discuss generally the proposed transaction structure, the nature of the assets to be owned by Newco following the Effective Time, the approximate percentage interest in Newco to be held by PHC and by Coventry's shareholders following the Effective Time and various other business issues associated with the proposed transaction. The parties also commenced mutual due diligence investigations. In connection with the transaction structure, the parties determined that in order to assure that PHC and Mutual would not recognize taxable gain in the transaction, a new parent company must acquire the PHC Assets and issue its shares to Coventry's shareholders in exchange for outstanding shares of Coventry. In these discussions, Coventry's management and representatives stated that Coventry was unwilling to engage in a transaction involving a change of control of Coventry, and that Coventry's directors should be a majority of the directors and its shareholders own a majority of the shares of the new parent company.

     On October 14, 1997, Coventry agreed to retain Goldman Sachs as a financial advisor in connection with the possible transaction with PHC. Prior to such engagement, Coventry was advised by Mutual that Goldman Sachs had acted and would continue to act as a financial advisor to Mutual with respect to various matters in addition to the transactions contemplated by the Combination Agreement. Each of Coventry, Mutual, and PHC consented to Goldman Sachs concurrently acting as a financial advisor to the other parties to the transaction with the understanding that Goldman Sachs would not render a fairness opinion to any party. As set forth below, Coventry subsequently retained CSFB to advise its Board as to the fairness to Coventry from a financial point of view of the consideration to be paid by Newco in the Business Combination. Goldman Sachs did not act as the representative of any party in the negotiations leading to the Combination Agreement. Representatives of Goldman Sachs did, however, facilitate certain of the discussions leading to the Combination Agreement and discussed with the parties to such agreement alternative structures for the transaction. In addition, Goldman Sachs from time to time assisted the parties to the Combination Agreement in their analyses of the financial ramifications of such a transaction. Goldman Sachs was not asked to and did not render a fairness opinion to any of the parties to the transaction.

     On October 15, 1997, Coventry's Board of Directors held a special meeting at which management reviewed with the Board the discussions which had been held to date with PHC, the proposed transaction structure, the PHC Assets and the percentage interest in Newco exchanged therefor, and certain other business issues which remained open between the parties, including the terms of the Shareholders' Agreement. Management also discussed the Company's most recent financial results, including a return to profitability in the most recent quarter, its current challenges, its strategic position in the managed care industry and various problems which would be associated with the acquisition by the Company of certain other potential acquisition targets. Based on its review of these matters, the Board authorized management to retain an investment banking firm to review the fairness to Coventry from a financial point of view of the proposed consideration to be paid to PHC, to continue to conduct a due diligence investigation of PHC and its subsidiaries and their operations, and to continue negotiation of the terms of a definitive transaction agreement.

     During the period from October 16 to November 2, the parties concluded mutual due diligence investigations, and management of Coventry, PHC and Mutual and their respective counsel negotiated the terms of the Agreements. On October 13, 1997, Coventry retained CSFB as a financial advisor to provide an opinion to the Board of Directors with respect to the fairness from a financial point of view to Coventry of the consideration to be paid by Newco in the transaction. In considering investment banking firms to provide a fairness opinion concerning the proposal transaction, management considered those firms that it believed were familiar with Coventry's operations and experienced in providing financial advice concerning similar transactions in the managed care industry. The Company also solicited proposals from one other investment banking firm which it considered similarly qualified with CSFB but selected CSFB on the basis of the foregoing factors and the financial terms agreed to with CSFB.

     On November 3, 1997, the Board of Directors of Coventry met to consider the definitive agreements. At that meeting, management and Coventry's counsel reviewed the terms of the agreements, and counsel discussed the nature of the fiduciary duty of the Board of Directors under Tennessee law applicable to its consideration of the proposed transaction. CSFB reviewed financial information concerning the PHC Assets and Coventry and the proposed transaction, and gave their oral opinion that as of such date and based upon and subject to certain matters discussed with the Board, the consideration to be paid by Newco or the Business Combination was fair from a financial point of view to Coventry. Following discussion of and questions by the Coventry Board to Coventry's senior management and its financial and legal advisors, the members of Coventry's Board voted unanimously to approve the Capital Contribution and Share Exchange Agreement, Ancillary Agreements and related matters.

     Because of the impending adoption of regulations by the Internal Revenue Service permitting the tax-free exchange of warrants in certain merger transactions and the beneficial tax consequences that might be realized by holders of outstanding Coventry Warrants, tax counsel to Coventry advised that the share exchange by the holders of Coventry Common Stock contemplated under the Capital Contribution and Share Exchange Agreement should be replaced by a reverse triangular merger of a subsidiary of Newco with and into Coventry, with Coventry surviving the merger and shares of Coventry Common Stock being converted into shares of Newco Common Stock. Coventry proposed such change to the other parties to the Capital Contribution and Share Exchange Agreement and to Warburg Ventures, the holder of 90% of the outstanding Coventry Warrants. Messrs. Rodman W. Moorehead and Patrick T. Hackett, Coventry directors, are Senior Managing Director and Managing Director, respectively, of E.M. Warburg, Pincus & Co., LLC ("E.M. Warburg"), an affiliate of Warburg Ventures. See "Security Ownership of Certain Beneficial Owners and Management." Coventry's Board of Directors concluded that such change in transaction structure did not alter the consequences to Coventry's shareholders of the transaction, financial or otherwise, in any material respect. By resolutions adopted by unanimous written consent dated December 18, 1997, the Coventry Board approved the Combination Agreement, amending and restating the Capital Contribution and Share Exchange Agreement, in order to change the structure of the transaction from a share exchange to a merger and to make certain other immaterial changes thereto and to the Ancillary Agreements. The Combination Agreement is effective as of November 3, 1997.

RECOMMENDATION OF COVENTRY'S BOARD OF DIRECTORS

     The Board of Directors of Coventry believes that the terms of the Combination Agreement are fair to, and that the Business Combination is in the best interests of, Coventry and its shareholders. Accordingly, the Board of Directors of Coventry has unanimously approved the Business Combination upon the terms of the Combination Agreement and unanimously recommends approval by the stockholders of Coventry. In its deliberations with respect to the Business Combination, the Board of Directors consulted with management of Coventry and the financial and legal advisors to Coventry. The composite mix of information available to the Board of Directors with respect to the Business Combination included information regarding the matters enumerated below. While this information was considered by the Board of Directors, the Board of Directors did not evaluate and make determinations with respect to each such factor. Rather, the Board of Directors made its judgment that the Business Combination was fair and in the best interest of Coventry and its shareholders based upon the total mix of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by different factors discussed below.

          (i) As a factor in favor of the Business Combination, the Board of Directors noted while Coventry's Missouri and Pennsylvania HMO plans have significant market shares in their respective markets, the lack of geographic diversification exposed Coventry to adverse legal or regulatory developments in those two states and to the risk that aggressive pricing tactics by its principal competition in those markets, which had significantly larger financial resources, could adversely affect market share and profitability;

          (ii) correspondingly, the Board also considered as favorable the fact that the proposed Business Combination would represent a significant geographic diversification and expansion into fourteen states, would provide increased financial and operating leverage through aggregate scale in a consolidating industry and substantial opportunities for growth of the PHC Business' membership and market share, including expansion through customers of the Administered Health Insurance Policies shifting their coverage to the managed care business, as well as opportunity for potential future collaboration with Mutual in product development and marketing;

          (iv) the Board considered information concerning the financial position, results of operation, businesses, competitive position and prospects of the PHC Business, including the losses experienced in the recent years by PHC and the reduced losses in PHC's most recent nine-month period. The Board considered the possibility that such losses would continue after the acquisition and the risk that the operations of the combined entities may not be successfully integrated as significant risks and concerns; however, the Board concluded the opportunities for operating synergies in the Business Combination (particularly in overlapping or adjacent geographic areas) and the renegotiation of PHC's relationship with Mutual should result in enhanced revenue and reduced expenses sufficient to assure improved PHC operating results. Additionally, the Board believed that Coventry's senior management, based on its recent experience in improving Coventry's operations, had the requisite managerial skills to assist in the accomplishment of PHC's turnaround;

          (v) The Board considered the business and management philosophies of PHC and of Mutual to be compatible with those of Coventry, including an emphasis on quality customer service delivered through cross-functional teams, the importance of the highest level of integrity in business dealings, and a firm commitment to the future of managed care;

          (vi) The Board considered as a favorable factor the financial terms of the Business Combination, including but not limited to the share for share conversion of the outstanding shares of Coventry Common Stock to shares of Newco Common Stock in the Merger, the number of shares of Newco Common Stock to be issued to PHC in the Capital Contribution, and the percentage of Newco Common Stock on a fully diluted basis represented thereby, the Newco Warrant to be issued to Mutual in connection with the Administered Health Insurance Policies, and the Tangible Net Value Adjustment provision of the Combination Agreement;

          (vii) The Board considered that the relatively large ownership portion to be beneficially owned by Mutual and its ability to maintain that position through the operation of its subscription rights and through exercise of the Newco Warrant as a disadvantage, particularly since such portion would make approval of transactions favored by a majority of shares owned by the public shareholders of Newco (which would initially be the existing shareholders of Coventry) very difficult to obtain if not favored by Mutual. However, the Board also considered that these concerns were appropriately addressed by the Shareholders' Agreement with Mutual, including the limitation on the number of Mutual's representatives on the Board of Directors to six of fifteen directors, the absence of any supermajority voting requirements for Board action, the five-year standstill limitation on additional purchases by Mutual of shares of Newco Common Stock and on certain other actions, Mutual's right to maintain its percentage of ownership in the event additional shares of Newco Common Stock were issued to third parties in certain circumstances, the mechanisms established in the event a third party makes a bona fide tender or exchange offer or acquisition proposal for Newco, including granting Mutual the right to make a matching or better offer and providing that, for the period beginning on the date eighteen months after the Effective Time and ending on the expiration of the standstill provisions, Mutual will not vote its shares to block a transaction recommended by the Board and approved by a majority of the other Newco shareholders;

          (viii) The Board considered as favorable the condition to the Combination Agreement that a legal opinion be obtained that the Merger will be a tax-free reorganization and the conversion and exchange of shares of Coventry Common Stock for shares of Newco Common Stock will not be taxable to Coventry's shareholders; and

          (ix) the opinion of CSFB that, as of the date of such opinion, and subject to certain matters discussed with the Board, the consideration to be paid by Newco in the Business Combination was fair to Coventry from a financial point of view.

OPINION OF FINANCIAL ADVISOR TO COVENTRY

     CSFB was engaged to render a fairness opinion to Coventry in connection with the Business Combination. CSFB is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     In connection with CSFB's engagement, Coventry requested that CSFB evaluate the fairness to Coventry, from a financial point of view, of the consideration to be paid by Newco in the Business Combination. CSFB was instructed by Coventry to assume that the transaction did not constitute a change of control of Coventry. At a meeting of Coventry's Board of Directors held on November 3, 1997, CSFB orally advised the Board that, as of such date and based upon and subject to certain matters discussed with the Board, the consideration to be paid by Newco in the Business Combination was fair to Coventry from a financial point of view. CSFB subsequently confirmed its opinion in writing (the "CSFB Opinion"), a copy of which is attached.

     In arriving at its opinion, CSFB, among other things (i) reviewed certain publicly available business and financial information relating to Coventry, the PHC Business and Mutual's Administered Health Insurance Policies, as well as the Merger and Capital Contribution Agreement, the Coinsurance Agreement, the Management Services Agreement, the Marketing Services Agreement and the other exhibits to the Merger and Capital Contribution Agreement, (ii) reviewed certain other information, including financial forecasts, provided to CSFB by Mutual for the Administered Health Insurance Policies and by Coventry and PHC, (iii) met with the managements of Coventry, PHC and Mutual to discuss their respective businesses and prospects, (iv) considered certain financial and stock market data of Coventry and compared that data with similar data for other publicly held companies in businesses similar to that of Coventry, and (v) considered the financial terms of certain other business combinations and other transactions that had recently been effected.

     In connection with the CSFB Opinion, CSFB did not assume responsibility for independent verification of any of the information provided to or otherwise reviewed by CSFB and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts, CSFB assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Coventry, PHC and Mutual as to the future financial performance of Coventry, the PHC Business and the Administered Health Insurance Policies, respectively. In addition, CSFB did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Coventry, the PHC Business or the Administered Health Insurance Policies, nor was CSFB furnished with any such evaluations or appraisals. The CSFB Opinion is necessarily based on information available to it and financial economic, market and other conditions as they existed and could be evaluated on the date of the CSFB Opinion. The CSFB Opinion was rendered during a period of unusual volatility in the financial markets and is necessarily subject to the absence of further material developments in the financial, economic and market conditions from those prevailing on the date thereof.

     CSFB expressed no opinion as to the value of the Newco Common Stock when issued to the Coventry shareholders pursuant to the Merger or the prices at which the Newco Common Stock would trade subsequent to the Business Combination. Although CSFB evaluated the fairness from a financial point of view to Coventry of the consideration to be paid by Newco in the Business Combination, CSFB was not requested to, and did not, recommend the specific consideration payable in the Business Combination, which consideration was determined through arm's-length negotiations between Coventry, PHC and Mutual. No other limitations were imposed on CSFB with respect to the investigations made or procedures followed by CSFB in rendering its opinions.

     A copy of the CSFB Opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by CSFB, is attached as Annex V to this Proxy Statement/Prospectus and is incorporated herein by reference. CSFB has consented to the use of the CSFB Opinion in this Proxy Statement/Prospectus, a copy of which has been filed as an exhibit to the Registration Statement on Form S-4 (the "Registration Statement") of which this Proxy Statement/Prospectus forms a part. Shareholders of Coventry are urged to read the CSFB Opinion carefully in its entirety. The CSFB Opinion relates only to the fairness from a financial point of view to Coventry of the consideration to be paid by Newco in the Business Combination, does not address any other aspects of the Business Combination or any related transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed Business Combination. The summary of the CSFB Opinion set forth in this Proxy Statement/ Prospectus is qualified in its entirety by reference to the full text of the CSFB Opinion.

  Summary of Analyses

     The following is a summary of the material financial analyses performed by CSFB in connection with its presentation to the Coventry Board on November 3, 1997 and delivery of the CSFB Opinion, and does not purport to be a complete description of the analyses conducted by CSFB in arriving at its opinion.

     Discounted Cash Flow Analysis. CSFB performed a discounted cash flow analysis of the projected unlevered free cash flows (net operating profit after taxes, plus depreciation and amortization expense, less capital expenditures, and less increases in working investment) of the PHC Business for the period 1997 through 2002, based upon (i) projections for the period 1997 to 2000 provided to CSFB by the management of PHC and projections for the period 2001 to 2002 extrapolated by CSFB (the "Company Case") and (ii) alternative projections for the period 1997 to 2002 reflecting more conservative estimates (the "Base Case"). The Company Case projections included (i) projected revenues of $812.8 million in 1997, $1,082.4 million in 1998, $1,353.6 million in 1999, $1,585.6 million in 2000, $1,849.2 million in 2001 and $2,184.9 million in 2002, (ii) projected earnings before interest, taxes, depreciation and amortization ("EBITDA") of ($14.7) million in 1997, ($0.5) million in 1998, $36.8 million in 1999, $66.1 million in 2000, $89.6 million in 2001 and $114.7 million 2002;
(iii) projected earnings before interest and taxes ("EBIT") of ($24.3) million in 1997, ($13.3) million in 1998, $23.6 million in 1999, $52.4 million in 2000,
$73.6 million in 2001 and $95.8 million in 2002; and (iv) projected net income of ($14.6) million in 1997, ($8.0) million in 1998, $14.1 million in 1999, $31.4 million in 2000, $44.2 million in 2001 and $57.5 million in 2002. The Base Case projections included (i) projected revenues of $812.8 million in 1997, $1,064.3 million in 1998, $1,306.8 million in 1999, $1,527.8 million in 2000, 1,783.4 million in 2001 and $2,110.0 million in 2002; (ii) projected

EBITDA of ($14.7) million in 1997, $0.0 million in 1998, $27.2 million in 1999, $49.9 million in 2000, $68.1 million in 2001 and $84.3 million in 2002; (iii) projected EBIT of ($24.4) million in 1997, ($12.8) million in 1998, $14.0 million in 1999, $36.2 million in 2000, $52.1 million in 2001 and $65.4 million in 2002; and (iv) projected net income of ($14.7) million in 1997, ($7.7) million in 1998, $8.4 million in 1999, $21.7 million in 2000, $31.3 million in 2001 and $39.2 million in 2002.

     Based on these various projections, CSFB developed an enterprise value range for the PHC Business utilizing discount rates of 11.5% to 14.5%, terminal value multiples of EBITDA of 7.0x to 10.0x and terminal value multiples of Net Income of 14.0x to 20.0x. CSFB utilized the Company Case and Base Case scenarios for the PHC Business merely as points of reference for the Coventry Board and in no way intended to suggest parameters or forecasts as to minimum or maximum enterprise valuation ranges for the PHC Business. Utilizing discount rates of 12.5% to 13.5% and EBITDA multiples of 8.0x and 9.0x applied to estimated 2002 EBITDA, this analysis resulted in an enterprise value range for the PHC Business of $417 million to $481 million in the Company Case and $320 million to $367 million in the Base Case. Utilizing discount rates of 12.5% to 13.5% and Net Income multiples of 16.0x and 18.0x applied to estimated 2002 Net Income, this analysis resulted in an enterprise value range for the PHC Business of $418 million to $481 million in the Company Case and $307 million to $351 million in the Base Case. When taken together with the estimated value of the Administered Health Insurance Policies ($50-$60 million), the discounted cash flow analysis resulted in an overall enterprise value range of approximately $470 million to $540 million in the Company Case and of approximately $365 million to $420 million in the Base Case.

     Comparable Companies Analysis. CSFB performed a comparable companies analysis in which it compared certain publicly available financial data, projections of future financial performance and market statistics (based upon closing stock prices as of October 31, 1997) of ten publicly traded single market and regionally focused health maintenance organizations and health care indemnity insurers. The "comparable companies" included: Coventry, John Alden, Maxicare Health Plans, Mid Atlantic Medical Services, Oxford Health Plans, RightChoice, Sierra Health Services, Trigon, United Wisconsin, and Wellpoint (collectively, the "Comparable Companies"). CSFB calculated the equity market value (market value of fully diluted common shares less proceeds from the exercise of options, warrant and other common stock equivalents) and the adjusted market value (equity market value plus total debt, total preferred stock and minority interest, less excess cash and marketable securities) of the Comparable Companies. CSFB also derived multiples of common stock prices per share relative to estimated 1997 EPS and 1998 EPS earnings per share ("EPS") for the Comparable Companies. This analysis indicated that (i) the common stock prices to estimated 1997 EPS multiples ranged from 14.4x to 100.6x, with a median of 18.0x and a mean of 32.8x and (ii) the common stock prices to estimated 1998 EPS multiples ranged from 11.3x to 24.9x, with a median of 14.0x and a mean of 15.6x. CSFB also considered the estimated five-year EPS compounded annual growth rate for the Comparable Companies, which ranged from 14.3% to 35.0%, with a median of 15.0% and a mean of 18.3%. CSFB then calculated the estimated 1997 price/earnings ratio to five-year EPS compounded annual growth rate for the Comparable Companies, which ranged from 95.9% to 293.2% for 1997, with a median of 118.1% and a mean of 160.8%, and the estimated 1998 price/earnings ratio to five-year EPS compounded annual growth rate for the Comparable Companies, which ranged from 56.7% to 118.4%, with a median of 90.1% and a mean of 87.9%. Based on management's belief that the PHC Business is not expected to have any earnings in 1997 and 1998, CSFB did not take this methodology into account in determining an enterprise value range for the PHC Business.

     Comparable Acquisitions Analysis. Using publicly available information, CSFB reviewed six recent, publicly announced acquisitions of health maintenance organizations of comparable size or geographic scope to PHC which occurred since August 1996 involving companies in the managed care industry: the acquisition by Humana Inc. of ChoiceCare Corporation, the acquisition by Humana Inc. of Physician Corporation of America, the acquisition by Foundation Health Systems, Inc. of Physicians Health Services, Inc., the acquisition by CIGNA Corporation of Healthsource, Inc., the business combination of Foundation Health Corporation and Health Systems International, Inc., and the acquisition by PacifiCare Health Systems, Inc. of FHP International Corporation (collectively, the "Comparable Acquisitions"). For each of the Comparable Acquisitions, CSFB compared (i) the adjusted market value to revenue, EBITDA and EBIT of the acquired company and the adjusted market value per member and adjusted member and (ii) the equity market value to latest twelve month ("LTM") net income of the acquired company. CSFB's analysis indicated that (a) adjusted market value as a multiple of (i) revenues ranged from 0.3x to 0.9x, with a mean of 0.6x and a median of 0.5x, (ii) EBITDA ranged from 5.3x to 34.1x, with a mean of 19.6x and a median of 19.5x, and (iii) EBIT ranged from 6.6x to 49.7x, with a mean of 23.4x and a median of 13.9x, and (b) adjusted market value per member ranged from $269 to $1,262, with a mean of $703 and a median of $657, and adjusted market value per adjusted member ranged from $385 to $1,201, with a mean of $773 and a median of $691. This analysis also indicated that equity market value to LTM net income ranged from 12.4x to 61.7x, with a mean of 35.6x and a median of 32.5x. The comparable acquisitions analysis resulted in an enterprise value range for the PHC Business of $400 million to $500 million.

     Reference Range. On the basis of the valuation methodologies employed in the analyses described above, CSFB developed an enterprise value range for the PHC Business of $400 million to $500 million.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the process underlying the CSFB Opinion. In performing the foregoing analyses in order to determine the reference range set forth above, CSFB did not form a conclusion as to whether any individual analysis, considered singly, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, CSFB considered the results of the analyses in light of each other and ultimately reached its opinion as to fairness based on the results of all such analyses taken as a whole. Furthermore, in arriving at its fairness opinion, CSFB did not attribute any particular weight to any analysis or factor considered by it. No company or transaction used in the above analyses as a comparison is identical to Coventry, the PHC Business, or the Business Combination. The analyses were prepared solely for purposes of CSFB providing its opinion to the Coventry Board as to the fairness from a financial point of view to Coventry of the consideration to be paid by Newco in the Business Combination, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses are based upon numerous factors or events beyond the control of Coventry, PHC, Mutual, their respective advisors or any other person and are inherently uncertain. Actual future results may be materially different from those forecast.

  Fee and Other Information

     Pursuant to the terms of CSFB's engagement, Coventry has agreed to pay CSFB a financial advisory fee of $450,000 for its services in connection with evaluating the Business Combination and rendering an opinion as to the fairness of the consideration. Coventry also has agreed to reimburse CSFB for its out-of-pocket expenses, including the reasonable fees and expenses of its counsel, and to indemnify CSFB and certain related persons against certain liabilities, including liabilities under the federal securities laws.

     In the ordinary course of business, CSFB and its affiliates may actively trade the debt and equity securities of Coventry and the debt securities of Mutual for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

EFFECTIVE TIME OF THE BUSINESS COMBINATION

     The Merger will become effective upon the filing of an Articles of Merger by Merger Sub and Coventry under the Tennessee Business Corporation Act, or at such later time as may be specified in the Articles of Merger. The Merger Plan requires that this filing be made, subject to satisfaction or waiver of the separate conditions to the obligations of each party to consummate the Business Combination as set forth in the Combination Agreement, no later than three business days after satisfaction or waiver of such conditions or at such other time as may be agreed by the parties to the Combination Agreement. It is anticipated that such filing will be made as soon as reasonably possible after the Special Meeting and after all regulatory approvals have been obtained, and that the Effective Time will occur upon such filing. There can be, however, no

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

assurance as to whether or when the Business Combination will occur. See "-- Conditions to the Business Combination" and "--Regulatory Approvals".

EXCHANGE OF CERTIFICATES

     From and after the Effective Time, each holder of a certificate evidencing ownership of shares of Coventry Common Stock will be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent (as defined in the Combination Agreement), a certificate or certificates representing the number of shares of Newco Common Stock into which such shares of Coventry Common Stock have been converted, and any dividends or other distributions to which such holder is entitled as a result of the Business Combination as provided in the Combination Agreement.

     At the Effective Time, holders of shares of Coventry Common Stock immediately prior to the Effective Time will cease to be, and will have no rights as, stockholders of Coventry, other than the right to receive the shares of Newco Common Stock into which such shares have been converted and any dividends or other distributions to which they may be entitled under the Combination Agreement. Holders of Coventry Common Stock will be treated as stockholders of record of Newco for purposes of voting at any annual or special meeting of stockholders of Newco after the Effective Time, both before and after such time as they exchange their certificates of Coventry Common Stock for certificates of Newco Common Stock as provided in the Combination Agreement.

     Neither Newco nor Coventry will be liable to any holder of shares of Coventry Common Stock for any shares of Newco Common Stock (or dividends or other distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

REPRESENTATIONS AND WARRANTIES

     The Combination Agreement contains various customary representations and warranties of the parties thereto.

     The representations and warranties of Coventry, with respect to Coventry and its several subsidiaries, including Newco ("Coventry Subsidiaries"), include representations and warranties as to: (i) the corporate organization and good standing of Coventry and the Coventry Subsidiaries, (ii) the capitalization of Coventry and the Coventry Subsidiaries, (iii) the power and authority of Coventry and the Coventry Subsidiaries to execute, deliver and perform the Combination Agreement, (iv) the consents and approvals required to be obtained by Coventry and the Coventry Subsidiaries prior to the Effective Time, (v) Coventry's and the Coventry Subsidiaries' compliance with the law, (vi) litigation and investigations relating to Coventry and the Coventry Subsidiaries, (vii) absence of defaults, conflicts, etc., (viii) change in ownership, (ix) certain reports, schedules, registration statements and proxy statements filed by Coventry with the Securities and Exchange Commission (the "Commission") since January 1, 1995, (x) the absence of certain developments,
(xi) the validity of Coventry's and the Coventry Subsidiaries' material contracts, (xii) the absence of undisclosed liabilities, (xiii) employees of Coventry and the Coventry Subsidiaries, (xiv) tax matters, (xv) employee benefit plans, (xvi) patents, licenses, etc., (xvii) title to tangible assets, (xviii) real property owned or leased by Coventry and the Coventry Subsidiaries, (xix) insurance, (xx) transactions with related parties, (xxi) interest in competitors, (xxii) registration rights, (xxiii) brokerage, (xxiv) absence of illegal or unauthorized payments, (xxv) takeover statute and rights plan, and
(xxvi) that the Combination Agreement, Ancillary Agreements and schedules and exhibits thereto do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

     The representations and warranties of PHC, with respect to PHC and its several subsidiaries (the "PHC Subsidiaries"), include representations and warranties as to: (i) the corporate organization and good standing of PHC and the PHC Subsidiaries, (ii) good and marketable title to the PHC Assets, (iii) the power and authority of PHC and the PHC Subsidiaries to execute, deliver and perform the Combination Agreement, (iv) the consents and approvals required to be obtained by PHC and the PHC Subsidiaries prior to the Effective Time, (v) PHC's and the PHC Subsidiaries' compliance with the law, (vi) litigation and investigations relating to PHC and the PHC Subsidiaries, (vii) absence of defaults, conflicts, etc., (viii) change in ownership, (ix) the fact that PHC has furnished Coventry with true and complete copies of audited and unaudited financial statements and certain reports for the period beginning January 1, 1992 to September 30, 1997, (x) the absence of certain developments, (xi) the validity of PHC's and the PHC Subsidiaries' material contracts, (xii) the absence of undisclosed liabilities, (xiii) employees of PHC and the PHC Subsidiaries, (xiv) tax matters, (xv) employee benefit plans, (xvi) patents, licenses, etc., (xvii) title to tangible assets, (xviii) real property leased by PHC and the PHC Subsidiaries, (xix) insurance, (xx) transactions with related parties, (xxi) interest in competitors, (xxii) brokerage, (xxiii) absence of illegal or unauthorized payments and (xxiv) that the Combination Agreement, Ancillary Agreements and schedules and exhibits thereto do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

     The representations and warranties of Mutual, with respect only to the Administered Health Insurance Policies, include representations and warranties as to: (i) the corporate organization and good standing of Mutual, (ii) the validity of the Mutual Indemnity Agreements (as defined in the Combination Agreement), (iii) the power and authority of Mutual to execute, deliver and perform the Combination Agreement, (iv) the consents and approvals required to be obtained by Mutual prior to the Effective Time, (v) Mutual's compliance with the law, (vi) litigation and investigations relating to the Administered Health Insurance Policies, (vii) absence of defaults, conflicts, etc., (viii) information with respect to the premiums owing under the Mutual Indemnity Agreements, (ix) ownership of Coventry Common Stock by Mutual and its subsidiaries, (x) the absence of undisclosed liabilities and (xi) brokerage.

CONDITIONS TO THE COMBINATION AGREEMENT

     The conditions set forth below constitute all material conditions to the obligation of the parties to the Combination Agreement to consummate the transactions contemplated by the Combination Agreement.

  Conditions to Each Party's Obligations

     The obligation of each of the parties to the Combination Agreement to consummate the transactions contemplated thereby is subject to, among others, the following conditions: (i) the Combination Agreement and the transactions contemplated thereby shall have been approved and adopted by the shareholders of Coventry; (ii) the Commission shall have declared the Registration Statement effective and such effectiveness shall not be the subject of any stop order or proceedings seeking a stop order; (iii) the shares of Newco Common Stock to be issued to the stockholders of Coventry shall have been approved for listing on The Nasdaq Stock Market; (iv) the waiting period applicable to the consummation of the Business Combination under the HSR Act shall have expired or been terminated; (v) the applicable approvals and any applicable waiting periods under any laws, rules or regulations governing insurance and insurance companies, HMOs, PPOs, health care services plans, third party administrators or other managed health care organizations shall have been received, waived or terminated; (vi) all other consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Combination Agreement shall have been obtained without the imposition of any condition or made, except for filings in connection with the Business Combination and any other documents required to be filed after the Effective Time and except where the conditions imposed, individually or in the aggregate, would not result in, individually or in the aggregate, a material adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of Newco following the Effective Time; (vii) no action or proceeding shall have been instituted before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions contemplated by the Combination Agreement or to obtain an amount of damages or other material relief in connection with the execution of the Combination Agreement or the related agreements or the consummation of the Business Combination; and no governmental agency shall have given notice to any party to the Combination Agreement to the effect that consummation of the transactions contemplated by the Combination Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Business Combination; (viii) each of the parties to the Ancillary Agreements shall have executed and delivered a counterpart signature page to each such Ancillary Agreement to the other party or parties thereto and shall perform all such acts required to be performed thereby at or prior to the Effective Time.

  Conditions to the Obligations of PHC and Mutual

     The obligation of PHC to effect the Capital Contribution and of PHC and Mutual to enter into the Ancillary Agreements is subject to the following conditions: (i) Coventry and Newco shall have performed their respective agreements, and shall not have breached any representations, warranties, and covenants contained in the Combination Agreement; (ii) Coventry shall have obtained the consent of Warburg (the "Warburg Consent") and a consent from each of the persons from whom the failure to obtain a consent would cause a material adverse effect; (iii) Coventry shall have all approvals necessary to the ownership of their property and to the operation of their respective businesses, which if violated or not obtained would not have a material adverse effect; (iv) from the date of the Combination Agreement through the Effective Time, there shall not have occurred any Coventry Material Adverse Effect (as defined in the Combination Agreement); (v) Coventry shall have received an opinion of Bass, Berry & Sims PLC to the effect that the Merger will be treated as a reorganization described in Section 368(a)(2)(E) of the Code and that Coventry and the Coventry shareholders exchanging Coventry Common Stock will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Merger; (vi) Coventry shall have consummated the refinancing of its current credit facility with such lenders and upon such terms and conditions as shall be reasonably satisfactory to PHC, Holding and Mutual; (vii) Coventry shall not have received any notification, written or oral, from The Nasdaq Stock Market or the Commission to the effect that Coventry is in violation of any The Nasdaq Stock Market listing requirement; (viii) Coventry shall have caused CHLIC to have entered into the Coinsurance Agreement.

  Conditions to the Obligations of Coventry and Newco

     The obligation of Coventry and Newco to effect the Merger and Newco to effect the Capital Contribution and to enter into the Ancillary Agreements is subject to the following conditions: (i) Mutual and PHC shall each have performed its agreements, and shall not have breached any representations, warranties, and covenants contained in the Combination Agreement; (ii) Coventry shall receive comfort letters, in form and substance satisfactory to it, with respect to the procedures undertaken by them through a date which is not earlier than five business days prior to the dates specified in (A) and (B) below relating to the financial statements of PHC and the PHC Subsidiaries contained in the Registration Statement and the other matters customarily included in comfort letters relating to transactions similar to the Business Combination,
(A) dated immediately prior to the date of mailing of the Proxy Statement/Prospectus, and (B) dated immediately prior to the Effective Time, a bring down of the letter provided in subsection (A); (iii) from the date of the Combination Agreement through the Effective Time, there shall not have occurred any Principal Material Adverse Effect (as defined in the Combination Agreement) or Mutual Material Adverse Effect (as defined in the Combination Agreement);
(iv) PHC and each of the PHC Subsidiaries have all PHC Approvals (as defined in the Combination Agreement) necessary to the ownership of their property and to the operation of their respective businesses, which if violated or not obtained would not have a material adverse effect; (v) PHC and Mutual shall have obtained consent from each person from whom the failure to obtain a consent to the transactions contemplated by the Combination Agreement would have a material adverse effect; (vi) PHC shall have received an opinion of LeBouef, Lamb, Greene & MacRae, L.L.P., in form and substance satisfactory to PHC to the effect that, except with respect to the Newco Warrant, the Capital Contribution will be treated as a non-taxable transfer described in Section 351 of the Internal Revenue Code of 1986, as amended (the "Code") and that, except with respect to the Newco Warrant, Newco, PHC and PHC Subsidiaries will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Capital Contribution; and (vii) Mutual and each PHC Subsidiary which is a party to a PPO network access agreement with Mutual shall amend such PPO network access agreements, to be effective prior to the Closing, to provide for payment by Mutual a reasonable percentage of savings-based fees consistent with those charged by competitive networks. Such amendments shall be subject to Coventry's prior consent, which shall not be unreasonably withheld. In the event that a condition to closing is waived by Coventry, its Board of Directors will consider at that time whether to resolicit shareholders. The Board will take into account the materiality of the condition waived and whether it would be considered important to shareholders in determining whether to approve or disapprove the Combination Agreement in determining whether resolicitation is appropriate.

     The Board of Directors of Coventry will not waive conditions to the Combination Agreement that the Coventry shareholders approve the Merger and Capital Contribution or the opinion by tax counsel that the Merger is not a tax-free reorganization. With respect to the other conditions set forth in the Combination Agreement, the Board of Directors will determine whether or not the condition is material to the shareholders of Coventry and, if the Board determines the condition is material to shareholders, will not waive the condition without the resolicitation of shareholder approval.

REGULATORY APPROVALS

     As conditions precedent to the consummation of the Business Combination, the Combination Agreement requires, among other things: (i) that the HSR Act waiting period has expired or been terminated and (ii) that all other governmental approvals required for the consummation of the Business Combination have been obtained, except where the failure to obtain such approvals would not have a material adverse effect on the business of Newco.

  HSR Act

     The HSR Act prohibits consummation of the Business Combination until certain information has been furnished to the Antitrust Division of the DOJ and the FTC and certain waiting period requirements have been satisfied. On December 23, 1997, PHC and Coventry made their respective filings with the DOJ and the FTC with respect to the Combination Agreement and on January 20, 1998 received notice from the FTC of early termination of the HSR waiting period. On January 20, 1998, PHC and Coventry were advised that FTC had granted early termination of the waiting period.

     In order to consummate the transactions contemplated by Combination Agreement, Coventry, PHC and Mutual will be required to obtain the approval of insurance regulatory officials in several states, including Alabama, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Louisiana, Missouri, Nebraska, North Carolina, Pennsylvania, Texas, Virginia, and West Virginia. Generally, such regulatory officials must approve the acquisitions unless the terms are deemed thereby to be unreasonable by said regulatory officials, the transaction is not in the best interest of the policyholder or the public, or the transaction would substantially lessen competition. As of February 5, 1998, approvals were received from Alabama and Virginia.

BUSINESS PENDING THE BUSINESS COMBINATION

     The Combination Agreement provides that, during the period from the date of execution of the Combination Agreement until the Effective Time, except as provided in the Combination Agreement, Coventry, PHC, Newco and Mutual (with respect to the Administered Health Insurance Policies) will conduct their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted and will use their reasonable efforts to preserve intact their present business organization, to keep available the services of their key employees and to preserve their relationships with customers, suppliers and others having business dealings with them.

     In addition, the Combination Agreement provides that unless the other party has consented in writing, each of Newco, Coventry and PHC shall, and shall cause each of its respective subsidiaries to: (i) conduct its operations according to its usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Combination Agreement; (ii) use its reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them; (iii) confer on a regular basis with one or more representatives of the other parties to the Combination Agreement to report operational matters of materiality and any proposals to engage in material transactions; (iv) not amend its respective articles of incorporation and bylaws; (v) notify promptly the other parties to the Combination Agreement of any material change in the condition (financial or otherwise), business, properties, assets, liabilities or prospects, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained in the Combination Agreement; (vi) deliver promptly to the other parties to the Combination Agreement true and correct copies of (A) with respect to Coventry, any report, statement or schedule filed with the Commission; (B) with respect to PHC, audited financial statements prepared for the period ending December 31, 1997 and delivered to Coventry on or before March 15, 1998; (vii) not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date of the Combination Agreement and disclosed pursuant to the Combination Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date of the Combination Agreement, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date of the Combination Agreement to acquire any shares of its capital stock, other than options granted to new employees hired after the date of the Combination Agreement under the Coventry Stock Option Plans (as defined in the Combination Agreement), (C) except as contemplated by the provisions of the Combination Agreement increase any compensation to employees or enter into or amend any employment agreement with any of its present or future officers or directors, except for normal increases consistent with past practice, the payment of cash bonuses to officers pursuant to and consistent with existing plans or programs or officers that shall be hired after the date of the Combination Agreement in the usual, regular and ordinary course of business and changes to existing Coventry employment agreements approved by its Board of Directors as consideration for the waiver by employee parties thereto of the acceleration of the vesting thereof resulting from consummation of the transactions contemplated by the Combination Agreement, or (D) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which do not increase the benefits to participants in such plans and except as contemplated in the Combination Agreement; (viii) not (A) declare, any shares of its capital stock (except, in the case of Coventry, any dividends owing on the Series A Preferred Stock and, in the case of PHC, cash dividends) or (B) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based employee benefit plans, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action; (ix) not acquire, except as expressly contemplated by the Combination Agreement or as disclosed by PHC or Coventry, direct or indirect control over any corporation, association, firm or organization, other than in connection with mergers, acquisitions, or other transactions approved in writing in advance by the other, or involving consideration valued in the aggregate not in excess of $10,000,000 for all such transactions; (x) execute, with respect to PHC, a Restructuring Plan, in the form as developed by PHC with the reasonable approval of Coventry; (xi) not enter into or amend any material agreement (including, without limitation, any agreement with its senior lenders); (xii) not (A) sell, lease or otherwise dispose of any of its assets (except for the excluded assets) which are material, individually or in the aggregate, except in the ordinary course of business or (B) sell any capital stock of any of the PHC Subsidiaries; (xiii) not take any actions that would, or would be reasonably likely to, adversely affect the status of (A) the Merger as a non-taxable exchange described in
Section 368(a)(2)(E) of the Code and (B) the Capital Contribution as a non-taxable exchange described in Section 351 of the Code; (xiv) inform the other parties to the Combination Agreement regarding (A) the progress of any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy relating to taxes or (B) any change of its methods of reporting income or deductions for Federal income tax purposes from those employed in the preparation of its Federal income tax return for the taxable year ending December 31, 1996, except as may be required by law; and (xv) not (A) make or rescind any material express or deemed election relating to taxes of the PHC Subsidiaries or (B) make a request for a Tax Ruling from the Internal Revenue Service or enter into a closing agreement, settlements or compromise with respect to any material tax matter or respect of the PHC Subsidiaries.

     The Combination Agreement provides further that, prior to the Effective Time, unless Coventry has consented in writing thereto (which consent shall not be unreasonably withheld), Mutual shall (with respect only to the Administered Health Insurance Policies): (i) conduct its operations according to their usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Combination Agreement; (ii) use its reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them; and
(iii) promptly notify the other parties hereto of any material change in the condition (financial or otherwise), business, properties, assets, liabilities or prospects, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained in the Combination Agreement.

WAIVER AND AMENDMENT

     The Combination Agreement provides that, at any time prior to the Effective Time, all parties to the Combination Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other party contained in the Combination Agreement; (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Combination Agreement or in any document delivered pursuant to the Combination Agreement; and (iii) subject to the limitations regarding amendment of the Combination Agreement described in the following sentence, and except for certain mutual conditions to closing, waive compliance with the agreements or conditions under the Combination Agreement. In addition, the Combination Agreement may be amended at any time upon the written agreement of PHC and Coventry without the approval of stockholders of either company, except that after the Special Meeting no amendment may be made which by law requires a further approval by the stockholders of PHC and Coventry without obtaining such further approvals.

TANGIBLE NET VALUE ADJUSTMENT

     As used in the Combination Agreement, the term "Tangible Net Value" shall mean the difference as of immediately prior to the Effective Time between (x) the aggregate book value of the tangible PHC Assets calculated in accordance with Generally Accepted Accounting Principles ("GAAP"), consistent with the accounting principles applied in PHC's financial statements as adjusted in accordance with the immediately succeeding paragraph and (y) the aggregate book value of the PHC Liabilities calculated in accordance with GAAP, consistent with the accounting principles applied in PHC's financial statements as adjusted in accordance with the immediately succeeding paragraph.

     Section 6.19(c) of the Combination Agreement provides that as soon as practicable, but in no event later than 90 days following the Effective Time, PHC shall prepare and deliver to Coventry a balance sheet of PHC as of the close of business on the last business day prior to the Effective Time (the "Closing Balance Sheet") that sets forth the Tangible Net Value. The Closing Balance Sheet shall be prepared in accordance with GAAP applied on a consistent basis with prior periods and shall be delivered together with an audit opinion thereon of Ernst & Young, LLP or such other independent certified public accounting firm of recognized national standing as Coventry may designate (the "Accountants") stating that the Closing Balance Sheet has been prepared in accordance with GAAP applied on a consistent basis with prior periods. PHC shall retain the Accountants for purposes of delivering such opinion and PHC shall pay all fees and expenses thereof.

     Coventry may, however, dispute any amounts reflected on the Closing Balance Sheet, or in the Tangible Net Value calculation, but only on the basis that such amounts were not arrived at in accordance with GAAP applied on a consistent basis with prior periods; provided that Coventry shall notify PHC in writing of each disputed amount and specify the amount thereof in dispute within 30 days of receipt by Coventry of the Closing Balance Sheet. Coventry may retain accountants for purposes of performing such review and in such event shall pay all fees and expenses thereof.

     In the event of such a dispute, PHC and/or its accountants, and Coventry and/or its accountants, shall attempt in good faith to reconcile their differences and any solution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If the parties are unable to reach a resolution to such effect within 20 days of Coventry's written notice of dispute to PHC, PHC shall cause the Accountants to submit the accounts remaining in dispute for resolution to another nationally recognized firm of independent accountants

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

reasonably acceptable to both Coventry and PHC. Those accountants shall, within 30 days after such submission, determine and report to the parties upon such remaining disputed amounts, and such reports shall be final, binding and conclusive on the parties hereto. The fees and disbursements of this independent accounting firm shall be allocated equally between Coventry and PHC.

     If the Tangible Net Value is less than $103,000,000 (the "Target Value"), then PHC and/or Mutual shall deliver to Newco cash by wire transfer of immediately available funds in an amount equal to the difference between the Tangible Net Value and the Target Value promptly after the 30th day immediately following receipt of the Closing Balance Sheet or, if later, promptly after the determination of the Tangible Net Value. If the Tangible Net Value is greater than the Target Value, then Newco shall deliver to PHC cash by wire transfer of immediately available funds in an amount equal to the difference between the Tangible Net Value and the Target Value.

TAXES

     Except as contemplated by the Combination Agreement, on or prior to the Effective Time, PHC and Mutual shall terminate any tax-sharing agreements or similar arrangements with respect to or involving the PHC Subsidiaries after settling all obligations under the Combination Agreement. The PHC Subsidiaries shall not be bound or have any liability under the Combination Agreement for amounts due in respect of pre-acquisition date tax periods, except as provided in Section 6.20(b) to the Combination Agreement.

     The PHC Subsidiaries will be required to join in the filing of a consolidated federal income tax return with Mutual for the period from January 1, 1998, to the Effective Time. Mutual shall be responsible for paying the actual Federal Income Tax due for the PHC Subsidiaries for the period in 1998 ending on the Effective Time. In the determination of Tangible Net Value pursuant to Section 6.19(a) of the Combination Agreement, the Closing Balance Sheet shall not reflect any liability for the portion of such federal income Tax of the Mutual consolidated group for 1997 attributable to PHC or the PHC Subsidiaries.

     For any state or local income, franchise or other tax return of a PHC Subsidiary that involves a period beginning before and ending after the Effective Time (a "Straddle Period"), regardless of who pays the tax to the governmental authority, PHC shall be responsible for the portion of the Tax attributable to the Pre-Acquisition Date Tax Period (except for premium taxes) and Coventry shall be responsible for the portion of the Tax attributable to the Post-Acquisition Date Tax Period. The allocation of total Tax paid in connection with any such Tax Return between the Pre-Acquisition Date Tax Period and the Post-Acquisition Date Tax Period shall be in proportion to the number of days in each such period. For premium taxes, the allocation of total Tax paid between the Pre-Acquisition Date Tax Period and the Post-Acquisition Date Tax Period shall be based on the gross premiums (or other measure of such Tax) received during the Pre-Acquisition Date Tax Period and the Post-Acquisition Date Tax Period, respectively, with such premiums being pro-rated on a daily basis for the month within which the Effective Time falls. If Coventry or the PHC Subsidiary should pay more Tax after the Effective Time with regard to a Tax Return for a Straddle Period than required by the foregoing allocation, then PHC shall reimburse Coventry or the PHC Subsidiary for the excess amount paid by Coventry or the PHC Subsidiary after the Effective Time. If PHC or the PHC Subsidiary should pay more Tax before the Effective Time with regard to a Return for a Straddle Period than required by the foregoing allocation, then Coventry shall reimburse PHC for the excess amount paid by PHC or the PHC Subsidiary before the Effective Time.

     Mutual shall have the right to pursue and shall be entitled to retain, or receive from Newco or any of its Subsidiaries (including the PHC Subsidiaries) prompt payment of, any overpayment, refund or credit of Taxes (as defined in the Combination Agreement) for any and all Pre-Acquisition Date Tax Periods (as defined in the Combination Agreement). If Newco or any of its Subsidiaries (including the PHC Subsidiaries) receives a Tax refund to which Mutual is entitled pursuant to the Combination Agreement, Newco or the Subsidiary, as the case may be, shall pay or cause the recipient to pay the amount of such refund (including any interest received thereon) to such other party within 10 days after receipt thereof. Within 90 days after the end of each taxable year following the Effective Time, Newco shall have its tax officer tender to Mutual a statement showing the aggregate amount of all Tax refunds received to which Mutual is entitled.

     Upon request, Newco shall promptly provide (and cause any of its Subsidiaries, including the PHC Subsidiaries, to provide) Mutual with such cooperation and assistance, documents and other information, without charge, as it may reasonably request in connection with the pursuit of any overpayment, refund or credit described in Section 6.20(d) of the Combination Agreement.

     In addition, Newco and Mutual shall enter into that certain Tax Benefit Restitution Agreement at the Effective Time, pursuant to which Newco will reimburse Mutual for certain Tax Benefits (as defined in Section 2(b) of the Tax Benefit Agreement) after the Effective Time from the utilization of a PHC Subsidiary Loss Carryover (as defined in the Tax Benefit Agreement) in accordance with the terms and conditions as set forth in the Tax Benefit Agreement.

TERMINATION

  Termination by Mutual Consent

     The Combination Agreement may be terminated and the Merger and Capital Contribution may be abandoned at any time prior to the Effective Time, before or after the approval of the Combination Agreement by the shareholders of PHC and Coventry, by the mutual consent of Coventry, Mutual and PHC.

  Termination by Either Coventry or PHC

     The Combination Agreement may be terminated and the Merger and Capital Contribution may be abandoned by action of the Board of Directors of any of Coventry, Mutual or PHC if (a) the Merger and Capital Contribution shall not have been consummated by June 30, 1998, (b) the approval of Coventry's shareholders shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Combination Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate the Combination Agreement pursuant to this clause (c) shall have used all commercially reasonable efforts to remove such injunction, order or decree.

  Termination by PHC

     The Combination Agreement may be terminated and the Capital Contribution may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the shareholders of Coventry by action of the Board of Directors of PHC or Mutual, if (a) there has been a breach by Coventry or Newco of any representation or warranty contained in the Combination Agreement or in any document delivered in connection therewith (without giving effect to any limitation as to materiality set forth therein or applicable thereto) either when such representation or warranty was made or at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of any earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality set forth therein or applicable thereto) does not have, and is not likely to have, individually or in the aggregate, a Coventry Material Adverse Effect or a Newco Material Adverse Effect or (b) there has been a material breach of any of the covenants or agreements set forth in the Combination Agreement on the part of Coventry, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach, specifying in reasonable detail the nature of the breach, is given by PHC or Mutual to Coventry.

  Termination by Coventry

     The Combination Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of Coventry by action of the Board of Directors of Coventry, if (a) there has been a breach by PHC or Mutual of any representation or warranty contained in the Combination Agreement or in any document delivered in connection therewith (without giving effect to any limitation as to materiality set forth therein or applicable thereto) either when such representation or warranty was made or at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of any earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality set forth therein or applicable thereto) does not have, and is not likely to have, individually or in the aggregate, a PHC Material Adverse Effect, a Mutual Material Adverse Effect or a Newco Material Adverse Effect or (b) there has been a material breach of any of the covenants or agreements set forth in the Combination Agreement on the part of PHC or Mutual, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach, specifying in reasonable detail the nature of the breach, is given by Coventry to PHC.

  Automatic Termination

     The Combination Agreement shall terminate without further action by the parties if, prior to the Effective Time, the Board of Directors of Coventry shall have exercised its rights to approve an unsolicited Acquisition Proposal, as defined in "-- No Solicitation of Transactions," below, or to withdraw its recommendation to Coventry's shareholders in support of transactions contemplated by the Combination Agreement as a result of an unsolicited Acquisition Proposal.

NO SOLICITATION OF TRANSACTIONS

     Prior to the Effective Time, Mutual, Holding, PHC and Coventry each agree
(a) that none of them nor any of their Subsidiaries shall, and each of them shall direct and use its best efforts to cause its respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, consolidation or similar transaction directly or indirectly involving, or any purchase or acquisition, directly or indirectly, of all or any significant portion of the assets or any equity securities of, PHC or any of the PHC Subsidiaries or Coventry or any of the Coventry Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that they and each of them will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the execution of the Combination Agreement with respect to any of the foregoing and each will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 6.1 of the Combination Agreement; and (c) that they and each of them will notify the other parties to the Combination Agreement immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it. Notwithstanding the foregoing, any reorganization of Mutual shall not violate the provisions of the Combination Agreement if such reorganization shall not result in any transfer of the PHC Assets or Mutual Indemnity Agreements to any Person who is not an Affiliate of Mutual and any such transferee agrees to be bound by the provisions of the Combination Agreement.

     Not withstanding anything to the contrary contained in the Combination Agreement, Coventry and its Board of Directors (i) may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with or furnish information to any third party making an unsolicited written Acquisition Proposal that the Board determines is a bona fide offer (a "Potential Acquiror") if Coventry's Board of Directors is advised by a nationally recognized investment banking firm designated by Coventry and reasonably acceptable to Mutual that such Potential Acquiror has the financial wherewithal to consummate such an Acquisition Proposal (or that it is confident that such Potential Acquiror will be capable of consummating such Acquisition Proposal) provided that (a) the Board determines in good faith, after receiving advice from such financial advisor, that such third party has submitted to Coventry an Acquisition Proposal which is a superior proposal to the transactions contemplated under the Combination Agreement (a

"Superior Proposal"), and (b) the Board determines in good faith, based upon advice of its outside legal counsel, that participation in such discussions or negotiations or furnishing such information is necessary to fulfill the Board's fiduciary duties under applicable law. The Board shall be entitled to withdraw its recommendation in favor of the transactions contemplated by the Combination Agreement, and to approve and recommend acceptance by shareholders of an unsolicited written Acquisition Proposal that is a Superior Proposal if the Board determines in good faith that such actions are in the best interests of its shareholders, and, based upon advice of its outside counsel the Board determines in good faith that such approval is necessary to fulfill the Board's fiduciary duty under applicable law, and provision is made by Potential Acquiror to pay the fee provided in Section 8.5(b) of the Combination Agreement at the time therein specified. Coventry agrees that any non-public information furnished to a Potential Acquiror will be pursuant to a confidentiality agreement substantially similar to the confidentiality provisions of the confidentiality agreement entered into between Coventry, Mutual and PHC. In the event that Coventry shall determine to provide any information as described above, or shall receive any such unsolicited Acquisition Proposal, it shall promptly inform Mutual in writing as to the fact that information is to be provided and shall furnish to Mutual the identity of the recipient of such information and/or the Potential Acquiror and the terms of such Acquisition Proposal, except to the extent that the Board determines in good faith, based upon advice of its outside legal counsel, that any such action described in this sentence would violate such Board's fiduciary duties under, or otherwise violate, applicable law. Coventry will keep Mutual reasonably informed of the status (including amendments or proposed amendments) of any such Acquisition Proposal except to the extent that the Board determines in good faith, based upon advice of its outside legal counsel, that any such action would violate such Board's fiduciary duties under, or otherwise violate, applicable law.

TERMINATION FEE; THIRD PARTY BIDS

     In the event the Combination Agreement is terminated by Coventry's Board of Directors as a result of the withdrawal of its recommendation to Coventry's shareholders in support of the transactions contemplated by the Combination Agreement due to, or the approval by Coventry's Board of Directors of, an unsolicited Acquisition Proposal that meets certain conditions, then the Potential Acquiror shall promptly pay (or if the Potential Acquiror fails to pay Coventry shall promptly pay) to Mutual $20,000,000, which amount shall be due regardless of whether or not the transaction contemplated by such unsolicited Acquisition Proposal shall be consummated. No termination fee is payable in the event the Combination Agreement is terminated for other reasons.

SHAREHOLDERS' AGREEMENT

     At or before the Effective Time, Newco, Mutual and PHC will enter into the Shareholders' Agreement that includes the following provisions:

  Restrictions on Transfer

     The Shareholders' Agreement provides that each of Mutual and PHC will not, directly or indirectly: (i) sell or otherwise transfer the shares of Newco Common Stock, acquired thereby under the Combination Agreement or otherwise except pursuant to an effective registration under the Securities Act or in a transaction which, in the opinion of counsel reasonably satisfactory to Newco, qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder; and (ii) on or before the fifth anniversary of the Shareholders' Agreement, sell or otherwise transfer, or permit any of its subsidiaries, directly or indirectly, to sell or to transfer, the shares of Newco Common Stock acquired thereby under the Combination Agreement or otherwise, to any person other than an entity that is an Affiliate (as defined under Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of Mutual and/or PHC (such affiliate, now or in the future, a "Mutual Affiliate") which agrees to be bound by the terms of the Shareholder Agreement, unless such sale or transfer (A) is a registered offering made in accordance with the registration rights provisions of the Shareholders' Agreement, (B) is made pursuant to and in compliance with Rule 144 under the Securities Act, or (C) shall have been approved by the written consent of Newco's Board of Directors.

  Standstill Agreement

     Under the Shareholders' Agreement, Mutual covenants and agrees that, on or before the fifth anniversary of the date of the Shareholders' Agreement, it will not, and will cause Mutual Affiliates to not, without the prior written consent of a majority of the members of Newco's Board of Directors, do any of the following except pursuant to the subscription rights granted under Section 2 of the Shareholders' Agreement: (a) acquire, offer or agree to acquire any shares of Newco Common Stock (or options or warrants to acquire, or securities convertible into or exchangeable for, shares of Common Stock) if, as a result of such acquisition, Mutual (together with any Mutual Affiliates) would Beneficially Own (as defined in the Shareholders' Agreement) more than a number of shares of Newco Common Stock in excess of a number equal to forty percent (40%) of the outstanding shares of Newco Common Stock plus forty percent (40%) of the shares of Newco Common Stock issuable upon conversion of the Newco Convertible Notes plus forty percent (40%) of the number of shares of Newco Common Stock issuable upon conversation of the Newco Preferred Stock; provided, however, that, for purposes of computing such amount, the 37,900 shares of Newco Common Stock Beneficially Owned by Invista Capital Management, Inc. ("Invista") on November 3, 1997 shall be excluded from such calculation for as long as such shares are regarded as Beneficially Owned by Invista (and no longer) and provided that no executive officer or director of Mutual or PHC or any employee of Mutual, PHC, or any of their affiliates other than officers, directors or employees of Invista charged with the responsibility therefor shall participate in the voting of such shares and provided further that for so long as the Newco Convertible Notes are outstanding, Mutual and the Mutual Affiliates, in the aggregate, will not vote or act on written consent in any matter coming before shareholders at any shareholder meeting or shareholder action in excess of forty percent (40%) of the shares of Newco Common Stock outstanding plus forty percent (40%) of the shares of Newco Preferred Stock outstanding; (b) directly or indirectly commence or participate in a solicitation of proxies either to oppose the election of any Person (as defined in the Shareholders' Agreement) to the Board of Directors or to seek the removal of any Person from the Board of Directors, which Person has been nominated by the Nominating Committee of the Board of Directors; (c) vote its shares of Newco Common Stock for the election of any Person to the Board of Directors other than the Persons nominated by the Nominating Committee of the Board of Directors; or (d) directly or indirectly make or solicit or assist any third party to make a tender or exchange offer to purchase any shares of Newco Common Stock or make any public announcement concerning, or submit any written proposal to the Board of Directors of Newco for a merger, acquisition of substantially all of the assets or similar transaction involving Newco.

  Subscription Rights

     Pursuant to the Shareholders' Agreement, if at any time after the date of the Shareholders' Agreement, Newco proposes to issue equity securities of any kind (the term "equity securities" shall include for these purposes any warrants, options or other rights to acquire equity securities and debt securities convertible into equity securities but shall not include the issuance of securities (i) upon conversion of the Newco Preferred Stock or Newco Convertible Notes, (ii) pursuant to which Newco or any of its subsidiaries acquires another corporation or other entity by merger, consolidation, exchange offer, Merger, purchase of substantially all of the assets or stock, or other form of reorganization, (iii) pursuant to any employee or director stock option or incentive plans, stock bonus plan, employee stock purchase plan, employee savings plan, supplemental executive retirement plan, management equity program, or similar employee or director stock plan, (iv) to providers and/or customers of Newco in an amount not to exceed 2% of the shares of Newco Common Stock outstanding from and after the date of the Shareholders' Agreement, (vi) pursuant to the Newco Rights Agreement, or (viii) under the Newco Warrant, then, as to PHC, Newco shall: (a) give written notice setting forth in reasonable detail (i) the designation and all of the terms and provisions of the securities proposed to be issued (the "Proposed Securities"), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (ii) the price and other terms of the proposed sale of such securities; (iii) the amount of such securities proposed to be issued; and (iv) such other information as the holders of the Securities (as defined in the Shareholders' Agreement) may reasonably request in order to evaluate the proposed issuance; (b) offer to issue to PHC (and/or to any other Mutual Affiliate which shall own shares of Common Stock) upon the terms described in subparagraph (a) above a portion of the Proposed Securities

(the "Subscription Securities") equal to a percentage determined by dividing (x) the number of shares of Common Stock owned by PHC and/or any Mutual Affiliate immediately preceding the issuance of the Proposed Securities, by (y) the total number of shares of Newco Common Stock outstanding immediately preceding the issuance of the Proposed Securities (provided that in no event shall such percentage exceed 40%). PHC and/or Mutual Affiliate must notify Newco of its intent to exercise its purchase rights under the Shareholders' Agreement within ten (10) days after receipt of such notice from Newco and purchase the Subscription Securities upon the closing of the issuance of the Proposed Securities. Upon the expiration of the offering period described above, Newco will be free to sell such Subscription Securities that PHC and/or any Mutual Affiliate has not elected to purchase during the ninety (90) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to PHC and/or any Mutual Affiliate. Any Subscription Securities offered or sold by Newco after such ninety (90) day period must be reoffered to PHC and/or any Mutual Affiliate pursuant to the subscription rights granted under the Shareholders' Agreement.

  Right to Match Offer

     During such period as the standstill (the "Standstill") pursuant to Section 4 of the Shareholders' Agreement shall be effective, in the event a third party makes a bona fide tender or exchange offer (a "Bona Fide Offer") to purchase a majority of the issued and outstanding shares of Common Stock or to effect a merger in which the acquisition of substantially all of the assets or similar transaction involving Newco, then Mutual shall be permitted to make a competing offer (the "Mutual Offer") to the Board of Directors of Newco. Upon the receipt of any Bona Fide Offer, the Board of Directors shall establish a special committee (the "Special Committee"), consisting of members of the Board of Directors that are neither members of Newco's management nor members of the Board of Directors designated by Mutual pursuant to the terms of Section 7 of the Shareholders' Agreement. The Special Committee shall determine whether it is advisable and in the best interest of Newco to solicit additional offers from any other party or parties, shall retain any legal or financial advisory services deemed necessary or advisable to assist it in its analysis of the Bona Fide Offer, the Mutual Offer and any other offers solicited from third parties by Newco, and shall establish any procedures deemed necessary or advisable to regulate the process pursuant to which Newco entertains and analyzes the competing offers. The Special Committee shall analyze each such offer and shall make a recommendation to the entire Board of Directors with respect to whether any such offer is one that Newco should recommend to its shareholders. If the Special Committee shall determine that the value of the Bona Fide Offer or any other offer solicited from a third party is greater than the value of the Mutual Offer, then Mutual shall have the opportunity to amend the Mutual Offer to match or exceed the value of the higher offer and each of the other parties that has submitted an offer to Newco shall have the right to submit a revised offer to Newco. If the Special Committee shall determine that, after Newco shall have received the final offer from each such party, the value of the Mutual Offer is equal to or greater than any other offer received by Newco and that the Mutual Offer is advisable and in the best interest of Newco's shareholders, then Mutual shall be permitted to take any action deemed necessary or convenient to acquire that number of shares of Newco Common Stock as specified in the Mutual Offer for the terms (including price) set forth in the Mutual Offer.

  Voting By Mutual

     During such period as the Standstill shall be effective, in the event that
(i) a third party makes a Bona Fide Offer to purchase all of the issued and outstanding shares of Newco Common Stock or to effect a merger or similar transaction, and the Special Committee shall determine in accordance with the procedures set forth in Section 6 of the Shareholders' Agreement that the acceptance of the Bona Fide Offer is in the best interests of Newco's shareholders or (ii) a Special Committee determines that it is in the best interests of Newco's shareholders for Newco to issue shares of Newco Common Stock in connection with a company acquisition and, in connection with such acquisition, a vote of the holder's of Newco's Common Stock is required by law or by applicable requirements of The Nasdaq Stock Market or any other securities exchange on which shares of the Newco Common Stock are traded, then, in either event, Mutual agrees to refrain from voting and to cause each Mutual Affiliate to refrain from voting all of their shares of Newco Common Stock at any meeting of Newco's shareholders held for the purpose of considering such proposal (or, if an approval of shareholders is required by reference to all shares outstanding, to vote its shares of Newco Common Stock and to cause each Mutual Affiliate to vote its shares of Newco Common Stock in favor of such proposal) provided that each of the following conditions set forth below are satisfied at such time: (a) the date of the shareholders meeting shall be on or after the date that is eighteen (18) months following the Effective Date (as defined in the Shareholders' Agreement) and during the period as Section 4 shall be effective; (b) the Board shall have received the written opinion of a nationally recognized investment banking firm selected by Newco and reasonably acceptable to Mutual that the proposed transaction is fair to Newco and its shareholders from a financial standpoint; and (c) Newco's shareholders (other than Mutual and the Mutual Affiliates) shall have voted in favor of the proposed transaction by majority vote.

  Mutual Nominees to Board

     For so long as Mutual Beneficially Owns at least 10% (the "Minimum Percentage") of the then issued and outstanding shares of Newco Common Stock and shall not have breached in any material respect, without cure, any provision of the Shareholders' Agreement, Newco will (i) nominate and use its best efforts to cause its shareholders to elect and to retain as directors on the Board of Directors at least one nominee designated by Mutual for each 6% of the issued and outstanding Newco Common Stock then held by Mutual (such nominees are collectively hereinafter referred to as the "Mutual Directors") and (ii) use its best efforts to cause its Board of Directors to limit the number of members of the Compensation Committee, Audit Committee and Finance Committee of the Board of Directors to three directors and to cause one Mutual Director (as defined in the Shareholders' Agreement) to be appointed as a member of each such committee. Any vacancy created by the death, disability, retirement or removal of any Mutual Director on the Board of Directors or on any such committee of the Board of Directors shall be filled by the Board of Directors in accordance with written instructions of Mutual. In the event the number of members of the Board of Directors is increased to more than 15 directors, for so long as Mutual owns the Minimum Percentage, Mutual shall be entitled to the whole number of Mutual Directors obtained by multiplying (a) the number of directors on the Board of Directors (including Mutual Directors) by (b) a fraction, (x) the numerator of which is equal to the number of shares of Newco Common Stock then beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by Mutual and
(y) the denominator of which is equal to the total number of shares of Newco Common Stock then issued and outstanding. In the event any calculation of the number of Directors (as defined in the Shareholders' Agreement) that Mutual is entitled to designate shall not produce a whole number of Mutual Directors, then the number of Mutual Directors shall be rounded to the nearest whole number (with percentages greater than or equal to 50% being rounded up to the next whole number and percentages less than 50% being rounded down to the next whole number).

  Registration Rights

     Pursuant to Section 9 of the Shareholders' Agreement, Mutual and PHC shall have the right to demand on four occasions that Newco effect a registration by preparing and filing a registration statement in compliance with the Securities Act (and any post-effective amendments filed or required to be filed); provided, however, that (a) the registrable securities pursuant to such request shall have an anticipated aggregate public offering price (before any underwriting discounts and commissions) of not less than $20,000,000; and (b) if in the good faith judgment of the Board based upon the written opinion of a nationally recognized investment banking firm selected by Newco and reasonably acceptable to Mutual and/or PHC, such registration would have a material adverse effect on the market price of the shares of Newco Common Stock and such securities represent more than twenty percent (20%) of the then outstanding shares of Newco Common Stock, Newco shall have the right to limit the number of registrable securities to be registered pursuant to such request; provided, however, that Newco shall use reasonable commercial efforts to register not less than fifty percent (50%) of the number of the securities requested to be registered or to facilitate a private sale of such number of such securities to institutional investors in a manner that would ameliorate the anticipated material adverse effect of any such sale on the market price of the shares of Newco Common Stock. Not withstanding the foregoing, if, at the time of such request, all shares then requested to be sold could be sold pursuant to Rule 144(k) under the Securities Act, then the Newco shall not be obligated to pay registration expenses of more than $75,000 in connection with such registration. In addition to the right to
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

demand registration of shares of Newco Common Stock, Mutual and PHC shall have the right to participate in any other registered public offering of Newco Common Stock as a selling stockholder.

  Effect on Newco Rights Agreement

     At or prior to the Effective Time, Newco shall have adopted the Newco Rights Agreement, substantially in the form attached as Exhibit 8 to the Combination Agreement, pursuant to which PHC, Mutual and/or any Mutual Affiliate shall be exempt from the definition of an "Acquiring Person" (as defined under the Newco Rights Agreement) for so long as none of PHC, Mutual and/or any Mutual Affiliate has breached in any material respect, any provision of Sections 1(a) or 4 of the Shareholders' Agreement while such sections remain effective, and after such Sections shall no longer be effective, until such time as Mutual and the Mutual Affiliates shall collectively Beneficially Own less than fifteen percent (15%) of the Newco Common Stock.

ADMINISTERED HEALTH INSURANCE POLICIES

     At or prior to the Effective Time, Newco will enter into the Management Services Agreement to manage the Administered Health Insurance Policies. The Management Services Agreement will terminate on December 31, 1999 at which time Newco's indirectly wholly-owned subsidiary, CHLIC, will have the obligation, pursuant to a Renewal Rights Agreement, to offer to renew the insurance policies constituting the Administered Health Insurance Policies then in force, and to reinsure, pursuant to a Coinsurance Agreement, all such policies whose holders elect to renew with Mutual instead of CHLIC.

  Management Services Agreement

     Pursuant to the Management Services Agreement, Mutual will appoint Newco at the Effective Time to provide the management services specified in Schedule 2.01 thereto (the "Management Services") during the period commencing at the Effective Time and ending on December 31, 1999 with respect to the Administered Health Insurance Policies. The Management Services to be provided under the agreement include, without limitation, financial consulting, state and federal government relations, customer relations, sales support, sales management, product development, systems consultation, claim product oversight, customer satisfaction feedback, underwriting oversight and competitiveness evaluation. In addition, in order to support the orderly administration and transition of Administered Health Insurance Policies, Newco may provide additional services outside the scope of services described in the Management Services Agreement which are in lieu of similar services which would have been provided by Mutual. Mutual and Newco will mutually agree in advance on the scope of these additional services and the compensation or reimbursement to be provided for such services. As compensation for the Management Services to be rendered by Newco, Mutual shall pay to Newco a monthly management fee equal to three and three-tenths percent (3.3%) of Net Premiums (as defined under the Management Services Agreement) earned by Mutual during such month in accordance with GAAP on or before the 30th day of each month with respect to Net Premiums received during the previous month. Mutual estimates that the Net Premiums will be approximately $550 million for fiscal year 1997. The month management fee was determined by Coventry, on behalf of Newco, and Mutual through arms length negotiations.

  Renewal Rights Agreement

     Pursuant to the terms of the Renewal Rights Agreement, (i) Mutual will provide to CHLIC on the first Business Day after January 1, 2000, and from time to time thereafter, a true and complete list of the insured parties, and a summary of the coverages provided, under the Administered Health Insurance Policies; (ii) in connection with the non-renewal of such policies by Mutual, to the extent permitted by applicable law and contractual obligations, Mutual shall send to each insured party written notice encouraging such insured party to renew such policy with CHLIC; and (iii) CHLIC shall, in connection with the first expiration of each Administered Health Insurance Policy on or after January 1, 2000, (or, with respect to such policies renewed by Mutual subsequent to January 1, 2000, in connection with the next such expiration), offer to renew and make a good faith effort to renew each such policy.

  Coinsurance Agreement

     On and after January 1, 2000, to the extent that customers choose to renew the Administered Health Insurance Policies with Mutual instead of CHLIC, CHLIC will reinsure the Administered Health Insurance Policies in accordance with the terms of the Coinsurance Agreement. Pursuant to the Coinsurance Agreement, Mutual agrees to reinsure with CHLIC, and CHLIC agrees to indemnify Mutual for,
(a) all Ultimate Net Loss (as defined under the Coinsurance Agreement) incurred by Mutual under the reinsured policies (the "Policies") and (b) unearned premiums returned to policyholders upon the cancellation of Policies on or after such date (the "Reinsured Risks"). Coventry expects that Newco will, during the twelve month period immediately following the effectiveness of the Coinsurance Agreement, renew the Policies pursuant to the terms of the Rights Renewal Agreement as described below.

NEWCO WARRANT

     Newco will issue to Mutual at the Effective Time the Newco Warrant that gives Mutual the right to purchase from Newco that number of shares of Newco Common Stock equal to 66 2/3% of the total number of shares of Newco Common Stock as shall actually be issued by Newco upon the exercise or conversion of the Coventry Options, Coventry Warrants and PHC Options, issued and outstanding at the Effective Time upon the same terms and conditions as set forth in the Coventry Options, Coventry Warrants and PHC Options, respectively. As of December 5, 1997, Coventry had outstanding 3,302,587 Coventry Options with an average exercise price of $13.47 and 2,477,766 Coventry Warrants with an average exercise price of $10.79. As of December 31, 1997, PHC has outstanding 750,000 PHC Options with an exercise price per share of $14.50. Mutual's right to purchase shares of Newco Common Stock under the Newco Warrant will vest, from time to time, with respect to the number of shares of Newco Common Stock as shall be issued upon exercise of the Coventry Options, Coventry Warrants or PHC Options upon receipt of notice from Newco of the exercise and issuance of such shares and shall terminate upon the expiration of the Newco Warrant on the later of (x) the 90th day following receipt of notice of exercise of the underlying Coventry Option, Coventry Warrant or PHC Option or (y) the expiration of the exercise periods of such underlying option or warrant. Based on the exercise periods of the underlying Coventry Options, Coventry Warrants or PHC Options, the Newco Warrant will terminate with respect to 6% through 2003, and 44%, 3%, 20%, 26%, and 1% of the shares covered thereby in the years 2004 through 2008, respectively.

ANCILLARY AGREEMENTS

     At the Effective Time, Mutual and Newco shall enter into the Marketing Services Agreement, the License Agreement, the Transition Agreement and the PPO Agreements. Pursuant to the Marketing Services Agreement, Mutual shall engage Newco to provide certain marketing and support services in the Newco Markets for certain of Mutual's businesses other than the Administered Health Insurance Policies. Mutual will compensate Newco in the amount of $4 million per calendar quarter in 1998 and $2.5 million per calendar quarter in 1999 for the services to be rendered under the Marketing Services Agreement. In order to permit Newco to perform its services under the Marketing Services Agreement, Mutual and Newco will enter into the License Agreement pursuant to which Mutual shall grant Newco and its subsidiaries a royalty free license to use Mutual's name and marks in the United States subject to certain restrictions and required approvals. Pursuant to the Transition Agreement, Mutual shall provide certain administrative functions and services to Newco necessary for the operation of the PHC Business. In addition, at or prior to the Effective Time, Mutual, PHC and/or PHC's subsidiaries shall terminate any agreements, arrangements or commitments between them as such relate to the PHC Business. At the Effective Time, Newco shall assume the PPO Agreements currently in force between Mutual, PHC and/or PHC's subsidiaries, pursuant to which Mutual shall have the option to access Newco's PPOs for certain of Mutual's clients in the Newco Markets. The existing PPO Agreements between Mutual and PHC and its subsidiary will be amended prior to the Effective Time to increase the fee payable by Mutual thereunder to a fee equal to $2.50 per program member per month plus a percentage of savings expected to equal $4 million per calendar quarter in 1998 and $2 million per calendar quarter in 1999. The fees under the Marketing Services Agreement was determined by arms length negotiation between Coventry, on behalf of Newco, and Mutual, and the amended fees under the PPO Agreements were determined by Coventry, on behalf of Newco, PHC and Mutual.

INTERESTS OF CERTAIN PERSONS IN THE BUSINESS COMBINATION

     In considering the recommendations of the Board of Directors of Coventry with respect to the Combination Agreement and the transactions contemplated thereby, stockholders of Coventry should be aware that certain members of the management of Coventry and the Board of Directors of Coventry have certain interests in the Business Combination that are in addition to the interests of the stockholders generally. Coventry will become a direct, wholly owned subsidiary of Newco upon consummation of the Merger. The Board of Directors of Newco immediately prior to the Effective Time will consist of fifteen members, nine of whom currently serve as members of Coventry's Board of Directors and six of whom will be designees of Mutual. The executive officers of Newco immediately prior to the Effective Time, will consist of substantially all of the current executive officers of Coventry and certain executive officers of PHC. The directors and executive officers of Newco immediately prior to the Effective Time will serve as the initial directors and executive officers of Newco after the Effective Time. The directors and executive officers of Newco that are currently officers of Coventry hold Coventry Options to purchase 1,048,536 shares of Coventry Common Stock. The directors and executive officers of Newco that are currently executive officers of PHC hold PHC Management Options to purchase 750,000 shares of PHC Common Stock. Upon the consummation of the Merger and Capital Contribution, Newco will assume the Coventry Options and the PHC Management Options under the same terms and conditions set forth therein and in the Newco Plan and each such option will be exercisable for that number of shares of Newco Common Stock as shall equal the number of shares of Coventry Common Stock or PHC Common Stock currently issuable upon exercise of the option.

ACCOUNTING TREATMENT

     The Merger and the Capital Contribution will be accounted for as a common control transfer from Coventry to Newco at historical cost and the purchase of the PHC Business by Newco. The historical book basis of the assets, liabilities and shareholders equity of Coventry will become the carrying value of the assets, liabilities and shareholders equity of Newco, and the PHC Assets and PHC Liabilities comprising the PHC Business will be recorded on the books of Newco at their fair value. Any cost in excess of the net asset fair value of the PHC Business, will be amortized using the straight-line method over a period to be determined by Newco based upon its estimate of the useful life of the net assets acquired. The unaudited pro forma selected financial data contained in this Proxy Statement/Prospectus has been prepared using the purchase method of accounting to account for the Business Combination.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following paragraphs set forth the material federal income tax consequences of the Merger and is based upon the Code, the applicable Treasury Department regulations thereunder (the "Regulations"), judicial authority and current administrative rulings and practice, all as in effect as of the date hereof. Future legislation, regulations, administrative rulings or court decisions could significantly change such authorities either prospectively or retroactively. The following discussion does not address the consequences of the Merger under state, local or foreign law nor does the discussion address all aspects of federal income taxation that may be important to a stockholder in light of such stockholder's particular circumstances or to stockholders subject to special rules including, without limitation, foreign institutions, insurance companies, tax-exempt entities, dealers in securities or persons who acquired Coventry stock pursuant to the exercise of an employee option (or otherwise as compensation) or any other derivative security. In addition, this discussion applies only to a holder (a) who is a U.S. citizen or resident, a U.S. corporation, partnership, or other entity created or organized under the laws of the United States, or an estate or trust other than a "foreign estate" or "foreign trust" as defined in Section 7701(a)(31) of the Code and (b) who holds his respective shares of Coventry stock as capital assets within the meaning of
Section 1221 of the Code.

     No ruling from the Internal Revenue Service (the "IRS") concerning the federal income tax consequences of the Merger will be requested. It is a condition to the Combination Agreement that Coventry receive an opinion from Bass, Berry & Sims PLC that the Merger qualifies for federal income tax purposes as a reorganization under Section 368(a)(2)(E) of the Code and that Coventry and the Coventry shareholders exchanging Coventry Common Stock will recognize no gain or loss for Federal income tax purposes as a result of the consummation of the Merger. The opinion will be based upon (i) certain assumptions set forth therein and (ii) representations by the managements of Coventry and PHC. The opinion referred to above neither binds nor precludes the IRS from adopting a contrary position and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated.

     THE FOLLOWING SETS FORTH THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, WITHOUT REFERENCE TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY PARTICULAR SHAREHOLDER. IN ADDITION, ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER ARE NOT ADDRESSED HEREIN. THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER ARE ALSO NOT DISCUSSED HEREIN. EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH SUCH STOCKHOLDER'S TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER.

  Tax Consequences of the Merger

     Tax Consequences to Coventry Shareholders. Coventry shareholders will not recognize income, gain or loss upon the receipt of Newco Common Stock in exchange for their shares of Coventry Common Stock pursuant to the Merger. A shareholder who receives cash in lieu of a fractional share of Newco Common Stock in the Merger will be treated as first having received such fractional share and as then having exchanged such fractional share for cash in a taxable transaction. Any such gain or loss on the deemed exchange of fractional shares for cash should be capital gain or loss, subject to Section 302 of the Code. The tax basis of the shares of Newco Common Stock received by Coventry shareholders will be the same as the tax basis of the shares of Coventry Common Stock exchanged therefor. The holding period of the shares of Newco Common Stock received by Coventry shareholders will include the holding period of the shares of Coventry Common Stock surrendered therefor. The IRS has taken the position that the receipt of rights to purchase stock at substantially less than market value exercisable only upon certain unsolicited offers to acquire control of the issuer, which are similar to the Newco Rights, is not a taxable exchange or dividend where at the time of the transaction, the rights are not then exercisable and are inseparable from the underlying common stock. Accordingly, the receipt of the Newco Rights by Coventry shareholders will not be taxable.

     Holders of Coventry Warrants who receive warrants to purchase Newco Common Stock in exchange for their Coventry Warrants in the Merger will not recognize gain under regulations of the Treasury Department going into effect with respect to transactions occurring after March 8, 1998. Such an exchange in a reorganization will be treated as an exchange of securities having a principal amount of zero and, hence, will not be a taxable exchange.

     Certain holders of Coventry Options received their Coventry Options in connection with the performance of services, as an employee, officer, director or in some other capacity. Holders of these Coventry Options who receive options to purchase Newco Common Stock in the Merger will not recognize income, gain or loss on the receipt of Newco Options.

     Tax Consequences to Coventry. No income, gain or loss will be recognized by Coventry pursuant to the Merger.

     Information Reporting. In general, each Coventry shareholder will be required to retain records and file with such holder's U.S. federal income tax return a statement setting forth the cost or other basis of stock or securities transferred in the Merger and a statement in full of the amount and fair market value of stock, securities, other property or money received in the Merger.

  Tax Consequences of an Investment in Newco Common Stock

     Cash Dividends. Any cash dividends that are paid in respect of the Newco Common Stock, to the extent paid out of Newco's current or accumulated earnings and profits, will be taxable as ordinary income. Corporate shareholders of Newco generally will qualify for the intercorporate dividends received deduction with respect to such dividends, subject to a minimum holding period and other applicable requirements. To the extent that Newco does not have sufficient current or accumulated earnings and profits, all or a portion of any distribution made with respect to Newco Common Stock in any particular year will not qualify as dividends for United States federal income tax purposes and, as a result, will not be eligible for the dividends-received deduction. A distribution in respect of the Newco Common Stock that does not constitute a dividend for United States federal income tax purposes will represent a non-taxable distribution to the extent of the shareholder's basis in Newco Common Stock (correspondingly reducing such shareholder's basis in such shares of stock) and, to the extent such distribution exceeds the shareholder's basis in such stock, as capital gain. Under certain circumstances, a corporate shareholder that receives "extraordinary dividends," as defined in Section 1059(c) of the Code, is required to reduce its tax basis in the stock on which such dividends are paid by the non-taxed portion of such dividends.

     Backup Withholding. Certain noncorporate shareholders may be subject to backup withholding at a rate of 31% on dividends received on Newco Common Stock if (i) the shareholder fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (ii) Newco is notified by the IRS that the shareholder has failed to report payments of interest and dividends properly or that the taxpayer identification number furnished to Newco is incorrect, or (iii) under certain circumstances, the shareholder fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against such shareholder's United States federal income tax liability and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.

NO APPRAISAL RIGHTS

     Under Section 48-23-102(c) of the Tennessee Business Corporation Act, holders of Coventry Common Stock will not be entitled to dissenters' rights or appraisal in connection with the Merger and Capital Contribution.

EXPENSES

     The Combination Agreement provides that, except as described under "-- Termination Fee; Third Party Bids", all costs and expenses incurred in connection with the Combination Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense, except that expenses of printing and mailing this Proxy Statement/Prospectus shall be shared equally by PHC and Coventry.

THE NASDAQ STOCK MARKET LISTING

     A listing application will be filed with The Nasdaq Stock Market to list the shares of Newco Common Stock to be issued to Coventry stockholders and to PHC in connection with the Business Combination under Coventry's existing symbol, CVTY. Although no assurance can be given that the shares of Newco Common Stock so issued will be accepted for listing, Newco anticipates that these shares will qualify for listing on The Nasdaq Stock Market upon official notice of issuance thereof. It is a condition to the Business Combination that such shares of Newco Common Stock be approved for listing on The Nasdaq Stock Market upon official notice of issuance at the Effective Time.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
                            OF COVENTRY CORPORATION

     The selected consolidated financial data (in thousands, except for membership data) of Coventry for each of the five years ended December 31, 1996, are derived from the audited financial statements of Coventry. The selected consolidated financial and operating data of Coventry for the nine months ended September 30 of 1997 and 1996 is derived from unaudited financial statements which, in the opinion of management, include all adjustments consisting of normal recurring accruals adjustments, necessary for a fair presentation of the financial condition and the results of operations. Operating results for the nine months ended September 30, 1997 are not indicative of results of the full year. The following data should be read in conjunction with "Management's Discussion and Analysis of the Financial Condition and Results of Operations" and the consolidated financial statements, including the notes thereto, included in this Proxy Statement/ Prospectus.

                                                              YEAR ENDED(1)
                                 ------------------------------------------------------------------------
                                 DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                     1992           1993           1994           1995           1996
                                 ------------   ------------   ------------   ------------   ------------
OPERATIONS STATEMENT DATA(3)
Operating revenues.............    $475,454       $641,573       $776,643       $852,390      $1,057,129
Operating earnings (loss)......      27,913         43,177         55,023         (1,275)        (91,346)
Earnings (loss) from continuing
  operations...................      14,171         22,005         29,288             18         (61,287)
  Loss on disposal of
    discontinued operations....      (3,846)            --             --             --              --
  Extraordinary items..........       4,005             --             --             --              --
                                   --------       --------       --------       --------      ----------
Net earnings (loss)............    $ 14,330       $ 22,005       $ 29,288       $     18      $  (61,287)
                                   ========       ========       ========       ========      ==========
Earnings (loss) per share(2):
  Continued operations.........    $   0.51       $   0.74       $   0.93       $   0.00      $    (1.86)
  Discontinued operations......       (0.14)            --             --             --              --
  Extraordinary items..........        0.15             --             --             --              --
                                   --------       --------       --------       --------      ----------
  Net earnings (loss) per
    share......................    $   0.52       $   0.74       $   0.93       $   0.00      $    (1.86)
                                   ========       ========       ========       ========      ==========
Weighted average common and
  common equivalent shares
  outstanding(2)...............      27,547         29,585         31,425         32,164          33,011
BALANCE SHEET DATA(3)
Cash and investments(4)........    $ 65,488       $116,014       $133,975       $144,469      $  168,423
Total assets...................    $207,836       $266,971       $343,771       $385,675      $  448,945
Long-term obligations and notes
  payable (including current
  maturities)..................    $ 59,856       $ 53,017       $ 73,643       $ 77,868      $  102,985
Stockholders' equity and
  partners' capital(5).........    $ 69,679       $ 96,906       $134,124       $153,851      $  100,427
OPERATING STATEMENT DATA(3)
Membership at December 31:
  Commercial...................     344,858        423,023        468,743        510,815         592,001
  Medicare(6)..................      16,594         17,907         19,068         18,890          27,507
  Medicaid(7)..................          --          6,930         26,143         73,550         121,599
  Management Services..........       2,861         61,458         67,003         92,232         152,969
                                   --------       --------       --------       --------      ----------
Total..........................     364,313        509,318        580,957        695,487         894,076
                                   ========       ========       ========       ========      ==========

                                     NINE MONTHS ENDED(1)
                                 -----------------------------
                                 SEPTEMBER 30,   SEPTEMBER 30,
                                     1996            1997
                                 -------------   -------------
OPERATIONS STATEMENT DATA(3)
Operating revenues.............     $767,577        $907,120
Operating earnings (loss)......      (16,647)         14,870
Earnings (loss) from continuing
  operations...................       (9,148)          8,397
  Loss on disposal of
    discontinued operations....           --              --
  Extraordinary items..........           --              --
                                    --------        --------
Net earnings (loss)............     $ (9,148)       $  8,397
                                    ========        ========
Earnings (loss) per share(2):
  Continued operations.........     $  (0.28)       $   0.25
  Discontinued operations......           --              --
  Extraordinary items..........           --              --
                                    --------        --------
  Net earnings (loss) per
    share......................     $  (0.28)       $   0.25
                                    ========        ========
Weighted average common and
  common equivalent shares
  outstanding(2)...............       32,839          33,505
BALANCE SHEET DATA(3)
Cash and investments(4)........     $148,131        $217,590
Total assets...................     $445,803        $437,121
Long-term obligations and notes
  payable (including current
  maturities)..................     $108,061        $ 98,086
Stockholders' equity and
  partners' capital(5).........     $151,924        $113,230
OPERATING STATEMENT DATA(3)
Membership at December 31:
  Commercial...................      592,110         612,645
  Medicare(6)..................       23,696          38,285
  Medicaid(7)..................      110,624         102,271
  Management Services..........      150,994         144,557
                                    --------        --------
Total..........................      877,424         897,758
                                    ========        ========

---------------
(1) The medical loss ratio (health benefits as a percentage of managed care premiums) was 82.4%, 81.8%, 79.8%, 84.5% and 89.9% in 1992, 1993, 1994,
    1995, and 1996, respectively. The medical loss ratio was 86.5% and 86.6% for the nine months ending September 30, 1996 and September 30, 1997, respectively.

(2) Reflects the two-for-one split of Coventry's common stock which occurred in August 1994.

(3) All periods presented have been restated for the merger with HCUSA in 1995, Southern Health Management Corporation ("SHMC") in 1994 and for discontinued operations.

(4) Certain reclassifications have been made to the financial statements to conform to the 1997 presentation.

(5) The predecessor company of SHMC was an S Corporation.

(6) Included both full risk and cost-based members.

(7) Effective June 30, 1997, Coventry discontinued its Medicaid operations in Jacksonville, Florida.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                            OF COVENTRY CORPORATION

                        YEAR ENDED DECEMBER 31, 1996 AND
           QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

     Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking information which is based upon current expectations and involves a number of risks and uncertainties. The forward-looking statements may be affected by a number of factors, including the risk factors set forth herein under "Risk Factors," and consequently, actual operations and results may differ materially from those expressed in these forward-looking statements.

RESULTS OF OPERATIONS

     The following table is provided to facilitate a more meaningful discussion regarding the results of Coventry's operations for the three years ended December 31, 1996 and the nine months ended September 30 of 1997 and 1996.

                                   1994                           1995                                  1996
                           ---------------------   ----------------------------------   ------------------------------------
                                      PERCENT OF              PERCENT OF    PERCENT                  PERCENT OF    PERCENT
                                      OPERATING               OPERATING     INCREASE                 OPERATING     INCREASE
                            AMOUNT     REVENUES     AMOUNT     REVENUES    (DECREASE)     AMOUNT      REVENUES    (DECREASE)
                           --------   ----------   --------   ----------   ----------   ----------   ----------   ----------
Operating revenues:
 Managed care premiums...  $769,935      99.1%     $844,032       99.0%         9.6%    $1,035,778      98.0%        22.7%
 Management services.....     6,708       0.9%        8,358        1.0%        24.6%        21,351       2.0%       155.5%
                           --------       ---      --------     ------                  ----------       ---
 Total operating
   revenues..............   776,643     100.0%      852,390      100.0%         9.8%     1,057,129     100.0%        24.0%
                           --------       ---      --------     ------                  ----------       ---
Operating expenses:
 Health benefits (1).....   614,144      79.1%      713,226       83.6%        16.1%       930,739      88.0%        30.5%
 Selling, general and
   administrative........    94,684      12.2%      123,523       14.5%        30.5%       165,081      15.6%        33.6%
 Depreciation and
   amortization..........     9,437       1.2%       14,666        1.7%        55.4%        42,862       4.1%       192.3%
 Gain on sale of medical
   offices...............
 Other charges...........                                                                    9,793       0.9%          --
 Merger costs............     3,355       0.4%        2,250        0.3%       (32.9)%
                           --------       ---      --------     ------                  ----------       ---
Operating earnings
 (loss)..................    55,023       7.1%       (1,275)      (0.1)%     (102.3)%      (91,346)     (8.6)%         NM
Other income, net........     5,003       0.6%        7,705        0.9%        54.0%        13,379       1.2%        73.6%
Interest expense.........    (2,731)     (0.4)%      (4,881)      (0.6)%       78.7%        (6,257)     (0.6)%       28.2%
                           --------       ---      --------     ------                  ----------       ---
Earnings (loss) before
 income taxes and
 minority interest.......    57,295       7.3%        1,549        0.2%       (97.3)%      (84,224)     (8.0)%         NM
Net earnings (loss)......  $ 29,288       3.8%     $     18        0.0%       (99.9)%   $  (61,287)     (5.8)%         NM
                           ========                ========                             ==========
Membership at December 31:
 Commercial..............   468,743                 510,815                                592,001
 Medicare (2)............    19,068                  18,890                                 27,507
 Medicaid................    26,143                  73,550                                121,599
 Management services.....    67,003                  92,232                                152,969
                           --------                --------                             ----------
                            580,957                 695,487                                894,076
                           ========                ========                             ==========

                                30-SEPT-96                     30-SEPT-97
                           ---------------------   ----------------------------------
                                      PERCENT OF              PERCENT OF    PERCENT
                                      OPERATING               OPERATING     INCREASE
                            AMOUNT     REVENUES     AMOUNT     REVENUES    (DECREASE)
                           --------   ----------   --------   ----------   ----------
Operating revenues:
 Managed care premiums...  $757,277      98.7%     $892,357      98.4%         17.8%
 Management services.....    10,300       1.3%       14,763       1.6%         43.3%
                           --------       ---      --------       ---
 Total operating
   revenues..............   767,577     100.0%      907,120     100.0%         18.2%
                           --------       ---      --------       ---
Operating expenses:
 Health benefits (1).....   655,322      85.4%      772,363      85.1%         17.9%
 Selling, general and
   administrative........   108,876      14.2%      124,892      13.8%         14.7%
 Depreciation and
   amortization..........    11,783       1.5%        9,913       1.1%        (15.9)%
 Gain on sale of medical
   offices...............                           (14,918)     (1.6)%          --
 Other charges...........     8,243       1.1%
 Merger costs............        --        --            --        --            --
                           --------       ---      --------       ---
Operating earnings
 (loss)..................   (16,647)     (2.2)%      14,870       1.6%        189.3%
Other income, net........     6,546       0.9%        7,435       0.8%         13.6%
Interest expense.........    (5,345)     (0.7)%      (8,278)     (0.9)%        54.9%
                           --------       ---      --------       ---
Earnings (loss) before
 income taxes and
 minority interest.......   (15,446)     (2.0)%      14,027       1.5%        190.8%
Net earnings (loss)......  $ (9,148)     (1.2)%    $  8,397       0.9%        191.8%
                           ========                ========
Membership at December 31
 Commercial..............   592,110                 612,645
 Medicare (2)............    23,696                  38,285
 Medicaid................   110,624                 102,271
 Management services.....   150,994                 144,557
                           --------                --------
                            877,424                 897,758
                           ========                ========

---------------
(1) The medical loss ratio (health benefits as a percentage of managed care premiums) was 89.9%, 84.5% and 79.8% in 1996, 1995 and 1994, respectively.
    The medical loss ratio was 86.5% and 86.6% for the nine months ending September 30, 1996 and September 30, 1997, respectively.

(2) Includes both full risk and cost-based members.

GENERAL

     During the three year period ended December 31, 1996, Coventry experienced substantial growth in operating revenues due primarily to membership growth. Coventry achieved this membership growth through marketing efforts, acquisitions, geographic expansion and increased product offerings, including the introduction of Medicare and Medicaid risk products in 1995.

     Coventry's managed care premium revenues during the three year period ended December 31, 1996 were comprised primarily of commercial premiums from its HMO products and flexible provider products, including PPO and POS products for which Coventry assumes full underwriting risk. Fully insured PPO/POS premiums are typically lower than HMO premiums due to the medical underwriting and the deductibles and copayments required from the PPO/POS members. Additional revenue was earned for other medical services provided on a fee-for-service basis in company-operated medical offices.

     Premium rates for commercial HMO products are reviewed by various state agencies based on rate filings. While Coventry has not had such filings modified, no assurance can be given that approvals for rate submissions will continue. Premium rates for the Medicaid and Medicare risk products are established by governmental regulatory agencies and may be reduced by regulatory action. No assurance can be given that premium rates will not decrease in the future.

     Coventry's management services revenues result from operations in which Coventry's health plans provide administrative and other services to self-insured employers. Coventry receives an administrative fee for these services, but does not assume underwriting risk. A portion of these revenues, however, are dependent upon Coventry meeting specific performance criteria.

     Coventry's operating expenses are primarily medical costs including medical claims under contracted relationships with a wide variety of providers, capitation payments and expenses relating to the operation of Coventry's health centers. Medical claims expense also includes an estimate of claims incurred but not reported ("IBNR"). Coventry believes that the estimates for IBNR liabilities relating to its businesses are adequate in order to satisfy its ultimate claims liability with respect thereto. In determining Coventry's medical claims reserves, Coventry employs plan by plan standard actuarial reserve methods (specific to the plan's membership, product characteristics, geographic territories and provider network) which consider utilization frequency and unit costs of inpatient, outpatient, pharmacy, and other medical costs as well as claim payment backlogs and the changing timing of provider reimbursement practices. Calculated reserves are reviewed by underwriting, finance and accounting, and other appropriate plan and corporate personnel and judgments are then made as to the necessity for reserves in addition to the above calculated amounts. Changes in assumptions for medical costs caused by changes in actual experience, changes in the delivery system, changes in pricing due to ancillary capitation and fluctuations in the claims backlog could cause these estimates to change in the near term. Coventry periodically monitors and reviews IBNR, and as actual settlements are made or accruals adjusted, differences are reflected in current operations.

     The following discussion should be read in conjunction with the accompanying consolidated financial statements and notes.

NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

     Managed care premiums increased $135.1 million, or 17.8%, from the prior year nine months. This increase is a result of risk membership growth of 26,771, or 3.7%, from the prior period. The relatively small growth in risk membership reflects the closing of the Florida Medicaid plan effective June 30, 1997, which had 21,747 members. The revenue increase in the first nine months was enhanced by the growth in Medicare risk membership (which has a significantly higher per member per month premium when compared to the commercial products) and increases in premium rates as members renew.

     Management services revenue increased $4.5 million or 43.3% from the prior year. This increase is primarily attributable to the increase in the average per member per month administration fee and revenues from transition services provided to the global capitation provider in St. Louis, Missouri.

     Health benefits expense increased $117.0 million, or 17.9%, in 1997, compared to 1996, as a result of the increase in risk enrollment and increases in medical costs. Coventry's medical loss ratio increased to 86.6% from 86.5% in the corresponding nine months. Medical loss ratios increased in the central Pennsylvania region due to increases in inpatient alternatives (such as outpatient surgery), referrals to specialists, pharmacy and increased health benefit expense associated with the Medicaid membership. Significant medical cost increases in the Medicare risk product in St. Louis, Missouri were a result of increased Medicare risk membership and high utilization of inpatient services. Approximately $153 million and $50 million (19.8% and 6.9% of health benefit expense for the 1997 period) represented amounts paid or accrued with respect to global capitation agreements with respectively, Alleghany Health, Education and Research Foundation ("AHERF") and BJC Health System ("BJC"). See "Risk Factors -- Risks of Agreements with Providers" for a discussion of the credit and operational risk associated with global capitation agreements with single provider organizations.

     Coventry determined, at the end of 1996, that its Florida operations were not sufficiently profitable to justify a continued presence in the Florida market and, as a result, Coventry discontinued operations in the Florida HMO market on June 30, 1997. Coventry established a reserve of $1.2 million at December 31, 1996 to reflect the anticipated costs of exiting this market and the reserve is believed to be sufficient to cover the anticipated costs. During the third quarter of 1997, Coventry began to exit its Medicaid operations in Pennsylvania. On September 30, 1997 the Medicaid membership was 4,236 and 18,043 in western Pennsylvania and central Pennsylvania, respectively.

     Selling, general and administrative ("SGA") expense increased $16.0 million, or 14.7%, from the prior year corresponding nine months. SGA in the first half of 1996 included termination costs of $6.0 million related to personnel reductions associated with streamlining Coventry's administrative processes and reducing staffing in its medical offices. The increase in SGA is primarily attributable to the increase in full risk membership, additional personnel costs relating to the re-engineering of administrative processes in claims processing, information systems and customer services and costs associated with the growth of Coventry's Medicare risk product.

     At the end of the second quarter of 1996, Coventry established reserves totaling $8.2 million for anticipated losses on multi-year contracts with certain employer groups, primarily in the St. Louis market. Coventry expects to utilize these reserves over the remaining lives of the contracts and then either discontinue these products or significantly change the terms and conditions of the contracts with these parties. The contracts expire at varying dates through 1999 and cover approximately 30,000 members. Coventry continually evaluates the underlying costs expected to be incurred in servicing the contracts.

     Depreciation and amortization decreased $1.9 million, or 15.9%, from 1996. This decrease is primarily the result of the medical office sales in 1997.

     As discussed in note 4 to the condensed unaudited consolidated financial statements, effective March 31, 1997, Coventry sold the majority of its western Pennsylvania medical offices to AHERF. The sales price was $20 million and the transaction resulted in a pretax gain of approximately $6.0 million. Also, effective May 1, 1997, Coventry completed the sale of its St. Louis, Missouri medical offices to BJC. The sales price was $26.9 million and the transaction resulted in a pretax gain of approximately $9.6 million. During the third quarter, Coventry completed the sale of the remaining medical offices in Pennsylvania. The sales price for the third quarter transactions was $2.4 million and resulted in a pretax loss of $0.6 million.

     Other income increased $0.9 million primarily due to higher cash and investments when compared to the prior year. Interest expense increased $2.9 million due primarily to a higher interest rate on Coventry's term loan.

     Earnings from operations were $14.9 million, or $31.5 million more than the prior year nine months. Excluding the 1997 gain from the medical office sales and the 1996 termination costs and contract loss provisions, the operating loss would have been $48 thousand, or $2.4 million less than the loss for the nine months ended September 30, 1996. This $2.4 million decrease in the operating loss for the nine months ended September 30, 1997 is primarily attributable to lower depreciation and amortization resulting from the medical office sales.

     Coventry's net income was $8.4 million, or $17.5 million more than the prior year nine months. Net income per common and common equivalent share was $0.25 per share in the first nine months of 1997 compared to a $0.28 loss per share in the first nine months of 1996. The weighted average common and common equivalent shares outstanding were approximately 33,305,000 and 32,839,000 for the nine months ended September 30, 1997 and 1996, respectively.

COMPARISON OF 1996 TO 1995

     Managed care premiums increased $191.7 million, or 22.7%, to $1,036 million for the year ended 1996 compared to 1995. The increase was primarily attributable to the 137,852 member, or 22.9%, increase in risk membership from the prior year. Of this enrollment growth, 48,049 members, or 35%, were related to the Medicaid product and 81,186 members, or 59%, were commercial members. The effect on revenues of the increased membership was partially offset by changes in commercial membership mix, with an increased percentage of that membership composed of the lower premium PPO and POS products compared to the HMO products, and a 4.3% decline in average HMO premium yield. The decline in average HMO premium yield of $5.57 on a per member per month basis equated to a reduction in premiums of approximately $26.5 million in 1996 when compared to 1995. Membership as of December 31, 1995 and 1996 was as follows:

                           COMMERCIAL            MEDICARE
                       ------------------    ----------------
                         HMO      PPO/POS     COST      RISK     MEDICAID    NON-RISK     TOTAL
                       -------    -------    ------    ------    --------    --------    -------
1995
Western PA...........  144,498    71,896      4,782                           30,977     252,153
Central PA...........  102,772    17,154        443                           38,391     158,760
St. Louis............   87,973    28,726     13,234       431      47,388     11,895     189,647
Richmond.............   55,267     2,529                                      10,969      68,765
Jacksonville(1)......                                              26,162                 26,162
                       -------    -------    ------    ------     -------    -------     -------
     Total...........  390,510    120,305    18,459       431      73,550     92,232     695,487
                       =======    =======    ======    ======     =======    =======     =======
1996
Western PA...........  149,530    92,052      1,957     4,994       2,298     45,565     296,396
Central PA...........  115,780    44,704        466       365      11,836     71,900     245,051
St. Louis............   92,895    39,579      4,794    14,931      76,829     24,574     253,602
Richmond.............   57,047       104                            2,904     10,930      70,985
Jacksonville(1)......      310                                     27,732                 28,042
                       -------    -------    ------    ------     -------    -------     -------
     Total...........  415,562    176,439     7,217    20,290     121,599    152,969     894,076
                       =======    =======    ======    ======     =======    =======     =======

---------------
(1) Effective June 30, 1997, Coventry discontinued its Medicaid operations in Jacksonville, Florida.

     Coventry experienced competitive pressures in its commercial products, which negatively affected the average premium Coventry received and the mix of commercial products sold during 1996. As Coventry entered 1997, management anticipated continued enrollment gains in 1997, although at a slower rate than seen in 1996. Enrollment gains were expected to be lower than gains realized in prior years as Coventry focused on profitability of current products and lines of business, including efforts to increase the average premium yield. Coventry believed that it would lose certain of its existing commercial membership due to more stringent underwriting practices and higher revenue requirements, but that the potential loss in 1997 would be less than 5%.

     Gains in Medicaid and Medicare enrollments increased Coventry's exposure to government regulation of premium levels and other requirements. The impact of legislative or regulatory changes in the Medicaid and Medicare programs could adversely affect enrollment, premiums and profitability of these products.

     Management services revenues increased approximately $13.0 million, or 155.5% from the prior year. The increase is attributable to the approximately 60,737 member increase in this product.

     Health benefits expense increased $217.5 million, or 30.5%, in 1996 compared to 1995 as a result of the increase in full-risk enrollment and increases in medical costs. As a result of the declining premium yields discussed above and increases in medical costs, including the effects of a decline in the proportion of risk membership utilizing staff medical facilities in Pittsburgh, Pennsylvania and St. Louis, Missouri, the medical loss ratios increased in all of Coventry's markets as follows:

                                                            1996       1995
                                                            -----      -----
Western Pennsylvania......................................  88.9%      87.3%
Central Pennsylvania......................................  89.2%      80.0%
St. Louis.................................................  89.7%      86.2%
Richmond..................................................  87.6%      82.5%
Jacksonville..............................................  86.7%      80.0%
     Total................................................  89.9%      84.5%

     Health benefits expense increased on a per member per month basis from 1995 in all markets. The increases in medical costs are attributable to increases in the costs of inpatient services related to Coventry's Medicaid operations, inpatient alternatives (such as outpatient surgery) and pharmacy. Additionally, membership in Coventry's western Pennsylvania medical office operations, which declined during 1995 primarily as a result of the loss of two significant accounts did not recover in 1996, continuing the excess capacity problem for the medical office operations.

     In March 1997, Coventry entered into agreements to sell Coventry's medical offices in western Pennsylvania and St. Louis, Missouri to major provider organizations in these respective markets for $27 million in cash for the St. Louis medical offices and $20 million in cash for the Pittsburgh offices. The agreements were subject to the satisfaction of various conditions, including regulatory approval. Coincident with the sale of the medical offices, Coventry entered into long-term global capitation arrangements with the purchasers of the medical offices, pursuant to which the provider organizations will receive a fixed percentage of premium to cover all of the costs of medical treatment Coventry's globally capitated members receive from the health care systems. Coventry anticipates these arrangements in western Pennsylvania and St. Louis, Missouri will reduce its medical costs as a percentage of premiums, enable Coventry to reduce administrative staff in patient utilization and medical management and effectively shift the risk of medical costs fluctuations to the provider networks. To the extent that Coventry becomes a party to global capitation agreements with a single provider organization serving substantial membership, Coventry becomes exposed to credit and operational risk with respect to such organizations.

     Coventry determined that its Florida Medicaid operations were not sufficiently profitable to justify a continued presence in the Florida market and, as a result, Coventry decided to exit the Florida Medicaid market. Accordingly, Coventry established a reserve of $1.2 million at December 31, 1996 to reflect the anticipated costs of exiting this market.

     Medical claim liability accruals are periodically monitored and reviewed with differences for actual settlements reflected in current operations. In addition to Coventry's procedures for determining reserves as discussed above, Coventry reviews the actual payout of claims relating to prior period accruals, which may take up to six months to fully develop. Medical costs are affected by a variety of factors, including the severity and frequency of claims, that are difficult to predict and may not be entirely within Coventry's control. Coventry continually refines its reserving practices to incorporate new cost events and trends.

     During 1996, Coventry experienced certain fluctuations in claims backlogs and changes in its underlying utilization and cost trends. At the end of each quarter in 1996, Coventry estimated the effects of these events in its reserving methodologies and provided additional estimated expenses.

     During the fourth quarter of 1996, Coventry confirmed through claims payment activity that Coventry's costs had increased during 1996 at levels slightly higher than estimated during the earlier quarters. These additional costs were caused by both continued adverse utilization and cost severity trends. As a result, Coventry recorded additional provisions ($25.6 million) in the fourth quarter of 1996 to reflect additional expenses on prior quarter claims ($4.3 million), to reflect additional expenses for current quarter claims ($3.0 million) and to provide reserves in excess of the actuarial determined midpoint amounts. Coventry decided to provide the additional reserves due to possible unanticipated reserve needs, the growth of Coventry's business and the possible effects of changing provider contracting and reimbursement methodologies. Coventry expects to maintain additional claim reserves as a part of its ongoing reserve determinations.

     SGA increased $41.6 million, or 33.6%, from 1995. As a percentage of total operating revenues, SGA increased from 14.5% in 1995 to 15.6% in 1996 due to increases in costs, declines in commercial premiums and the items discussed below. Coventry decided to cease start-up development activities in certain markets in 1996. As a result of narrowing the focus of new market development, certain capitalized costs totaling $4.3 million were charged to SGA in 1996. During 1996, Coventry also recorded approximately $8.1 million of charges related to personnel terminations and related severance. These charges resulted from administrative and medical office staff reductions due to excess capacity and the outsourcing of certain ancillary services capabilities. Additionally, due to an increase of 32% in premium receivables during 1996 and an increase in the past due amounts due to delinquent collections, provisions for uncollectible accounts were increased by approximately $5.3 million during the year. The additional expenses were incurred during each quarter of the year as the past due amounts increased.

     Depreciation and amortization increased $28.2 million, or 192.3%, from 1995. This increase was due primarily to the write-off of goodwill related to the recently acquired PARTNERS Health Plan of Pennsylvania, Inc. of $20.1 million. In accordance with SFAS 121, Coventry determined that the carrying amounts of certain of its property and equipment (primarily data processing equipment that will not be utilized in the future as a result of a change in management information systems structure determined by Coventry in the fourth quarter) was not recoverable as of December 31, 1996. As a result, approximately $4.3 million of property and equipment charge-offs were recorded in the fourth quarter of 1996.

     Effective March 22, 1996, Coventry purchased the common stock of PARTNERS Health Plan of Pennsylvania, Inc. ("PARTNERS") from Aetna Life & Casualty Company ("Aetna"). At the time of acquisition PARTNERS served approximately 16,000 HMO members in the Pittsburgh area. Consideration for the transaction was approximately $35 million in cash, of which approximately $32.1 million was recorded as goodwill. The acquisition price included, among other typical business assets and goodwill, consideration for non-compete agreements, the expectation of entering into a favorable joint marketing agreement and the opportunity to acquire additional Aetna membership at a favorable price. During the fourth quarter of 1996, Coventry determined that none of the opportunities were being realized, cash flows were short of expectations (losses in 1996 versus projected positive cash flows) and that Aetna had purchased U.S. Healthcare, which has operations in Coventry's service areas. In addition, Coventry filed suit against Aetna and U.S. Healthcare alleging breach of the acquisition agreement, seeking enforcement of the non-compete agreement and requesting other forms of relief. As a result, based on fair value estimates of the intangibles on both the sales recovery and discounted cash flow basis, the intangibles were written down to an amount that supported the estimated fair value ($10.0 million) of the assets. The litigation against Aetna and U.S. Healthcare was settled recently without admission of liability by either party.

     Other charges consisting of provisions for multi-year contracts of $9.8 million were recorded in 1996 to recognize anticipated losses on certain multi-employer group contracts, primarily in the St. Louis market. Coventry is utilizing these reserves over the remaining lives of the contracts and then will either discontinue these contracts or significantly change the terms and conditions of the contracts with these parties. The contracts expire at varying dates through 1999 and cover approximately 30,000 members.

     Operating earnings for the year 1996 decreased $90.1 million from 1995 operating earnings. The decrease is primarily attributable to the decline in commercial yield, the increases in medical claims expense, the increase in IBNR reserves, the asset write-downs and other charges noted above.

     Other income, net increased $5.7 million, or 73.6%, from 1995. This increase was primarily due to a $4.9 million gain on the sale of Champion Dental Services, Inc. recorded in the fourth quarter of 1996.

     Interest expense increased $1.4 million in 1996 over the prior year primarily due to a higher average outstanding debt balance for the year and an increased interest rate on long-term debt. The majority of the approximately $35 million purchase price of PARTNERS Health Plan of Pennsylvania, Inc. was funded through borrowings on Coventry's long-term credit agreement.

     Provision for income taxes reflects a consolidated effective income tax benefit rate of 27.1% for 1996 compared to a provision of 98.7% for 1995. The increase in nondeductible goodwill amortization is the primary cause of the low effective income tax benefit rate in 1996.

     Loss for the year 1996 was $61.3 million. Loss per common and common equivalent share was $1.86 in 1996 compared to $0.00 in the prior year. The weighted average common and common equivalent shares outstanding increased to
33.0 million in 1996 compared to 32.2 million in 1995.

COMPARISON OF 1995 TO 1994

     Managed care premiums increased $74.1 million, or 9.6%, to $844.0 million for the year ended 1995 compared to 1994. The increase was primarily attributable to the 89,301 members, or 17.4%, increase in risk membership from the prior year. Of this enrollment growth, 47,047 members, or 53%, related to the Medicaid product. The effect of the increased membership on revenues was partially offset by changes in membership mix, with membership shifting from HMO products to the PPO and POS products which have lower per member premiums.

     During 1995, Coventry introduced its Medicare risk product and expanded the Medicaid product. Coventry had limited experience with the Medicaid and Medicare products, and as a result, with their underwriting, pricing, and utilization patterns. Gains in Medicaid and Medicare enrollments increased Coventry's exposure to government regulation of premium levels and other requirements. Premium rates paid to Coventry's Medicaid operations in Florida declined in the third quarter of 1995.

     Furthermore, in 1995 Coventry experienced competitive pressures in its commercial products, which negatively affected the average premium that Coventry has historically received from new and existing members, the membership growth opportunities and the mix of products sold. The average commercial premium received by Coventry declined in 1995 by 1.6%.

     Management services revenues increased $1.7 million, or 24.6% from the prior year. The increase is attributable to the approximately 25,200 members, or 37.7%, increase in this product line. Approximately 10,600 of these new non-risk members resulted from the acquisition of a Virginia third party administrator in May 1995.

     Health benefits expense increased $99.1 million, or 16.1%, in 1995 compared to 1994 as a result of the increase in full-risk enrollment and increases in medical costs. The medical loss ratios increased in all of Coventry's markets as follows:

                                                            1995       1994
                                                            -----      -----
Western Pennsylvania......................................  87.3%      77.7%
Central Pennsylvania......................................  80.0%      78.4%
St. Louis.................................................  86.2%      85.3%
Richmond..................................................  82.5%      80.6%
Jacksonville..............................................  80.0%      70.1%
     Total................................................  84.5%      79.8%

     In the western Pennsylvania market, health benefits expense increased 15.5% on a per member per month basis from 1994. The increase in medical costs in the western Pennsylvania market was attributable to higher utilization of inpatient alternatives and consultant services, and in general, each of the markets experienced increases in the costs of inpatient services, inpatient alternatives and consultant services relative to premium increases. Additionally, membership in the western Pennsylvania's medical office operations declined during 1995 primarily as a result of the loss of two significant accounts. Because the operating costs of the medical offices were not reduced, the loss of membership created excess capacity. The premium rate reduction in the third quarter of 1995 in HealthCare USA's Jacksonville Medicaid operations also contributed to the increase in the medical loss ratio.

     Medical claim liability accruals are periodically monitored and reviewed with differences for actual settlements reflected in current operations. In addition to Coventry's procedures for determining reserves as discussed above, Coventry reviews the actual payout of claims relating to prior period accruals, which may take up to six months to fully develop. Medical costs are affected by a variety of factors, including the severity and frequency of claims, that are difficult to predict and may not be entirely within Coventry's control. Coventry continually refines its reserving practices to incorporate new cost events and trends.

     At the end of the second quarter of 1995, Coventry identified adverse trends that were occurring in western Pennsylvania in both the utilization and cost areas. Coventry was also experiencing service delays in several of its major plans, which created fluctuations in its claim backlogs. Coventry, recognizing these factors as a part of its process, increased the medical claims reserves from $66 million at December 1994 to $76 million at June 1995. During the fourth quarter of 1995, Coventry confirmed through claims payment activity that Coventry's costs had increased during 1995 at levels slightly higher than estimated during the earlier quarters. These additional costs were caused by both continued adverse utilization and costs severity trends. As a result, Coventry recorded additional provisions ($13.0 million) in the fourth quarter of 1995 to reflect additional expenses on prior quarter claims ($2.5 million), to reflect additional expenses for current quarter claims ($4.0 million) and to provide reserves in excess of the actuarial determined midpoint amounts. Coventry decided to provide the additional reserves due to possible unanticipated reserve needs, the growth of Coventry's business and the possible effects of changing provider contracting and reimbursement methodologies.

     Selling, general, and administrative expense increased $28.8 million, or 30.5%, from 1994. As a percentage of total operating revenues, SGA increased from 12.2% in 1994 to 14.5% in 1995. During 1995, Coventry recorded approximately $3.0 million of charges related to personnel terminations and related severance. In the fourth quarter of 1995, Coventry decided to narrow the focus of start-up development activities in 1996, while concentrating development and growth efforts in existing and contiguous markets and, as a result, previously capitalized costs incurred prior to and during 1995 of $5.1 million were expensed at year-end. Additionally, a reserve for ongoing litigation and other contingencies of $2.2 million was established.

     The increase in SGA represents primarily product introduction costs, including additional personnel and systems support for government products introduced in 1995. These costs also include other selling, general and administrative costs associated with the geographic expansion of the western Pennsylvania market to West Virginia and eastern Ohio and additional administrative services capabilities.

     Depreciation and amortization increased $5.2 million, or 55.4%, from 1994. This increase was due primarily to the amortization of the goodwill resulting from the purchase of the remaining 20% Penn Group Corporation minority interest and increased depreciation expense corresponding to additions in net property and equipment from 1994.

     Merger costs of $2.3 million include all costs associated with the HealthCare USA merger which was accounted for as a pooling of interests. The 1994 costs were associated with the acquisition of Southern Health Management Corporation in Richmond, Virginia.

     Operating earnings for the year 1995 decreased $56.3 million from 1994 operating earnings. The decrease is primarily attributable to the increase in medical claims expense, SGA, and depreciation and amortization described above.

     Other income, net, consists primarily of investment income and increased $2.7 million, or 54%, from 1994. This increase was primarily due to the increase in cash and investments during the year.

     Interest expense increased $2.2 million in 1995 over the prior year due to a higher average outstanding debt balance for the year. Effective October 31, 1994, Coventry purchased the remaining 20% minority interest in Penn Group Corporation for $50 million. The majority of the purchase price was funded through borrowings on the credit facility.

     Provision for income taxes reflects a consolidated effective income tax rate of 98.7% for 1995 compared to 42.6% for 1994. The increase was primarily due to merger costs of $2.3 million, which are not deductible for tax purposes. The ratio of these costs to pretax earnings was significantly higher in 1995 than in 1994.

     Minority interest in earnings of consolidated subsidiary, net of income taxes decreased $3.6 million in 1995 compared to 1994. The 1994 income reflects ten months of the 20% minority interest in Coventry's Pennsylvania HMO which was held by a third party until its purchase in the fourth quarter of 1994. The 1995 minority interest amount reflects a minority shareholder's 30% interest in Healthcare USA, LLC, the St. Louis-based Medicaid HMO.

     Net earnings decreased $29.3 million, or 99.9%, for the year 1995 compared to 1994. Earnings per common and common equivalent share was $0.00 compared to $0.93 in the prior year. The weighted average common and common equivalent shares outstanding increased to 32.2 million in 1995 compared to 31.4 million in 1994.

LIQUIDITY AND CAPITAL RESOURCES

     Coventry's total cash and investments, excluding deposits of $8.4 million restricted under state regulations, increased $49.2 million to $217.6 million at September 30, 1997 from $168.4 million at December 31, 1996. Cash and cash equivalents increased $55.6 million to $141.2 million at September 30, 1997. Cash provided by operations of $1.1 million in the nine month period was primarily the result of depreciation and amortization and income tax refunds offset by a reduction in medical claims payable resulting from Coventry's new global capitation arrangements where Coventry no longer has medical claims risk for certain members. Cash flows provided by investing activities in the nine month period of $53.5 million were primarily the result of the sales of medical offices and a subsidiary. Cash flows provided by financing activities were the result of the sale of the Coventry Convertible Notes and Coventry Warrants, reduced by long-term debt repayments.

     Cash from operating activities improved by approximately $29 million in 1996 compared to 1995. The decline in net income of approximately $61 million was offset by increased depreciation and amortization of approximately $28 million, an increase in medical claim liabilities of approximately $27 million, an increase in other accrued liabilities of approximately $24 million and cash flows from other working capital items of approximately $11 million.

     Cash from operating activities declined by approximately $50 million in 1995 when compared to 1994. The decline in net income of approximately $29 million was increased by the reduction in current income taxes payable of approximately $15 million and an increase in other assets of approximately $9 million.

     Coventry's HMOs and insurance subsidiaries are required by state regulatory agencies to maintain minimum surplus balances, thereby limiting the dividends Coventry may receive from its HMOs and insurance subsidiaries. After giving effect to these statutory reserve requirements, Coventry's regulated subsidiaries had surplus in excess of statutory requirements of approximately $45.9 million and $41.6 million at September 30, 1997 and December 31, 1996, respectively. Excluding funds subject to regulation, Coventry had cash and investments of approximately $34.2 million and $16.5 million at September 30, 1997 and December 31, 1996, respectively, which are available to pay intercompany balances to regulated companies and for general corporate purposes.

     As a result of losses in the fourth quarter of 1996, Coventry was not in compliance with certain revised financial covenants in its Amended Credit Facility. Coventry entered into the Restated Credit Facility that, along with other changes, converted the amount outstanding under the Restated Credit Facility to a term loan, revised certain financial ratios Coventry is required to maintain, effectively increased the interest rate of the indebtedness by 2.7% (to the greater of prime plus 2% or the federal funds rate plus 2.5%) and revised the amortization period of the loan. The Restated Credit Facility required payments of $10 million on June 30, 1997, $7 million on September 30, 1997, $18 million on December 31, 1997 and $55 million on April 1, 1998. Coventry was in compliance with the covenants contained in the Restated Credit Facility as of September 30, 1997.

     The Restated Credit Facility contains covenants relating to investments in non-admitted assets, operating margin, net worth levels and the creation or assumption of debt or liens on the assets of Coventry. The Restated Credit Facility is collateralized by substantially all of the assets of Coventry.

     On September 30, 1997, the effective interest rate on the indebtedness under the Restated Credit Facility was 10.5%.

     The Restated Credit Facility required Coventry apply 50% of the net cash proceeds from the sale of the Coventry Convertible Notes and warrants to the loan balance, with the payment being applied to reduce 1997 and 1998 amortization payments. The Restated Credit Facility also required Coventry to prepay loans upon receipt of $7.5 million of tax refunds resulting from the carryback of operating losses to prior years, with the prepayment being applied to reduce the December 1997 amortization payment. The Restated Credit Facility requires Coventry to apply 50% of the net cash proceeds of sales of Coventry's capital stock to reduce the scheduled amortization in the inverse order of maturity, prohibits the sale of any substantial subsidiary and restricts Coventry's ability to declare and pay cash dividends on its common stock.

     On April 2, 1997, Coventry announced that it entered into the Warburg Agreement for the purchase by Warburg and Franklin of $40 million of the Coventry Convertible Notes, together with warrants to purchase 2.35 million shares of Coventry's common stock for $42.35 million. The Coventry Convertible Notes are convertible into 4 million shares of Coventry Common Stock. On May 9, 1997, Warburg and Franklin purchased $26.8 million of the Coventry Convertible Notes and 1.6 million warrants for an aggregate purchase price of $28.4 million. Approximately $20 million of the proceeds was utilized to prepay a portion of the outstanding indebtedness under the Restated Credit Facility. Following approval from certain state insurance regulators, the remaining investment by Warburg of approximately $13.9 million was completed on June 30, 1997 and the total proceeds were used to retire $14 million of indebtedness under the Restated Credit Facility. The $14 million payment was comprised of $7.0 million of mandatory prepayments from the Warburg proceeds, $1.4 million for the required June 30 payment, $0.5 million of the anticipated tax refund and $5.1 million of optional prepayment. During the third quarter of 1997, Coventry made payments of $7.8 million on the Restated Credit Facility. The payments included $7.0 million of the income tax refund and $0.8 million from the exercise of stock options.

     The Coventry Convertible Notes will be exchangeable at Coventry's option for shares of convertible preferred stock. Interest is payable semi-annually and accrues at 8.3%. Interest is payable in additional Coventry Convertible Notes and as a result, the accrued interest at September 30, 1997 has been added to the outstanding indebtedness.

     As a result of the 1997 payments, at September 30, 1997, the payments required on December 31, 1997 and April 1, 1998 under the Restated Credit Facility were reduced to $5.2 million and $43.1 million, respectively.

     Projected capital investments in 1997 of approximately $10 million consist primarily of computer hardware, software and related equipment costs associated with the development and implementation of improved operational and communications systems.

     Coventry believes that cash flows generated from operations, cash on hand and investments, excess funds in certain of its regulated subsidiaries and other financing alternatives will be sufficient to fund continuing operations and debt service obligations through March 31, 1998. Coventry believes that completion of the Warburg transaction, strengthening its underwriting processes, entering into global capitation arrangements, completing the medical office sales and re-engineering its administrative processes will have a favorable effect on liquidity in 1997 and future periods. As of December 31, 1997 Coventry entered into an amendment to the Restated Credit Facility to extend the term of the credit agreement to April 1, 1999. The amendment lowered interest rates and modified certain covenants on terms more favorable to Coventry. Coventry's investment guidelines emphasize investment grade fixed income instruments in order to provide short-term liquidity and minimize the risk to principal.

LEGISLATION AND REGULATION

     Numerous proposals have been introduced in the United States Congress and various state legislatures relating to health care reform. Some proposals, if enacted, could among other things, restrict Coventry's ability to raise prices and to contract independently with employers and providers. Certain reform proposals favor the growth of managed health care, while others would adversely affect managed care. Although the provisions of any legislation adopted at the state or federal level cannot be accurately predicted at this time, management of Coventry believes that the ultimate outcome of currently proposed legislation would not have a material adverse effect on Coventry and its results of operations in the short run.

     As a result of the introduction of Medicare and Medicaid risk products in 1995, Coventry is subject to regulatory and legislative changes in those two government programs. On August 5, 1997, the President signed into law the Balanced Budget Act of 1997. This law made revisions to the Medicare program, including permitting provider-sponsored organizations to offer services to Medicare beneficiaries, and requiring managed care plans serving Medicare beneficiaries to make medically necessary care available 24 hours a day, to provide coverage a "prudent lay person" would deem necessary and to provide grievance and appeal procedures, and prohibiting such plans from restricting providers' advice concerning medical care. Coventry does not believe this legislation will have a material adverse effect on its operations.

DISCONTINUED OPERATIONS

     Effective January 1, 1995, Coventry entered into an agreement with United Insurance Companies, Inc. ("United"), whereby United assumption reinsured a closed book of business comprised of traditional indemnity insurance policies that were offered by Coventry's insurance subsidiary prior to 1993. United has managed these discontinued operations since December 1992. Under the terms of the agreement, United assumed substantially all of the closed book of business claims, unearned premium reserves, and all other statutory liabilities, except for certain litigation reserves that are retained by Coventry.

LITIGATION AND INSURANCE

     Coventry may be subject to certain types of litigation, including medical malpractice claims; claim disputes pertaining to contracts and other arrangements with providers, employer groups and their employees and individual members; and disputes relating to HMO denials of coverage for certain types of medical procedures or treatments. In addition, Coventry has contingent litigation risk in connection with certain discontinued operations. Such litigation may result in losses to Coventry. Coventry maintains insurance coverage in amounts Coventry believes to be adequate including professional liability (medical malpractice) and general liability insurance. Contracting physicians are required to maintain professional liability insurance. In addition, Coventry carries "stop-loss" reinsurance to reimburse it for costs resulting from catastrophic injuries or illnesses to its members. Nonetheless, no assurance can be given as to the future availability or cost of such insurance and reinsurance or that litigation losses will not exceed the limits of the insurance coverage and reserve. In the opinion of management and based on the facts currently known, the outcome of these actions will not have a material adverse effect on the financial position or results of the operations of Coventry.

NEW ACCOUNTING STANDARDS

     Effective January 1, 1996, Coventry adopted Statement of Financial Accounting Standards Number 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and Statement of Financial Accounting Standards Number 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." The adoption of provisions of SFAS 121 and SFAS 123 had no material effect on the financial position or results of operations of Coventry.

     The Financial Accounting Standards Board has approved statements of financial accounting standards effective for fiscal period ending after December 15, 1997, which establishes standards for computing and presenting earnings per share and also establishes standards with respect to disclosure of information about an entity's capital structure. Coventry is required to adopt the provisions in the fourth quarter of 1997 and does not expect the adoption thereof to have a material effect on Coventry's financial position or results of operations.

INFLATION

     Health care cost inflation has exceeded the general inflation rate and Coventry has implemented cost control measures and risk sharing arrangements which seek to reduce the effect of health care cost inflation. During 1995 and 1996, Coventry experienced downward pressure in premium rates, and as a result has implemented further cost control measures to reduce both medical and administrative expenses. An inability to successfully reduce expenses as a percentage of premium adversely impacted Coventry's results of operations in 1996.

INCOME TAXES

     In its income tax returns, Coventry is amortizing approximately $21 million of its intangible assets over periods ranging from three to eight years. In the consolidated financial statements in the caption "Goodwill and Intangible Assets" is an aggregate of $116.4 million of goodwill at December 31, 1996 which, for financial reporting purposes, is being amortized over periods not exceeding 40 years. The different book and tax treatment arises because Coventry believes the methodologies and assumptions utilized in the tax basis appraisal of these amounts are not appropriate for financial reporting purposes. The Omnibus Reconciliation Act of 1993 ("OBRA") enacted legislation, effective January 1, 1993, whereby all intangibles, including goodwill, acquired in certain transactions can be amortized for income tax purposes over 15 years. Although the provisions of the OBRA cannot be applied to the $21 million of tax intangibles, Coventry believes that the legislation is indicative of the government's desire to minimize the costs of intangibles controversies. Coventry believes it will eventually sustain a tax deduction for a substantial portion of the $21 million, but such a deduction is likely to be determined on the basis of a compromise with the government.

     Pending a final determination of its tax position, Coventry's income tax provision has been adjusted to reflect no tax benefit in its financial statements for the deduction of these amounts.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
                         OF PRINCIPAL HEALTH CARE, INC.

     The following selected financial data and other operating information (in thousands, except membership data) for the five years ended December 31, 1996 are derived from the audited consolidated financial statements of PHC. The financial data for the nine-month periods ended September 30, 1997 and 1996 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which PHC considers necessary for a fair presentation of the financial position and the results of operations for those periods.

     Certain businesses of PHC that are expected to be sold prior to the Business Combination (Principal Health Care of the Mid-Atlantic, Inc. and Principal Health Care of Texas, Inc.) or are to be retained by Mutual (the equity investment in United Payors and United Providers, Inc., 50% of the equity investment in American Psych Systems, Inc. and 50% of the common stock warrants for Accordant Health Systems, Inc. and Advanced Paradigm, Inc.) will not be included in the Business Combination. The PHC transferred business represents 72.5% of assets, 86.7% of revenues, and 81.8% of the historical losses of PHC. The following financial data and other operating information has not been adjusted to remove the net assets and results of operations of the businesses to be retained by Mutual. The historical operating results of PHC may not necessarily be indicative of the future operating performance of the businesses to be transferred as part of the Merger.

     Operating results for the nine-month periods ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein.

                                                               YEAR ENDED
                                ------------------------------------------------------------------------
                                DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                    1992           1993           1994           1995           1996
                                ------------   ------------   ------------   ------------   ------------
INCOME STATEMENT DATA(1)
Operating revenues:
  Managed care premiums.......    $284,909       $335,327       $422,963       $574,360       $806,351
  Management services.........      10,837         17,265         61,276         75,408         67,711
  Other.......................       1,875          2,119          1,970          1,569          1,524
    Total operating
      revenues................     297,621        354,711        486,208        651,336        875,586
Operating expenses:
  Health benefits.............     249,854        275,372        347,646        519,975        740,972
  Selling, general and
    administrative............      37,010         51,970        110,776        166,126        196,358
  Depreciation and
    amortization..............       4,437          5,387          8,807         11,649         15,745
Operating earnings (loss).....       6,320         21,982         18,979        (46,414)       (77,490)
Other income, net(2)..........         322            874            558          1,727         11,832
Interest income...............       4,603          3,927          6,150         11,465         14,162
Earnings (loss) before income
  taxes(2)....................      11,245         26,783         25,688        (33,222)       (51,496)
Cumulative effective as of
  January 1, 1993 of change in
  method of accounting for
  income taxes................                        514
  Net Earnings (loss)(2)......       5,912         15,938         18,448        (22,693)       (34,308)
BALANCE SHEET DATA
Cash and investments(3).......    $ 83,010       $125,905       $177,799       $201,464       $253,273
Total assets(3)...............     128,304        208,908        334,444        383,409        462,768
Long term obligations.........         414          1,269          1,322          3,105          3,920
Stockholders' equity(3).......      69,737        234,301        211,605        234,301        254,477
OPERATING STATEMENT DATA
Membership at end of period:
  Commercial..................     157,388        249,856        331,086        463,783        582,965
  Medicare....................                                     1,360          1,158          2,023
  Medicaid....................                                                                  12,323
  Management services.........      56,043        107,445        134,911        135,959        117,869
                                  --------       --------       --------       --------       --------
Total.........................     213,431        357,301        467,357        600,900        715,180
                                  ========       ========       ========       ========       ========

                                      NINE MONTHS ENDED
                                -----------------------------
                                SEPTEMBER 30,   SEPTEMBER 30,
                                    1996            1997
                                -------------   -------------
INCOME STATEMENT DATA(1)
Operating revenues:
  Managed care premiums.......    $605,250        $645,936
  Management services.........      50,330          41,842
  Other.......................         713             851
    Total operating
      revenues................     656,294         688,628
Operating expenses:
  Health benefits.............     562,370         552,126
  Selling, general and
    administrative............     139,947         160,258
  Depreciation and
    amortization..............      11,502          12,121
Operating earnings (loss).....     (57,526)        (35,876)
Other income, net(2)..........      10,630           8,638
Interest income...............      10,622          10,699
Earnings (loss) before income
  taxes(2)....................     (36,274)        (16,540)
Cumulative effective as of
  January 1, 1993 of change in
  method of accounting for
  income taxes................
  Net Earnings (loss)(2)......     (25,123)        (11,269)
BALANCE SHEET DATA
Cash and investments(3).......    $240,267        $246,518
Total assets(3)...............     472,552         439,641
Long term obligations.........       4,895           4,263
Stockholders' equity(3).......     262,362         231,197
OPERATING STATEMENT DATA
Membership at end of period:
  Commercial..................     580,238         555,969
  Medicare....................       1,222           3,680
  Medicaid....................      13,307          13,317
  Management services.........     120,323          97,729
                                  --------        --------
Total.........................     715,090         670,695
                                  ========        ========

---------------
(1) Includes operations of plans acquired commencing on the date of closing of the respective transaction. 1993 -- Healthplus HMO, Inc. in Indiana; United HealthCare, Inc. in Iowa; 1994 -- SouthCare Medical Alliance in Georgia; Coastal Bend Health Plan, Inc. in Texas; CIGNA HealthCare of Kansas/Missouri, Inc.; 1996 -- Admar Group, Inc.; Metra HealthCare Plan of St. Louis, Inc.

(2) Includes $11.6 million for the gain on investment and equity in earnings of UP & UP in 1996.

(3) Increases in equity in excess of earnings each year primarily represent capital contributions from Mutual.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
            AND RESULTS OF OPERATIONS OF PRINCIPAL HEALTH CARE, INC.

RESULTS OF OPERATIONS

     Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward looking information that is based on management's current knowledge of factors affecting PHC's business and PHC's actual results may differ materially if these assumptions prove invalid. Significant risk factors, while not all inclusive, are: the possibility of increased price competition in PHC's marketplace; the possibility of state or federal budget related mandates that reduce premiums for Medicaid or Medicare recipients; and the potential for increased medical expenses. Factors that may contribute to increased medical expenses include: increased utilization by PHC's membership; inflation of costs in the provider community; federal or state mandates that increase benefits, higher costs for newly developed and/or the enhanced pharmaceuticals; the possibility that PHC is not able to expand its service territory as planned due to regulatory delays and/or inability to contract with appropriate providers; or the possibility that PHC is not able to increase its market share at the anticipated premium rates.

     The following table (in thousands, except percentages and membership data) is provided to facilitate a more meaningful discussion regarding the results of PHC's operations for the three years ended December 31, 1996 and the nine months ended September 30, 1997 and 1996.

                                   1994                           1995                                 1996
                           ---------------------   ----------------------------------   ----------------------------------
                                      PERCENT OF              PERCENT OF    PERCENT                PERCENT OF    PERCENT
                                      OPERATING               OPERATING     INCREASE               OPERATING     INCREASE
                            AMOUNT     REVENUES     AMOUNT     REVENUES    (DECREASE)    AMOUNT     REVENUES    (DECREASE)
                           --------   ----------   --------   ----------   ----------   --------   ----------   ----------
                                                                    $'S IN (000)
Operating revenues:
 Managed care premiums...  $422,963      87.0%     $574,360     88.2%          35.8%    $806,351     92.1%         40.4%
 Management services.....    61,276      12.6        75,408      11.6          23.1       67,711       7.7       (10.2)
 Other...................     1,969       0.4         1,568       0.2         (20.4)       1,524       0.2         (2.8)
   Total operating
     revenues............   486,208     100.0       651,336     100.0          34.0      875,586     100.0         34.4
                           --------       ---      --------       ---                   --------       ---
Operating expense:
 Health benefits(1)......   347,646      71.5       519,975      79.8          49.6      740,972      84.6         42.5
 Selling, general and
   administrative........   110,776      22.8       166,126      25.5          50.0      196,358      22.4         18.2
 Depreciation and
   amortization..........     8,807       1.8        11,649       1.8          32.3       15,746       1.8         35.2
                           --------       ---      --------       ---                   --------       ---
Operating earnings
 (loss)..................    18,979       3.9       (46,414)     (7.1)       (344.6)     (77,490)     (8.8)        67.0
Other income, net........       558       0.1         1,727       0.3         209.5          160       0.0        (90.7)
Gain on investment.......                                                                 11,672       1.3
Gain on sale of sub......
Interest income..........     6,151       1.3        11,465       1.8          86.4       14,162       1.6         23.5
                           --------       ---      --------       ---                   --------       ---
Earnings (loss) before
 income taxes............    25,688       5.3       (33,222)     (5.1)      (229.3)      (51,496)     (5.9)       (55.0)
Net earnings (loss)......    18,448       3.8       (22,693)     (3.5)      (223.0)      (34,308)     (3.9)       (51.2)
                           --------       ---      --------       ---                   --------       ---
Membership at end of
 period:
 Commercial..............   331,086                 463,783                              582,965
 Medicare................     1,360                   1,158                                2,023
 Medicaid................                                                                 12,323
 Management services.....   134,911                 135,959                              117,869
                           --------                --------                             --------
                            467,357                 600,900                              715,180
                           ========                ========                             ========

                                30-SEPT-96                     30-SEPT-97
                           ---------------------   ----------------------------------
                                      PERCENT OF              PERCENT OF    PERCENT
                                      OPERATING               OPERATING     INCREASE
                            AMOUNT     REVENUES     AMOUNT     REVENUES    (DECREASE)
                           --------   ----------   --------   ----------   ----------
                                                  $'S IN (000)
Operating revenues:
 Managed care premiums...  $605,250     92.2%      $645,936     93.8%          6.7%
 Management services.....    50,330       7.7        41,841       6.1        (16.9)
 Other...................       714       0.1           851       0.1         19.2
   Total operating
     revenues............   656,294     100.0       688,628     100.0          4.9
                           --------       ---      --------       ---
Operating expense:
 Health benefits(1)......   562,370      85.7       552,126      80.2         (1.8)
 Selling, general and
   administrative........   139,948      21.3       160,258      23.3         14.5
 Depreciation and
   amortization..........    11,502       1.8        12,120       1.8          5.4
                           --------       ---      --------       ---
Operating earnings
 (loss)..................   (57,526)     (8.8)      (35,876)     (5.2)        37.6
Other income, net........       254       0.0            48       0.0         81.1
Gain on investment.......    10,376       1.6         3,892       0.6        (62.5)
Gain on sale of sub......                             4,698       0.7
Interest income..........    10,622       1.6        10,699       1.6          0.7
                           --------       ---      --------       ---
Earnings (loss) before
 income taxes............   (36,274)     (5.5)      (16,540)     (2.4)        54.4
Net earnings (loss)......   (25,123)     (3.8)      (11,269)     (1.6)        55.1
                           --------       ---      --------       ---
Membership at end of
 period:
 Commercial..............   580,238                 555,969
 Medicare................     1,222                   3,680
 Medicaid................    13,307                  13,317
 Management services.....   120,323                  97,729
                           --------                --------
                            715,090                 670,695
                           ========                ========

---------------
(1) The medical loss ratio (health benefits as a percentage of care premiums) was 82.2%, 90.2% and 91.4% in 1994, 1995 and 1996, respectively for the nine months ending September 1996 and 1997, the medical loss ratio was 92.9% and 85.5%, respectively.

GENERAL

     During the three years ended December 31, 1996, PHC experienced substantial growth in membership and operating revenues in both existing markets and markets where acquisitions and start-ups occurred. PHC had commenced a strategic effort to increase its market share through competitive pricing and acquisitions. PHC also began to expand by acquiring and starting other managed care companies that either supported PHC markets or markets heavily penetrated by Mutual. In addition, PHC developed and marketed Medicaid and Medicare benefit plans in selected markets.

     PHC acquired several HMOs during this period. Coastal Bend Health Plan, Inc., serving the greater Corpus Christi Texas market was acquired in October, 1994. PHC acquired the Wichita, Kansas operations from CIGNA HealthCare of Kansas/Missouri, Inc. in December, 1994. PHC purchased the MetraHealth Care Plan of St. Louis, Inc. in March, 1996. During 1996 these acquisitions generated approximately $100 million in revenues.

     PPOs were also purchased during this period. These purchases included the acquisition of SouthCare Medical Alliance of Atlanta, Georgia in April, 1994. In December, 1995, Holding transferred its ownership of America's Health Plan, Inc. ("AHP") to PHC. The Admar Group, Inc. ("Admar"), was purchased in March of 1996; both Admar and AHP develop and market proprietary health care provider networks. These acquisitions, combined with efforts to expand existing products, resulted in the growth of related network rental fees from $8.7 million in 1994, to nearly $34.7 million in 1996. The ownership of AHP effective July 1997 and the Admar Group was transferred to Holding effective October 1997.

     The marketing of PHC's Medicaid product began in the State of Delaware in January 1996. PHC began marketing a Medicare product in the Jacksonville, Florida area in July 1996. PHC continues to evaluate the feasibility of offering Medicare and Medicaid products in other markets.

     The strategy to increase membership was successful. Over the three year period, total membership grew by 357,879 members, or 100.2%, to 715,180 members at December 31, 1996. While the HMO plans were aggressively growing, PHC began to make significant investments in its Management Information Systems. This resulted in, among other things, the replacement of the mainframe computer to enhance the capacity and speed of processing for the managed care applications, the deployment of local and wide area networks, enhanced communication systems, such as automated call routers and integrated voice response systems, and state of the art decision support systems. The impact of this and other strategic administrative initiatives resulted in additional costs that were not supported immediately by membership growth but were necessary for PHC to support health plan operations, and to meet the ever increasing demand for the volume and sophistication of information.

     Other initiatives included the development and expansion of PHC's behavioral health company, Principal Behavioral Health Care ("PBHC"). This company administered the mental health benefits on behalf of PHC health plans under capitated arrangements. Once PBHC was established in those markets, it began to offer their services to all payors and expanded their products.

     As PHC realized additional losses resulting from both its competitive pricing and increased administrative loads, the strategy shifted away from aggressive growth and to controlled profitable growth. The impact of the increased premium rates, as well as the benefits resulting from the investments in the Management Information Systems has been realized and is reflected in the results from operations for the nine months ended September 30, 1997. These investments provided a basis to grow the HMOs, build upon the existing PPO membership and expand into new markets and products.

     All of these actions have positioned PHC to provide quality claims processing and customer service to providers and employer groups. Resources were used to enhance the market presence of each HMO as operations were moved to the local market to be closer to the customer. This has allowed each health plan the ability to react with more flexibility to meet its individual customer and provider needs. PHC will continue these and other efforts to ensure that each health plan has the information to understand their operations, the staff to design and implement processes that provide a competitive edge, and the access to the expertise of the corporate office to assist in interpreting their information and identifying possible enhancements to their processes.

     PHC's operating expenses are primarily medical costs including medical claims under contracted relationships with a wide variety of providers. Medical claims expense also includes an estimate of IBNR liabilities. PHC believes that the estimates for IBNR liabilities relating to its businesses are adequate in order to satisfy its ultimate claim liability with respect thereto. In determining PHC's medical claim reserves, PHC employs plan by plan standard actuarial reserve methods (specific to the plan's membership, product characteristics, geographic territories and provider network) which consider utilization frequency and unit costs of inpatient, outpatient, pharmacy and other medical costs as well as claim payment backlogs. Calculated reserves are reviewed by finance and accounting and other appropriate plan and corporate personnel and judgments are then made as to the necessity for additional reserves in excess of those calculated. Changes in assumptions for medical costs caused by the changes in actual experience, changes in the delivery system, changes in pricing due to ancillary capitation and fluctuations in the claims backlog could cause these estimates to change in the near term. PHC routinely monitors and reviews the IBNR estimate, and as actual settlements are made or accruals adjusted, differences are reflected in current operations. PHC continually refines its reserving practices to incorporate new events and trends.

     The following discussion should be read in conjunction with the accompanying consolidated financial statements and notes.

NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

     The following tables show the total number of enrollees as of September 30, 1997 and the percentage change in PHC's enrollment.

                                                             SEPTEMBER 30
                                                          ------------------    PERCENT
                                                           1996       1997      CHANGE
                                                          -------    -------    -------
Carolinas...............................................    7,415     19,677       165%
Delaware................................................   98,715     99,069         0%
Florida.................................................  170,056    135,149       (21%)
Georgia.................................................    7,582     12,978        71%
Illinois(1).............................................   26,821     18,075       (33%)
Indiana.................................................   42,095     32,448       (23%)
Iowa....................................................   94,793     92,947        (2%)
Kansas City.............................................   94,583     90,368        (4%)
Louisiana...............................................   38,998     35,063       (10%)
Mid-Atlantic(2).........................................   32,352     21,907       (32%)
Nebraska................................................   36,232     30,533       (16%)
St. Louis...............................................   29,932     42,929        43%
Texas(3)................................................   35,516     39,552        11%
                                                          -------    -------
Total Managed Care......................................  715,090    670,695        (6%)
                                                          =======    =======

---------------

(1) PHC acquired FHP of Illinois, Inc. effective October 1, 1997. The acquisition added approximately 54,000 fully insured HMO members to the Illinois market at that time.
(2) Approximately 12,000 fully insured members as of September 30, 1997 will not be included in the assets to be contributed to Newco at the Effective Time.
(3) The entire Texas health plan is excluded from the assets to be contributed to Newco at the Effective Time.

                                                             SEPTEMBER 30
                                                          ------------------    PERCENT
                                                           1996       1997      CHANGE
                                                          -------    -------    -------
Commercial HMO..........................................  385,395    366,247        (5%)
Commercial POS..........................................  194,843    189,722        (3%)
Medicare................................................    1,222      3,680       201%
Medicaid................................................   13,307     13,317         0%
Non-Risk................................................  120,323     97,729       (19%)
                                                          -------    -------
Total Managed Care......................................  715,090    670,695        (6%)
                                                          =======    =======

     Managed care premiums increased $40.7 million, or 6.7%, to $645.9 million for the nine months ended September 1997 compared to the corresponding period in the prior year primarily as a result of increased premium rates. Fully insured membership decreased by 21,801 members, or 3.7%, over the prior year. The enrollment decrease was primarily attributable to the Florida markets where significant rating actions were taken to compensate for the higher than expected cost of providing services to small groups pursuant to small group reform. The membership decreases were experienced in both the POS and HMO products. The growth in the St. Louis market is the result of the acquisition of the MetraHealth Care Plan of St. Louis, Inc. Carolinas, a start-up market, has experienced significant growth over the past year. While total membership decreased, the premium yield per member per month increased approximately 7.43%. Overall, the increase of $9.29 on a per member per month basis equated to an increase in premiums of approximately $46.5 million.

     The consolidated net loss decreased by $13.9 million or 55.1% from the $25.1 million loss reported for the nine months ended September 30, 1996. The reduction in the net loss is primarily attributable to the improvement of the medical loss ratio resulting from reductions in medical costs and increased premium rates over the corresponding period for the prior year.

     PPO, contract, ASO and other non-risk revenues decreased by $8.5 million or 16.9% from the nine months ended September 30, 1996. That decrease was driven primarily by a reduction of contract revenues from AHP of $3.5 million resulting from a transaction whereby certain AHP clients were transferred to United Payors and United Providers, Inc. ("UP&UP") during the second quarter of 1996. That transaction is described in the notes to the audited financial statements as of December 31, 1996.

     Medical benefits decreased by $10.2 million or 1.8% over the nine months ending September 30, 1996. That decrease was primarily a result of declining membership as well as improvements in our provider contracts. In addition, reserves that were set up for premium deficiency at December 31, 1996 were reduced by $3.4 million as those contracts expired during 1997. PHC's medical loss ratio decreased from 92.9% to 85.5% for the nine months ending September 30, 1997.

     Other income decreased by $1.9 million or 16.4% from the nine months ending September 30, 1996. That decrease was primarily attributable to the one-time gain from the initial public offering of UP&UP that was reported during the second quarter of 1996.

     SGA increased by $20.3 million or 14.5%. That increase was driven primarily by an increase in salaries, wages, and fringe benefits, an increase in consulting expenses, and an increase in rent expense. The increase in salaries and fringes can be attributed to growth and acquisitions and increased rent resulting from the relocation of the Corporate Headquarters. The increase in consulting expenses was heavily driven by the investment in management information systems.

COMPARISON OF 1996 TO 1995

     Managed care premiums increased $232.0 million, or 40.4%, to $806.4 million for the year ended 1996 compared to 1995. The increase was primarily attributable to the 132,370 member, or 28.5% increase in fully insured membership over the prior year. The increase in members resulted in a 2.2% increase in premium yield. The increase of $1.84 on a per member per month basis equated to an increase in premiums of approximately $9.3 million. The enrollment growth was spread across all markets and between commercial HMO and POS products. The most significant increases were experienced in the St. Louis, Delaware, Florida, and Kansas City markets. The acquisition of the MetraHealth Care Plan of St. Louis increased the fully insured membership in that market by 31,160 members. The participation in the Delaware Medicaid Program increased the fully insured membership in that market by 12,114 members. PHC also began marketing the PHC 65 Medicare program in the Jacksonville market in 1996.

     Membership as of December 31, 1996 and 1995 was as follows:

                                              COMMERCIAL
                                           -----------------
                                             HMO       POS     MEDICARE   MEDICAID   NON-RISK    TOTAL
                                           -------   -------   --------   --------   --------   -------
1996 ENTITY
Carolina.................................      549     9,006                                      9,555
Delaware.................................   23,925     7,491               12,114     54,338     97,868
Florida..................................   90,908    64,038      992                 14,113    170,051
Georgia..................................    1,905     6,071                             785      8,761
Illinois.................................    6,555    12,269                           7,943     26,767
Indiana..................................   22,931    10,369                          10,212     43,512
Iowa.....................................   70,825     9,756    1,031         209     12,234     94,055
Kansas City..............................   55,815    21,936                          14,319     92,070
Louisiana................................   16,909    21,984                              88     38,981
Mid-Atlantic.............................    8,638    20,801                             551     29,990
Nebraska.................................   26,036     7,103                           2,885     36,024
St. Louis................................   29,613     1,547                               4     31,164
Texas....................................   35,985                                       397     36,382
                                           -------   -------    -----      ------    -------    -------
     Total...............................  390,594   192,371    2,023      12,323    117,869    715,180
                                           =======   =======    =====      ======    =======    =======

                                              COMMERCIAL
                                           -----------------
                                             HMO       POS     MEDICARE   MEDICAID   NON-RISK    TOTAL
                                           -------   -------   --------   --------   --------   -------
1995 ENTITY
Carolina.................................      137     1,252                                      1,389
Delaware.................................   25,744     5,070                          51,472     82,286
Florida..................................   82,626    53,190                          12,411    148,227
Georgia..................................      235        89                             555        879
Illinois.................................    4,460     5,213                          10,298     19,971
Indiana..................................   18,498     5,869                          10,056     34,423
Iowa.....................................   66,644     8,080    1,158                 13,653     89,535
Kansas City..............................   41,704    12,911                          25,724     80,339
Louisiana................................   20,265    21,018                             109     41,392
Mid-Atlantic.............................    9,730    20,988                             485     31,203
Nebraska.................................   22,500     5,723                           4,012     32,235
Texas....................................   31,837                                     7,184     39,021
                                           -------   -------    -----      ------    -------    -------
     Total...............................  324,380   139,403    1,158                135,959    600,900
                                           =======   =======    =====      ======    =======    =======

     As a result of losses experienced from competitive pricing actions in 1995 as well as increased administrative costs caused by the membership growth, PHC began increasing premium rates as it changed from a strategy of aggressive growth to one of more controlled profitable growth. The rate increases realized during 1996 resulted in the increased premium yields that continued in 1997. PHC experienced a decrease in enrollment in 1997 over 1996 levels as a result of the increased premium rates. The loss of enrollment was less than 10%.

     PHC's participation in Medicaid and Medicare programs increased its exposure to government regulation of premium levels and other requirements. The impact of legislative or regulatory changes in the Medicaid and Medicare programs could adversely affect enrollment, premiums, and profitability of these products.

     PPO, contract, ASO and other non-risk fees decreased approximately $7.7 million or 10.2% over the prior year. The decrease was primarily attributable to a reduction of contract revenues from AHP resulting from a transaction whereby certain AHP clients were transferred to UP&UP during the second quarter of 1996. The reduced fee revenue was partially offset by increased fee revenue as a result of the acquisition of the Admar Group.

     Medical services and hospitalization expenses increased $221.0 million, or 42.5%, to $741.0 million for the year ended 1996 compared to 1995 as a result of the increase in at-risk enrollment and increases in medical costs. While premium yields were increasing in 1996, the timing of renewals resulted in increasing medical loss ratios for several markets. Overall, the HMO operations experienced an increase in the medical loss ratio of 1.4%. A summary of the medical loss ratios in all markets is as follows:

     Medical services and hospitalization costs increased on a per member per month basis over 1995 levels by $4.01, or 3.9%, to $107.45 from $103.44. During 1996, PHC began to aggressively negotiate its contractual provider arrangements in an effort to reduce net medical costs. The recent membership growth enhanced PHC's negotiating position with its providers. The effects of the recontracting efforts were not fully realized until the latter part of 1996 and the nine months ended September 30, 1997.

     In addition to the liability arising from services rendered to members but unpaid at year end, PHC also establishes reserves, if required, for the probability that anticipated future health care and maintenance costs under the group of existing contracts will exceed anticipated future premiums and stop-loss recoveries on those contracts. PHC increased these reserves by $0.9 million related to such contracts in 1996 compared to $6.4 million in 1995.

     SGA increased $30.2 million, or 18.2%, to $196.4 million from $166.1 million reported for the prior year 1995. The increase in total SG&A can be attributed to increased personnel, distribution systems, and information systems costs. Salaries and related costs increased by $26.4 million, or 37.0% over the prior year. The increase in salary costs was a result of growth and acquisitions. Broker commissions and distribution costs increased by $13.0 million, or 106%, over the prior year. This increase can be attributed to the growth in the small group sector, which has a high commission structure on a per contract basis. As a percentage of total operating revenues, SG&A decreased from 25.5% in 1995 to 22.4% in 1996. Overall, SG&A continued to be impacted by investments in Management Information Systems.

     Depreciation and amortization increased $4.1 million, or 35.2%, from 1995. This increase can be attributed to the acquisition of the MetraHealth Care Plan of St. Louis, Inc. and the Admar Group that resulted in an increase in goodwill and other intangibles of $47.6 million from 1995.

     Operating losses increased $31.1 million, or 67.0%, from 1995 operating losses. The increase is attributable to the combination of the significant growth in fully insured membership, medical costs increasing at a faster rate than premiums, and the increased SG&A costs to support the additional growth and investments in Management Information Systems.

     The increase in other income of $10.1 million, or 305% resulted from PHC's investment in UP&UP and their equity in the proceeds from the related initial public offering and subsequent earnings. This transaction is described in the notes to the accompanying audited financial statements on page F-[38].

     Investment income increased $2.7 million, or 23.5% from the prior year. The increase is primarily attributable to the increase in invested assets resulting from the growth in membership and related increases in reserves.

     Income tax provision (benefit) increased $6.7 million, or 63.2% from the prior year 1995. The benefit reflects a consolidated effective income tax benefit rate of 33.4% compared to 31.7% for 1995.

     Net loss for the year increased $11.6 million, or 51.2%, compared to the prior year 1995.

COMPARISON OF 1995 TO 1994

     In 1995, PHC began an effort to grow its membership base in existing markets and expansion into new key markets. This strategy was developed in conjunction with PHC's strategic goals for an increased presence in certain markets. POS products, which include out of network benefits, were attractively priced in an effort to reach new members who had not previously considered managed care. As a result of this strategy, the premium yield on a per member per month basis declined 9.3% to $112.71 for the year ended December 31, 1995.

     Managed care premiums increased $151.4 million, or 35.8%, to $574.4 million for the year ended 1995 compared to 1994. The increase was driven primarily by the 132,495 members, or 39.9%, increase in fully insured membership from the prior year. Most of this growth was in commercial lines of business. PHC experienced a 88,507 member, or 174%, increase in the POS products over the 1994 levels. The commercial HMO products experienced a 44,190 member, or 15.8%, increase over the prior year 1994. Very little change occurred in the Non-Risk or Medicare membership base.

     The markets that experienced the most significant growth as a result of this strategy were the Florida, Mid-Atlantic, and Illinois markets. The Florida markets experienced a 59.2% increase in revenues to $135.6 million, with the most dramatic growth occurring in the South Florida and Tampa regions. Mid-Atlantic revenues grew 228.8%, or $23.8 million, over 1994 levels. Much of this growth was related to a State of Maryland program to provide coverage for small groups. The Illinois market experienced a $5.9 million, or 125.8% increase as the commercial HMO business grew from 2,179 members at December 31, 1994 to 9,673 members at December 31, 1995.

     The 1995 increase in revenues was also impacted by acquisitions and other transactions that occurred in 1994. These transactions did not fully impact the 1994 results; therefore, revenue increases are influenced by the comparison of a full year's worth of activity in 1995 compared to a partial year's activity in 1994. The Texas operations reflected three months or $7.5 million in revenues in 1994, as the acquisition of this entity was not finalized until October. In December of 1994, a transaction with the CIGNA Corporation to exchange the PHC of Ohio operations for CIGNA's Wichita operations was completed. This transaction gave PHC of Kansas City one month of revenues in 1994, compared to twelve months of revenues in 1995. Kansas City's revenues increased $29.7 million in 1995, offset by a corresponding decrease of $27.4 million in the Ohio operations.

     PPO, Contract, ASO and Other Non-Risk fees rose $14.1 million over prior year 1994 due primarily to the acquisition of AHP. This company was transferred to PHC from Holding in December of 1995. Aside from this transaction, PPO network rental income in existing markets increased 26.7% between 1994 and 1995. This was the result of the purchase in April of 1994 of the SouthCare Medical Alliance in Georgia. The effect of this transaction was not fully recognized until 1995.

     As a consequence of PHC's competitive pricing strategy, additional liabilities were incurred. PHC's practice is to establish reserves, if required, for the probability that anticipated future health care and maintenance costs under the group of existing contracts will exceed anticipated future premiums and stop-loss insurance recoveries on those contracts. As a result, PHC recognized $6.4 million in additional reserves for the year 1995 related to such contracts, compared to approximately $1.1 million in additional reserves that were incurred in 1994.

     Overall, delivery system costs associated with the HMO operations in 1995 increased $172.3 million or 49.6% in total over the 1994 costs. This translates into a 1.2% increase on a per member per month basis. The combination of the reduction in premium revenues and the slight increase in medical costs have the following results on medical loss ratios by entity:

     SGA increased $55.3 million or 50% over the 1994 levels. This was the result of a corresponding increase in membership, the purchase and implementation of a new mainframe computer system, the acquisition of AHP, and the complete impact of the operational costs of the PBHC. Salary and related expenses increased $27.7 million. Rental expense for office space and equipment rose $4.1 million. Consulting expenses were up $8.7 million driven mostly by the system conversion along with an additional $4.3 million related to the loss on the disposal of the old mainframe computer. Broker commissions and incentive compensation increased $7.9 million as more small groups were sold in South Florida and Mid-Atlantic resulting from state small group reform initiatives. The commission schedules for these groups are proportionately higher than for larger groups.

     Depreciation and amortization expenses in 1995 for the HMO operations increased $2.8 million or 32.3% over 1994. This increase is directly related to the purchase of the Texas operations and the assumed intangible asset associated with the CIGNA transaction acquisition. Because these transactions occurred late in 1994, October and December respectively, the corresponding amortization costs were not realized for a full twelve months until 1995. In addition, office equipment purchased to support the new employees contributed to the increased depreciation costs.

LIQUIDITY AND CAPITAL RESOURCES

     Cash flow from operations was negatively impacted in 1994 and 1995 because of an increase in receivables related to ASO products. Cash flow in 1996 was improved because of an effort to collect amounts due from ASO groups on a more timely basis. Such efforts fell behind again in 1997. We have devoted resources to improve these processes on a more permanent basis to minimize future disruptions to cash flows from operations. Cash flows were also diminished in 1997 as a result of accelerated medical payments resulting from new global capitation and disease management agreements. Those arrangements, entered into to control medical costs, required that PHC pay providers in advance for services rather than paying for them as claims are reported and adjudicated. The decrease in membership from the prior year has also negatively impacted cash from operations as the payment of the liability for claims incurred for those members is no longer offset by current premium receipts.

     PHC's investing activities have included investments in HMO and other managed health care companies. Significant acquisitions were made in 1994 and 1996. Those acquisitions were funded by capital contributions from Mutual. In addition, $44.2 million was contributed by Mutual in 1995 to fund start up HMOs in the Carolina, Tampa, Orlando, and South Florida markets. An additional $8.6 million was contributed by Mutual during the nine months ended September 30, 1997 to fund the acquisition of FHP of Illinois, Inc. The acquisition is more fully described in Note 13 (unaudited) to the financial statements. An additional $35.0 million was contributed in October 1997 for the remainder of the purchase price and working capital requirements related to that acquisition.

     Purchases of property and equipment were significant in 1995 as PHC made significant investments in technology to improve its Management Information Systems and additional investments were made in fixed assets resulting from growth and acquisitions.

     PHC currently has access to a revolving line of credit with Mutual of $25.0 million that is used to provide short-term capital resources for routine cash flow fluctuations. At September 30, 1997, approximately $12.0 million was outstanding under the line of credit. That amount is included in Due from Mutual in the accompanying unaudited financial statements as of September 30, 1997.

     Certain PHC subsidiaries that are subject to regulation by state insurance departments must notify state regulators before the payment of any dividends to PHC and, in certain circumstances, must receive positive affirmation prior to such payment. PHC's regulated subsidiaries had surplus in excess of statutory requirements of $64.8 million and $46.6 million as of September 30, 1997 and December 31, 1996, respectively.

     As a result of the change in PHC's strategy from aggressive growth to more controlled profitable growth, PHC believes that the cash flow generated from operations along with its current liquidity and borrowing capabilities are adequate for both current and expanded operations.

     PHC will make certain capital expenditures over the near term to continue to enhance its Management Information Systems and to make necessary improvements to existing and new administrative offices as a result of growth and acquisitions.

LITIGATION AND INSURANCE

     PHC may be subject to certain types of litigation, including medical malpractice claims, claim disputes pertaining to contracts and other arrangements with providers, employer groups and their employees and individual members; and disputes relating to HMO denials of coverage for certain types of medical procedures or treatments. PHC maintains insurance coverage in amounts PHC believes to be adequate including professional liability (medical malpractice) and general liability insurance. Contracting physicians are required to maintain professional liability insurance. In addition, PHC carries "stop-loss" reinsurance to reimburse it for costs resulting from catastrophic injuries or illnesses to its members. Nonetheless, no assurance can be given as to the future availability or cost of such insurance and reinsurance or that litigation losses will not exceed the limits of the insurance coverage and reserve. In the opinion of management and based on the facts currently known, the outcome of these actions will not have a material adverse effect on the financial position or results of the operations and cash flows of PHC.

INCOME TAXES

     PHC is included in the consolidated federal and state tax returns filed by Mutual. The historical difference between pretax earnings for financial reporting purposes and taxable income for income tax purposes relate primarily to non-deductible goodwill and temporary differences such as deductions for bad debt allowance.

                  INFORMATION CONCERNING COVENTRY CORPORATION

                                    BUSINESS

OVERVIEW

     Coventry is a managed healthcare company that provides comprehensive health benefits and services to 897,758 members in Pennsylvania, Ohio, West Virginia, Missouri, Illinois, and Virginia at September 30, 1997, of which 753,201 were full-risk members and 144,557 were self-insured members. Healthcare services are provided to employer groups and government funded groups through a variety of full-risk healthcare plans, including HMOs and PPO products. Additionally, Coventry administers self-insured health plans of certain large employers.

     Coventry was incorporated in 1986 in Delaware and changed its jurisdiction of incorporation to Tennessee in April 1997. Its principal executive offices are located at 53 Century Boulevard, Suite 250, Nashville, Tennessee 37214, and its telephone number is (615) 391-2440. Unless the context indicates otherwise, references herein to "Coventry" include Coventry Corporation and its subsidiaries.

     The following tables show the total number of enrollees as of September 30, 1997 in the geographic markets in which Coventry conducts operations and the products which Coventry offers:

     GEOGRAPHIC MARKET          SEPT. 30, 1997              PRODUCT               SEPT. 30, 1997
     -----------------          --------------              -------               --------------
Western Pennsylvania               294,401        Commercial HMO                     392,272
Central Pennsylvania               259,022        Commercial PPO/POS                 224,070
St. Louis                          275,315        Medicare Risk                       34,388
Richmond                            72,020        Medicaid(1)                        102,271
Jacksonville(1)                         --        Non-Risk                           144,557
Total:                             897,758        Total:                             897,758

---------------
(1) Effective June 30, 1997, Coventry discontinued its Medicaid operations in Jacksonville, Florida.

PRODUCTS

  Commercial Health Maintenance Organizations

     Coventry's HMO products provide comprehensive healthcare benefits to enrollees, including ambulatory and inpatient physician services, hospitalization, pharmacy, dental, optical, mental health, ancillary diagnostic and therapeutic services. In general, a fixed monthly enrollment fee covers all HMO services, although some benefit plans require co-payments or deductibles in addition to the basic enrollee premium. A primary care physician assumes overall responsibility for the care of an enrollee, including preventive and routine medical care and referrals to specialists and consulting physicians. While an HMO enrollee's choice of providers is limited to those within the health plan's HMO network, the HMO enrollee is typically entitled to coverage of a broader range of healthcare services than are covered by typical reimbursement or indemnity policies.

     The Pennsylvania Health Plans have licensed HMO service areas in Pittsburgh and eight surrounding counties in western Pennsylvania, 21 counties in central Pennsylvania, including the cities of Harrisburg, York, Lancaster, State College, Lebanon and Scranton and five counties in eastern Ohio. Through Coventry Health Plan of West Virginia, Coventry serves Wheeling and 14 counties in West Virginia. The St. Louis Health Plan service area includes St. Louis and 23 adjacent counties in Missouri and 23 counties in central and southern Illinois. The Richmond Health Plans services Richmond, Roanoke and 38 counties in central and southwestern Virginia.

  Preferred Provider Organizations and Point of Service

     Coventry, through its regional health plans, also offers fully-insured flexible provider products, including PPO and POS products which permit enrollees to participate in managed care but allow them to choose, at the time services are required, to use providers not participating in the managed care network. Deductibles and copayments generally increase the out-of-pocket costs to the enrollee if a non-participating provider is utilized. Fully insured PPO/POS premiums are typically lower than HMO premiums due to these increased out-of-pocket costs borne by enrollees. Coventry's PPO and POS products are underwritten by CHLIC. PPO/POS products are currently offered by the western Pennsylvania, central Pennsylvania, St. Louis, and Richmond health plans.

  Medicare

     In late 1995, Coventry introduced a Medicare risk product under the name "Advantra"(R) in the St. Louis market. In 1996 Coventry began marketing this product in its western Pennsylvania and central Pennsylvania markets.

     Under a Medicare risk contract, Coventry receives a fixed premium per member, which reflects certain demographics of the Medicare population of each region. At December 31, 1996, there were approximately 1.4 million Medicare eligibles in Coventry's current service areas. Coventry believes that the Medicare risk product represents substantial opportunity for enrollment growth. However, the product also carries the risk of higher utilization and related medical costs than commercial products, and the possibility of regulatory or legislative changes which may reduce premiums or increase mandated benefits in the future. Coventry is also subject to increased government regulation and reporting requirements related to the product.

     Coventry also offers Medicare cost and supplement products. Under a Medicare cost contract, Coventry is reimbursed by the U.S. Health Care Finance Administration ("HCFA") only for the cost of services rendered to the plan members, including services provided at the health plan's medical offices and a portion of administrative expenses. HCFA periodically audits the cost of services and, as a result, Coventry is at risk for less than full reimbursement. Medicare supplement members enroll individually and pay a monthly premium for comprehensive health services not covered under Medicare. A majority of Coventry's former Medicare cost and supplement members converted to Coventry's Advantra product during 1996.

  Medicaid

     Coventry offers healthcare coverage to Medicaid recipients in the St. Louis and central Missouri, Richmond, Virginia, Pittsburgh and central Pennsylvania markets. Medicaid recipients in St. Louis and central Missouri markets are generally required to choose a managed care provider. In Pittsburgh, central Pennsylvania and Richmond, Virginia, enrollment in a Medicaid HMO is voluntary. Under a Medicaid risk contract, the participating state pays a monthly premium based on the age and sex of the recipients enrolled in Coventry's plans.

     Coventry determined, at the end of 1996, that its Florida operations were not sufficiently profitable to justify a continued presence in the Florida market and, as a result, Coventry discontinued operations in the Florida Medicaid HMO market on June 30, 1997. Coventry established a reserve of $1.2 million at December 31, 1996 to reflect the anticipated costs of exiting this market and the reserve is believed to be sufficient to cover the anticipated costs. During the third quarter of 1997, Coventry determined that it will exit its Medicaid operations in Pennsylvania. On September 30, 1997, the Medicaid membership was 4,236 and 18,043 in western Pennsylvania and central Pennsylvania, respectively.

     Like the Medicare risk product, the Medicaid product makes Coventry's financial results more susceptible to government regulation and legislative changes in premium levels and benefit structure. Under current regulations, HMOs offering Medicaid products on a mandatory enrollment basis must, within certain time frames, broaden their membership to include at least 25% commercial HMO members. Coventry believes that its existing commercial membership in its St. Louis Health Plans will satisfy the regulatory commercial membership requirements in Missouri. See "Government Regulation."

  Administrative Services Only

     Coventry's health plans offer an administrative services only ("ASO") product to large employers who self-insure their employee health benefits. Under the ASO contracts, employers who fund their own health plans receive the benefit of provider pricing arrangements from the health plan, and the health plan also provides a variety of administrative services such as claims processing, utilization review and quality assurance for the employers. The health plan receives an administrative fee for these services but does not assume the healthcare cost underwriting risk. Certain of Coventry's ASO contracts include performance and utilization management standards which affect the fees received for these services.

DELIVERY SYSTEMS

     The health plans maintain provider networks which furnish healthcare services through contractual arrangements with physicians, hospitals and other healthcare providers, rather than providing reimbursement to the enrollee for the charges of such providers. Because the health plans receive the same amount of revenue from their enrollees irrespective of the cost of healthcare services provided, they must manage both the utilization of services and the unit cost of the services.

     Coventry's health plans' networks historically have utilized a variety of physician care delivery systems which differed primarily in the characterization of the relationship between Coventry and the participating physicians. Prior to 1997, Coventry utilized staff models in western and central Pennsylvania and St. Louis, Missouri to deliver primary care and certain specialist services through physicians who are employed exclusively by the health plan. The exclusive full-time employment of physicians in a staff model generally enabled the health plan to predict costs more effectively, maintain quality and respond quickly to consumer issues. However, staff model operations also involved substantial investment in certain costs, such as facilities and personnel, that could not be immediately adjusted to take into account changes in the membership or third party provider pricing trends. In addition to providing healthcare to plan members, these staff models also accepted non-member patients on a fee-for-service basis, in an effort to help cover the costs associated with the medical offices.

     Coventry's staff model operations, in recent years, suffered from over-capacity, and Coventry was not able to increase the number of members or other patients utilizing such operations sufficiently to make such operations profitable. As a result, Coventry determined in late 1996 to seek to dispose of the staff model operations in Pittsburgh, Pennsylvania and St. Louis, Missouri. Effective March 31, 1997, Coventry completed its sale of the medical offices associated with HealthAmerica Pennsylvania, Inc., its health plan in Pittsburgh, Pennsylvania, to AHERF, a major provider organization in the Pittsburgh market. The sales price was $20 million and the transaction resulted in a pretax gain of approximately $6.0 million. Coincident with the sale, Coventry entered into a long-term global capitation agreement with the purchaser which increased the globally capitated membership in western Pennsylvania to approximately 226,000 members, or 91% of the commercial, Medicaid and Medicare risk membership in western Pennsylvania. Under the agreement, the organization will receive a fixed percentage of premium to cover all of the medical treatment the globally capitated members will receive. Effective September 30, 1997, Coventry completed its sale of its remaining five medical offices associated with HealthAmerica Pennsylvania, Inc. to ProMedCo Management Company. The agreement covered 21 physicians who serve approximately 12,000 members. The approximately $2.0 million proceeds from the sale approximate the carrying value of the medical offices. Effective May 1, 1997, Coventry completed its sale of the medical offices associated with Group Health Plans, its health plan in St. Louis, Missouri, to BJC, a major provider organization in the St. Louis market. The sales price was $26.9 million and the transaction resulted in a pretax gain of approximately $9.6 million. Coincident with the sale, Coventry entered into a long-term capitation agreement with the purchaser covering approximately 83,000 members, or 45% of the commercial, Medicaid and Medicare risk membership in St. Louis. Under the agreement, the provider organization will receive a fixed percentage of premium to cover all of the medical treatment the globally capitated members will receive. These arrangements are a continuation of Coventry's efforts to enter into capitation agreements with major providers whereby the providers will provide all medical treatment for Coventry's members in return for a fixed percentage of premium. While these agreements limit Coventry's exposure to the risk of increasing medical costs, they expose Coventry to risk as to the adequacy of the financial and medical care resources of the provider organization. To the extent that the respective provider should face financial difficulties or otherwise be unable to perform its obligations under the global capitation agreements, Coventry, which is responsible for the coverage of its members pursuant to its customer agreements, will be required to perform such obligations, and may have to incur costs in doing so in excess of the amounts it would otherwise have to pay under the global capitation agreements.

     In July 1997, regulatory approval was received to add approximately 11,000 Ohio members to the western Pennsylvania global capitalization contract. In August, Coventry received regulatory approval to add approximately 13,000 West Virginia members to the western Pennsylvania global capitalization contract. These arrangements in western Pennsylvania and St. Louis, Missouri effectively reduce Coventry's medical cost as a percentage of premiums, enable Coventry to reduce administrative staff in patient utilization and medical management and shift the risk of medical cost fluctuations to the provider networks. As of September 30, 1997, the global capitation agreements covered 99% and 48% of the risk membership in western Pennsylvania and St. Louis, Missouri, respectively. However, since the global capitation arrangements are with single provider organizations, Coventry is exposed to credit and operating risks with respect to the financial strength of such organizations. Additionally, there is also a risk that entering into global capitation contracts with certain providers will cause disruption in Coventry's existing provider network. However, due to the large number of providers included in the original network, the Company believes that the risk that an individual provider would not fulfill their obligations is minimal and manageable. In addition, HMO members can go outside of the provider network for treatment at no additional cost to Coventry.

     All of Coventry's health plans also offer an open panel delivery system. In an open panel structure, individual physicians or physician groups contract with the health plans to provide services to enrollees but also maintain independent practices in which they provide services to individuals who are not Coventry health plan enrollees. Coventry contracts with approximately 18,000 physicians through the open panel model.

HEALTH CARE PROVIDER COMPENSATION

     Under most open panel contracts, each primary care physician is paid a monthly fixed capitation fee for each enrollee selecting the physician and may receive additional compensation from risk-sharing arrangements with the health plan to the extent that pre-established utilization and quality goals are achieved. Contracting specialist physicians are compensated under both discounted fee-for-service arrangements and capitation arrangements. The majority of Coventry's contracts with hospitals provide for inpatient per diem or per case hospital rates, while outpatient services are typically contracted on a discounted fee-for-service basis. During 1996, Coventry converted many of its hospital and ancillary contracts from discounted fee-for-service to fixed fee schedules or capitation arrangements. During 1997, Coventry entered into global capitation arrangements in western Pennsylvania and St. Louis, Missouri, pursuant to which the provider organizations will receive a fixed percentage of premium to cover all of the costs of medical treatment Coventry's globally capitated members receive from the health care systems. As of September 30, 1997 the global capitations arrangements covered 99% and 48% of the risk membership in western Pennsylvania and St. Louis, Missouri, respectively. However, since the global capitations arrangements are with single provider organizations and cover substantial membership, Coventry is exposed to substantial credit and operating risk with respect to such organizations.

QUALITY ASSURANCE

     Coventry has established systems to monitor the availability, appropriateness and effectiveness of the patient care it provides. Monitoring the number of physicians and support personnel needed for the number of enrollees served assists in maintaining the availability of care at appropriate levels. Utilization data collected and disseminated in the context of controlling costs are also a valuable indicator of over or under utilization of necessary services and helps Coventry's health plans provide optimal care to their enrollees.

     Coventry's health plans also have internal quality assurance review committees made up of physicians and other staff members whose responsibilities include periodic review of medical records, development and implementation of standards of care based on current medical literature and the collection of data relating to results of treatment. Studies are regularly conducted to discover possible adverse medical outcomes for both quality and risk management purposes.

     Appointment availability, member waiting times and environments are monitored. A membership services department is responsible for ensuring enrollee satisfaction, and Coventry's health plans periodically conduct membership surveys of both existing and former enrollees concerning services furnished and suggestions for improvement.

     The National Committee for Quality Assurance ("NCQA") is an independent, nonprofit institution that evaluates and accredits the quality assurance programs of managed care organizations and is recognized as the national authority on quality. Both the Pennsylvania plans have earned full accreditation. The Richmond and St. Louis plans received provisional accreditation in 1995 and 1996, respectively.

UTILIZATION MANAGEMENT AND REVIEW

     A managed care company's profitability is dependent on maintaining effective controls over utilization of health care services consistent with the provision of high quality care. Each of Coventry's health plans employs physicians as Medical Directors who oversee the delivery of medical services. The Medical Director supervises medical managers (physicians and nurses) who review and approve the primary care physicians' referrals to specialists and hospitals. Medical managers also continually review the status of hospitalized patients and compare their medical progress with established clinical criteria. In addition, nurses make hospital rounds to review patients' medical progress and perform quality assurance and utilization functions.

     Medical managers also monitor the utilization of diagnostic services and encourage use of outpatient surgery and testing where appropriate. Data showing each physician's utilization profile for diagnostic tests, specialty referrals and hospitalization are collected by each health plan and provided to the health plan's physicians. These results are monitored by medical managers in an attempt to ensure the use of cost-effective, medically appropriate services.

MARKETING

     Coventry's commercial health plans are marketed primarily to employer groups as alternatives to conventional fee-for-service health care and indemnity health insurance programs. Employers generally pay all or part of their employees' health care premiums, and many continue to offer their employees a conventional insurance plan even if one or more of Coventry's products are offered.

     Commercial marketing is generally a two-step process in which presentations are made first to employers and then directly to employees. Once selected by an employer, Coventry solicits enrollees from the employee base directly. During periodic "open enrollments," in which employees are permitted to change health care programs, Coventry uses direct mail, worksite presentations, and radio and television advertisements to contact new enrollees. Coventry also markets through independent insurance brokers and agents. Virtually all of Coventry's employer group contracts are renewable annually, and enrollment is continuously affected by employee turnover within employer groups.

     Coventry's Medicaid products are marketed directly to individuals while its Medicare products are marketed to both individuals, and, primarily in the Pittsburgh market, employer group retirees. Individual marketing to Medicare beneficiaries is conducted through use of a direct sales force and advertising efforts that include television, radio, newspaper, billboards, and direct mail. Coventry also markets through independent insurance brokers and agents. Coventry's Medicaid and Medicare contracts are renewable annually, and Medicare and Medicaid enrollees may disenroll monthly.

     Each of Coventry's health plans employs a full-time marketing staff, totaling approximately 200 for the entire company. Each marketing staff uses advertising and promotional material prepared by advertising firms as well as market research programs.

     No single employer group accounted for 10% or more of Coventry's consolidated revenues in 1996. As of September 30, 1997, the employer groups which accounted for the ten highest amounts of managed care premiums for the western and central Pennsylvania, St. Louis and Richmond health plans represented approximately 23%, 24%, 20% and 56%, respectively, of each health plan's premiums. As of September 30, 1997, HCUSA received approximately $74.7 million or 82% of its revenues from the State of Missouri.

Subsequent to the closing of operations in Jacksonville, Florida, HCUSA will receive 100% of its revenues from the State of Missouri.

COMPETITION

     As of July 1997, Coventry estimated that it ranked number one in the commercial HMO markets of Western and Central Pennsylvania, and holds number two positions in the St. Louis, Missouri and Richmond, Virginia markets.

     Coventry's health plans operate in highly competitive environments and compete with other HMOs, PPOs, indemnity insurance carriers and, most recently, physician-hospital organizations. During 1996 Coventry continued to experience competitive pressures in its commercial products, most notably in the Pennsylvania and Missouri markets, which adversely affected the premiums that Coventry has historically received from new and existing members, the membership growth opportunities, and the mix of products sold. In some cases, employer groups have moved from the traditional commercial HMO plans toward the lower premium flexible provider products.

     Coventry believes that the principal factors influencing an employer group's decision to choose among health care options are the price of the benefit plans offered, locations of the health care providers, their reputation for quality care, financial stability, comprehensiveness of coverage, and diversity of product offerings.

     Coventry also competes with other managed care organizations and indemnity insurance carriers in seeking to obtain and retain favorable contracts with hospitals and other providers of services to Coventry's health plans. While Coventry believes that the relatively large membership in its health plans places them in a favorable position in negotiating contracts, some of its competitors represent an equal or greater number of potential patients for such contracting providers and therefore may be in an equal or more favorable position to negotiate provider contracts.

GOVERNMENT REGULATION

     Coventry's commercial HMOs are qualified under the federal Health Maintenance Organization Act of 1973, which was enacted to promote the development of HMOs. Only HMOs that continue to meet federal criteria for sound fiscal operation may retain their qualified status. In order to maintain such qualification, HMOs are required to set enrollment fees, or premiums, pursuant to a "community rating system," which permits rating by class and group specific rating on a prospective basis. The system can place an HMO at a disadvantage when competing with conventional insurers for the business of large employers; at the same time, it does not permit an established customer to demand rate reductions based upon its group's favorable medical experience.

     Coventry's HMOs are required to file periodic reports with, and are subject to periodic review by, state and federal licensing authorities that regulate them. The HMOs are required by state law to meet certain minimum capital and deposit and/or reserve requirements and may be restricted from paying dividends under certain circumstances. They are also required to provide their enrollees with certain basic services based substantially on a fixed, prepaid fee basis. Even under community rating, however, an HMO may vary the type of non-fixed benefits offered. The HMOs are required to have quality assurance and education programs for their professionals and enrollees. Certain states' laws further require that representatives of the HMOs' enrollees have a voice in policy making.

     In 1996, HCFA promulgated regulations ("physician incentive regulations") enforcing Sections 4204(a) and 4731 of the Omnibus Budget Reconciliation Act of 1990 ("OBRA 90"). OBRA 90 and the physician incentive regulations prohibit HMOs with Medicare, Medicaid or CHAMPUS contracts from including any direct or indirect payment to physicians or groups as an inducement to reduce or limit medically necessary services to Medicare beneficiaries and Medicaid recipients. Under the physician incentive regulations, HMOs must, among other things, disclose to HCFA their physician compensation plan in such detail as to allow HCFA to determine compliance with the regulations, and provide assurance that stop-loss insurance is in place, if the HMO places a physician or physician group at "substantial financial risk" for services provided to Medicare beneficiaries and Medicaid recipients. These regulations took effect in 1996 and have a range of compliance dates beginning January 1997.

     The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") was signed into law on August 21, 1996. HIPAA amended Title I of the Employee Retirement Income Security Act of 1974 ("ERISA"), the Code, and the Public Health Service Act. HIPAA applies to both "group health plans" and "health insurance issuers" and generally becomes effective for plan years beginning after June 30, 1997. A "health insurance issuer" is defined under HIPAA to include both insurance companies and HMOs subject to State laws that regulate insurance. HIPAA limits the use of exclusions for preexisting conditions; prohibits discrimination against both employees and dependents based on health status; requires health insurance issuers to guarantee renewability and availability of health coverage to certain employers and individuals; and requires group health plans and health insurance issuers to issue certificates of creditable coverage. With respect to health insurance issuers, states have the primary responsibility for enforcement of HIPAA. (In some states, HHS will be enforcing HIPAA's requirements.) Coventry would be considered a health insurance issuer and subject to HIPAA's requirements.

     On April 1, 1997, the Departments of Labor, Health and Human Services and the Treasury issued interim regulations that interpret many of the provisions of HIPAA. The states are in the process of enacting implementing laws and regulations in this area.

     The Newborns' and Mothers' Health Protection Act ("NMHPA") of 1996 was signed into law on September 26, 1996. This law applies to group health plans and health insurance issuers and becomes effective for plan years beginning on or after January 1, 1998. NMHPA prohibits group health plans and health insurance issuers from restricting benefits for a mother's or newborn child's hospital stay in connection with childbirth to less than 48 hours for a vaginal delivery or less than 96 hours for a caesarean section. Authorization or precertification requirements cannot be imposed for these mandatory minimum hospital stays. Coventry would be considered a health insurance issuer and subject to NMHPA's requirements. Federal regulations implementing NMHPA have not yet been promulgated.

     The Mental Health Parity Act of 1996 ("MHPA") was signed into law on September 26, 1996. This law applies to group health plans and health insurance issuers and becomes effective for plan years beginning on or after January 1, 1998. MHPA prohibits group health plans and health insurance issuers providing mental health benefits from imposing lower aggregate annual or lifetime dollar-limits on mental health benefits than any such limits for medical and surgical benefits. MHPA's requirements do not apply to small employers who have between 2 and 50 employees or to any group health plan whose costs increase one percent or more due to the application of these requirements. Coventry would be considered a health insurance issuer and subject to NMHPA's requirements. Federal regulations implementing MHPA have not yet been promulgated.

     All of Coventry's HMOs that contract with HCFA to provide services to Medicare beneficiaries pursuant to a Medicare risk contract are subject to federal laws and regulations. These HMOs may also be subject to state laws governing Medicare contracting. HCFA has the right to audit any health plan operating under a Medicare risk contract to determine the plan's compliance with federal law. Coventry HMOs with Medicare risk contracts must also comply with the requirements established by peer review organizations ("PROs"), which are organizations under contract with HCFA to monitor the quality of health care received by Medicare beneficiaries and under contract with certain states to monitor the quality of health care received by Medicaid recipients.

     All of Coventry's HMOs that contract with states to provide services to Medicaid recipients are subject to state and federal laws and regulations. HCFA and the appropriate state regulatory agency have the right to audit any health plan operating under a Medicaid managed care contract to determine the plan's compliance with state and federal law. In some instances, states engage PROs to perform quality assurance and utilization review oversight of Medicaid managed care plans. Coventry HMOs would be required to abide by these PROs requirements. In addition, cost reimbursement reports are required with respect to Medicare cost contracts and are subject to audit and revision.

     The Social Security Act imposes criminal and civil penalties for paying or receiving remuneration (which is deemed to include a kickback, bribe or rebate) in connection with any federal health care program including, but not limited to, the Medicare, Medicaid and CHAMPUS programs. The law and the related regulations have been interpreted to prohibit the payment, solicitation, offering or receipt of any form of remuneration in return for the referral of federal health care program patients or any item or service that is reimbursed, in whole or in part, by any federal health care program. Similar anti-kickback provisions have been adopted by many states which apply regardless of the source of reimbursement. The Department of Health and Human Services ("DHHS") has adopted safe harbor regulations specifying certain relationships and activities that are deemed not to violate the federal anti-kickback statute. Specifically, DHHS has adopted safe harbor regulations whereby: (i) HMOs' waivers of Medicare and Medicaid beneficiaries' obligation to pay cost-sharing amounts or to provide other incentives in order to attract Medicare and Medicaid enrollees; and (ii) certain discounts offered to prepaid health plans by contracting providers are deemed not to be violations of the anti-kickback provisions. Coventry believes that the incentives offered by its HMOs to Medicare and Medicaid beneficiaries and the discounts its plans receive from contracting health care providers should satisfy the requirements of the safe harbor regulations. However, failure to satisfy each criterion of applicable safe harbor does not mean that the arrangement constitutes a violation of the law; rather the safe harbor regulations state that the arrangement must be analyzed on the basis of its specific facts and circumstances. Accordingly, Coventry believes that its arrangements do not violate the federal anti-kickback laws or similar state anti-kickback laws.

     Coventry is subject to both federal and state regulations regarding services to be provided to Medicaid enrollees, payment for those services and other aspects of the Medicaid program.

     Coventry contracts with the OPM to provide managed health care services under the Federal Employees Health Benefits Program ("FEHBP"). These contracts with OPM and applicable government regulations establish premium rating requirements for the FEHBP. OPM conducts periodic audits of its contractors to, among other things, verify that the premiums established under the OPM contracts are established in compliance with the community rating and other requirements under FEHBP. During 1996, managed care premiums were reduced by $1.7 million for the settlement of an OPM audit for 1995 and reserves for 1996 were established.

     Numerous health care proposals have been introduced in the U.S. Congress and in state legislatures. These include provisions which place limitations on premium levels, increase minimum capital and reserves and other financial viability requirements, prohibit or limit capitated arrangements or provider financial incentives, mandate benefits (including mandatory length of stay with surgery or emergency room coverage), limit the ability to manage care and require contracting with all willing providers. If enacted, certain of these proposals could have an adverse effect on Coventry. See Item 7, "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Health Care Reform" in Part II of this Report.

RISK MANAGEMENT

     The HMOs maintain general liability and professional liability (medical malpractice and managed care liability) insurance coverage in amounts Coventry believes to be adequate. Contracting physicians are also required to maintain professional liability coverage. In addition to liability coverage, Coventry carries "stop-loss" insurance to reimburse its HMOs for costs resulting from catastrophic illnesses. This insurance generally covers costs in excess of $500,000 up to $1 million for any enrollee in any one year for the St. Louis, Pennsylvania and Richmond Health Plans for commercial HMO members, costs in excess of $150,000 up to $1 million for any Medicare enrollee in any one year and costs in excess of $50,000 up to $1 million for any Medicaid enrollee in any year. Some coinsurance contributions by Coventry are required. CHLIC maintains stop-loss insurance for the flexible provider products that generally covers costs in excess of $150,000 for any enrollee in any one year up to $1 million per enrollee per year. No assurance can be given as to the future availability or costs of such insurance or that risks will not exceed the limit of the insurance coverage.

EMPLOYEES

     At September 30, 1997, Coventry employed approximately 2,100 persons. None of the employees are covered by a collective bargaining agreement.

TRADEMARKS

     Coventry has the right to use the name "HealthAmerica" in Illinois, Missouri, Pennsylvania and West Virginia. Coventry has federal and/or state registered service marks for "HealthAssurance," "GHP Access," "Healthcare USA," "Doc Bear," "CarePlus," "Coventry" and "Advantra."

DESCRIPTION OF PROPERTY

     Coventry leases in aggregate approximately 266,131 square feet of office space primarily for administrative offices in western Pennsylvania, central Pennsylvania, St. Louis, Missouri, and its corporate office in Nashville, Tennessee. Coventry owns an administrative building in Richmond, Virginia, which has approximately 45, 000 square feet. The Company believes that its facilities are appropriate for its operations.

LEGAL PROCEEDINGS

     In the normal course of business, Coventry has been named as defendant in various other legal actions seeking payments for claims denied by Coventry, medical malpractice, and other monetary damages. The claims are in various stages of proceedings and some may ultimately be brought to trial. Incidents occurring through December 31, 1996 may result in the assertion of additional claims. With respect to medical malpractice, Coventry carries professional malpractice and general liability insurance for each of its operations on a claims-made basis with varying deductibles for which Coventry maintains reserves. In the opinion of management, the outcome of any of these actions will not have a material adverse effect on the financial position or results of operations of Coventry.

               INFORMATION CONCERNING PRINCIPAL HEALTH CARE, INC.

                                    BUSINESS
OVERVIEW

     PHC was incorporated as an Iowa corporation on January 7, 1987, and is a wholly owned subsidiary of Holding, which is a wholly owned subsidiary of Mutual. PHC's principal executive offices are located at 6705 Rockledge Drive, Suite 100, Bethesda, Maryland 20817 and its telephone number is (301) 581-0600. Under the terms of the Combination Agreement, businesses representing 72.5% of PHC's assets, 86.7% of PHC's revenues and 81.8% of PHC's losses as estimated based on PHC's September 30, 1997 financial statements will be transferred to Newco in exchange for 40% of the common stock of Newco. The assets and liabilities to be so transferred are referred to hereinafter as the PHC Transferred Group.

     PHC is a managed health care company that provides comprehensive health benefits and services to its members. Health care services are provided to employer groups and government funded groups through a variety of health care benefit plans and risk arrangements. These include traditional and open access HMO products and POS products on both a full-risk and administrative services only basis, and full risk programs under contract with federal and state governments for Medicare and Medicaid beneficiaries. PHC also administers a PPO network that it rents to other payors. Certain assets of PHC that are expected to be sold prior to the Business Combination (Principal Health Care of the Mid-Atlantic, Inc. and Principal Health Care of Texas, Inc.) or are to be retained by Mutual (the equity investment in United Payors and United Providers, Inc., 50% of the equity investment in American Psych Systems, Inc. and 50% of the common stock warrants for Accordant Health Systems, Inc. and Advanced Paradigm, Inc.) will not be included in the Business Combination. Membership in the plans not transferred account for approximately 52,000 members at September 30, 1997.

PRODUCTS

  Commercial Health Maintenance Organizations

     PHC's HMO benefit plans provide comprehensive health care benefits to enrollees, including ambulatory and inpatient physician services, hospitalization, mental health, ancillary diagnostic and therapeutic, and in most cases pharmacy services. At September 30, 1997, PHC had a total of approximately 556,000 members in these commercial benefit plans. In general, a fixed monthly enrollment fee covers all HMO benefits, although all benefit plans require copayments or deductibles in addition to the basic member premium. In most plans, a primary care physician assumes overall responsibility for the care of an enrollee, including preventive and routine medical care and referrals to specialists and other services. POS benefit plans, representing about 190,000 of the total commercial members, allow members to access benefits outside the network without primary physician involvement. Open access benefit plans, representing about 30,000 of the total commercial members, allow access to the network at any point for covered benefits, without prior authorization from a primary care physician. The POS and open access benefit plans generally have higher copayments and deductibles to the extent that either primary care physician access is not required or the member chooses to use providers of care outside of the HMO's network. However, in all benefit plans, the enrollee is typically entitled to coverage of a broader range of health care services than are covered by typical reimbursement or indemnity policies.

     PHC Transferred Group includes health plans in the following metropolitan areas and their surrounding counties:

        CITY               STATE
        ----               -----
Mobile,                Alabama
Dover,                 Delaware
Wilmington,            Delaware
Jacksonville,          Florida
Miami,                 Florida
Orlando,               Florida
Pensacola,             Florida
Tampa,                 Florida
Atlanta,               Georgia
Evansville,            Indiana
Ft. Wayne,             Indiana
Indianapolis,          Indiana

        CITY               STATE
        ----               -----
DesMoines,             Iowa
Wichita,               Kansas
Baton Rouge,           Louisiana
New Orleans,           Louisiana
Baltimore,             Maryland
Kansas City,           Missouri
St. Louis,             Missouri
Lincoln,               Nebraska
Omaha,                 Nebraska
Charlotte,             North Carolina
Raleigh/Durham         North Carolina

  Preferred Provider Organizations

     PHC also offers a PPO product to other payors. Services provided under this product include the rental of and access to PHC's PPO network, claims repricing, and utilization review. PHC does not accept underwriting risk for this product. Rather, it rents access to its provider network to other insurance carriers, allowing them access to negotiated fee schedules. Approximately $3.8 million, or 54.8% of PHC's revenue from its PPO product for the nine months ended September 30, 1997 is from Mutual. PHC's largest concentration of PPO revenue is in the Georgia markets with approximately 328,000 covered individuals.

  Medicare

     In August, 1996, PHC introduced a Medicare risk product in Jacksonville, Florida. At September 30, 1997, there were 2,740 members in the program. PHC believes that the Medicare risk product represents a substantial growth opportunity. PHC has developed a set of financial and other criteria by which to evaluate the feasibility of developing and marketing its Medicare product in other markets.

     Under a Medicare risk contract, PHC receives a fixed premium per member per month from the HCFA (See "Government Regulation"), which reflects certain demographics of the Medicare population of each region. The product also carries the risk of higher utilization and related medical costs than commercial products, and the possibility of regulatory or legislative changes that may reduce premiums or increase mandated benefits in the future. PHC is also subject to increased government regulation and reporting requirements related to the product.

  Medicaid

     PHC offers health care coverage to Medicaid recipients in Delaware and Iowa. At September 30, 1997, 13,317 PHC members were enrolled in a Medicaid risk product, comprised of 12,616 in Delaware, and 701 in Iowa. Medicaid recipients in Delaware are generally required to choose a managed care provider. In Iowa, enrollment in a Medicaid HMO is voluntary. Under a Medicaid risk contract, the participating state pays a monthly premium based on such demographic factors as the category of aid, locality, age and gender of the recipients enrolled in PHC's plans. PHC provides traditional HMO benefit plans to Medicaid beneficiaries through a separately contracted provider network.

     Like the Medicare risk product, the Medicaid product makes PHC's financial results more susceptible to government regulation and legislative changes in premium levels and benefit structure. Under current regulations, HMOs offering Medicaid products on a mandatory enrollment basis (i.e., Medicaid eligibles most enroll in one of the managed care products offered) must, within certain time frames, ensure that their membership includes at least 25% commercial HMO members. The Delaware and Iowa plans meet this criterion.

  Administrative Services Only

     PHC's health plans offer an ASO product to large employers who self-insure their employee health benefits. Approximately 66,000 of PHC's members were ASO members at September 30, 1997 with approximately 57,000, or 86.0% of those members in the Delaware health plan. Under the ASO contracts, employers who fund their own health benefits receive the advantage of provider pricing arrangements from the health plan and the health plan also provides a variety of administrative services such as claims processing, utilization review and quality management for the employers. The health plan receives an administrative fee for these services but does not assume the health care cost underwriting risk. Certain of PHC's ASO contracts include performance and utilization management standards which affect the fees received for these services. PHC also provides services to employer group beneficiaries that have elected HMO coverage under products marketed jointly with Mutual. Approximately 31,000 members were covered under those products at September 30, 1997.

DELIVERY SYSTEMS

     PHC's health plans maintain provider networks which generally furnish health care services through contractual arrangements with physicians, hospitals and other health care providers. Because the health plans receive the same amount of revenue from their enrollees irrespective of the cost of health care services provided, they must manage both the utilization and the unit cost of those services.

     All of PHC's health plans offer an open panel delivery system. In an open panel structure, individual physicians or physician groups contract with the health plans to provide services to members but also maintain independent practices in which they provide services to individuals who are not Principal Health Care members.

     The networks maintained by PHC's health plans utilize a variety of physician care delivery systems that differ primarily in the characterization of the relationship between PHC and the participating physicians. Some arrangements transfer certain of the risks for the cost of medical services to the provider. This can apply to individual providers as well as to groups of providers. Under open panel contracts, each primary care physician is paid a monthly fixed capitation fee for each member selecting the physician and may receive additional compensation from risk-sharing arrangements with the health plan to the extent that pre-established utilization and quality goals are achieved. Some primary care physicians are compensated on a discounted fee for service basis. Contracting specialist physicians are compensated under both discounted fee-for-service arrangements and capitation arrangements.

     The majority of PHC's contracts with hospitals provide for inpatient per diem or per case hospital rates, while outpatient services are typically contracted on a fixed fee or discounted fee-for-service basis. Per diem contracts shift the financial risk for intensity of services to the hospital provider. Per case arrangements shift the risk for both intensity and length of hospital stay to the hospital provider. Many per diem contracts contain "stop loss" outlier provisions whereby discounted payments replace per diems when charges for a specific hospital stay reach a catastrophic amount. In some of the global capitation arrangements referred to above, the risk for hospital care is also shifted to the capitated provider.

     In some markets, PHC contracts with physician or physician/hospital based organizations to accept risk for a wide variety of services (e.g., "global" or "multi-specialty" capitation arrangements). PHC also maintains contracts with several provider entities that contract to accept risk and medical management of care for certain rare and chronic diseases after diagnosis of the member. While all of these agreements limit PHC's exposure to the risk of increasing medical costs, they expose PHC to risk as to the adequacy of the financial and medical care resources of the provider organization. Additionally, PHC is aware that entering into global capitation contracts with a limited number of providers may cause disruption in an existing provider network.

     In the aggregate, PHC contracts with about 39,000 physicians and 440 hospitals for its HMO programs, and with about 51,200 physicians and 600 hospitals for its PPO programs.

QUALITY MANAGEMENT

     PHC has established systems to monitor the availability, appropriateness and effectiveness of the patient care it provides. Goals of PHC's Quality Management Program include: continuous improvement in the delivery of health care and services to members, working with providers of care to help them in their responsibility to provide clinical care to members that meets the highest standards of quality consistent with accepted medical practices, improving member satisfaction with the quality of care and services provided, and compliance with local, state, and national regulatory requirements and all applicable accreditation standards.

     PHC's health plans also have internal Quality Management Committees made up of physicians and other staff members whose responsibilities include periodic review of medical records, development and implementation of standards of care based on current medical literature and the collection of data relating to results of treatment. Studies are regularly conducted to discover possible adverse medical outcomes for both quality and risk management purposes, and to serve as the basis for action plans related to improving the availability, appropriateness, and effectiveness of care rendered to PHC's members. The activities of each plan's quality and risk management programs are monitored by local plan management, by the local physician-based Quality Management Committee, and by a national Quality Management Oversight Committee.

     Appointment availability, member waiting times and provider environments are monitored at all plans. A membership services department is responsible for ensuring member satisfaction, and PHC's health plans periodically conduct membership surveys of both existing and former members concerning services furnished and suggestions for improvement.

     The NCQA is an independent, nonprofit institution that evaluates and accredits the quality assurance programs of managed care organizations and is recognized as the national authority on quality. PHC's Illinois, Delaware, Iowa, Jacksonville, Kansas City, Louisiana, Nebraska, and Wichita health plans have received either provisional or one-year NCQA accreditation. All other plans are either in the process of applying or are preparing to do so.

UTILIZATION MANAGEMENT AND REVIEW

     A managed care company's profitability is dependent on maintaining effective controls over utilization of health care services consistent with the provision of high quality care. To that end, PHC has established a Utilization Management Program. Among the goals of that program are to promote the effective and efficient utilization of facilities and services through an ongoing monitoring program, and to develop, implement, and maintain utilization management systems that maximize effective and efficient use of resources. Among the methods used in daily management of utilization are pre-authorization of referrals and specific services, including non-emergency inpatient stays and surgical procedures, and daily review of the status of hospitalized patients to compare their medical progress with established clinical criteria. In addition, PHC employs seven full-time physicians, supplemented by part-time contracted physicians, as medical directors to oversee utilization and quality management.

     On an ongoing basis, PHC is making increasing use of case management and disease management programs provided both internally and through contracted specialty and disease management organizations. These programs work with providers to encourage adherence to plans for the most effective management of a patient through either an individual case or a long-term disease, using education and prevention, and specifically targeted timely ongoing treatment and interventions. PHC also disseminates appropriate data on utilization, including individual physician utilization profiles, to the providers of care, along with normative data to facilitate valid comparisons with peers and with accepted standards of care. Results of the program are monitored by plan executive and medical management and a Utilization Management Committee at the local level, and by a national Utilization Management Oversight Committee.

MARKETING

     PHC's commercial HMO benefit plans are marketed primarily to employer groups as alternatives to conventional fee-for-service health care and indemnity health insurance programs. Distribution is accomplished through two main channels: marketing by company employees, and marketing through two related independent marketing organizations. Both channels use brokers and employee benefits consultants extensively. In 1997 year to date, approximately 84.0% of new enrollee contracts have come from the PHC employee channel. A portion of PHC's business, mainly in the POS products (see Commercial Health Maintenance Organization) is on an exclusive carrier basis. Employers generally pay all or part of their employees' health care premiums, and many continue to offer their employees a conventional insurance plan even if one or more of PHC's products are offered.

     Commercial marketing is generally a two-step process in which presentations are made first to employers and/or brokers and other employer representatives, and then directly to employees. Once selected by an employer, PHC solicits enrollees from the employee base directly. During periodic "open enrollments," in which employees are permitted to change health care programs, PHC uses direct mail, work site presentations where permission is granted by the employer, and radio and television advertisements to reach new enrollees.

     The vast majority of PHC's employer group contracts are renewable annually. Material exceptions are a fully insured contract with a group encompassing approximately 64% of the enrollees in the Wichita plan -- coupled with a matching three-year provider risk commitment -- both expiring in the year 2000; combined St. Louis and Kansas City markets contract involving 15,000 enrollees and expiring in December 1997, which will not be renewed; a 14,000-member public employee contract in the New Orleans market, expiring in September 1998 and up for potential 3-year renewal; a contract with a purchasing coalition in St. Louis with approximately 7,500 members with participation ending in December 1999; and the State of Delaware administrative services only agreement, covering about 46,000 enrollees and expiring in July, 1998, also up for potential 3-year renewal for PHC and other incumbent carriers. In all the above cases, enrollment is continuously affected by employee turnover within employer groups and, except as noted above, although PHC is confident of its continuing competitive viability, there can be no assurance of the renewal of any such contract upon its expiration.

     PHC's Medicaid products are marketed to individuals, while its Medicare products are marketed to both individuals and employer group retirees. Individual marketing to Medicare beneficiaries is conducted through use of a direct sales force and advertising efforts that include television, radio, newspaper, billboards, and direct mail. PHC's Medicaid and Medicare contracts are renewable annually, and Medicare and Medicaid enrollees may disenroll monthly.

     Each of PHC's health plans employs a full-time marketing staff, totaling approximately 184 for the entire company at September 30, 1997. Each marketing staff uses advertising and promotional material prepared by advertising firms as well as market research programs.

     No single employer group accounts for more than 4% of PHC's consolidated full-risk commercial premium revenue. The top ten employer groups account for approximately 16% of PHC's consolidated average billed premium. In certain markets, there is exposure to a predominant influence of one or more large groups. The percentages of commercial billed premium revenue for the top ten full-risk employer groups in each market, for the period January through June 1997, are as follows: Charlotte -- 17%; Delaware -- 40%; Georgia -- 30%; Illinois -- 20%; Indiana -- 38%; Iowa -- 48% Jacksonville -- 37%; Kansas
City -- 53%; Louisiana -- 71%; Nebraska -- 67%; Orlando -- 28%;
Pensacola -- 48%; Raleigh/Durham -- 43%; South Florida -- 13%; St. Louis -- 56%; Tampa -- 29%; and Wichita -- 86%.

     The exposures related to a single employer group or groups with a proportion in excess of 10% of total billed premium are: Iowa -- 22%; Kansas City -- 13%; New Orleans -- 43%; Nebraska -- 16%, 13%, and 12%;
Pensacola -- 11%; St. Louis - 21%, 16%, and 11%; Tampa -- 10%; and
Wichita -- 62%. While there can be no assurance that any of these contracts will not be canceled, or that enrollment in any of them will not decrease, PHC believes it is in a good competitive position to retain business in a large enough proportion of them such that any enrollment losses are not expected to be material on a consolidated basis.

COMPETITION

     PHC's health plans operate in highly competitive environments and compete with other HMOs, PPOs, indemnity insurance carriers and, most recently, physician-hospital organizations. The environment in which PHC operates continues to be one of accelerating industry consolidation at the national and regional insurer levels, thus often creating larger competitors with more financial and contracting leverage. New provider-based organizations are also forming in many of PHC's markets, creating aggressive competition that can depress pricing at least in the short term. During 1997 PHC has continued to experience competitive pressures in its commercial products, although it has been able to increase its per member per month gross commercial premium revenue by 9.1% between December 31, 1996 and September 30, 1997. This compares with an increase of 2.2% for the full year 1996. Unit revenue increases have been offset by membership decreases in some markets. To the extent that premium increases by PHC place its prices at a level considered too high in any given market, the risk of such membership decreases continues.

     In some cases, employer groups have moved from the traditional commercial HMO benefit plans toward products that provide more flexibility. PHC has addressed this need through its POS products, most notably its "Maximum Choice" plan. Under "Maximum Choice," a health plan member may choose, at any point, to receive services in-network with primary care authorization, in-network without primary care authorization, or out-of-network. Each choice carries with it different copayment and deductible levels. This benefit plan design also allows PHC to deliver more benefits in network, thus taking advantage of discounts and other provider contractual relationships.

     PHC believes that the principal factors influencing an employer group's decision to choose among health care options are the price of the benefit plans offered, locations of the health care providers, their reputation for quality care, financial stability, comprehensiveness of coverage, and diversity of product offerings. While PHC believes it has strength in all these areas, experience has shown that pricing is the predominant influence in most market segments, including the small group market, in which PHC has enrolled a significant number of employer groups. This market characteristic places PHC at risk for predatory pricing competition.

     PHC also faces considerable competition in the Medicare market, both in its current operation and in some of those for which it is considering application to the HCFA. Such competition takes the form more of resources devoted to aggressive marketing than to either pricing or product differentiation. Other prospective markets are less penetrated, thus, creating a positive potential outlook.

     PHC also competes with other managed care organizations and indemnity insurance carriers in seeking to obtain and retain favorable contracts with hospitals and other providers of services to PHC's health plans. Due to the relatively small size of most of its plans, PHC can be placed at a competitive disadvantage, because some of its competitors represent a greater number of potential patients for such contracting providers and, therefore, may be in a position to negotiate more favorable provider contracts.

GOVERNMENT REGULATION

     PHC's HMOs are required to file periodic reports with, and are subject to periodic review and audit by state and federal licensing authorities that regulate them. The HMOs are required by state law to meet certain minimum capital and deposit and/or reserve requirements and may be restricted from paying dividends under certain circumstances. They are also required to provide their enrollees with certain basic services based substantially on a fixed, prepaid fee basis. The HMOs are required to have quality assurance and education programs for their professionals and enrollees. Certain states' laws further require that representatives of the HMOs' enrollees have a means for participation in policy making.

     In 1996, HCFA promulgated regulations ("physician incentive regulations") enforcing Sections 4204(a) and 4731 of OBRA 90. OBRA 90 and the physician incentive regulations prohibit HMOs with Medicare, Medicaid or CHAMPUS contracts from including any direct or indirect payment to physicians or groups as an inducement to reduce or limit medically necessary services to Medicare beneficiaries and Medicaid recipients. Under the physician incentive regulations, HMOs must, among other things, disclose to HCFA their physician compensation plan in such detail as to allow HCFA to determine compliance with the regulations, and provide assurance that stop-loss insurance is in place, if the HMO places a physician or physician group at "substantial financial risk" for services provided to Medicare beneficiaries and Medicaid recipients. These regulations took effect in 1996 and have a range of compliance dates beginning January 1997.

     The HIPAA was signed into law on August 21, 1996. HIPAA amended Title I of ERISA, the Code, and the Public Health Service Act. HIPAA applies to both "group health plans" and "health insurance issuers" and generally becomes effective for plan years beginning after June 30, 1997. A "health insurance issuer" is defined under HIPAA to include both insurance companies and HMOs subject to State laws that regulate insurance. HIPAA limits the use of exclusions for preexisting conditions; prohibits discrimination against both employees and dependents based on health status; requires health insurance issuers to guarantee renewability and availability of health coverage to certain employers and individuals; and requires group health plans and health insurance issuers to issue certificates of creditable coverage. With respect to health insurance issuers, states have the primary responsibility for enforcement of HIPAA. (In some states, HHS will be enforcing HIPAA's requirements.) PHC would be considered a health insurance issuer and subject to HIPAA's requirements.

     On April 1, 1997, the Departments of Labor, Health and Human Services and the Treasury issued interim regulations that interpret many of the provisions of HIPAA. The states are in the process of enacting implementing laws and regulations in this area.

     The NMHPA of 1996 was signed into law on September 26, 1996. This law applies to group health plans and health insurance issuers and becomes effective for plan years beginning on or after January 1, 1998. NMHPA prohibits group health plans and health insurance issuers from restricting benefits for a mother's or newborn child's hospital stay in connection with childbirth to less than 48 hours for a vaginal delivery or less than 96 hours for a caesarean section. Authorization or precertification requirements cannot be imposed for these mandatory minimum hospital stays. PHC would be considered a health insurance issuer and subject to NMHPA's requirements. Federal regulations implementing NMHPA have not yet been promulgated.

     The MHPA was signed into law on September 26, 1996. This law applies to group health plans and health insurance issuers and becomes effective for plan years beginning on or after January 1, 1998. MHPA prohibits group health plans and health insurance issuers providing mental health benefits from imposing lower aggregate annual or lifetime dollar-limits on mental health benefits than any such limits for medical and surgical benefits. MHPA's requirements do not apply to small employers who have between 2 and 50 employees or to any group health plan whose costs increase one percent or more due to the application of these requirements. PHC would be considered a health insurance issuer and subject to NMHPA's requirements. Federal regulations implementing MHPA have not been promulgated.

     All of PHC's HMOs that contract with HCFA to provide services to Medicare beneficiaries pursuant to a Medicare risk contract are subject to federal laws and regulations. These HMOs may also be subject to state laws governing Medicare contracting. HCFA has the right to audit any health plan operating under a Medicare risk contract to determine the plan's compliance with federal law. PHC HMOs with Medicare risk contracts must also comply with the requirements established by PROs, which are organizations under contract with HCFA to monitor the quality of health care received by Medicare beneficiaries and under contract with certain states to monitor the quality of health care received by Medicaid recipients.

     All of PHC's HMOs that contract with states to provide services to Medicaid recipients are subject to state and federal laws and regulations. HCFA and the appropriate state regulatory agency have the right to audit any health plan operating under a Medicaid managed care contract to determine the plan's compliance with state and federal law. In some instances, states engage PROs to perform quality assurance and utilization review oversight of Medicaid managed care plans. PHC HMOs would be required to abide by these PROs requirements. In addition, cost reimbursement reports are required with respect to Medicare cost contracts and are subject to audit and revision.

     The Social Security Act imposes criminal and civil penalties for paying or receiving remuneration (which is deemed to include a kickback, bribe or rebate) in connection with any federal health care program including, but not limited to, the Medicare, Medicaid and CHAMPUS programs. The law and the related regulations have been broadly interpreted to prohibit the payment, solicitation, offering or receipt of any form of remuneration in return for the referral of federal health care program patients or any item or service that is reimbursed, in whole or in part, by any federal health care program. Similar anti-kickback provisions have been adopted by many states which apply regardless of the source of reimbursement. The Department of Health and Human Services ("DHHS") has adopted safe harbor regulations specifying certain relationships and activities that are deemed not to violate the federal anti-kickback statute. Specifically, DHHS has adopted safe harbor regulations whereby: (i) HMOs' waivers of Medicare and Medicaid beneficiaries' obligation to pay cost-sharing amounts or to provide other incentives in order to attract Medicare and Medicaid enrollees; and (ii) certain discounts offered to prepaid health plans by contracting providers are deemed not to be violations of the anti-kickback provisions. PHC believes that the incentives offered by its HMOs to Medicare and Medicaid beneficiaries and the discounts its plans receive from contracting health care providers should satisfy the requirements of the safe harbor regulations. However, failure to satisfy each criterion of applicable safe harbor does not mean that the arrangement constitutes a violation of the law; rather the safe harbor regulations state that the arrangement must be analyzed on the basis of its specific facts and circumstances. Accordingly, PHC believes that its arrangements do not violate the federal anti-kickback laws or similar state anti-kickback laws.

     PHC is subject to both federal and state regulations regarding services to be provided to Medicaid enrollees, payment for those services and other aspects of the Medicaid program.

     PHC contracts with the OPM to provide managed health care services under the FEHBP. These contracts with OPM and applicable government regulations establish premium rating requirements for the FEHBP. OPM conducts periodic audits of its contractors to, among other things, verify that the premiums established under the OPM contracts are established in compliance with the community rating and other requirements under FEHBP.

     Numerous health care proposals have been introduced in the U.S. Congress and in state legislatures. These include provisions which place limitations on premium levels, increase minimum capital and reserves and other financial viability requirements, prohibit or limit capitated arrangements or provider financial incentives, mandate benefits (including mandatory length of stay with surgery or emergency room coverage), limit the ability to manage care and require contracting with all willing providers. If enacted, certain of these proposals could have an adverse effect on PHC.

RISK MANAGEMENT

     The HMOs maintain general liability and professional liability (medical malpractice and managed care liability) insurance coverage in amounts PHC believes to be adequate. Contracting physicians are also required to maintain professional liability coverage. In addition to liability coverage, PHC carries "stop-loss" insurance to reimburse its HMOs for costs resulting from catastrophic illnesses. This coverage generally applies to 90% of inpatient hospital costs for a given patient in a calendar year above certain deductible amounts which vary by health plan. In 1997, these amounts range from $60,000 to $80,000. The coverage is currently underwritten through an agreement with Mutual. No assurance can be given as to the future availability or costs of such insurance or that risks will not exceed the limit of the insurance coverage.

EMPLOYEES

     At September 30, 1997, PHC employed approximately 1,800 persons. None of the employees is covered by a collective bargaining agreement.

TRADEMARKS

     PHC has the right to use the name "Principal Health Care." PHC owns no trademarks.

DESCRIPTION OF PROPERTY

     PHC leases in aggregate approximately 591,000 square feet of office space primarily for administrative offices in North Carolina, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Missouri, Louisiana, Nebraska, and its Corporate office in Bethesda, Maryland. PHC believes its facilities are appropriate for its operations.

LEGAL PROCEEDINGS

     In the normal course of business, PHC has been named as defendant in various legal actions seeking payments for claims denied by PHC, medical malpractice, and other monetary damages. The claims are in various stages of proceedings and some may ultimately be brought to trial. Incidents occurring through September 30, 1997 may result in the assertion of additional claims. With respect to medical malpractice, PHC carries processional malpractice and general liability insurance for its operation on a claims made basis with varying deductibles. In the opinion of management, the outcome of any of these actions will not have a material adverse effect on the financial position or results of operations and cash flows of PHC.

               INFORMATION CONCERNING COVENTRY HEALTH CARE, INC.

                                    BUSINESS

     Newco, which was organized by Coventry and PHC on December 17, 1997 as a Delaware corporation, was formed solely for the purpose of effecting the transactions contemplated under the Combination Agreement. Prior to the Effective Time, Newco shall organize Merger Sub as a Tennessee corporation for the sole purpose of effecting the Merger. Prior to the Effective Time, neither Newco nor Merger Sub will own any assets or conduct any business operations.

     Newco is currently owned by Coventry and PHC and has issued 600 shares of Newco Common Stock to Coventry and 400 shares of Newco Common Stock to PHC in consideration of an initial capital contribution by each such party of $1.00 per share. These shares of Newco Common Stock held by Coventry and PHC will be canceled at the Effective Time. The current directors of Newco are Dale B. Wolf, Senior Vice President, Chief Financial Officer and Treasurer of Coventry, and Kenneth J. Linde, President and Chief Executive Officer of PHC. Mr. Wolf currently serves as the President and Chief Executive Officer of Newco. Shirley
R. Smith, Vice President, Corporate General Counsel and Secretary of Coventry, currently serves as Vice President and Secretary of Newco.

     After the Effective Time, Coventry will be a wholly-owned subsidiary of Newco and those subsidiaries of PHC that PHC shall transfer to Newco pursuant to the Capital Contribution will be wholly-owned subsidiaries of Newco. After the Effective Time, Newco will conduct business operations as a managed healthcare company that provides comprehensive health benefits and services in the markets in which Coventry and PHC currently operate. See the information set forth herein under "Certain Information Concerning Coventry -- Business" and "Certain Information Concerning PHC -- Business."

     Newco's principal office is located at 6705 Rockledge Drive, Suite 100, Bethesda, Maryland 20817.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of December 1, 1997, regarding the beneficial ownership of Coventry's Common Stock by (i) each person or group who is known by Coventry to be the beneficial owner of more than five percent of the Common Stock, (ii) all directors and nominees for director of Coventry, (iii) each executive officer named in the Executive Compensation Table and (iv) all directors and executive officers of Coventry as a group. Information on beneficial owners other than officers or directors is based on the most recent information filed by such beneficial owners with the Securities and Exchange Commission. The number of shares beneficially owned by each director or executive officer is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Coventry believes that each of the beneficial owners of the Common Stock listed below who is an executive officer or director of Coventry, based on information furnished by such owner, has sole voting and investment power (or shares such power with his or her spouse or in the case of an entity, with its affiliates) with respect to such shares, subject to the information contained in the notes to the table.

                                                                              PERCENT OF
                                                       NUMBER OF             COMMON STOCK
                                                       SHARES OF      ---------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                  COMMON STOCK    PRE-MERGER      POST-MERGER
------------------------------------                  ------------    ----------      -----------
Warburg Pincus Ventures, L.P.(2)....................   5,717,647(3)      17.0%
  466 Lexington Avenue
  New York, NY 10017
The Crabbe Huson Group, Inc.(4).....................   3,124,800          9.3%
  121 S.W. Morrison, Suite 1400
  Portland, OR 97204

                                                                              PERCENT OF
                                                       NUMBER OF             COMMON STOCK
                                                       SHARES OF      ---------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                  COMMON STOCK    PRE-MERGER      POST-MERGER
------------------------------------                  ------------    ----------      -----------
Philip N. Bredesen(5)...............................   1,769,271          5.3%
  Office of the Mayor
  107 Metropolitan Courthouse
  Nashville, TN 37201
John H. Austin, M.D.................................      48,834(6)      *
Laurence DeFrance...................................      15,334(6)      *
Emerson D. Farley, Jr., M.D.........................      80,010(6)      *
Patrick T. Hackett(2)(7)............................       5,000         *
Richard H. Jones....................................     161,036(6)      *
Lawrence N. Kugelman................................      68,000(6)      *
Rodman W. Moorehead, III(8).........................           0           --
Allen F. Wise.......................................     196,458         *
Executive Officers and Directors as a Group (23
  persons)..........................................   2,664,774(6)       7.9%

---------------
 *  Less than one percent

(1) For the purposes of this table, a person or group of persons is deemed to beneficially own shares issuable upon the exercise of warrants or options that are currently exercisable or that will become exercisable within 60 days from the date set forth above.

(2) According to the joint Schedule 13D (the "Joint 13D") filed by Warburg Ventures, E.M. Warburg, Joel Ackerman, Jonathan S. Leff, Patrick T. Hackett and Warburg, Pincus & Co. ("WP"), E.M. Warburg is a New York limited liability company that manages Warburg Ventures, a Delaware limited partnership, and WP is a New York general partnership that is the sole general partner of Warburg Ventures. According to the Joint 13D, Lionel I. Pincus is the managing partner of WP and the managing member of E.M. Warburg and may be deemed to control both WP and E.M. Warburg. The Joint 13D indicates that Joel Ackerman, Jonathan S. Leff and Patrick T. Hackett, (the "Trustees"), have been appointed as voting trustees under a Voting Trust Agreement, dated April 15, 1997, relating to all shares of Coventry Preferred Stock or Coventry Common Stock that Warburg Ventures may acquire. Messrs. Ackerman and Leff and employees of E.M. Warburg, and Mr. Hackett is a general partner of WP and Managing Director and member of E.M. Warburg. The address of each of the voting trustees is 466 Lexington Avenue, New York, N.Y. 10017. Under the terms of the Voting Trust Agreement, the Trustees, acting by majority vote, have exclusive authority to vote the shares held pursuant to the Voting Trust Agreement for the ten year term of the Voting Trust Agreement. The Voting Trust Agreement will terminate earlier if Warburg shall be deemed to beneficially own less than ten percent of the Common Stock and shall give notice of termination to the Trustees.

(3) Consists of 3,600,000 shares of Coventry Common Stock that may be acquired on conversion of $36,000,000 in aggregate principal amount of the Coventry Convertible Notes held by Warburg Ventures (or on conversion of Coventry Preferred Stock if authorized and issued in exchange for the Coventry Convertible Notes) and warrants to purchase 2,117,647 shares of Coventry Common Stock held by Warburg Ventures.

(4) According to its most recent Schedule 13G, the Crabbe Huson Group, Inc. is an Oregon corporation.

(5) Mr. Bredesen's shares are owned jointly by his wife, Andrea Conte.

(6) Includes the following shares issuable upon exercise of stock options which are currently exercisable or which will become exercisable within 60 days of the date set forth above: John H. Austin, M.D., 21,334 shares subject to options; Laurence DeFrance, 13,334 shares subject to options; Emerson D. Farley, Jr., M.D., 9,500 shares subject to options; Richard H. Jones, 161,036 shares subject to options;

    Lawrence N. Kugelman, 31,000 shares subject to options; and all executive officers and directors as a group (23 persons), 645,082 shares subject to options.

(7) Mr. Hackett disclaims beneficial ownership of the Common Stock that may be acquired by Warburg Ventures on conversion of the Convertible Exchangeable Senior Subordinated Notes, the Series A Preferred Stock (if authorized and issued in exchange for the notes) or on the exercise of warrants. See Notes 2 and 3 above.

(8) Mr. Moorhead disclaims beneficial ownership of the Common Stock that may be acquired by Warburg Ventures on conversion of the Convertible Exchangeable Senior Subordinated Notes, the Series A Preferred Stock (if authorized and issued in exchange for the notes) or on the exercise of warrants. See Notes 2 and 3 above.

                                   MANAGEMENT
DIRECTORS

     Coventry's Board of Directors currently consists of nine persons, all of whom are expected to be directors of Newco. Pursuant to the terms of the Warburg Agreement, for so long as the Coventry Convertible Notes remain outstanding, the holders of the Coventry Convertible Notes are entitled to designate two directors. The holders of Coventry Preferred Stock, into which the Coventry Convertible Notes are convertible, have the exclusive right, voting separately as a class, to elect two directors for so long as at least 1,000,000 shares of Coventry Preferred Stock remain outstanding. The holders of the Coventry Convertible Notes have designated Messrs. Hackett and Moorehead. The Newco Convertible Notes and Newco Preferred Stock contain substantially the same rights with respect to designation or election of directors. In addition, the Shareholders' Agreement provides that Mutual shall be entitled to designate six directors. Mutual has designated Ms. Tallett and Messrs. Blair, Cain, Drury, Graf and Linde.

     The following are the full names and ages of each director of Newco.

NAME                                                          AGE
----                                                          ---
John H. Austin, M.D.........................................   53
Thomas L. Blair.............................................   53
Philip N. Bredesen..........................................   54
Gary M. Cain................................................   54
Laurence DeFrance...........................................   53
David J. Drury..............................................   53
Emerson D. Farley, Jr., M.D.................................   59
Thomas J. Graf..............................................   49
Patrick T. Hackett..........................................   36
Richard H. Jones............................................   42
Lawrence N. Kugelman........................................   55
Kenneth J. Linde............................................   51
Rodman W. Moorhead, III.....................................   54
Elizabeth E. Tallett........................................   48
Allen F. Wise...............................................   55

     Dr. Austin has been a director of Coventry since January 1988 and was elected Chairman of the Board of Directors in December 1995. Dr. Austin has been employed with Arcadian Management Services since June 1997. From March 1997 until June 1997, Dr. Austin was self-employed as a health care consultant. From October 1994 to March 1997, he served as President of the Professional Services Division of Unihealth, one of the nation's largest voluntary non-profit health care networks. From July 1992 to October 1994 he was a self-employed health care consultant. He was employed as Executive Vice President and Medical Director for Health Plan of America, a HMO from 1987 until June 1992.

     Thomas L. Blair founded UP&UP in January 1995 and currently serves as the its Chief Executive Officer and Chairman of the Board. He was the founder of AHP in 1989 and served as its President and Chief Executive Officer from 1989 to 1992 and served as a member of AHP's Board after its acquisition by Mutual through July 1993. From June 1993 until January 1995, Mr. Blair served as chief executive officer and sole shareholder of IM&I, Inc. From 1977 until 1988, Mr. Blair was a Principal of Jurgovan & Blair, Inc. ("JBI"), which developed and managed HMOs and installed proprietary managed care systems in over sixty HMOs and other managed care entities. JBI was acquired in 1986 by a major publicly-traded insurer.

     Mr. Bredesen accepted a position as a director of Coventry in April 1997. He was formerly a director of Coventry from its founding in November 1986 to January 1993. He is currently the Mayor of the Metropolitan Government of Nashville and Davidson County, Tennessee, having been elected to that position in August 1991 and re-elected in August 1995.

     Mr. Cain has been employed by Mutual since 1966, where he currently serves as Vice President. He is also an Executive Committee member of International Claim Association.

     Mr. DeFrance has been a director of Coventry since August 1990. Since March 1992 he has been self-employed as a business consultant and private investor. He was a member of the Board of Directors of DeVlieg-Bullard, Inc., a manufacturer of precision engineered machine tools, from April 1986 to December 1994. He was DeVlieg-Bullard's President from April 1986 to March 1992 and its Chief Executive Officer from December 1989 to March 1992.

     Mr. Drury has been employed by Mutual since 1966, where he currently serves as Chairman and Chief Executive Officer. He is also a board member for Drake University, Health Insurance Association of America ("HIAA"), American Council for Capital Formation, Des Moines Development Corporation, and a member of Iowa State University Business Advisory Council, Iowa Natural Heritage Advisory Committee, ACLI Tax Steering Committee, and Actuaries Club of Des Moines.

     Dr. Farley has been a director of Coventry since December 1994. Since 1972, Dr. Farley has been engaged in the private practice of medicine in Richmond, Virginia. Since 1989 he has been the Medical Consultant for Signet Bank in Richmond, Virginia. From 1984 to 1994, he was the Chairman of the Board of Directors of Southern Health Management Corporation (now known as Coventry Healthcare Management Corporation).

     Mr. Graf has been employed by Mutual since 1972, where he currently serves as Senior Vice President. He is a Fellow of the Society of Actuaries ("FSA") and a Member of the American Academy of Actuaries ("MAAA"). Mr. Graf is also a member and past President of Actuaries Club of Des Moines, a member of Greater Des Moines Chamber of Commerce and past President of Cystic Fibrosis Foundation, Iowa chapter, and Combined Health Appeal of Iowa.

     Mr. Hackett has been a Managing Director of E.M. Warburg, which manages Warburg Pincus Ventures since 1994. He served as an Associate at E.M. Warburg from 1990 to 1991 and as Vice President from 1991 to 1993. Mr. Hackett is a member of the Board of Directors of Transition Systems, Inc., a provider of software and related services to the health care industry, and several privately held companies.

     Mr. Jones has been a director of Coventry since December 1995. A certified public accountant, Mr. Jones was named President and Chief Executive Officer of Group Health Plan, Inc., a wholly-owned subsidiary of Coventry, on October 7, 1996. He is also a Senior Vice President of Coventry and was Treasurer of Coventry from June 1993 until December 1996. From November 1990 to June 1993, he was Vice President, Chief Financial Officer and Treasurer of Coventry.

     Mr. Kugelman has been a director of Coventry since August 1992. He was interim Chief Executive Officer and President of Coventry from December 1995 until October 6, 1996. From March 1995 until December 1995 he was a self-employed health care consultant. He was Executive Vice President of American Medical International, an organization that owns and operates acute care hospitals nationwide, from January 1993 to March 1995. From July 1992 to December 1992, he was Executive Director of the Sisters of St. Joseph Health care Foundation, which was created in connection with HealthPlan of America's conversion from not-for-profit to for-profit status. He was President and Chief Executive Officer of Health Plan of America from September 1986 to July 1992.

     Mr. Linde has been President and CEO of PHC from its founding in January 1987. He serves on the Board of Directors of all of the PHC HMO plans. From January 1985 to January 1987, Mr. Linde was Vice President, Eastern Division of The Travelers Managed Care Systems, Inc. From October 1980 to February 1985, Mr. Linde was Director, Division of Qualification, U.S. Department of Health and Human Services.

     Mr. Moorhead has been employed since 1973 by E.M. Warburg, a specialized financial services firm in New York, where he currently serves as Senior Managing Director. He is a director of NeXstar Pharmaceuticals, Inc., Transkaryotic Therapies, Inc. Value Health, Inc., Xomed Surgical Products, Inc. and several private companies. He is a Trustee of The Taft School and a member of the Overseer's Committee on University Resources, Harvard College.

     Ms. Tallett is President and Chief Executive Officer of Dioscor, Inc., Serex, Inc. and most recently Gryphon Pharmaceuticals, Inc. Form 1973 to 1982 she served in a number of positions with the U.K.

subsidiary of Warner-Lambert. She was named to head the strategic planning functions for Warner-Lambert in New Jersey in 1984 and became director of marketing operations for its Parke-Davis pharmaceutical division. She joined Centocor, Inc. in 1987 and served as President of its pharmaceutical products business from 1989 to 1992. She was named as President and Chief Executive Officer of Transcell Technologies, Inc. in 1992 and assumed her present positions with Disoscor, Inc. and Serex, Inc. in 1996, and with Gryphon Pharmaceuticals, Inc. in 1997. Ms. Tallett also serves as Director for Serex, Inc., Varian Associates, Inc., and Prosperity New Jersey, Inc. She is Director and Treasurer of Biotechnology Council of New Jersey and a member of the New Jersey Commission on Prosperity.

     Mr. Wise was elected a director of Coventry in October 1996. He was named President and Chief Executive Officer of Coventry on October 7, 1996. Mr. Wise was Executive Vice President of Metra Health, a managed health care Exchange Agent, from October 1994 until it was acquired by United Health care Corp., a managed health care Exchange Agent, in October 1995. He retained the same title with United Health care Corp. until October 1996. From January 1994 to October 1994 he was President and Chief Executive Officer of Wise Health System, a health care investment Exchange Agent. From 1991 to 1994, Mr. Wise was President and Chief Executive Officer of Keystone Health Plan, a managed health care Exchange Agent, and was also Chief Operating Officer of Independence Blue Cross, a health care insurance Exchange Agent located in Philadelphia, Pennsylvania.

EXECUTIVE OFFICERS

     The following are the persons who have been designated as executive officers of Newco as of the date of this Proxy Statement/Prospectus. Additional persons may be designated as executive officers of Newco prior to consummation of the Business Combination.

NAME                                   AGE    POSITION
----                                   ---    --------
Allen F. Wise........................   55    President and Chief Executive Officer
Kenneth J. Linde.....................   51    Executive Vice President and Chief Operating Officer
Dale B. Wolf.........................   43    Chief Financial Officer
Sharon I. Taylor.....................   45    Senior Vice President of Operations

     Ms. Taylor has been Vice President -- Operations of Principal Health Care, Inc. and all of its subsidiaries since May 1994, and was named Senior Vice President -- Operations in June 1997. From January 1987 to May 1994, she served as Vice President -- Finance and Administration for Principal Health Care, Inc. and its subsidiaries. From July 1985 to January 1987, she was Regional Controller of The Travelers Health Network, prior to which Ms. Taylor was Director of Finance and Administration of Companion Health Care, a subsidiary of Blue Cross/Blue Shield of South Carolina.

     Mr. Wolf was elected Senior Vice President, Chief Financial Officer and Treasurer of Coventry on December 9, 1996. From August 1995 to December 1996, he was Executive Vice President of SpectraScan Health Services, Inc., a Connecticut women's health care services company. From January 1995 to August 1995, Mr. Wolf was Senior Vice President, Business Development for MetraHealth Companies, Inc., a Connecticut managed health care company. Prior to that, from August 1988 to December 1994, Mr. Wolf was Vice President, Specialty Operations Officer for the Managed Care and Employee Benefits Operations of The Travelers, a Hartford, Connecticut insurance company. Mr. Wolf is a Fellow of the Society of Actuaries.

NEWCO EXECUTIVE COMPENSATION

     The following tables set forth annual, long-term and the other compensation awarded to, earned by or paid to certain executive officers of Coventry (the "Named Coventry Executive Officer") who have been named as executive officers of Newco for the three fiscal years ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                                                       ---------------
                                                                         SECURITIES
                                                 ANNUAL COMPENSATION     UNDERLYING
                                                 -------------------    OPTIONS/SARS      ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR   SALARY     BONUS           (#)         COMPENSATION
---------------------------                ----  ---------  --------   ---------------   ------------
Allen F. Wise(1).........................  1997   $464,400                 200,000(2)
  President & Chief                        1996   $137,395   $    --       400,000         $    --
  Executive Officer                        1995         --        --                            --
Dale B. Wolf.............................  1997   $288,302                 100,000
  Senior Vice President, Chief Financial   1996         --        --       100,000
  Officer and Treasurer                    1995         --        --

---------------
(1) Allen F. Wise was appointed President and Chief Executive Officer effective October 7, 1996.
(2) Represents options to purchase 150,000 shares and 50,000 shares of restricted stock.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants to the Named Coventry Executive Officers during fiscal 1997. No stock appreciation rights ("SARs") were granted during fiscal 1997.

                                             INDIVIDUAL GRANTS (1)
                                ------------------------------------------------
                                             PERCENT OF
                                               TOTAL
                                NUMBER OF     OPTIONS/                             POTENTIAL REALIZABLE VALUE AT
                                SECURITIES      SARS                                  ASSUMED ANNUAL RATES OF
                                UNDERLYING   GRANTED TO   EXERCISE                  STOCK PRICE APPRECIATION FOR
                                 OPTIONS/    EMPLOYEES     OR BASE                          OPTION TERM
                                   SARS      IN FISCAL      PRICE     EXPIRATION   ------------------------------
NAME                            GRANTED(#)      YEAR      ($/SHARE)      DATE           5%               10%
----                            ----------   ----------   ---------   ----------   -------------    -------------
Allen F. Wise.................    150,000                 $  17.00      7/17/07
                                   50,000                 $  17.00      7/17/00
Dale B. Wolf..................     50,000                   11.625      3/27/07
                                   50,000                  15.9375      7/15/07

---------------
(1) Generally, all options vest in equal increments annually over a four year period; Mr. Wise's options vest in equal increments annually over three years. Upon a sale or transfer of all or substantially all of the capital stock or assets of Coventry, or a merger or consolidation with an unaffiliated entity, all options will fully vest immediately.

     The following table provides information as to options exercised or held during fiscal 1996 by the Named Coventry Executive Officers:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                                               VALUE OF
                                                                                              UNEXERCISED
                                                                   NUMBER OF SECURITIES      IN-THE-MONEY
                                                                  UNDERLYING UNEXERCISED    OPTIONS/SARS AT
                                                                     OPTIONS/SARS AT        FISCAL YEAR-END
                                                                    FISCAL YEAR-END(#)            ($)
                                          SHARES        VALUE     ----------------------   -----------------
                                        ACQUIRED ON   REALIZED       EXERCISABLE (E)/      EXERCISABLE (E)/
NAME                                    EXERCISE(#)      ($)        UNEXERCISABLE (U)      UNEXERCISABLE (U)
----                                    -----------   ---------   ----------------------   -----------------
Allen F. Wise.........................      --        $  --                  -- E               $     --E
                                                                        600,000 U                     --U
Dale B. Wolf..........................      --        $  --                  -- E               $     --E
                                                                        200,000 U                     --U

CONVENTRY EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
CHANGE-IN-CONTROL ARRANGEMENTS

     Allen F. Wise. Mr. Wise entered into an Employment Agreement with Coventry effective October 7, 1996 for an initial term of one year (the "Initial Term"), which will continue on a year-to-year basis as long as a new employment contract is not executed or the agreement has not been otherwise terminated. Under the terms of the agreement, Mr. Wise receives a base salary of $450,000 per year. In addition, upon execution of the agreement, Mr. Wise received non-qualified stock options to purchase 400,000 shares of the Coventry's Common Stock at an exercise price of $11.00 per share, the fair market value per share of the Coventry Common Stock as of October 7, 1996. These options will vest over a period of three years, subject to acceleration in the event that substantially all of the assets or capital stock of Coventry are sold or transferred or Coventry is merged or consolidated with an unaffiliated entity. Mr. Wise is also eligible to receive an annual incentive bonus of up to 100% of his base salary, determined 50% on achievement of performance factors by Coventry and the remainder to be granted in the sole discretion of the Compensation and Benefits Committee of the Board of Directors. If Mr. Wise's employment is terminated by Coventry for any reason other than cause, or he terminates his employment with Coventry as a result of a significant change in the nature or the scope of his position and authority following a Change in Control (as defined below), Coventry will continue to pay his base salary at that time plus that portion of his annual incentive bonus which is based on Coventry's performance, if those criteria are met, for a period of twelve months, plus any time period remaining in the Initial Term. In consideration of these benefits, Mr. Wise agreed not to compete with Coventry during the term of his employment and for one year thereafter.

     Definitions. For purposes of the agreements described above, a "Change in Control" is defined to include any of the following events: (i) the acquisition of at least a majority of the outstanding shares of Coventry's Common Stock by any person or entity; (ii) the merger or consolidation of Coventry into or with another entity if, as a result, the persons who owned a majority of the Common Stock prior to the transaction do not own a majority after the transaction;
(iii) the sale of substantially all of the assets of Coventry; or (iv) any change in the composition of the Board of Directors such that persons who at the beginning of any period of up to two years constituted at least a majority of the Board of Directors cease to constitute at least a majority of the Board of Directors at the end of such period.

     For purposes of the agreements described above, "Good Reason" is generally defined to include a significant change in the nature or scope of the executive's position and authority or a reduction in base salary. In the Change in Control Agreements and Mr. Murray's Employment Agreement, "Good Reason" also includes certain substantial reductions in incentive compensation or a change in the location in which the executive is required to perform services.

     Acceleration of Other Options on a Change in Control. The Compensation and Benefits Committee of Coventry has determined that certain key executive officers who are granted stock options under Coventry's stock option plans will become fully vested in all options granted to them if, during their employment, substantially all of the capital stock or assets of Coventry are sold or transferred, or if Coventry is merged into or consolidated with another unaffiliated entity.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Coventry and Dr. Emerson D. Farley, Jr. entered into a Consulting Agreement dated January 1, 1995, under which Dr. Farley provides consulting services to Coventry Healthcare Management Corporation, Coventry's subsidiary headquartered in Richmond, Virginia, in exchange for a fee of $72,000 per annum. The Consulting Agreement is for a period of one year renewable annually but may be terminated by either party by giving the other party 60 days prior written notice of such termination. In addition, unvested non-qualified options held by Dr. Farley to purchase 5,000 shares of Common Stock at an exercise price of $24.50 per share and vested non-qualified options held by Dr. Farley to purchase 7,000 shares of Common Stock at an exercise price of $24.50 per share were exchanged on September 6, 1996 and November 6, 1996 for new options to purchase the equivalent number of shares at the fair market value as of September 6, 1996 of $12.75 per share. The fair market value of Coventry's Common Stock as of November 6, 1996 was $9.625 per share.

     Rodman W. Moorhead, III and Patrick T. Hackett are Senior Managing Director and Managing Director, respectively, of E.M. Warburg, which manages Warburg Ventures.

PHC EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     With respect to certain executive officers of PHC (the "PHC Named Executive Officers") who have been named as executive officers of Newco, the following is a description of the employment contracts and other arrangements to which Newco has agreed.

     Kenneth J. Linde. Mr. Linde will enter into an Employment Agreement with Newco effective as of the Effective Time for an initial term of one year (the "Initial Term"), which will continue on a year-to-year basis as long as a new employment contract is not executed or the agreement has not been otherwise terminated. Under the terms of the agreement, Mr. Linde receives a base salary of $450,000 per year. In addition, Newco agrees to assume certain PHC Options, which will entitle Mr. Linde to purchase 400,000 shares of Newco Common Stock at an exercise price of $14.50 per share, the fair market value per share of the
Newco Common Stock as of December[   ], 1997. These options will vest over a
period of three years, subject to acceleration in the event that substantially all of the assets or capital stock of Newco are sold or transferred or Newco is merged or consolidated with an unaffiliated entity. Mr. Linde is also eligible to receive an annual incentive bonus of up to 100% of his base salary, determined 50% on achievement of performance factors by Newco and the remainder to be granted in the sole discretion of the Compensation and Benefits Committee of the Board of Directors. If Mr. Linde's employment is terminated by Newco for any reason other than Good Cause, or he terminates his employment with Newco as a result of a significant change in the nature or the scope of his position and authority following a Change in Control (as defined below), Newco will continue to pay his base salary at that time plus that portion of his annual incentive bonus which is based on Newco's performance, if those criteria are met, for a period of twelve months, plus any time period remaining in the Initial Term. In addition, if (x) Mr. Linde is terminated without Good Cause at any time before the second anniversary of the Effective Time or (y) the position of President and Chief Executive Officer of Newco is vacant and Mr. Linde shall not be offered such position and, as a result, Mr. Linde tenders his resignation within thirty days thereafter, Mr. Linde shall be entitled to receive a payment (the "Global Severance Payment") in the amount of $2,500,000 in lieu of any other severance payments to which he might be entitled, and shall be entitled to receive such stock options to purchase Newco Common Stock that are vested at the termination of this employment. In consideration of these benefits, Mr. Linde agreed not to compete with Newco during the term of his employment and for one year thereafter.

     Definitions. For purposes of the agreements described above, a "Change in Control" is defined to include any of the following events: (i) the acquisition of at least a majority of the outstanding shares of Coventry's Common Stock by any person or entity; (ii) the merger or consolidation of Coventry into or with another entity if, as a result, the persons who owned a majority of the Common Stock prior to the transaction do not own a majority after the transaction;
(iii) the sale of substantially all of the assets of Coventry; or (iv) any change in the composition of the Board of Directors such that persons who at the beginning of any period of up to two years constituted at least a majority of the Board of Directors cease to constitute at least a majority of the Board of Directors at the end of such period.

     For purposes of the agreements described above, "Good Reason" is generally defined to include a significant change in the nature or scope of the executive's position and authority or a reduction in base salary. In the Change in Control Agreements and Mr. Murray's Employment Agreement, "Good Reason" also includes certain substantial reductions in incentive compensation or a change in the location in which the executive is required to perform services.

     Acceleration of Other Options on a Change in Control. The Compensation and Benefits Committee of Coventry has determined that certain key executive officers who are granted stock options under Newco's stock option plans will become fully vested in all options granted to them if, during their employment, substantially all of the capital stock or assets of Newco are sold or transferred, or if Newco is merged into or consolidated with another unaffiliated entity.

                     DESCRIPTION OF NEWCO RIGHTS AGREEMENT

     At the Effective Time, each Coventry Right issued under that certain Rights Agreement by and between Coventry and ChaseMellon Shareholder Services, L.L.C. shall be converted into one Newco Right to be issued pursuant to the Newco Rights Agreement. Each Newco Right entitles the registered holder to purchase from Newco one-tenth of one share of Newco Common Stock at a price of $80.00 per one-tenth of one share (the "Purchase Price"), upon the terms and subject to the conditions set forth in the Newco Rights Agreement.

     Until the earlier of the close of business (i) ten business days after a public announcement that a person or group of affiliated or associated persons (excluding Newco, any subsidiary of Newco, any employee benefit plan maintained by Newco or any of its subsidiaries, or any entity holding shares of Newco Common Stock for or pursuant to any such plan) have acquired beneficial ownership of 15% or more of the shares of Newco Common Stock (thereby becoming an "Acquiring Person") or (ii) ten business days after the commencement of, or the first public announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group (excluding Newco, any subsidiary of Newco, any employee benefit plan maintained by Newco or any of its subsidiaries, or any entity holding shares of Newco Common Stock for or pursuant to any such plan) becoming an Acquiring Person (the earlier of such dates being called the "Exercisability Date"), the Newco Rights will be evidenced, with respect to any certificate for shares of Newco Common Stock outstanding as of the Record Date (as defined in the Newco Rights Agreement), by such certificate together with a copy of a Summary of Rights (as defined in the Newco Rights Agreement) and, with respect to any certificate for shares of Newco Common Stock issued after the Record Date and before the Exercisability Date (or earlier redemption or expiration of the Newco Rights), by such certificate, which will bear a notation incorporating the Newco Rights Agreement by reference.

     Warburg will not be deemed to be an "Acquiring Person" unless Warburg acquires an interest in shares representing 30% or more of the outstanding shares of Newco Common Stock or Warburg directly or indirectly without the prior approval of Newco's Board of Directors (i) commences or participates in a solicitation of proxies in opposition to any proposal to shareholders by management or in favor of any shareholder proposal opposed or not adopted by management directly or indirectly, or (ii) solicits or assists any third party to make a tender or exchange offer to purchase any shares of Newco Common Stock or to propose a merger, Merger, acquisition of assets or similar transaction involving Newco. The exception for Warburg will not apply to any transferee of Warburg's interest in Newco.

     Furthermore, Mutual, and any affiliate or associate of Mutual, will not be deemed an "Acquiring Person" so long as none of them have breached any provision of Section 1(b) or 4 of the Shareholders' Agreement, and, after the Shareholders' Agreement shall no longer be effective, until such time as Mutual shall beneficially own less than 15% of Newco Common Stock.

     Until the Exercisability Date (or earlier redemption, exchange or expiration of the Newco Rights), (i) the Newco Rights will be transferred with and only with the shares of Newco Common Stock and (ii) the surrender for transfer of any certificate for shares of Newco Common Stock represented by such certificate will also constitute the transfer of the Newco Rights associated with the shares of Newco Common Stock represented by such certificate. As soon as practicable following the Exercisability Date, separate certificates evidencing the Newco Rights ("Newco Rights Certificates") will be mailed to holders of record of the shares of Newco Common Stock as of the close of business on the Exercisability Date, and such separate Newco Right Certificates alone will evidence the Newco Rights.

     The Newco Rights are not exercisable until the Exercisability Date. The Rights will expire on February 7, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by Newco, in each case as described below.

     The purchase price payable, and the number of shares of Newco Common Stock or other securities or property issuable, upon exercise of the Newco Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of Newco Common Stock, (ii) upon the issuance to holders of the shares of Newco Common Stock of certain rights, options or warrants to subscribe for or purchase shares of Newco Common Stock at a price, or securities convertible into shares of Newco Common Stock with a conversion price, less than the then current market price of the shares of Newco Common Stock, or (iii) upon the distribution to holders of the shares of Newco Common Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends or dividends payable in shares of Newco Common Stock) or of subscription rights or warrants (other than those referred to above). The number of outstanding Newco Rights and the number of shares of Newco Common Stock issuable upon exercise of each Newco Right are also subject to adjustment in the event of a stock split of the shares of Newco Common Stock or a stock dividend on the shares of Newco Common Stock payable in shares of Newco Common Stock or subdivisions, consolidations or combinations of the shares of Newco Common Stock occurring, in any such case, prior to the Exercisability Date.

     In the event, following the first date of public announcement by Newco or an Acquiring Person that an Acquiring Person has become such (the "Stock Acquisition Date"), Newco is, in effect, acquired in a merger or other business combination transaction or more than 50% of its consolidated assets or earning power is sold, proper provision will be made so that each holder of a Newco Right, other than Newco Rights that were or are beneficially owned by the Acquiring Person, will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price (as defined in the Newco Rights Agreement), that number of shares of Newco Common Stock of the Acquiring Person equal to the result obtained by dividing (x) the then current Purchase Price multiplied by the number tenths of a share of Newco Common Stock for which a Newco Right is then exercisable by (y) 50% of the market price per share of Newco Common Stock of the Acquiring Person at the time of such transaction. In the event any person becomes an Acquiring Person, proper provision will be made so that each holder of a Newco Right, other than Newco Rights that were or are beneficially owned by the Acquiring Person which Newco Rights will thereafter be null and void and the holder thereof shall have no rights with respect to such Newco Rights, whether under the Newco Rights Agreement or otherwise, will thereafter have the right to receive, upon the exercise thereof at the then current purchase price, a number of shares of Newco Common Stock equal to the result obtained by dividing the then current purchase price by 50% of the market price per share of Newco Common Stock at the date such person became an Acquiring Person. Under certain circumstances, other securities, property, cash or combinations thereof, including a combination with shares of Newco Common Stock, that are equal in value to the number of shares of Newco Common Stock for which the Newco Right is exercisable may be issued in lieu of shares of Newco Common Stock for which the Newco Right is exercisable.

     Under certain circumstances, after a person becomes an Acquiring Person, the Board of Directors of Newco may exchange the Newco Rights (other than Newco Rights owned by the Acquiring Person), in whole or in part, at an exchange ratio of one share of Newco Common Stock per Newco Right (subject to adjustment). With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional shares of Newco Common Stock will be issued, and in lieu thereof, an adjustment in cash will be made based on the market price of the shares of Newco Common Stock on the last trading day prior to the date of exercise.

     At any time prior to the close of business on the tenth business day after the Stock Acquisition Date, Newco may redeem the Newco Rights in whole, but not in part, at a price of $.001 per Newco Right (the "Redemption Price"), which may be paid in cash, with shares of Newco Common Stock or other consideration deemed appropriate by the Board of Directors of Newco. Immediately upon the action of the Board of Directors of Newco to redeem the Newco Rights, Newco shall announce the redemption, the right to exercise the Newco Rights will terminate, and the only right of the holders of Newco Rights will be to receive the Redemption Price.

     Until a Newco Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Newco, including, without limitation, the right to vote or to receive dividends.

     The terms of the Newco Rights may be amended by the Board of Directors of Newco without the consent of the holders of the Newco Rights at any time to cure any ambiguity or to correct or supplement any defective or inconsistent provisions and may, prior to the Exercisability Date, be amended to change or supplement any other provision in any manner that Newco may deem necessary or desirable. After the Exercisability Date, the terms of the Newco Rights may be amended (other than to cure ambiguities or to correct or supplement defective or inconsistent provisions) only so long as the amendment does not adversely affect the interests of the holders of the Newco Rights (not including an Acquiring Person, in whose hands the Newco Rights are void).

     The Newco Rights have certain anti-takeover effects. The Newco Rights will cause substantial dilution to a person or group that attempts to acquire Newco without conditioning the offer on a substantial number of Newco Rights being acquired. The Newco Rights should not interfere with any merger or other business combination approved by the Board of Directors of Newco since the Board of Directors may, at its option, at any time prior to the close of business on the tenth business day after the Stock Acquisition Date, redeem all but not less than all the then outstanding Newco Rights at the Redemption Price.

     A copy of the Newco Rights Agreement has been filed as an exhibit to this Registration Statement. This summary description of the Newco Rights does not purport to be complete and is qualified in its entirety by reference to the Newco Rights Agreement, which is hereby incorporated herein by reference.

                               NEWCO OPTION PLANS

     Pursuant to a resolution duly adopted by the Board of Directors of Newco in
an action by unanimous written consent dated                  , 1998 and
approved by Coventry and PHC, as all of the shareholders of Newco, in an action
by unanimous written consent dated                  , 1998, Newco adopted the
Newco Plan. Under the Newco Plan, Newco may grant options and other rights with respect to the Newco Common Stock to officers, other key employees, consultants and Outside Directors (as defined in the Newco Plan) of Newco. A total of 7,000,000 shares of Newco Common Stock (equal to approximately 12.0% of the shares of Newco Common Stock to be issued and outstanding immediately after the Effective Time) are reserved for issuance under the Newco Plan.

     As a condition of the Combination Agreement, Newco will assume Coventry's obligations under each of the Coventry Plans (as defined below), and will assume PHC's obligations under the PHC Plan (as defined below). At the Effective Time, Coventry will issue to each holder of an option to purchase shares of Coventry Common Stock under the Coventry Plans, and to each holder of an option to purchase shares of PHC Common Stock under the PHC Plan, an option under the Newco Plan to purchase shares of Newco Common Stock pursuant to the same terms and subject to the same conditions as set forth in such holder's existing option under the Coventry Plan or PHC Plan. At and after the Effective Time, approximately 4.0 million shares of Newco Common Stock will be issuable upon exercise of the options under the Newco Plan to be granted to the holders of options under the Coventry Plans and the PHC Plans and approximately 3.0 million shares of Newco Common Stock (equal to approximately 5.1% of the Newco Common Stock to be outstanding at the Effective Time) will be reserved for issuance under the Newco Plan.

DESCRIPTION OF THE NEWCO PLAN

     The following is a description of the Newco Plan, the terms of which are substantially the same as the terms of Newco's 1998 Stock Incentive Plan. Under the Newco Plan, the Company may grant options and other rights with respect to the Company's Common Stock to officers, other key employees, consultants and Outside Directors of the Company.

     In order for compensation under options and SARs granted to the CEO and certain other executive officers to be exempt from the $1,000,000 limitation on the deductibility of executive compensation under Section 162(m) of the Code, the Plan must specify, and shareholders must approve, a limitation on the number of shares that may be granted to any such executive officer in any year. Under the Newco Plan, no officer of Newco or other person whose compensation may be subject to the limitations on deductibility under Section 162(m) of the Code will be eligible to receive awards under the Newco Plan relating to more than 400,000 shares of Newco Common Stock in any fiscal year (the "Section 162(m) Maximum"). See "Section 162(m) Provisions" below.

     In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in Newco's corporate structure affecting the Newco Common Stock, an appropriate substitution or adjustment will be made in the maximum number of shares that may be awarded under the Newco Plan, in the number and option price of options and other awards then outstanding under the Newco Plan and in the
Section 162(m) Maximum. An adjusted option price shall also be used to determine the amount payable upon exercise of any SAR associated with an option. The Newco Plan will be administered by a committee (the "Plan Committee") consisting of not less than two Outside Directors appointed to serve by the Board of Directors. The initial Plan Committee will be the Compensation and Benefits Committee of the Board of Directors.

     Awards under the Newco Plan may be made to officers, other key employees and Outside Directors of and consultants to Newco or any of its subsidiaries or affiliates. The approximate number of employees who would potentially be eligible for awards under the Newco Plan is 130 based on the actual number of officers and Outside Directors and an estimated number of key employees and consultants eligible for awards, but actual awards will be made only at the discretion of the Plan Committee.

     The Plan Committee shall have the authority to grant (i) stock options;
(ii) SARs; (iii) restricted stock; and/or (iv) other stock-based awards; provided, however, that the power to grant and establish the terms and conditions of awards to Outside Directors under the Newco Plan will be reserved to the Board of Directors. All decisions made by the Plan Committee pursuant to the Newco Plan shall be made in the Plan Committee's sole discretion and shall be final and binding on all persons, including Newco and participants in the Newco Plan.

  Stock Options

     ISOs and non-qualified stock options may be granted for such number of shares as the Plan Committee may determine and may be granted alone, in addition to or in tandem with other awards granted under the Newco Plan, but subject to the per person limitation on awards; provided, however, that ISOs may be granted only to employees of Newco, its subsidiaries or affiliates.

     A stock option will be exercisable, in whole or in part, at such times and subject to such terms and conditions as the Plan Committee may determine and over a term to be determined by the Plan Committee, which term will be no more than ten years after the date of grant, or no more than five years in the case of an ISO awarded to certain 10% shareholders. The option price for any ISO shall not be less than 100%, or 110% in the case of certain 10% shareholders, of the fair market value of the Newco Common Stock as of the date of grant, and for any non-qualified stock option will not be less than 100% of the fair market value of the Newco Common Stock as of the date of grant. Payment of the option price may be by check, note or such other instrument as the Plan Committee may accept or, in the case of a non-qualified stock option, in shares of Newco Common Stock or shares of restricted stock or shares subject to such option or another award under the Newco Plan having a fair market value equal to the option price.

     Upon termination of an optionholder's employment for cause or upon voluntary termination of employment by the optionee, such employee's stock options will thereupon terminate. If an optionholder's employment is involuntarily terminated without cause, stock options will be exercisable for three months following termination or until the end of the option period, whichever is shorter. On the disability of an employee, stock options will be exercisable within the lesser of the remainder of the option period or, in the case of a non-qualified stock option, three years, and in the case of an ISO, one year from the date of disability. Upon the retirement of an employee, stock options will be exercisable within the lesser of the remainder of the option period or, in the case of a non-qualified stock option, three years, and in the case of an ISO, three months from the date of retirement. Upon the death of an employee, stock options will be exercisable by the deceased employee's legal representative or legatee within the lesser of the remainder of the option period or one year from the date of death. Only options which are exercisable on the date of termination, death, disability or retirement may be subsequently exercised or, except for an ISO, on such accelerated basis as determined by the Plan Committee at or after grant.

  SARs

     SARs may be granted in conjunction with all or part of any stock option granted under the Newco Plan. Once an SAR has been exercised, the related portion of the stock option, if any, underlying the SAR will terminate. Upon exercise of an SAR the optionee will receive cash and/or shares of Newco Common Stock equal in value to the excess of the fair market value of one share of Newco Common Stock over the option price per share in the related option multiplied by the number of shares in respect of which the SAR shall have been exercised. The method of payment shall be determined by the Plan Committee. SARs shall be exercisable only at such time and to the extent that the options to which they relate are exercisable, subject to any terms and conditions as determined by the Plan Committee, and shall be transferrable only to the extent the underlying option is transferrable.

  Restricted Stock

     Restricted stock may be granted alone, in addition to or in tandem with other awards granted under the Newco Plan and/or cash awards made outside of the Newco Plan, but must be accepted within 60 days after the award date. The aggregate number of shares of Newco Common Stock that may be granted as shares of restricted stock is limited to 3% of the then outstanding shares of Newco Common Stock. The Plan Committee may condition the grant of restricted stock upon the attainment of specified performance goals or such other factors as the Plan Committee may determine. Upon termination of the employee's employment for any reason during the restriction period, all shares subject to restriction will vest, or be forfeited, in accordance with the terms and conditions established by the Plan Committee at or after grant. During the restriction period, the employee will have the right to vote the shares and to receive any cash dividends, unless otherwise restricted by the Plan Committee. At the time of award, the Plan Committee may permit or require that any cash dividends be deferred and reinvested in additional shares of restricted stock. Stock dividends will be treated as additional shares of restricted stock and will be subject to the same terms and conditions as the initial grant.

  Other Stock-Based Awards

     The Plan Committee may also grant other types of awards that are valued by reference to earnings per share or subsidiary performance. These awards may be granted alone, in addition to or in tandem with stock options, SARs or restricted stock granted under the Newco Plan or cash awards made outside of the Newco Plan; provided, however, that none shall be granted in tandem with ISOs if to do so would disqualify such ISOs under Section 422 of the Code. Such awards will be made upon terms and conditions as the Plan Committee may in its discretion provide. The Plan Committee may also provide for the grant of Newco Common Stock upon completion of a specified performance period.

FEDERAL INCOME TAX ASPECTS OF THE NEWCO PLAN

     The following is a brief summary of the federal income tax aspects of awards made under the Newco Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

  Incentive Stock Options

     No taxable income is realized by the participant upon the grant or exercise of an ISO. If Newco Common Stock is issued to a participant pursuant to the exercise of an ISO, and if no disqualifying disposition of the shares is made by the participant within two years of the date of grant or within one year after the transfer of the shares to the participant, then: (i) upon the sale of the shares, any amount realized in excess of the option price will be taxed to the participant as long-term capital gain, and any loss sustained will be a capital loss; and (ii) no deduction will be allowed to Newco for federal income tax purposes. The exercise of an ISO will give rise to an item of tax preference that may result in an alternative minimum tax liability for the participant unless the participant makes a disqualifying disposition of the shares received upon exercise.

     If Newco Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the holding periods described above, then generally:
(i) the participant will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for such shares, and (ii) Newco will be entitled to deduct any such recognized amount. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by Newco.

     Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant's employment, the option will generally be taxed as a non-qualified stock option.

  Non-Qualified Stock Options

     Except as noted below, with respect to non-qualified stock options: (i) no income is realized by the participant at the time the option is granted; (ii) generally upon exercise of the option, the participant realizes ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise, and Newco will be entitled to a tax deduction in the same amount; and (iii) at disposition, any appreciation (or depreciation) after the date of exercise is treated either as short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares. See "Restricted Stock" below for tax rules applicable where the spread value of an option is settled in an award of restricted stock.

  SARs

     No income will be realized by a participant in connection with the grant of an SAR. When the SAR is exercised, the participant will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash and the fair market value of any shares received. Newco will be entitled to a deduction at the time and in the amount included in the participant's income by reason of the exercise. If the participant receives Newco Common Stock upon exercise of an SAR, the post-exercise appreciation or depreciation will be treated in the same manner discussed above under "Non-Qualified Stock Options."

  Restricted Stock

     A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture, less the consideration paid for the stock. However, a participant may elect, under Section 83(b) of the Code, within 30 days of the grant of the stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the purchase price of the restricted stock. Thereafter, if the shares are forfeited, the participant will be entitled to a deduction, refund or loss, for tax purposes only, in an amount equal to the purchase price of the forfeited shares regardless of whether he made a Section 83(b) election. With respect to the sale of shares after the forfeiture period has expired, the holding period to determine whether the participant has long-term or short-term capital gain or loss generally begins when the restriction period expires, and the tax basis for such shares will generally be based on the fair market value of such shares on such date. However, if the participant makes an election under Section 83(b), the holding period will commence on the date of grant, the tax basis will be equal to the fair market value of shares on such date (determined without regard to restrictions), and Newco generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the participant in the year that such income is taxable.

  Dividends and Dividend Equivalents

     Dividends paid on restricted stock generally will be treated as compensation that is taxable as ordinary income to the participant and will be deductible by Newco. If, however, the participant makes a Section 83(b) election, the dividends will be taxable as ordinary income to the participant but will not be deductible by Newco.

  Other Stock-Based Awards

     The federal income tax treatment of other stock-based awards will depend on the nature of any such award and the restrictions applicable to such award. Such an award may, depending on the conditions applicable to the award, be taxable as an option, an award of restricted stock or in a manner not described herein.

  Section 162(m) Provisions

     Section 162(m) of the Code imposes a limitation on the deductibility of certain compensation paid to the chief executive officer and certain other executive officers of publicly traded companies. Compensation paid to these officers in excess of $1,000,000 cannot be claimed as a tax deduction by such companies unless such compensation qualifies for an exemption as performance-based compensation under Section 162(m) of the Code. It is anticipated that compensation in respect of stock options and SARs granted under the Newco Plan will qualify for an exemption as performance-based compensation under Section 162(m) of the Code, if the exercise price per share for such options and SARs is at least equal to the fair market value per share of Newco Common Stock on the date of grant. Other awards (if any) granted under the Newco Plan are not expected to qualify for an exemption as performance-based compensation.

OTHER PROVISIONS OF THE NEWCO PLAN

     Options and other rights that may be granted under the Newco Plan will vest and become immediately exercisable (to the extent not theretofore vested and exercisable), and the restrictions and forfeiture provisions applicable to restricted stock and other stock-based awards will lapse if:

          (i) any person or entity, including a "group" as defined in Section 13(d)(3) of the Exchange Act, other than Newco or a wholly-owned subsidiary thereof or any employee benefit plan of Newco or any of its subsidiaries, becomes the beneficial owner of Newco's securities having 35% or more of the combined voting power of the then outstanding securities of Newco that may be cast for the election of directors of Newco (other than as a result of an issuance of securities initiated by Newco in the ordinary course of business and other than transactions which are approved by a majority of Newco's Board of Directors and in which Newco's shareholders (other than Mutual and/or its subsidiaries and affiliates) immediately prior to the consummation of the transactions own more than 50% of the voting securities of the surviving corporation immediately after the transaction); or

          (ii) as a result of, or in connection with, a cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of Newco, or any successor entity entitled to vote generally in the election of directors of Newco or any such successor, are held in the aggregate by holders of Newco's securities entitled to vote generally in the election of directors of Newco immediately prior to such transaction;

          (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute the majority thereof, unless the election or nomination for election by Newco's shareholders of such individuals first elected during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period; or

          (iv) the Plan Committee determines that a potential change in control has occurred as a result of either (a) shareholder approval of an agreement that would result in one of the events described above or (b) the acquisition of beneficial ownership, directly or indirectly, by any person, entity or group (other than Newco, any of its subsidiaries or any employee benefit plans of Newco) of securities of Newco representing 5% or more of the combined voting power of Newco's outstanding securities.

     In addition to any other restrictions on transfer that may be applicable under the terms of the Newco Plan or the applicable award agreement, no stock option, SAR, restricted stock award or other stock-based award or other right issued under the Newco Plan is transferrable by the participant without the prior written consent of the Plan Committee, or in the case of an Outside Director, the Board of Directors, other than (a) transfers by a participant to a member of his or her Immediate Family or a trust for the benefit of the participant or a member of his or her Immediate Family (except in the case of ISOs) or (b) transfers by will or by the laws of descent and distribution (the designation of a beneficiary will not constitute a transfer).

     Following the occurrence of any event that would result in the acceleration of vesting and exercisability as described above, the holders of stock options and other rights will, unless otherwise determined by the Committee, receive cash equal to the difference between the highest price paid per share of Newco Common Stock in any transaction reported on the Nasdaq National Market, or paid or offered in a bona fide transaction, during the 60 days immediately prior to the change in control or potential change in control event and the exercise price of the option or other right.

     The Newco Plan may be amended, altered or discontinued by the Board of Directors to the fullest extent permitted by the Exchange Act and the rules and regulations promulgated thereunder, provided, however, that without the approval of Newco's shareholders, no amendment, alteration or discontinuation may be made which would (i) except as a result of a stock split, stock dividend, extraordinary cash dividend, merger, recapitalization or similar transaction affecting the Newco Common Stock, increase the maximum number of shares that may be issued under the Newco Plan or increase the Section 162(m) Maximum, (ii) change the provisions governing ISOs except as required or permitted under the provisions governing ISOs in the Code, or (iii) make any change for which applicable law or regulatory authority (including the regulatory authority of the Nasdaq National Market or any other market or exchange on which the Newco Common Stock is traded) would require shareholder approval or for which shareholder approval would be required to secure full deductibility of compensation received under the Newco Plan under Section 162(m) of the Code. No amendment, alteration or discontinuation shall be made which would impair the rights of an optionee without his consent.

     The Newco Plan will expire on the tenth anniversary of the Effective Time, but awards granted prior to such tenth anniversary may be extended beyond that date.

DESCRIPTION OF COVENTRY PLANS

     Pursuant to a resolution duly adopted by the Board of Directors of Newco and pursuant to a shareholder vote by Coventry and PHC, as the only shareholders of Newco, Newco will assume at the Effective Time each of Coventry's benefit plans, as described below, in substantially the same form as then in effect.

     As of December 31, 1996, Coventry had five stock option plans for issuance of common stock to key employees, including physicians and directors. Under these plans, the exercise provisions and prices of the options are established on an individual basis with the exercise price of the options generally being equal to 100% of the market value of the underlying stock at the date of grant. Options generally become exercisable after one year in 20-25% increments per year and expire ten years from the date of grant. The plans provide for incentive or nonqualified stock options to be issued at the discretion of the Board of Directors of Coventry.

     Transactions with respect to the plans for the three years ended December 31, 1996 were as follows and have been restated to reflect the two-for-one stock split in the form of a stock dividend in August 1994:

                                                              NUMBER OF       OPTION PRICE
                                                                SHARES          PER SHARE
                                                              ----------    -----------------
Outstanding at January 1, 1994..............................   1,732,430    $ 1.275 -- $21.250
  Granted...................................................     588,850    $16.875 -- $25.000
  Exercised.................................................    (284,820)   $ 1.275 -- $13.563
  Canceled..................................................     (93,000)   $ 4.750 -- $21.250
                                                              ----------    ------------------
Outstanding at December 31, 1994............................   1,943,460    $ 3.780 -- $25.000
  Granted...................................................     716,750    $15.875 -- $24.500
  Exercised.................................................    (246,668)   $ 3.780 -- $21.250
  Canceled..................................................    (169,000)   $ 5.000 -- $24.250
                                                              ----------    ------------------
Outstanding at December 31, 1995............................   2,244,542    $ 3.780 -- $25.000
  Granted...................................................   2,891,589    $ 9.625 -- $20.625
  Exercised.................................................    (450,224)   $ 3.780 -- $18.125
  Canceled..................................................  (1,823,489)   $ 5.000 -- $25.000
                                                              ----------    ------------------
Outstanding at December 31, 1996............................   2,862,418    $ 3.780 -- $25.000
                                                              ==========    ==================

     Options vested and exercisable at December 31, 1996, 1995 and 1994 were 740,017, 888,573 and 664,266, respectively. As of December 31, 1996, Coventry had reserved an aggregate of approximately 3.3 million common shares for options and warrants, approximately 0.4 million of which are available for future grants.

     Coventry implemented an Employee Stock Purchase Plan in 1994 which allows substantially all employees who meet length of service requirements to set aside a portion of their salary for the purchase of Coventry Common Stock. At the end of each plan year, Coventry will issue the stock to participating employees at an issue price equal to 85% of the lower of the stock price at the end of the plan year or the average stock price, as defined. Coventry has reserved 1.0 million shares of stock for this plan and has issued 13,267 and 19,465 shares in 1995 and 1996, respectively, under this plan.

     On April 5, 1997, the Board of Directors of Coventry adopted the 1997 Stock Incentive Plan (the "1997 Plan") and on August 20, 1997, the 1997 Plan was approved by the shareholders of Coventry. Under the 1997 Plan, Coventry may grant options and other rights with respect to the Coventry Common Stock to officers, other key employees, consultants and Outside Directors of Coventry. A total of 1,600,000 shares of Coventry Common Stock (equal to approximately 4.9% of the issued and outstanding shares of Coventry Common Stock) are reserved for issuance under the 1997 Plan.

     As of December 31, 1997, Coventry had issued options to purchase a total of
[       ] shares of Coventry Common Stock under the 1997 Plan at an option price per share equal to $[ ]. None of the options granted under the 1997 Plan are currently vested and exercisable.

DESCRIPTION OF PHC PLAN

     On [       ], 1997, the Board of Directors and the shareholder of PHC adopted the PHC Plan by unanimous written consent. The PHC Plan contains substantially the same terms and conditions as Coventry's 1997 Plan. Under the PHC Plan, PHC may grant options and other rights with respect to PHC Common Stock to officers, other key employees, consultants and outside directors of PHC. A total of 1,000,000 shares of PHC Common Stock are reserved for issuance under the PHC Plan.

     As of December 31, 1997, PHC had issued options to purchase a total of 750,000 shares of PHC Common Stock at an option price per share equal to $14.50, which options will be assumed by Newco. None of the options granted under the PHC Plan are currently vested and exercisable.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of Newco consists of 200,000,000 shares of Newco Common Stock, par value $0.01 per share, 6,000,000 shares of Newco Preferred Stock, par value $0.01 per share, and 1,000,000 shares of undesignated ("blank check") preferred stock, par value $0.01 per share ("Undesignated Preferred Stock"). The following description of Newco's capital stock does not purport to be complete and is qualified in its entirety by reference to the Delaware law and Newco's Certificate of Incorporation.

NEWCO COMMON STOCK

     The shares of Newco Common Stock to be issued pursuant to the Merger will be fully paid and nonassessable. Each holder of Newco Common Stock is entitled to one vote per share in the election of directors and on all other matters submitted to a vote of shareholders. Subject to the rights and preferences of the Newco Preferred Stock and such shares, if any, of the 1,000,000 shares of Undesignated Preferred Stock as may be issued in the future, each share of Newco Common Stock will have an equal and ratable right to receive dividends as may be declared by the Board of Directors out of funds legally available therefor and to share equally and ratably in all assets available for distribution to shareholders upon dissolution or liquidation. No holder of Newco Common Stock has any preemptive rights to subscribe for any securities of Newco.

DESCRIPTION OF THE NEWCO PREFERRED STOCK

  Dividend Preference

     From the date of issuance until May 28, 1999 (the "Dividend Payment Date"), the holders of Newco Preferred Stock will be entitled to receive, if when and as declared, out of the net profits of Newco, dividends at the rate of $0.83 per share per annum, payable solely in additional shares of Newco Preferred Stock, valued at $10.00 per share, before any dividends are set apart for or paid upon the Newco Common Stock or any other stock ranking on liquidation junior to the Newco Preferred Stock in any year.

     Dividends on the Newco Preferred Stock through the Dividend Payment Date will be cumulative. Dividends shall be payable semi-annually on each November 28 and May 28, beginning May 28, 1998 through and including the Dividend Payment Date. Under Delaware law, share dividends are not considered distributions and may be made without reference to required levels of capital. The payment of additional shares of Newco Preferred Stock to Warburg as a dividend will not violate insurance laws or the terms of the Restated Credit Facility. At all times after the Dividend Payment Date and when the Board of Directors of Newco declares any cash dividend on the shares of Newco Common Stock, the Board of Directors will be required to declare a cash dividend on each share of Newco Preferred Stock equal to the dividend payable on each share of Newco Common Stock multiplied by the number of shares of Newco Common Stock into which such share of Newco Preferred Stock is convertible on the record date for such dividend. Such dividend will be payable at the same time and otherwise on the same terms as any dividend paid on the Newco Common Stock. Newco does not currently pay cash dividends on its Newco Common Stock, and Newco does not anticipate that any cash dividends will be declared or paid on the Newco Common Stock or the Newco Preferred Stock in the foreseeable future. Any future declaration of dividends will be subject to the discretion of the Board of Directors.

  Liquidation Preference

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of Newco, the holders of shares of Newco Preferred Stock then outstanding will be entitled to be paid out of the assets of Newco available for distribution to its shareholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other preferred stock of Newco ranking on liquidation prior and in preference to the Newco Preferred Stock upon such liquidation, dissolution or winding up, but before any payment may be made to the holders of stock subordinate to the Newco Preferred Stock, an amount equal to $10.00 per share (subject to adjustment in the event of any dividend, stock split, stock distribution or combination with respect to such shares), plus any accrued but unpaid dividends as of the date of such liquidation, dissolution or winding-up. A merger or consolidation of Newco into or with another corporation, a merger or consolidation of any other corporation into or with Newco, or a sale, conveyance, mortgage, pledge or lease of all or substantially all the assets of Newco will be deemed to be a liquidation, dissolution or winding up of Newco for the purposes of the Newco Preferred Stock, unless waived by the holders of a majority of the then outstanding shares of Newco Preferred Stock or unless, as of the date immediately preceding such merger or consolidation, the market price is such that the outstanding shares of Newco Preferred Stock would be otherwise redeemable under the terms of the Newco Preferred Stock.

  Redemption

     The shares of Newco Preferred Stock may not be redeemed prior to the third anniversary of the Second Closing (as defined in the Warburg Agreement). Thereafter, the Newco Preferred Stock will be subject to redemption, at the option of Newco, if the market price of the Newco Common Stock on each of 20 consecutive days on which there was a price for such shares is at least $17.00 per share (appropriately adjusted for any stock split, stock dividend or similar event) at a price in cash equal to the Redemption Price (as defined below) then in effect.

     Newco is required to redeem, to the extent permissible under Delaware law, the shares of Newco Preferred Stock at a price of $10.00 per share (subject to adjustments in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares), plus an amount equal to any dividends accrued but unpaid thereon (the "Redemption Price") on May 15 in each of 2002, 2003 and 2004 (each, a "Redemption Date") one-third of the shares of Newco Preferred Stock issued and outstanding on the first Redemption Date or such lesser number of shares as may then be outstanding.

  Voting; Consent Rights; Election of Directors

     Each issued and outstanding share of Newco Preferred Stock will be entitled to the number of votes equal to the number of shares of Newco Common Stock into which each such share of Newco Preferred Stock is convertible, at each meeting of shareholders of Newco with respect to any and all matter presented to the shareholders of Newco for their action or consideration other than the election of directors, as described below. The holders of the Newco Preferred Stock will vote together with the Newco Common Stock on all matters except the election of directors, certain matters as to which the consent of the holders of a majority of the shares of Newco Preferred Stock is required as described below, and otherwise as required by law.

     Newco may not, without first obtaining the affirmative vote or written consent of the holders of a majority of the Newco Preferred Stock: (i) amend, alter or repeal any provision of Newco's Certificate of Incorporation or amend, alter or repeal any provision of Newco's Bylaws that would adversely affect the rights of the holders of Newco Preferred Stock, including without limitation any increase in the number of shares of Newco Preferred Stock; (ii) issue any shares of Newco Preferred Stock other than upon the exchange of the Newco Convertible Notes or payment of required dividends; or (iii) amend, alter or repeal the preferences, special rights or other powers of the Newco Preferred Stock so as to affect adversely the Newco Preferred Stock. For this purpose, the authorization or issuance of any series of preferred stock with a preference or priority over, or being on a parity with the Newco Preferred Stock as to the right to receive dividends or amounts distributable upon liquidation, dissolution or winding up of Newco will be deemed to affect adversely the Newco Preferred Stock.

     For so long as at least 1,000,000 shares of Newco Preferred Stock remain outstanding (subject to adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares), the holders of Newco Preferred Stock will have the exclusive right, voting separately as a class, to elect two directors (the "Series A Directors"). In the event the Board of Directors is increased to more than nine directors, for so long as any shares of Newco Preferred Stock remain outstanding, the holders of record of a majority of the outstanding shares of Newco Preferred Stock will be entitled to select the number of Series A Directors obtained by multiplying the number of directors on the Board of Directors (including the Series A directors) by a fraction, the numerator of which is equal to the number of shares of Newco Preferred Stock then outstanding and the denominator of which is equal to the total number of shares of capital stock of Newco then outstanding measured in each case on an as converted to Newco Common Stock basis.

     Each Series A Director will be (i) a partner, officer or employee of Warburg or (ii) a person who is not a member of the board of directors or an employee or consultant of any company which owns, manages or provides services to HMOs or PPOs in any of the geographic markets in which Newco, its subsidiaries, or the HMOs and PPOs managed by Newco or its subsidiaries operate HMOs or PPOs as of the date such person agrees to be designated to the Board of Directors of Newco. Each Series A Director so elected shall be in a separate class from the other Series A Directors, and each shall serve for the term of that class. In addition to the other requirements set forth in the Certificate of Incorporation, a vacancy in the position of a Series A Director shall require the affirmative vote of the holders of a majority of the Newco Preferred Stock in order to be filled and the removal of a Series A Director shall require the affirmative vote, at a special meeting of holders of Newco Preferred Stock called for such purpose, or the written consent, of the holders of record of a majority of the outstanding shares of Newco Preferred Stock.

  Optional Conversion

     Each share of Newco Preferred Stock may be converted at any time, at the option of the holder thereof, into that number of fully-paid and nonassessable shares of Newco Common Stock equal to a fraction, (x) the numerator of which is equal to $10.00 and (y) the denominator of which is equal to the conversion price then in effect (the "Conversion Price"); plus an additional number of shares of Newco Common Stock equal to the amount of accrued but unpaid dividends (whether or not currently payable) through the date of such conversion divided by the Conversion Price then in effect. The Conversion Price will be initially equal to $10.00 per share and will be subject to adjustment from time to time as described below under the caption "Anti-dilution Provisions." Upon any redemption of any Newco Preferred Stock or any liquidation of Newco, the right of conversion will terminate at the close of business on the full business day next preceding the date fixed for such redemption or for the payment of any amounts distributable on liquidation to the holders of Newco Preferred Stock. Because of the mandatory issuance of additional shares of Newco Preferred Stock as dividends prior to the Dividend Payment Date, the Investors would own from and after that date 4,707,634 shares Newco Preferred Stock which would be convertible into a like number of shares of Newco Common Stock (assuring no anti-dilution adjustment).

  Mandatory Conversion

     At any time, upon the affirmative vote of the holders of a majority of the shares of Newco Preferred Stock then issued and outstanding, the Newco Preferred Stock will be automatically converted into shares of Newco Common Stock at the then effective Conversion Price.

  Anti-dilution Provisions

     The Warburg Agreement and the Certificate of Designation contain provisions designed to prevent dilution of the conversion rights granted to the holders of the Newco Convertible Notes or shares of Newco Preferred Stock, respectively, which provisions provide for an adjustment to the Conversion Price in the event of certain dilutive issuances. Subject to certain exceptions, the Conversion Price and the number of shares issuable upon conversion of such Newco Convertible Notes or such Newco Preferred Stock, as applicable, will be adjusted in the event of an issuance or sale, or a transaction that is defined by the provisions of the Warburg Agreement or the Certificate of Designation to be an issuance or sale, of shares of Newco Common Stock by Newco at a price per share less than the average market price for the ten-day trading period immediately preceding such issuance (the "Market Price"). In such event, the Conversion Price will be adjusted to equal the amount determined by the product of the Conversion Price in effect immediately prior to such issuance by a fraction, (x) the numerator of which will be equal to the sum of the number of shares of Newco Common Stock deemed outstanding immediately prior to such issuance and the number of shares that would have been issued in such transaction had the purchase price per share been equal to the Market Price and (y) the denominator of which shall be the total number of shares deemed outstanding after such issuance.

     For purposes of determining the adjustment to the Conversion Price, "issuance or sale" of Newco Common Stock will include any issuance (including any issuance in lieu of payment of a dividend) of any rights to subscribe for or to purchase, or any options for the purchase of, Newco Common Stock or any stock or other securities convertible into or exchangeable for Newco Common Stock (such rights or options hereinafter being called, "Options" and such convertible or exchangeable securities hereinafter called, "Convertible Securities" in which the aggregate consideration received by Newco as consideration for (a) the issuance or grant of such Options or Convertible Securities, (b) the exercise of such Option and (c) the conversion of such Convertible Security will be less than the product of (x) the number of shares of Newco Common Stock issuable upon the exercise of such Option or conversion of such Convertible Security and (y) the Market Price. The anti-dilution provisions of the Warburg Agreement and the Certificate of Designation will not apply to certain issuances of securities by Newco, including (i) stock options to employees, consultants or directors of Newco adopted by the Board of Directors, (ii) pursuant to options, warrants and convertible securities in existence on the Closing Date (as defined in the Warburg Agreement), (iii) upon exercise of the Warrants (as defined in the Warburg Agreement), (iv) upon conversion of the Newco Preferred Stock or the sale of additional shares of Newco Preferred Stock, and (v) in connection with an underwritten public offering of securities for cash pursuant to a registration statement filed under the Securities Act.

     In addition, the anti-dilution provisions of the Warburg Agreement and the Certificate of Designation provide that (a) the Conversion Price will be adjusted to reflect any subdivisions or consolidations of the Newco Common Stock; (b) upon any declaration of cash dividend, stock dividend, offering of securities pro rata to holders of Newco Common Stock or any capital reorganization or recapitalization, including any subdivision or combination of the outstanding shares of Newco Common Stock, consolidation or merger of Newco with, or sale of all or substantially all of Newco's assets to, another corporation; or a voluntary or involuntary dissolution, liquidation or winding up of Newco, Newco shall give the holders of the Newco Preferred Stock and Newco Convertible Notes at least 20 days advance written notice; and (c) in the event Newco grants, issues or sells any Options, Convertible Securities or rights to purchase property ("Purchase Rights") to the holders of any class of Newco Common Stock in a transaction that does not result in an adjustment to the Conversion Price then in effect, Newco will provide the holder of the Newco Preferred Stock or Newco Convertible Notes the right to acquire a pro rata portion of the Purchase Rights.

     Pursuant to the Warburg Consent to be executed and delivered by Warburg to Coventry at or prior to the Effective Time, the above anti-dilution provisions have been waived with respect to the Business Combination.

DESCRIPTION OF THE UNDESIGNATED PREFERRED STOCK

     Newco is authorized to issue 1,000,000 shares of Undesignated Preferred Stock. The terms "undesignated preferred stock" or "blank check preferred stock" refer to preferred stock for which the designations, preferences, conversion rights or other rights, including voting rights, qualifications, limitations or restrictions thereof, are determined by board of directors of a company. The authorization of Undesignated Preferred Stock gives the Board of Directors the ability to authorize the creation and issuance of shares of preferred stock in one or more series with such rights as may be determined in the Board's sole discretion without further authorization by shareholders.

     It is not possible to determine the actual effect of the designation of a series of preferred stock on rights of the shareholders of Newco until the Board of Directors determines the rights of the holders of the series of the preferred stock. However, such effects might include (i) restrictions on the payment of dividends to holders of the Newco Common Stock, (ii) dilution of the equity interests and voting power if the series of preferred stock is convertible into Newco Common Stock; and (iii) restrictions upon any distribution of assets to the holders of the Newco Common Stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of preferred stock.

     The purpose of Undesignated Preferred Stock is to enhance Newco's ability to take advantage of financing alternatives, including financing of acquisitions by Newco, and shares of Undesignated Preferred Stock will only be issued in financing transactions or as consideration for an acquisition by Newco. Newco will not issue, without prior shareholder approval, any series of preferred stock to any individual or group for any defensive or anti-takeover purpose. The issuance of a series of preferred stock in a financing transaction or as consideration for an acquisition by Newco, however, could have the effect of discouraging or making an acquisition of Newco more costly in certain circumstances and provisions requested by an investor could give the investor the ability to influence a contest for control of Newco. The Board of Directors is not aware of any present effort to accumulate shares of Newco Common Stock or take any other action for the purpose of gaining control of Newco. An issuance of preferred stock could also have the effect of diluting the earnings per share and book value per share of the Newco Common Stock held by the shareholders.

     In designating the preferences, limitations, and relative rights of any series of preferred stock, the Board of Directors will, if this proposal is approved by the shareholders of Newco, have the authority to provide that the shares of any such series may: (i) have special, confidential, or limited voting rights or no voting rights; provided, however, that the shares, if not convertible into Newco Common Stock, will not have more than one vote per share, except as otherwise required by law, and if convertible into Newco Common Stock will not have more votes per share than they would have if they were so converted, except as otherwise required by law; (ii) be redeemable or convertible: (a) at the option of Newco, by the shareholder or another person on the occurrence of a designated event; (b) for cash, indebtedness, securities, or other property; or (c) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events; (iii) entitle the holders to distributions calculated in any manner, including dividends that may be cumulative, noncumulative, or partially cumulative; and (iv) have a preference over any other classes or series of shares with respect to distributions, including dividends and distributions upon the dissolution of Newco, all as Board of Directors may deem advisable and as are not inconsistent with Delaware law or Newco's Certificate of Incorporation.

     The exact terms of any series of preferred stock will be negotiated with investors purchasing such stock and will vary depending on the particular needs and concerns of such investors and Newco.

        CERTAIN DIFFERENCES IN RIGHTS OF NEWCO AND COVENTRY SHAREHOLDERS

     Coventry is a Tennessee corporation subject to the provisions of the Tennessee Business Corporation Act (the "TBCA"). Newco is a Delaware corporation subject to the provisions of the Delaware General Corporation Law (the "DGCL"). Stockholders of Coventry, whose rights are governed by Coventry's Restated Charter and Bylaws and by the TBCA, will, upon consummation of the Merger, become stockholders of Newco whose rights will then be governed by the Certificate of Incorporation and Bylaws of Newco and by the DGCL. The following is a summary of the material differences in the rights of stockholders of Newco and Coventry and is qualified in its entirety by reference to the governing law and the Certificate of Incorporation or Charter and Bylaws of each of Newco and Coventry. Certain topics discussed below are also subject to federal law and the regulations promulgated thereunder.

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

     The DGCL provides that the recommendation of a corporation's board of directors and the approval of a majority of the outstanding shares of a corporation's common stock entitled to vote thereon is required (i) to effect a merger or consolidation in certain cases, (ii) to amend the certificate of incorporation in most instances, and (iii) to sell, lease or exchange all or substantially all of a corporation's assets. With respect to a merger, no vote of the corporation's stockholders would be required if the corporation were the surviving corporation and (i) the related agreement of merger did not amend the corporation's certificate of incorporation, (ii) each share of common stock outstanding immediately before the merger was an identical outstanding or treasury share of common stock after the merger and (iii) the number of shares of common stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) did not exceed 20% of the shares of the common stock outstanding immediately before the merger.

     The TBCA provides that the approval of a corporation's board of directors and of a majority of the outstanding shares of common stock entitled to vote thereon would generally be required to approve a merger, share exchange, or to sell, lease, exchange or otherwise dispose of substantially all of a corporation's assets. In accordance with the TBCA, submission by a corporation's board of directors of any such action may be conditioned on any basis, including without limitation, conditions regarding a super-majority voting require-ment or that no more than a certain number of shares indicate that they will seek dissenters' rights, if such rights are otherwise available.

     With respect to a merger or share exchange, the TBCA provides that no vote of the stockholders of a corporation would be required if the corporation were the surviving corporation and (i) the charter would remain unchanged after the transaction, subject to certain exceptions; (ii) each stockholder of the corporation immediately before the transaction would hold an identical number of shares, with identical rights and preferences, after the transaction; (iii) the number of voting shares outstanding immediately after the transaction plus the number of voting shares issuable as a result of the transaction (either by conversion of securities issued pursuant to the transaction or the exercise of rights and warrants issued pursuant to the transaction), will not exceed by more than 20% the number of voting shares of the surviving corporation outstanding immediately before the transaction; and (iv) the number of participating shares outstanding immediately after the transaction, plus the number of participating shares issuable as a result of the transaction (either by conversion of securities issued pursuant to the transaction or the exercise of rights and warrants issued pursuant to the transaction), will not exceed by more than 20% the total number of participating shares outstanding immediately before the transaction.

     With respect to a sale, lease, exchange or other disposition of substantially all the assets of a corporation, no vote of the stockholders of the corporation would be required if such transfer were conducted in the regular course of business or if such transfer were made to a wholly-owned subsidiary of the corporation.

NUMBER OF DIRECTORS; FILLING OF VACANCIES ON THE BOARD

     The number of members of Newco's Board of Directors shall initially be one director and, immediately prior to the consummation of the Business Combination shall increase to 15 directors, or such other number as shall be determined by the Board of Directors of Newco. Upon the increase in the number of directors to 15 directors, each of the directors elected to the vacancies which result from the increase in the number of directors shall be elected by the shareholders of Newco and shall serve until the expiration of the term of the class of directors to which such director shall be elected and until his or her successor is elected and qualified. Thereafter, any vacancies on Newco's Board of Directors shall be filled by the affirmative vote of a majority of the remaining directors entitled to vote although less than a quorum of the Board of Directors. In addition, the DGCL provides that if, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the whole Board of Directors (as constituted immediately prior to such increase), the Court of Chancery may, upon the application of any stockholder or stockholders holding at least ten percent (10%) of the total number of outstanding shares having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. A director elected to fill a vacancy by the directors of Newco shall serve until the next annual meeting of the shareholders and until his or her successor shall be elected and qualifies.

     The number of members of Coventry's Board of Directors may be increased or decreased from time to time by Coventry's Board; provided, however, that the number shall be not less than three or more than eleven. Any vacancies on Coventry's Board shall be filled by the affirmative vote of a majority of the remaining directors entitled to vote although less than a quorum of the Board of Directors. A director elected to fill a vacancy on Coventry's Board shall be elected for the unexpired term of his predecessor in office.

OFFICERS OF THE CORPORATION

     The general and active control of the business and affairs of Newco belongs to the President and Chief Executive Officer. The Executive Vice President and Chief Operating Officer of Newco shall perform the duties of the Chief Operating Officer of the corporation and such other duties as the Board of Directors shall prescribe and, in the absence or disability of the Chief Executive Officer, shall perform the duties and have the authority and exercise the power of the Chief Executive Officer.

     The general and active control of the business and affairs of Coventry belongs to the President and Chief Executive Officer.

INSPECTION OF BOOKS AND RECORDS

     Under the DGCL, any stockholder of record, either in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, has the right to inspect certain of a corporation's records during the corporation's usual business hours. This right is limited, however, to inspection for "a proper purpose," which is defined as "a purpose reasonably related to such person's interest as a stockholder."

     Under the TBCA, a corporation's stockholders are entitled to inspect and copy, during regular business hours at the corporation's principal office, the minutes of stockholder meetings, the charter, the bylaws, annual reports, and certain other records of the corporation, provided the stockholder gives the corporation written notice of his or her demand at least five business days before the date on which he or she wishes to inspect and copy the records. In addition, a stockholder who makes a demand in good faith, for a proper purpose, and describes with reasonable particularity his or her purpose and the records he or she desires to inspect, and if the records are directly connected with this purpose, may also, upon five days' written notice, inspect and copy: (i) accounting records of the corporation; (ii) the records of stockholders and excerpts from minutes of any meeting of the corporation's board of directors;
(iii) records of any action of a committee of the corporation's board of directors while acting in place of the board of directors on behalf of the corporation; (iv) minutes of any meeting of the stockholders; and (v) records of action taken by the stockholders or board of directors without a meeting.

ACTIONS BY WRITTEN CONSENT OF STOCKHOLDERS

     The DGCL allows stockholders to act by written consent in lieu of a stockholders meeting by the affirmative vote of not less than the minimum number of votes that would be necessary to authorize or take the action at a stockholders meeting called for the purpose.

     The TBCA provides that any action that may be taken at a stockholders meeting may be taken without a meeting only if a unanimous written consent setting forth the matter is signed by each stockholder entitled to vote on the matter. A unanimous written consent, however, is unattainable by a public company in most circumstances.

DIVIDENDS AND OTHER DISTRIBUTIONS

     Under the DGCL, dividends may be paid out of the surplus (as defined in the DGCL) of the corporation or, if there is no surplus, out of net profits for the year in which the dividend is declared and/or the preceding fiscal year (provided that if paid out of net profits, the amount of capital of the corporation is not less than the aggregate amount of the capital represented by outstanding stock of all classes having a preference upon the distribution of assets). The DGCL also prohibits the purchase or redemption of stock when the capital of the corporation is impaired or if such redemption would impair the capital of the corporation; however, shares entitled to a preference upon any distribution of assets may be purchased or redeemed out of capital if they are to be retired.

     The TBCA provides that the a corporation generally may make dividends or other distributions to its stockholders unless after the distribution either (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of its preferred stock.

VOLUNTARY DISSOLUTION

     The DGCL permits the dissolution of a corporation if (i) the board of directors, by resolution adopted by a majority of the whole board, deems such dissolution advisable and (ii) a majority of the outstanding stock of the corporation votes for the proposed dissolution at a stockholders meeting called for the purpose of acting upon such resolution. The DGCL also permits dissolution without action by the board of directors if all stockholders entitled to vote thereon shall consent thereto in writing.

     The TBCA provides that a corporation may be dissolved if the corporation's board of directors proposes dissolution and a majority of the outstanding shares of the corporation's common stock entitled to vote thereon approves. In accordance with the TBCA, the corporation's board of directors may condition its submission of a proposal for dissolution on any basis, including a greater stockholder vote requirement.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Both the DGCL and the TBCA provide in certain situations for mandatory and permissive indemnification of directors and officers in substantially the same manner. Both the DGCL and the TBCA provide that statutory indemnification is not to be deemed exclusive of any other rights to which a director or officer seeking indemnification may be entitled; provided, however, that the TBCA states that no indemnification may be made if a final adjudication adverse to the director or officer establishes his or her liability (i) for any breach of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for unlawful distributions.

     The DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for violating Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Newco has adopted such a provision which eliminates director liability to Newco and its stockholders for damages for breach of fiduciary duty to the fullest extent permitted by the DGCL. The TBCA does not contain a similar provision.

DISSENTERS' AND APPRAISAL RIGHTS

     The DGCL provides that stockholders of a Delaware corporation do not have appraisal rights when a Delaware corporation listed on a national securities exchange, or with more than 2,000 stockholders of record, merges or consolidates with another corporation, and consideration satisfying certain requirements is paid to the Delaware corporation's stockholders (generally, stock of the surviving corporation or stock of another public corporation). The TBCA contains a similar provision, except that stockholders of a Tennessee corporation do not have appraisal rights if the corporation is listed on a national securities exchange, regardless of the consideration paid in the merger or consolidation. The Newco Common Stock will be listed on The Nasdaq National Market prior to the Effective Time. Consequently, appraisal rights are not available to stockholders of Newco assuming the consideration satisfies the requirements under the DGCL.

     The TBCA generally provides dissenters' rights for mergers and share exchanges that would require stockholder approval, sales of substantially all the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), and certain amendments to the charter that materially and adversely affect rights in respect of a dissenter's shares. Dissenters' rights are not available as to any shares which are listed on an exchange registered under Section 6 of the Exchange Act or are "national market system" securities as defined in rules promulgated pursuant to the Exchange Act. The Coventry Common Stock is listed on The Nasdaq National Market. Consequently, dissenters' rights are not available to stockholders of Coventry.

BUSINESS COMBINATION STATUTE

     The DGCL prohibits a publicly held Delaware corporation like Newco from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock (excluding certain shares), or
(iii) on or after such date as the business combination is approved by the board and by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" as defined in the DGCL includes a merger, asset sale and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" as defined in the DGCL is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. For the purpose of the DGCL, Newco's Board of Directors has preapproved the Business Combination with Mutual and PHC, or any affiliate of either Mutual or PHC, with respect to the transactions contemplated in the Combination Agreement.

     The Tennessee Business Combination Act (the "Tennessee Business Combination Act") provides that a party owning 10% or more of stock in a "resident domestic corporation" (such party is called an "interested stockholder") cannot engage in a business combination with the resident domestic corporation unless the combination (i) takes place at least five years after the interested stockholder first acquired 10% or more of the resident domestic corporation, and (ii) either
(A) is approved by at least 2/3 of the noninterested voting shares of the resident domestic corporation or (B) satisfies certain fairness conditions specified in the Tennessee Business Combination Act.

     These provisions apply unless one of two events occurs. A business combination with an entity can proceed without delay when approved by the target corporation's board of directors before that entity becomes an interested stockholder, or the resident corporation may enact a charter amendment or bylaw to remove itself entirely from the Tennessee Business Combination Act. This charter amendment or bylaw must be approved by a majority of the stockholders who have held shares for more than one year prior to the vote. It may not take effect for at least two years after the vote. Coventry has not adopted a provision in its Charter or Bylaws removing it from coverage under the Tennessee Business Combination Act.

     The Tennessee Business Combination Act further provides an exemption from liability for officers and directors of resident domestic corporations who do not approve proposed business combinations or charter amendments and bylaws removing their corporations from the Tennessee Business Combination Act's coverage as long as the officers and directors act in "good faith belief" that the proposed business combination would adversely affect their corporation's employees, customers, suppliers, or the communities in which their corporation operates and such factors are permitted to be considered by the board of directors under the charter.

     The United States Court of Appeals for the Sixth Circuit has held that the Tennessee Business Combination Act is unconstitutional to the extent that it applies to target corporations organized under the laws of states other than Tennessee.

CONTROL SHARE ACQUISITION ACT

     The Tennessee Control Share Acquisition Act ("TCSAA") strips a purchaser's shares of voting rights any time an acquisition of shares in a covered Tennessee corporation brings the purchaser's voting power to one-fifth, one-third or a majority of all voting power. The purchaser's voting rights can be established only by a majority vote of the other stockholders. The purchaser may demand a special meeting of stockholders to conduct such a vote. The purchaser can demand such a meeting before acquiring a control share only if it holds at least 10% of outstanding shares and announces a good faith intention to make the control share acquisition. A target corporation may or may not redeem the purchaser's shares if the shares are not granted voting rights. The TCSAA applies only to a corporation that has adopted a provision in its charter or bylaws expressly declaring that the TCSAA will apply. Coventry has not adopted any provision in its Charter or Bylaws electing protection under the TCSAA.

     The United States Court of Appeals for the Sixth Circuit has held that the TCSAA is unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee.

     The DGCL contains no similar provisions with respect to control share acquisitions.

INVESTOR PROTECTION ACT

     Tennessee's Investor Protection Act ("TIPA") applies to tender offers directed at corporations (called "offeree companies") that have "substantial assets" in Tennessee and that are either incorporated in or have a principal office in Tennessee. The TIPA requires an offeror making a tender offer for an offeree company to file with the Commissioner of Commerce and Insurance (the "Commissioner") a registration statement. When the offeror intends to gain control of the offeree company, the registration statement must indicate any plans the offeror has for the offeree. The Commissioner may require additional information material to the takeover offer and may call for hearings. The TIPA does not apply to an offer that the offeree company's board of directors recommends to stockholders.

     In addition to requiring the offeror to file a registration statement with the Commissioner, the TIPA requires the offeror and the offeree company to deliver to the Commissioner all solicitation materials used in connection with the tender offer. The TIPA prohibits "fraudulent, deceptive, or manipulative acts or practices" by either side, and gives the Commissioner standing to apply for equitable relief to the Chancery Court of Davidson County, Tennessee, or to any other chancery court having jurisdiction whenever it appears to the Commissioner that the offeror, the offeree company, or any of its respective affiliates has engaged in or is about to engage in a violation of the TIPA. Upon proper showing, the Chancery Court may grant injunctive relief. The TIPA further provides civil and criminal penalties for violations.

     The United States Court of Appeals for the Sixth Circuit has held that the TIPA is unconstitutional to the extent that it applies to target corporations organized under the laws of states other than Tennessee.

     The DGCL contains no similar provisions with respect to investor protection.

AUTHORIZED CORPORATION PROTECTION ACT

     The Tennessee Authorized Corporation Protection Act ("TACPA") is the vehicle through which the Tennessee statutes attempt to permit the Tennessee Business Combination Act and the TCSAA to govern foreign corporations. The TACPA provides that an authorized corporation can adopt a bylaw or a charter provision electing to be subject to the operative provisions of the Tennessee Business Combination Act and the TCSAA, which then become applicable "to the same extent as such provisions apply to a resident domestic corporation." Authorized corporations are those that are required to obtain a Certificate of Authority from the Tennessee Secretary of State and that satisfy any two of certain tests including having their principal place of business located in Tennessee; having a significant subsidiary located in Tennessee; having a majority of such corporation's fixed assets located in Tennessee; having more than 10% of the beneficial owners of the voting stock or more than 10% of such corporation's shares of voting stock beneficially owned by residents of Tennessee employing more than 250 individuals in Tennessee or having an annual payroll paid to residents of Tennessee that is in excess of $5,000,000; producing goods and/or services in Tennessee that result in annual gross receipts in excess of $10,000,000; or having physical assets and/or deposits located within Tennessee that exceed $10,000,000 in value.

     The United States Court of Appeals for the Sixth Circuit, however, has held the TACPA is unconstitutional to the extent that it applies to target corporations organized under the laws of states other than Tennessee.

     The DGCL contains no similar provisions with respect to authorized corporation protection.

GREENMAIL ACT

     The Tennessee Greenmail Act ("TGA") applies to any corporation chartered under the laws of Tennessee which has a class of voting stock registered or traded on a national securities exchange or registered with the Commission pursuant to Section 12(g) of the Exchange Act. The TGA provides that it is unlawful for any corporation or subsidiary to purchase, either directly or indirectly, any of its shares at a price above the market value, as defined in the TGA, from any person who holds more than 3% of the class of the securities purchased if such person has held such shares for less than two years, unless either the purchase is first approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued or the corporation makes an offer of at least equal value per share to all holders of shares of such class.

     The DGCL contains no similar provision with respect to Greenmail.

                                 LEGAL MATTERS

     The validity of the shares of Newco Common Stock offered hereby will be passed upon by Bass, Berry & Sims PLC, Nashville, Tennessee.

     Coventry shall have received an opinion of Bass, Berry & Sims PLC to the effect that the Merger will be treated as a reorganization described in Section 368(a)(2)(E) of the Code and that Coventry and the Coventry shareholders exchanging Coventry Common Stock will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Merger.

     PHC shall have received an opinion of LeBouef, Lamb, Greene & MacRae, L.L.P., in form and substance satisfactory to PHC to the effect that, except with respect to the Newco Warrant, the Capital Contribution will be treated as a non-taxable transfer described in Section 351 of the Internal Revenue Code of 1986, as amended (the "Code") and that, except with respect to the Newco Warrant, Newco, PHC and PHC Subsidiaries will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Capital Contribution.

                                    EXPERTS

     The consolidated financial statements of Coventry included herein including the consolidated balance sheets of Coventry and its subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of PHC and its subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996 have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon and included herein. Such consolidated financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     Coventry is, and, as a result of the Business Combination, Newco will become, subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files or will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected at, and copies thereof may be obtained at prescribed rates from, the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, and from the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Commission maintains a web site at http://www.sec.gov that contains such reports, proxy statements and other information. The Coventry Common Stock is listed on The Nasdaq Stock Market.

     Newco has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the securities of Newco to be issued in connection with the Merger. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. For further information, reference is hereby made to such Registration Statement and exhibits. Statements contained herein concerning provisions of documents are necessarily summaries of the documents and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
COVENTRY CORPORATION
Report of Independent Public Accountants....................   F-2
Consolidated Balance Sheet as of December 31, 1995 and
  1996......................................................   F-3
Consolidated Statements of Operations for each of the three
  years ended December 31, 1994, December 31, 1995 and
  December 31, 1996.........................................   F-4
Consolidated Statements of Stockholders' Equity for each of
  the three years ended December 31, 1994, December 31, 1995
  and December 31, 1996.....................................   F-5
Consolidated Statements of Cash Flows of the three years
  ended December 31, 1994, December 31, 1995 and December
  31, 1996..................................................   F-6
Notes to Consolidated Financial Statements..................   F-7
Unaudited Condensed Consolidated Balance Sheets as of
  December 31, 1996 and September 30, 1997..................  F-23
Unaudited Condensed Consolidated Statement of Operations for
  each of the nine months ended September 30, 1996 and
  1997......................................................  F-24
Unaudited Condensed Consolidated Statement of Cash Flows for
  the nine months ended September 30, 1996 and 1997.........  F-25
Notes to Condensed Unaudited Consolidated Financial
  Statements................................................  F-26
PRINCIPAL HEALTH CARE, INC.
The historical consolidated financial statements of PHC have been included herein. Because certain businesses of PHC
  will not be transferred as part of The Merger and Capital
  Contribution, the historical financial statements of PHC
  should not be viewed as indicative of future operating
  performance
Report of Independent Auditors..............................  F-29
Consolidated Balance Sheets as of December 31, 1995 and 1996
  and the Unaudited Consolidated Balance Sheet as of
  September 30, 1997........................................  F-30
Consolidated Statements of Income for each of the three
  years ended December 31, 1994, December 31, 1995 and
  December 31, 1996 and the Unaudited Consolidated
  Statements of Income for each of the nine months ended
  September 30, 1996 and 1997...............................  F-32
Consolidated Statements of Stockholder's Equity for each of
  the three years ended December 31, 1994, December 31, 1995 and December 31, 1996 and the Unaudited Consolidated
  Statement of Shareholder's Equity for the nine months
  ended September 30, 1997..................................  F-33
Consolidated Statements of Cash Flows for the three years
  ended December 31, 1994, December 31, 1995 and December
  31, 1996 and the Unaudited Consolidated Statements of Cash
  Flows for the nine months ended September 30, 1996 and
  1997......................................................  F-34
Notes to Consolidated Financial Statements..................  F-35

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Coventry Corporation:

     We have audited the accompanying consolidated balance sheets of Coventry Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coventry Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Nashville, Tennessee
February 21, 1997 (except for
  Notes G and S, as to which
  the date is March 31, 1997)

                              COVENTRY CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
ASSETS
Cash and cash equivalents...................................  $ 85,646    $ 64,127
Short-term investments......................................     7,388      18,408
Accounts receivable, net of allowance for doubtful accounts
  of $8,000 and $2,700, respectively........................    37,921      32,118
Other receivables...........................................    22,661      10,909
Assets held for sale........................................    23,856          --
Deferred income taxes.......................................    20,449       8,415
Prepaid expenses and other current assets...................    10,370       9,459
                                                              --------    --------
     Total current assets...................................   208,291     143,436

Long-term investments.......................................    75,389      61,934
Property and equipment, net.................................    24,979      51,253
Goodwill and intangible assets, net.........................   118,346     111,879
Other assets................................................    21,940      17,173
                                                              --------    --------
     Total assets...........................................  $448,945    $385,675
                                                              ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Medical claims liabilities..................................  $146,082    $ 92,160
Accounts payable............................................    11,919       9,164
Accrued payroll and benefits................................    13,008      11,066
Other accrued liabilities...................................    59,636      27,686
Deferred revenue............................................    14,888      13,880
Current portion of long-term debt...........................    36,468       2,307
                                                              --------    --------
     Total current liabilities..............................   282,001     156,263

Long-term debt..............................................    57,291      65,600
Other long-term liabilities.................................     9,226       7,994
Minority interest...........................................        --       1,967
Stockholders' equity:
  Common Stock, $.01 par value; 50,000,000 shares
     authorized; issued and outstanding 33,001,296 and
     32,276,575 shares, respectively........................       330         323
  Additional paid-in capital................................   136,142     128,119
  Net unrealized investment gain............................       395         562
  Retained earnings (accumulated deficit)...................   (36,440)     24,847
                                                              --------    --------
  Total stockholders' equity................................   100,427     153,851
                                                              --------    --------
  Total liabilities and stockholders' equity................  $448,945    $385,675
                                                              ========    ========

                See notes to consolidated financial statements.

                              COVENTRY CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31,
                                                            ----------------------------------
                                                               1996         1995        1994
                                                            ----------    --------    --------
Operating revenues:
  Managed care premiums...................................  $1,035,778    $844,032    $769,935
  Management services.....................................      21,351       8,358       6,708
                                                            ----------    --------    --------
     Total operating revenues.............................   1,057,129     852,390     776,643
Operating expenses:
  Health benefits.........................................     930,739     713,226     614,144
  Selling, general and administrative.....................     165,081     123,523      94,684
  Depreciation and amortization...........................      42,862      14,666       9,437
  Other charges...........................................       9,793          --          --
  Merger costs............................................          --       2,250       3,355
                                                            ----------    --------    --------
     Total operating expenses.............................   1,148,475     853,665     721,620
                                                            ----------    --------    --------

Operating earnings (loss).................................     (91,346)     (1,275)     55,023
Other income, net.........................................      13,379       7,705       5,003
Interest expense..........................................      (6,257)     (4,881)     (2,731)
                                                            ----------    --------    --------
Earnings (loss) before income taxes and minority
  interest................................................     (84,224)      1,549      57,295
Provision for (benefit from) income taxes.................     (22,860)      1,530      24,426
Minority interest in earnings (loss) of consolidated
  subsidiary, net of income tax...........................         (77)          1       3,581
                                                            ----------    --------    --------
Net earnings (loss).......................................  $  (61,287)   $     18    $ 29,288
                                                            ==========    ========    ========
Net earnings (loss) per common and common equivalent
  share...................................................  $    (1.86)   $   0.00    $   0.93
                                                            ==========    ========    ========
Weighted average common and common equivalent shares
  outstanding.............................................      33,011      32,164      31,425
                                                            ==========    ========    ========

                See notes to consolidated financial statements.

                              COVENTRY CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                                                     NET           RETAINED
                                                                  UNREALIZED       EARNINGS         TOTAL
                                     COMMON     ADDITIONAL        INVESTMENT     (ACCUMULATED   STOCKHOLDERS'
                                     STOCK    PAID-IN CAPITAL    GAIN (LOSS)       DEFICIT)        EQUITY
                                     ------   ---------------    -----------     ------------   -------------
Balance, January 1, 1994...........  $ 293       $101,072           $   --         $ (4,459)      $ 96,906
  Issuance of common stock,
     including exercise of
     options.......................     19          7,062                                            7,081
  Tax benefit of stock options
     exercised.....................                 1,653                                            1,653
  Unrealized investment loss, net
     of income tax.................                                   (804)                           (804)
  Net earnings.....................                                                  29,288         29,288
                                     -----       --------           ------         --------       --------
Balance, December 31, 1994.........    312        109,787             (804)          24,829        134,124
  Issuance of common stock,
     including exercise of options
     and warrants..................     11         16,906                                           16,917
  Tax benefit of stock options
     exercised.....................                 1,426                                            1,426
  Unrealized investment gain, net
     of income tax.................                                  1,366                           1,366
  Net earnings.....................                                                      18             18
                                     -----       --------           ------         --------       --------
Balance, December 31, 1995.........    323        128,119              562           24,847        153,851
  Issuance of common stock,
     including exercise of options
     and warrants..................      7          5,739                                            5,746
  Tax benefit of stock options
     exercised.....................                 2,284                                            2,284
  Unrealized investment loss, net
     of income tax.................                                   (167)                           (167)
  Net loss.........................                                                 (61,287)       (61,287)
                                     -----       --------           ------         --------       --------
Balance, December 31, 1996.........  $ 330       $136,142           $  395         $(36,440)      $100,427
                                     =====       ========           ======         ========       ========

                See notes to consolidated financial statements.

                              COVENTRY CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1996       1995        1994
                                                              --------   ---------   --------
Cash flows from operating activities of continuing
  operations:
  Net earnings (loss).......................................  $(61,287)  $      18   $ 29,288
  Adjustments to reconcile net income (loss) to cash
     provided by operating activities:
     Depreciation and amortization..........................    42,862      14,666      9,437
     Benefit from deferred income taxes.....................   (15,989)     (2,029)      (657)
     Increase in receivable due to sale of subsidiary.......    (5,500)         --         --
     Minority interest......................................       (19)          1      3,581
     Other..................................................       103         (26)       386
  Changes in assets and liabilities of continuing
     operations, net of effects of the purchase of
     subsidiaries:
     Accounts receivable....................................    (5,285)     (7,099)    (2,091)
     Other receivables......................................    (6,749)     (4,913)    (1,969)
     Prepaid expenses and other current assets..............      (907)     (3,890)     2,959
     Other assets...........................................    (5,652)    (11,332)    (1,563)
     Medical claims liabilities.............................    49,350      21,736      4,849
     Accounts payable.......................................     2,742       4,374      1,331
     Other accrued liabilities..............................    32,781       9,205      9,112
     Income taxes payable...................................     6,315     (15,173)       686
     Deferred revenue.......................................       549      (3,756)       (36)
     Other long-term liabilities............................     1,251       3,882      1,084
                                                              --------   ---------   --------
Net cash provided by operating activities of continuing
  operations................................................    34,565       5,664     56,397
Net cash used in operating activities of discontinued
  operations................................................        --          --       (542)
                                                              --------   ---------   --------
Net cash provided by operating activities...................    34,565       5,664     55,855
                                                              --------   ---------   --------
Cash flows from investing activities of continuing
  operations:
  Capital expenditures, net.................................   (12,688)    (16,319)   (22,466)
  Sales of investments......................................    75,511      53,224     41,109
  Purchases of investments & other..........................   (80,049)    (59,319)   (55,841)
  Payments for purchases of subsidiaries, net of cash
     acquired...............................................   (27,256)     (2,524)   (54,279)
                                                              --------   ---------   --------
  Net cash used in investing activities of continuing
     operations.............................................   (44,482)    (24,938)   (91,477)
  Net cash provided by investing activities of discontinued
     operations.............................................        --          --      8,809
                                                              --------   ---------   --------
Net cash used in investing activities.......................   (44,482)    (24,938)   (82,668)
                                                              --------   ---------   --------
Cash flows from financing activities:
  Borrowings of long-term debt..............................    40,164      13,116     50,731
  Payments on long-term debt................................   (14,474)    (14,740)   (24,266)
  Net proceeds from issuance of stock.......................     5,746      16,917      5,831
                                                              --------   ---------   --------
Net cash provided by financing activities...................    31,436      15,293     32,296
                                                              --------   ---------   --------
Net increase (decrease) in cash and cash equivalents........    21,519      (3,981)     5,483
Cash and cash equivalents at beginning of period............    64,127      68,108     62,625
                                                              --------   ---------   --------
Cash and cash equivalents at end of period..................  $ 85,646   $  64,127   $ 68,108
                                                              ========   =========   ========

                See notes to consolidated financial statements.

                              COVENTRY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

A.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Coventry Corporation ("the Company") is a managed health care company that provides comprehensive health benefits and services to employer groups and government-funded groups in Pennsylvania, Ohio, West Virginia, Missouri, Illinois, Virginia and Florida.

     The Company began operations in 1987 with the acquisition of the American Service Companies ("ASC") entities. In 1988, the Company acquired HealthAmerica Pennsylvania, Inc. ("HAPA"), a Pennsylvania HMO. In 1990, the Company acquired Group Health Plan, Inc. ("GHP"), a St. Louis, Missouri HMO.

     Southern Health Services, Inc. ("SHS"), a Richmond, Virginia, HMO was acquired by the Company in 1994. In 1995, the Company acquired HealthCare USA ("HCUSA"), a Jacksonville, Florida-based Medicaid managed care company.

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH EQUIVALENTS -- Cash equivalents consist principally of overnight repurchase agreements, money market funds and certificates of deposit. The Company considers all highly liquid securities purchased with an original maturity of three months or less to be cash equivalents. The carrying amounts of cash and cash equivalents reported in the accompanying consolidated balance sheets approximate fair value.

     INVESTMENTS -- Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). The Company considers all of its investments as available for sale, and accordingly, records unrealized gains and losses, net of deferred income taxes, as a separate component of stockholders' equity. Realized gains and losses on the sale of these investments are determined on the basis of specific cost. The adoption of SFAS 115 did not have a material effect on the consolidated financial statements.

     Investments with original maturities in excess of three months and less than one year are classified as short-term investments and generally consist of time deposits, U.S. Treasury Notes, and obligations of various states and municipalities. Long term investments have original maturities in excess of one year and consist primarily of state and municipal debt securities and obligations of the federal government and its agencies.

     OTHER RECEIVABLES -- Other receivables include interest receivable, receivables from providers and suppliers and any other receivables that do not relate to premiums.

     PROPERTY AND EQUIPMENT -- Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated lives of the related assets or, if shorter, over the terms of the respective leases.

     LONG-LIVED ASSETS -- Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards Number 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Following the criteria set forth in SFAS 121, long-lived assets to be held are reviewed by the Company for events or changes in circumstances which would indicate that the carrying value may not be recoverable. In making this determination, the Company considers a number of factors, including estimated future cash flows prior to interest and non-cash expenses associated with the long-

                              COVENTRY CORPORATION
lived asset. Assets held for sale are recorded at the lower of the carrying amount or fair value, less any costs associated with disposition.

     GOODWILL AND INTANGIBLE ASSETS -- Goodwill and intangible assets consist primarily of costs in excess of the fair value of the net assets of subsidiaries or operations acquired ($116.4 million) and non-compete agreements ($1.9 million). Goodwill is amortized over periods ranging from 15 to 40 years and non-compete agreements are amortized over the respective lives of the agreements. Accumulated amortization of goodwill and intangible assets was approximately $40.3 million and $9.4 million at December 31, 1996 and 1995, respectively. In accordance with SFAS 121 and APB 17, the Company periodically evaluates the realizability of goodwill and intangible assets and the reasonableness of the related lives in light of factors such as industry changes, individual market competitive conditions, and operating income trends (see Note B to Consolidated Financial Statements).

     OTHER ASSETS -- Other assets consist of loan acquisition costs, assets related to the supplemental executive retirement plan (Note M of the Notes to Consolidated Financial Statements), investment in a limited partnership, deferred charges and certain costs incurred to develop new service areas and new products prior to the initiation of revenues. Loan acquisition costs are amortized over the term of the related debt while the other assets are amortized over their expected periods of benefit, where applicable. The preoperational new service area and new product costs are amortized over expected benefit period up to eight years. Effective April 1, 1997, the Company adopted a one-year period for amortization of new service area and new product costs. Accumulated amortization of other assets was approximately $3.6 million and $4.6 million at December 31, 1996 and 1995, respectively.

     MEDICAL CLAIMS LIABILITIES -- Medical claims liabilities consist of actual claims reported but not paid and estimates of health care services incurred but not reported. The estimated claims incurred but not reported are based on historical data, current enrollment, health service utilization statistics, and other related information. These accruals are continually monitored and reviewed, and as settlements are made or accruals adjusted, differences are reflected in current operations. Changes in assumptions for medical costs caused by changes in actual experience could cause these estimates to change in the near term.

     REVENUE RECOGNITION -- Managed care premiums are recorded as revenue in the month in which members are entitled to service. Premiums collected in advance are recorded as deferred revenue. Employer contracts are typically on an annual basis, subject to cancellation by the employer group or the Company upon thirty days written notice. Management services revenues are recognized in the period in which the related services are performed.

     REINSURANCE -- Premiums paid to reinsurers are reported as health benefits expense and the related reinsurance recoveries are reported as deductions from health benefits expense.

     INCOME TAXES -- The Company files a consolidated tax return for Coventry and its wholly owned consolidated subsidiaries. The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"). The deferred tax assets and/or liabilities are determined by multiplying the differences between the financial reporting and tax reporting bases for assets and liabilities by the enacted tax rates expected to be in effect when such differences are recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

     MINORITY INTEREST -- For 1996, the minority interest represents a joint venture interest of 51% in Pennsylvania HealthMate, Inc. ("HealthMate"). In 1995, the minority interest represents a minority shareholder's 30% interest in HealthCare USA, Missouri LLC, a St. Louis-based Medicaid HMO. The Company purchased the remaining 30% effective January 1, 1996. In 1994, the minority interest represents a minority shareholder's 20% interest in Penn Group Corporation (Penn Group), which owns 100% of HAPA. On October 31, 1994, the Company purchased the Penn Group minority interest.

                              COVENTRY CORPORATION

     EARNINGS PER SHARE -- Earnings per share is computed based on the weighted average shares of common stock and common stock equivalents outstanding during the period. Common stock equivalents arising from dilutive stock options and warrants are computed using the treasury stock method. Fully diluted earnings per share are not presented as the calculation is either antidilutive or does not materially affect earnings per share.

     SFAS No. 128, "Earnings per Share" has been issued effective for fiscal years ending after December 15, 1997. SFAS No. 128 establishes a new standard for computing and presenting earnings per share. The Company is required to adopt the provisions of SFAS No. 128 in the fourth quarter of 1997 and does not expect adoption thereof to have a material effect on the Company's financial position or results of operations.

     RECLASSIFICATIONS -- Certain 1994 and 1995 amounts have been reclassified to conform to the 1996 presentation.

B.  MERGERS AND ACQUISITIONS

     Effective July 28, 1995, the Company acquired HCUSA, a Jacksonville, Florida-based managed care company. Under the terms of the agreement, 2,849,691 shares of the Company's common stock, valued at approximately $45 million, were exchanged for all of HCUSA's capital stock in a nontaxable transaction accounted for as a pooling of interests. HCUSA operates a 26,000 member HMO in Jacksonville and northeastern Florida, and through a subsidiary provides managed care services to Missouri Medicaid recipients. At December 31, 1996, HCUSA's Missouri subsidiary had approximately 77,000 enrollees. The Company's financial statements have been restated to include the results of HCUSA for all periods presented.

     Effective December 1, 1994, the Company acquired Southern Health Management Corporation ("SHMC"), the parent company of SHS, a physician owned HMO with approximately 45,000 members located in Richmond and central Virginia. Under the terms of the agreement, common stock of the Company valued at approximately $75 million was given as consideration in a nontaxable transaction accounted for as a pooling of interests. Each of SHMC's 833,757 outstanding shares of common stock was converted into 3.436 shares of the Company's common stock resulting in 2,864,789 shares being issued. Additionally, 42,500 outstanding options to acquire SHMC's common stock were converted to options to acquire 146,030 shares of the Company's common stock.

     Accounting policies of the two companies were the same; therefore, no conforming adjustments were needed. No intercompany transactions existed between the companies for the periods presented, and certain reclassifications were made to SHMC's and HCUSA's financial statements to agree with Coventry's presentation.

     In connection with the merger of SHMC, the Company recorded $3.4 million in the third and fourth quarters of 1994 for transaction costs. In connection with the merger of HCUSA, the Company recorded $2.3 million of merger costs in the second quarter of 1995. These costs include expenses for investments bankers, SEC filing and shareholder reporting fees and professional fees.

     Effective March 22, 1996, the Company purchased 81% of the common stock of PARTNERS Health Plan of Pennsylvania, Inc. ("PARTNERS") from a subsidiary of Aetna Life & Casualty Company, now known as Aetna Services, Inc. ("Aetna") and acquired the remaining 19% of the common stock of PARTNERS through the merger of a subsidiary of the Company with and into PARTNERS. PARTNERS is the holding company for Coventry Health Plans of Western Pennsylvania, Inc. ("CHP"), which at the time of acquisition served approximately 16,000 HMO members in the Pittsburgh area. Consideration for the transaction was approximately $35 million in cash, of which approximately $32.1 million was recorded as goodwill. The acquisition has been accounted for under the purchase method of accounting and, accordingly, the net assets have been included in the consolidated financial statements from the effective date of acquisition. The acquisition price included, among other typical business assets and goodwill, consideration for non-compete agreements, the expectation of entering into a favorable joint marketing agreement and the

                              COVENTRY CORPORATION
opportunity to acquire additional Aetna membership at a favorable price. During the fourth quarter of 1996, the Company determined that none of the opportunities were being realized, cash flows were short of expectations (losses in 1996 versus projected positive cash flows) and that Aetna had purchased U.S. Healthcare, which has operations in the Company's service areas. In addition, the Company filed suit against Aetna and U.S. Healthcare alleging breach of the acquisition agreement, seeking enforcement of the non-compete agreement and requesting other forms of relief. As a result, based on fair value estimates of the intangibles on both the sales recovery and discounted cash flow basis, the intangibles were written down to an amount that supported the estimated fair value ($10.0 million) of the assets.

     Effective April 1, 1996 the Company entered into a Joint Venture Agreement with Hamilton Health Center, Inc. ("Hamilton") to create HealthMate, Inc., a company providing health care services to Medicaid recipients in central Pennsylvania. As part of the agreement the Company made an initial investment of $300,000 for ownership of 49% of HealthMate's common stock and is obligated under certain circumstances to make additional contributions totaling $550,000 over the next two and a half years. As of April 1, 1996 HealthMate had approximately 6,500 members. Hamilton's rights are limited to the ability to market the Company's product. HealthMate's only source of Medicaid membership is through a government contract held by a wholly-owned subsidiary of the Company, and as a result of the Company's contractual control rights, the Company has accounted for this transaction under the purchase method of accounting and, accordingly, the net assets have been included in the consolidated financial statements from the effective date of acquisition.

     Because the purchase price and the operations of the PARTNERS and HealthMate acquisitions for the periods presented are not material to the consolidated financial statements of the Company, pro forma financial information has not been included herein.

     Effective January 1, 1996, the Company purchased the 30% minority interest in HealthCare USA, Missouri LLC, a St. Louis-based Medicaid HMO. The purchase price was equal to the carrying value of the 30% ownership and as a result, no goodwill was recorded.

     The Company purchased two physician group practices in Pennsylvania in January 1995, and a third party administrator in Richmond, Virginia in May 1995. The combined adjusted purchase price for these three acquisitions was approximately $2.5 million, of which approximately $1.2 million was recorded as goodwill. The purchase price included approximately $600,000 related to noncompete agreements which have been recorded as intangible assets in the consolidated balance sheet and which will be amortized between four and ten years. In 1994, the Company purchased four physician group practices for which the combined adjusted purchase price was $3.7 million. Approximately $2.0 million of the combined purchase price related to noncompete agreements which have been recorded as intangible assets and which will be amortized over five to ten years. Approximately $1.2 million of the combined purchase price related to goodwill which will amortize over 25 years. These acquisitions have been accounted for under the purchase method of accounting and, accordingly, the net assets have been included in the consolidated financial statements from the effective dates of acquisition. The transactions and operations of the acquired entities are not significant in the consolidated financial statements of the Company.

     Effective October 31, 1994, the Company purchased the then remaining 20% minority interest in Penn Group Corporation, the parent company of HealthAmerica Pennsylvania, Inc., the Company's Pennsylvania HMO operations. The purchase price was approximately $50 million in cash, of which approximately $38.6 million was recorded as goodwill.

C.  OTHER CHARGES

     At the end of the second quarter of 1996, the Company established reserves totaling $8.2 million for anticipated losses on multi-year contracts with certain employer groups, primarily in the St. Louis market. The

                              COVENTRY CORPORATION

Company expects to utilize these reserves over the remaining lives of the contracts and then either discontinue these products or significantly change the terms and conditions of the contracts with these parties. The contracts expire at varying dates through 1999 and cover approximately 30,000 members. In the fourth quarter of 1996, the Company re-evaluated its cost structure in relation to the contracts and recorded additional reserves of $1.6 million, primarily as a result of increases in medical costs for inpatient alternatives such as outpatient surgery and prescription drugs. The Company continually evaluates the underlying costs expected to be incurred in servicing the contracts.

D.  PROPERTY AND EQUIPMENT

     Property and equipment is comprised of the following (in thousands):

                                                             DECEMBER 31,
                                                         --------------------
                                                           1996        1995
                                                         --------    --------
Land...................................................  $    481    $  3,116
Buildings and leasehold improvements...................     8,427      25,507
Equipment..............................................    39,162      49,016
                                                         --------    --------
                                                           48,070      77,639
Less accumulated depreciation..........................   (23,091)    (26,386)
                                                         --------    --------
                                                         $ 24,979    $ 51,253
                                                         ========    ========

     During the fourth quarter of 1996, the Company authorized an extensive review of its medical office operations and commenced discussions with several parties related to the probable disposition of such operations. In February 1997, the Company announced the signing of agreements in principle for the sale of its medical offices in St. Louis, Missouri and Pittsburgh, Pennsylvania and definitive agreements for the sales of such offices were signed in March 1997, subject to the satisfaction of various conditions, including regulatory approval. Accordingly, property and equipment with a carrying value of approximately $23.9 million has been classified as a current asset on the 1996 balance sheet. The Company expects the net proceeds from the sale will exceed the carrying value.

     In accordance with SFAS 121, the Company determined that the carrying amounts of certain of its property and equipment (primarily data processing equipment that will not be utilized in the future as a result of a change in management information systems structure determined by the Company in the fourth quarter) was not recoverable as of December 31, 1996. As a result, approximately $4.3 million of property and equipment charge-offs were recorded in the fourth quarter of 1996.

E.  INVESTMENTS IN DEBT AND EQUITY SECURITIES

     The Company considers all of its investments as available for sale securities, as defined within the Statement, and accordingly, records unrealized gains and losses in the stockholders' equity section of its balance sheet. As of December 31, 1996 and 1995, stockholders' equity was increased by approximately $0.4 million and $0.6 million, respectively, net of a deferred tax cost of $0.1 million and $0.3 million, respectively, to reflect the net unrealized investment gain on securities. The amortized cost, gross unrealized gain or loss

                              COVENTRY CORPORATION
and estimated fair value of short-term and long-term investments by security type were as follows at December 31, 1996 and 1995 (in thousands):

                                           AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                             COST          GAIN          LOSS        VALUE
                                           ---------    ----------    ----------    -------
1996
State and municipal bonds................   $50,926        $492         $  --       $51,418
Asset-backed securities..................     9,407          --           (31)        9,376
Mortgage-backed securities...............    13,740          --           (85)       13,655
US Treasury securities...................     7,897          31            --         7,928
Other debt securities....................       329          --            --           329
Equity securities........................        25          46            --            71
                                            -------        ----         -----       -------
                                            $82,324        $569         $(116)      $82,777
                                            =======        ====         =====       =======

                                           AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                             COST          GAIN          LOSS        VALUE
                                           ---------    ----------    ----------    -------
1995
State and municipal bonds................   $59,892        $788         $  --       $60,680
Asset-backed securities..................     7,654          --            --         7,654
Mortgage-backed securities...............       526          --            --           526
US Treasury securities...................     9,517          74            --         9,591
Other debt securities....................     1,815          --            --         1,815
Equity securities........................        12          64            --            76
                                            -------        ----         -----       -------
                                            $79,416        $926         $  --       $80,342
                                            =======        ====         =====       =======

     The amortized cost and estimated fair value of short-term and long-term investments by contractual maturity were as follows at December 31, 1996 and December 31, 1995 (in thousands):

                                                              AMORTIZED     FAIR
                                                                COST        VALUE
                                                              ---------    -------
1996
Maturities:
  Within 1 year.............................................   $ 7,366     $ 7,388
  1 to 5 years..............................................    26,140      26,229
  6 to 10 years.............................................     7,383       7,494
  Over 10 years.............................................    41,410      41,595
  Other securities without stated maturity..................        25          71
                                                               -------     -------
     Total short-term and long-term securities..............   $82,324     $82,777
                                                               =======     =======

                              COVENTRY CORPORATION

                                                              AMORTIZED     FAIR
                                                                COST        VALUE
                                                              ---------    -------
1995
Maturities:
  Within 1 year.............................................   $18,406     $18,408
  1 to 5 years..............................................    24,477      24,762
  6 to 10 years.............................................     6,344       6,424
  Over 10 years.............................................    30,177      30,672
  Other securities without stated maturity..................        12          76
                                                               -------     -------
     Total short-term and long-term securities..............   $79,416     $80,342
                                                               =======     =======

     Proceeds from the sale of investments were approximately $76 million and $53 million for the twelve months ending December 31, 1996 and 1995, respectively. Gross investments gains of approximately $45,000 and gross investments losses of $14,000 were realized on these sales for the twelve months ended December 31, 1996 compared to $26,000 of gross investments gains for the year ended December 31, 1995. Realized gains and losses from securities sales are determined on the specific identification of the securities.

F.  INCOME TAXES

     The provision (benefit) for income taxes attributable to earnings consisted of the following (in thousands):

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1996       1995       1994
                                                       --------    -------    -------
Current provision (benefit):
  Federal............................................  $ (6,181)   $ 3,125    $21,285
  State..............................................      (690)       434      3,798
Deferred provision (benefit):
  Federal............................................   (15,565)    (1,819)      (558)
  State..............................................      (424)      (210)       (99)
                                                       --------    -------    -------
                                                       $(22,860)   $ 1,530    $24,426
                                                       ========    =======    =======

     The expected tax provision (benefit) based on the statutory rate of 35% differs from the Company's effective tax rate as a result of the following:

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1996       1995       1994
                                                         -------    -------    ------
Statutory federal tax rate.............................  (35.00)%     35.00%    35.00%
Effect of:
  State income taxes, net of federal benefit...........   (1.40)%      9.40%     5.71%
  Amortization of goodwill.............................   10.26 %     69.07%     1.40%
  Tax exempt interest income...........................   (1.25)%    (75.37)%   (1.10)%
  Change in valuation reserve..........................      --          --     (1.42)%
  Merger costs.........................................      --       49.71%     2.02%
  Other................................................    0.25%      10.92%     1.02%
                                                         -------    -------    ------
Income tax provision (benefit).........................  (27.14)%     98.73%    42.63%
                                                         =======    =======    ======

                              COVENTRY CORPORATION

     The effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below (in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                               1996         1995
                                                              -------      -------
Deferred tax assets:
  Medical liabilities.......................................  $ 7,816      $   984
  Accounts receivable.......................................    2,897          904
  Provision for long-term contracts.........................    3,183           --
  Other accruals and deferred revenue.......................   10,943        6,234
  Net operating loss carryforward...........................    2,534          640
                                                              -------      -------
  Gross deferred tax assets.................................   27,373        8,762
  Less valuation allowance..................................     (911)        (640)
                                                              -------      -------
  Deferred tax asset........................................   26,462        8,122
                                                              -------      -------
Deferred tax liability:
  Property and equipment....................................     (609)      (1,031)
  Capitalized development costs.............................   (1,806)          --
  Unrealized gain on securities available for sale..........     (128)        (363)
  Other.....................................................     (332)      (1,063)
                                                              -------      -------
  Gross deferred tax liabilities............................   (2,875)      (2,457)
                                                              -------      -------
Net deferred tax asset......................................  $23,587      $ 5,665
                                                              =======      =======

     The valuation allowance for deferred tax assets as of December 31, 1996 was $0.9 million due to the Company's belief that the realization of the deferred tax asset resulting from federal and state net operating loss carryforwards associated with certain acquisitions is doubtful. The valuation allowance provided at December 31, 1996 will be allocated to reduce goodwill and other intangible assets if the realization of the acquired net operating loss carryforwards becomes more likely than not.

G.  NOTES PAYABLE AND LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                               1996         1995
                                                              -------      -------
Borrowings under the Credit Facility........................  $90,000      $62,000
Note payable to U.S. DHHS...................................    1,762        2,303
Other notes payable.........................................    1,997        3,604
                                                              -------      -------
                                                               93,759       67,907
Less current portion of long-term debt......................  (36,468)      (2,307)
                                                              -------      -------
Total long-term debt........................................  $57,291      $65,600
                                                              =======      =======

     Prior to June 30, 1996, the Company's long-term credit agreement (the "Credit Facility") with a group of banks provided a reducing revolving line of credit of $125 million, collateralized by substantially all of the Company's assets. The Credit Facility originally called for scheduled semi-annual commitment reductions totaling $20.8 million beginning February 18, 1997 and terminating availability on August 18, 1999. As of June 30, 1996, the Company was not in compliance with certain financial covenants in the Credit Facility. Effective September 30, 1996, the Company reached an agreement ("Amended Credit Facility") with the bank group amending the Credit Facility. Prior to the amendment, the Company voluntarily reduced the

                              COVENTRY CORPORATION
availability under the Credit Facility to $100 million. The Amended Credit Facility, along with other changes, revised certain financial ratios that the Company was required to maintain, increased the interest rate on the indebtedness by 0.8% and revised the required reductions in availability. At December 31, 1996, the effective interest rate on indebtedness under the Amended Credit Facility was 7.56%.

     As of December 31, 1996, the Company was not in compliance with certain revised financial covenants in the Amended Credit Facility. Subsequent to December 31, 1996, the Company entered into an amended and restated agreement ("Restated Credit Facility") with the bank group effective March 28, 1997, that along with other changes, converts the amount outstanding under the Restated Credit Facility to a term loan, revises certain financial ratios the Company is required to maintain, effectively increases the interest rate on the indebtedness by 2.7% and revises the amortization period of the loan. The Restated Credit Facility requires payments of $10 million on June 30, 1997, $7 million on September 30, 1997, $18 million on December 31, 1997 and $55 million on April 1, 1998. The Restated Credit Facility eliminated the defaults that existed under the Amended Credit Facility at December 31, 1996. Obligations under the Restated Credit Facility will bear interest at a rate equal to the higher of the prime rate plus 2.0% or the federal funds rate plus 2.5%.

     The Restated Credit Facility requires the Company to apply 50% of the net cash proceeds of sales of the Company's equity securities to reduce the scheduled amortizations, prohibits the sale of any substantial subsidiary and restricts the Company's ability to declare and pay cash dividends on its common stock.

     The Restated Credit Facility contains covenants relating to net worth, investments in non-admitted assets, operating margins and the creation or assumption of debt or liens on the assets of the Company. Prior to the closing of the proposed Warburg transaction described in Note S, any event or condition which has or could reasonably be expected to have a material adverse effect on the Company's business, financial condition or results of operations will constitute an event of default under the Restated Credit Facility. As of March 31, 1997, no such event or condition has occurred. The Restated Credit Facility is collateralized by substantially all of the assets of the Company.

     On March 31, 1997 the effective interest rate on the indebtedness under the Restated Credit Facility was 10.5%.

     Notes payable to the U. S. Department of Health and Human Services ("U.S. DHHS") represents obligations which were assumed in the acquisition of HAPA. Under the terms of the notes, principal is payable in various annual installments through June 30, 2000 with interest payable semi-annually at rates ranging from 7.75% to 9.125%. The notes are secured by certain assets of the Company.

     Other notes payable relate primarily to the acquisition of two physician group practices in 1995 and four in 1994 (see Note D of the Notes to Consolidated Financial Statements). Under the terms of these acquisitions, a portion of the total purchase price is deferred for terms ranging between two and four years. These deferred payments do not accrue interest.

     Maturities of long-term debt during each of the ensuing five years ending December 31 and thereafter are as follows (in thousands):

1997...............................................  $36,468
1998...............................................   56,210
1999...............................................      687
2000...............................................      376
2001...............................................       18
     Thereafter....................................       --
                                                     -------
                                                     $93,759
                                                     =======

                              COVENTRY CORPORATION

H.  STOCK DIVIDEND

     On August 3, 1994, the Company's Board of Directors approved a two-for-one stock split in the form of a stock dividend with one additional share of common stock issued for every share held by shareholders of record as of July 20, 1994. All share and per share amounts for 1994 have been adjusted to reflect the stock split.

I.  STOCK OPTIONS, WARRANTS AND EMPLOYEE STOCK PURCHASE PLAN

     As of December 31, 1996, the Company had five stock option plans for issuance of common stock to key employees, including physicians and directors. Under these plans, the exercise provisions and prices of the options are established on an individual basis with the exercise price of the options generally being equal to 100% of the market value of the underlying stock at the date of grant. Options generally become exercisable after one year in 20 - 25% increments per year and expire ten years from the date of grant. The plans provide for incentive or nonqualified stock options to be issued at the discretion of the Board of Directors.

     With the merger of SHMC in December 1994, the Company assumed SHMC's incentive stock option plan. The Company issued options for 146,030 shares of common stock in exchange for 42,500 options to acquire shares of SHMC common stock granted under SHMC's incentive stock option plan. These options were exercisable upon the completion of the merger with SHMC and expire in 2003.

     With the merger of HCUSA in July 1995, the Company exchanged 2,849,691 shares of the Company's common stock for all of HCUSA's common stock, preferred stock and stock options.

     Transactions with respect to the plans for the three years ended December 31, 1996 were as follows and have been restated to reflect the two-for-one stock split in the form of a stock dividend in August 1994:

                                                        NUMBER OF       OPTION PRICE
                                                          SHARES          PER SHARE
                                                        ----------    -----------------
Outstanding at January 1, 1994........................   1,732,430    $ 1.275 - $21.250
  Granted.............................................     588,850    $16.875 - $25.000
  Exercised...........................................    (284,820)   $ 1.275 - $13.563
  Canceled............................................     (93,000)   $ 4.750 - $21.250
                                                        ----------    -----------------
Outstanding at December 31, 1994......................   1,943,460    $ 3.780 - $25.000
  Granted.............................................     716,750    $15.875 - $24.500
  Exercised...........................................    (246,668)   $ 3.780 - $21.250
  Canceled............................................    (169,000)   $ 5.000 - $24.250
                                                        ----------    -----------------
Outstanding at December 31, 1995......................   2,244,542    $ 3.780 - $25.000
  Granted.............................................   2,891,589    $ 9.625 - $20.625
  Exercised...........................................    (450,224)   $ 3.780 - $18.125
  Canceled............................................  (1,823,489)   $ 5.000 - $25.000
                                                        ----------    -----------------
Outstanding at December 31, 1996......................   2,862,418    $ 3.780 - $25.000
                                                        ==========    =================

     Options vested and exercisable at December 31, 1996, 1995 and 1994 were 740,017, 888,573 and 664,266, respectively.

     At December 31, 1996, the Company had outstanding warrants granting holders the right to purchase 100,000 shares of common stock. The 100,000 warrants were issued in July 1995 at a price of $14.125 and expire July 2000. Warrants were issued in December 1993 granting holders the right to purchase 800,000

                              COVENTRY CORPORATION
shares at an exercise price of $21.00. Of the 800,000 shares, 550,300 were exercised before the expiration in December 1995. The remaining 249,700 warrants expired in December 1995. During the first half of 1996, 170,000 warrants were exercised at a price of $6.75.

     At various dates in 1996, the Company repriced, canceled and reissued approximately 1.3 million shares under option. The options canceled were at prices ranging from a high of $25.00 to a low of $15.63. The shares were reissued at market on the date of reissue and the prices ranged from a high of $18.13 to a low of $12.75.

     As of December 31, 1996, the Company had reserved an aggregate of approximately 3.3 million common shares for options and warrants, approximately
0.4 million of which are available for future grants.

     The Company implemented an Employee Stock Purchase Plan in 1994 which allows substantially all employees who meet length of service requirements to set aside a portion of their salary for the purchase of Company stock. At the end of each plan year, the Company will issue the stock to participating employees at an issue price equal to 85% of the lower of the stock price at the end of the plan year or the average stock price, as defined. The Company has reserved 1.0 million shares of stock for this plan and has issued 13,267 and 19,465 shares in 1995 and 1996, respectively, under this plan.

     In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards Number 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." SFAS 123 establishes new financial accounting and reporting standards for stock-based compensation plans. The Company has adopted only the disclosure requirements of SFAS 123. As a result, no compensation cost has been recorded for the Company's stock option plans. In addition, based on the number of options outstanding and the historical and extrapolated future trends of factors affecting valuation of those options, management has determined that any compensation cost attributable to options granted is immaterial.

J.  REINSURANCE

     The Company has reinsurance agreements, through its subsidiary CHLIC, with a major insurance company for portions of the risk it has underwritten through its products. These reinsurance agreements do not release the Company of its primary obligations to its membership. In 1996, commercial HMO risk was reinsured to $500,000 per member per year in excess of a maximum loss retention of $500,000 per member per year and 20% coinsurance, subject to certain limits on hospital costs per patient-day. PPO risk was reinsured to $850,000 per member per year in excess of maximum loss retention of $150,000 per member per year and 20% coinsurance. Medicaid in Florida and Pennsylvania was reinsured to $950,000 per member per year in excess of a maximum loss retention of $50,000 per member per year and 20% coinsurance.

     Medicaid risk in Missouri was reinsured through the state of Missouri mandated program with retention of $50,000 per member per year and 20% coinsurance. Medicare risk was reinsured $850,000 per member per year in excess of a maximum loss retention of $150,000 per member per year and 20% coinsurance.

     Reinsurance premiums for the years ended December 31, 1996, 1995 and 1994, were approximately $1.8 million, $2.8 million and $3.3 million, respectively. Reinsurance recoveries for the same periods were approximately $1.5 million, $0.9 million and $1.3 million.

K.  COMMITMENTS

     The Company operates primarily in leased facilities with original lease terms ranging from two to fifteen years. The Company also leases computer equipment with lease terms of approximately three years. Leases that expire generally are expected to be renewed or replaced by other leases.

                              COVENTRY CORPORATION

     The minimum rental commitments payable by the Company during each of the next five years ended December 31 and thereafter for noncancellable operating leases are as follows (in thousands):

                       YEAR                          AMOUNT
                       ----                          -------
1997...............................................  $ 9,690
1998...............................................    7,859
1999...............................................    5,841
2000...............................................    4,368
2001...............................................    3,484
     Thereafter....................................   12,750
                                                     -------
                                                     $43,992
                                                     =======

     Total rent expense was approximately $11.7 million, $10.5 million and $10.6 million for the years ended December 31, 1996, 1995, and 1994, respectively.

     During the first quarter of 1996, termination and related costs of $5.2 million resulted from an initiative undertaken to streamline the Company's administrative processes and reduce staffing in the Company's health centers, primarily in the Pennsylvania and St. Louis plans. The costs relate to the reduction of approximately 500 positions, 374 of which were health center positions. Of the health center positions eliminated, 227 result from the outsourcing of certain ancillary services to capitated vendors. At the end of the second quarter, additional termination and related costs of $0.8 million were recorded related to the curtailment of Medicaid operations in certain markets. In the fourth quarter of 1996, $0.9 million of additional expenses were recorded pertaining to the Pennsylvania, St. Louis and Medicaid staff reductions.

     Also, in the fourth quarter of 1996, as a result of premium rate reductions in Florida in 1995 and the commercial membership requirements, the Company has determined that its Florida Medicaid operations are not sufficiently profitable to justify a continued presence in the Florida market and, as a result, the Company has decided to exit the Florida Medicaid market. Accordingly, the Company has established a reserve of $1.2 million at December 31, 1996 to reflect the anticipated costs of exiting this market. As of December 31, 1996, approximately $6.0 million of these $8.1 million of accruals had been paid.

L.  CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, investments in marketable securities and premiums receivable. The Company invests its excess cash in interest bearing deposits with major banks, commercial paper and money market funds. Investments in marketable securities are managed within guidelines established by the Board of Directors which emphasize investment-grade fixed income securities and limit the amount that may be invested in any one issuer. The fair value of the Company's financial instruments is substantially equivalent to their carrying value and, although there is some credit risk associated with these instruments, the Company believes this risk to be minimal.

     As discussed in Note S to Consolidated Financial Statements, the Company will enter into long-term global capitation arrangements with two integrated provider organizations. To the extent that the Company becomes a party to global capitation agreements with a single provider organization serving substantial membership, the Company becomes exposed to credit risk with respect to such organizations.

     As of December 31, 1996, the western Pennsylvania, central Pennsylvania, St. Louis, Richmond and HCUSA subsidiaries comprised 37%, 16%, 17%, 2% and 28% of accounts receivable, respectively. The Company's largest employer group, the U.S. Office of Personnel Management, accounted for approximately 5% of the Company's managed care premiums in 1996 and approximately 14% of the accounts receivable at

                              COVENTRY CORPORATION

December 31, 1996. The Company believes the allowance for doubtful collections adequately provides for estimated losses as of December 31, 1996. The Company has a risk of incurring loss if such allowances are not adequate.

M.  BENEFIT PLANS

     On July 1, 1994, the Company adopted an employee retirement plan qualifying under IRC Section 401(k), the Coventry Corporation Retirement Savings Plan (the "Plan"), which covers substantially all employees of the Company and its subsidiaries who meet certain requirements as to age and length of service and who elect to participate in the Plan. Similar retirements savings plans offered by (1) both HAPA and GHP and (2) both CHMC and HCUSA were merged into the Plan effective July 1, 1994 and January 1, 1996, respectively. Under the Plan, employees may defer up to 15% of their compensation, limited by the maximum compensation deferral amount permitted by applicable law. The Company makes matching contributions equal to 100% of the employee's contribution on the first 3% of the employee's compensation deferral and equal to 50% of the employee's contribution on the second 3% of the employee's compensation deferred. Employees vest in the Company's matching contributions in 20% increments annually over a period of 5 years, based on length of service with the Company and/or its subsidiaries. All costs of the Plan are funded by the Company as they are incurred.

     On July 1, 1994, the Company adopted a supplemental executive retirement plan (the "SERP"), which covers employees of the Company and its subsidiaries who (1) meet certain requirements as to age and management responsibilities and/or salary, (2) are designated as being eligible to participate in the SERP by the Compensation and Benefits Committee of the Board of Directors of the Company, and (3) elect to participate in the SERP and the Plan. A similar supplemental executive retirements plan offered by HAPA was merged into the SERP effective July 1, 1994. Under the SERP, employees may defer up to 15% of their base salary, and up to 100% of any bonus awarded, over and beyond the compensation deferral limits of the Plan. The Company makes matching contributions equal to 100% of the employee's contribution on the first 3% of the employee's compensation deferred and 50% of the employee's contribution on the second 3% of the employee's compensation deferred. Employees vest in the Company's matching contributions in 20% increments annually over a period of 5 years, based on length of service with the Company and/or its subsidiaries. All costs of the SERP are funded by the Company as they are incurred.

     The cost, principally employer matching contributions, of the benefit plans charged to operations for the years 1996, 1995 and 1994 was approximately $2.4 million, $3.1 million and $3.5 million, respectively.

N.  STATUTORY INFORMATION

     The Company's HMO subsidiaries are required by the respective domicile states to maintain minimum statutory capital and surplus in the aggregate of approximately $14.0 million at December 31, 1996. Combined statutory capital and surplus of the Company's HMO was approximately $27.9 million. The states in which the Company's HMOs operate require the HMOs to maintain deposits with the Department of Insurance. At December 31, 1996, these deposits totaled $2.8 million and are included as other long-term assets in the financial statements.

     CHLIC is required to maintain minimum statutory capital and surplus of approximately $3.0 million. Statutory capital and surplus of CHLIC as of December 31, 1996 was approximately $30.7 million. Statutory deposits for CHLIC as of December 31, 1996 totaled approximately $3.7 million.

O.  OTHER INCOME

     Other income for the years ended December 31, 1996, 1995, and 1994 includes investment income of approximately $8.4 million, $7.4 million, and $5.0 million, respectively. Additionally, in the fourth quarter of

                              COVENTRY CORPORATION

1996, other income includes a non-recurring gain of approximately $4.9 million as a result of the sale of Champion Dental Service, Inc. for $5.5 million cash. The transaction was effective December 31, 1996 and the proceeds were recorded in other receivables at December 31, 1996. The cash proceeds were collected in January 1997.

P.  SUPPLEMENTAL DISCLOSURES OF CASH FLOW

     Cash paid during the periods for interest and income taxes is as follows (in thousands):

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1996      1995       1994
                                                         ------    -------    -------
Interest...............................................  $5,862    $ 4,517    $ 2,491
Income taxes...........................................  $1,309    $16,410    $19,240

Q.  DISCONTINUED OPERATIONS

     On March 30, 1992, the Company's Board of Directors approved a plan pursuant to which the Company discontinued certain operations of ASC. ASC provided individually underwritten health care benefits coverage to self-employed individuals or small employers through CHLIC. The Company retains CHLIC insurance licenses in 43 states and CHLIC continues to underwrite the indemnity portion of certain flexible provider products offered by the Company's HMOs.

     Effective December 1, 1992, the Company entered into an agreement with United Insurance Companies, Inc. ("United"), whereby United assumed management responsibility for the discontinued operations; accordingly, the small-group policies remaining in force comprised a closed book of business. Effective January 1, 1995, United assumption reinsured the ASC closed book of business. Under the terms of the agreement, United assumed substantially all of the closed book of business claims, unearned premium reserves, and all other statutory liabilities, except for certain litigation reserves that are retained by the Company.

R.  LEGAL PROCEEDINGS

     In the normal course of business, the Company has been named as defendant in various legal actions seeking payments for claims denied by the Company, medical malpractice, and other monetary damages. The claims are in various stages of proceedings and some may ultimately be brought to trial. Incidents occurring through December 31, 1996 may result in the assertion of additional claims. With respect to medical malpractice, the Company carries professional malpractice and general liability insurance for each of its operations on a claims made basis with varying deductibles for which the Company maintains reserves. In the opinion of management, the outcome of these actions will not have a material adverse effect on the financial position or results of operations of the Company.

S.  SUBSEQUENT EVENTS

     In March 1997, the Company entered into agreements to sell the medical offices associated with Group Health Plan, its health plan in St. Louis, Missouri and HealthAmerica, its health plan in Pittsburgh, Pennsylvania, to major healthcare provider organizations in these markets. The purchase price is $27 million in cash for the St. Louis medical offices and $20 million in cash for the Pittsburgh offices. The initial agreements cover medical offices serving 92,000 members at Group Health Plan and 80,000 members at HealthAmerica. The agreements are subject to the satisfaction of various conditions, including regulatory approval. Coincident with the sale of the medical offices, the Company will enter into long-term global capitation arrangements with the purchasers of the medical offices, pursuant to which the provider organizations will receive a fixed percentage of premiums to cover all the medical treatment the Company's

                              COVENTRY CORPORATION
globally capitated members receive from the health care systems. The transactions are expected to occur in the first half of 1997 and therefore, the assets of the respective medical offices have been classified as current assets as of December 31, 1996. The anticipated proceeds from the transactions are expected to exceed the current carrying value of the medical offices.

     On March 17, 1997, the Company announced that it entered into a letter of intent with Warburg, Pincus Ventures, L.P. ("Warburg") for Warburg's purchase of $40 million of Convertible Exchangeable Subordinated Notes of the Company, together with warrants to purchase 2.35 million shares of the Company's common stock. The notes are expected to be convertible into 4 million shares of the Company's common stock. The investment by Warburg is subject to the negotiation of definitive terms, the approval of state insurance regulators in certain states, and the approval of the lending banks under the Credit Facility. The notes will be exchangeable at the Company's option for shares of convertible preferred stock, the authorization of which will require the approval of the Company's shareholders at the 1997 shareholders' meeting. If the proposed Coventry Convertible Notes transaction is not consummated, the Company will likely seek alternative financing in order to meet scheduled debt service obligations.

T.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following is a summary of unaudited quarterly results of operations (in thousands, except per share data) for the years ended December 31, 1996 and 1995.

                                                                  QUARTER ENDED
                                              ------------------------------------------------------
                                              MARCH 31,    JUNE 30,    SEPTEMBER 30,    DECEMBER 31,
                                               1996(1)     1996(2)         1996           1996(3)
                                              ---------    --------    -------------    ------------
Operating revenues........................     $236,937    $257,737      $272,903         $289,552
Operating earnings (loss).................     $ (2,772)   $(14,346)     $    143         $(74,371)
Net earnings (loss).......................     $   (968)   $ (8,528)     $    348         $(52,139)
Net earnings (loss) per common and common
  equivalent share........................     $  (0.03)   $  (0.26)     $   0.01         $  (1.58)
Weighted average common and common
  equivalent shares outstanding...........       32,854      33,041        33,021           33,024

                                                                  QUARTER ENDED
                                              ------------------------------------------------------
                                              MARCH 31,    JUNE 30,    SEPTEMBER 30,    DECEMBER 31,
                                                1995       1995(4)        1995(5)         1995(6)
                                              ---------    --------    -------------    ------------
Operating revenues........................     $209,652    $208,868      $211,137         $222,733
Operating earnings (loss).................     $ 16,253    $  4,764      $  1,118         $(23,410)
Net earnings (loss).......................     $  9,870    $  2,177      $  1,494         $(13,523)
Net earnings (loss) per common and common
  equivalent share........................     $   0.30    $   0.07      $   0.05         $  (0.42)
Weighted average common and common
  equivalent shares outstanding...........       32,402      32,157        31,952           32,416

---------------
(1) The first quarter operating results were affected by termination and related costs to streamline the Company's administrative process and reduce staffing in health centers, primarily in the Pennsylvania and St. Louis plans for total adjustments of $5.2 million.

(2) The second quarter operating results were affected by the establishment of reserves relating to multi-year contracts with certain employer groups, primarily in the St. Louis market. The Company expects to utilize these reserves over the remaining lives of the contracts and then either discontinue the contracts or significantly change the terms and conditions of the contracts with these parties. The establishment of these reserves resulted in total adjustments of $8.2 million.

                              COVENTRY CORPORATION

(3) The fourth quarter operating results were affected by the increase of reserves related to accounts receivable ($3.6 million), long-term contracts ($1.6 million), medical claims ($25.6 million), termination costs ($2.1 million), write-offs of goodwill ($21.0 million), certain capitalized expenses ($6.7 million) and other premium and sales taxes, advertising, legal and other expenses ($6.0 million).

(4) The second quarter operating results of 1995 were affected by merger costs for the purchase of HCUSA ($2.3 million), severance and related costs associated with staff restructuring in Pittsburgh and St. Louis ($2.0 million), additions to accruals for professional liability litigation ($1.2 million) and the settlement of certain Office of Personnel Management negotiations ($1.5 million).

(5) The third quarter operating results of 1995 were affected by an increase in medical claims liabilities for the western Pennsylvania market and start up expenses associated with Medicaid and Medicare product development and geographic expansion initiatives for total adjustments of approximately $6.5 million.

(6) The fourth quarter operating results of 1995 were affected by the elimination of several of its new market development areas($5.1 million), personnel reductions in the operations ($1.3 million), increases in legal reserves ($1.5 million), medical and contingency reserves ($13.9 million) for total adjustments of $21.8 million.

                              COVENTRY CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1997             1996
                                                              -------------    ------------
ASSETS
Cash and cash equivalents...................................    $141,236         $ 85,646
Short-term investments......................................       4,951            7,388
Accounts receivable, net....................................      34,976           37,921
Other receivables...........................................      15,021           22,661
Assets held for sale........................................          --           23,856
Deferred income taxes and other current assets..............      12,834           30,819
                                                                --------         --------
     Total current assets...................................     209,018          208,291
Long-term investments.......................................      71,403           75,389
Property and equipment, net.................................      22,856           24,979
Goodwill and intangible assets, net.........................     112,281          118,346
Other assets................................................      21,563           21,940
                                                                --------         --------
     Total assets...........................................    $437,121         $448,945
                                                                ========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Medical claims liabilities..................................    $116,743         $146,082
Accounts payable and other accrued liabilities..............      94,132           84,563
Deferred revenue............................................      14,930           14,888
Current portion of long-term debt and notes payable.........      49,172           36,468
                                                                --------         --------
     Total current liabilities..............................     274,977          282,001
Convertible exchangeable subordinated notes.................      41,180               --
Long-term debt..............................................       1,286           57,291
Other long-term liabilities.................................       6,448            9,226
Stockholders' equity:
  Common Stock. $.01 par value; 50,000,000 shares
     authorized, 33,589,464 issued (including 439,560 shares
     owned by a subsidiary), 33,149,904 shares outstanding
     in 1997; and 33,001,296 shares issued and outstanding
     in 1996................................................         336              330
  Additional paid-in capital................................     145,498          136,142
  Net unrealized investment gain............................         439              395
  Accumulated deficit.......................................     (28,043)         (36,440)
  Treasury stock, at cost, 439,560 shares...................      (5,000)              --
                                                                --------         --------
  Total stockholders' equity................................     113,230          100,427
                                                                --------         --------
  Total liabilities and stockholders' equity................    $437,121         $448,945
                                                                ========         ========

           See notes to condensed consolidated financial statements.

                              COVENTRY CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
Operating revenues
  Managed care premiums.....................................  $892,357    $757,277
  Management services.......................................    14,763      10,300
                                                              --------    --------
  Total operating revenues..................................   907,120     767,577
Operating expenses:
  Health Benefits...........................................   772,363     655,322
  Selling, general and administrative.......................   124,892     108,876
  Depreciation and amortization.............................     9,913      11,783
  Other Charges.............................................        --       8,243
Gain on sale of medical office..............................   (14,918)         --
                                                              --------    --------
  Total operating expenses..................................   892,250     784,224
                                                              --------    --------
Operating earnings (loss)...................................    14,870     (16,647)
Other income, net...........................................     7,435       6,546
Interest expense............................................    (8,278)     (5,345)
                                                              --------    --------
Earnings (loss) before income taxes and minority interest...    14,027     (15,446)
Provision for (benefit from) income taxes...................     5,611      (6,178)
Minority interest in (income) loss of consolidated
  subsidiary, net of income tax.............................        19        (120)
                                                              --------    --------
Net earnings (loss).........................................  $  8,397    $ (9,148)
                                                              ========    ========
Net earnings (loss) per common and common equivalent
  share.....................................................  $   0.25    $  (0.28)
                                                              ========    ========
Weighted average common and common equivalent shares
  outstanding...............................................    33,505      32,839
                                                              ========    ========

           See notes to condensed consolidated financial statements.

                              COVENTRY CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
Net cash provided by operating activities...................  $  1,107    $  8,982
Cash flows from investing activities:
  Capital expenditures, net.................................    (4,902)    (11,736)
  Sale of investments.......................................    27,885      50,046
  Purchase of investments...................................   (21,367)    (35,770)
  Proceeds from sale of subsidiary and medical offices......    51,862          --
  Payments for purchase of subsidiaries, net of cash
     acquired...............................................        --     (28,132)
                                                              --------    --------
Net cash provided by (used in) investing activities.........    53,478     (25,592)
                                                              --------    --------
Cash flows from financing activities:
  Issuance of long-term debt and notes payable..............    40,000      40,714
  Payments of long-term debt and notes payable..............   (43,217)    (13,700)
  Net proceeds from issuance of stock and warrants..........     4,222       5,589
                                                              --------    --------
Net cash provided by financing activities...................     1,005      32,603
                                                              --------    --------
Net increase in cash and cash equivalents...................    55,590      15,993
Cash and cash equivalents at beginning of the period........    85,646      67,435
                                                              --------    --------
Cash and cash equivalents at end of the period..............  $141,236    $ 83,428
                                                              ========    ========
Supplemental disclosure of cash flow information
Cash paid (received) during the period was as follows:
  Interest..................................................  $  6,119    $  3,986
                                                              ========    ========
  Income taxes..............................................  $ (6,508)   $  1,322
                                                              ========    ========

           See notes to condensed consolidated financial statements.

                              COVENTRY CORPORATION

         NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

     1. BASIS OF PRESENTATION. The condensed consolidated financial statements of Coventry Corporation and subsidiaries (the "Company") contained in this report are unaudited but reflect all adjustments, consisting of normal recurring adjustments which, in the opinion of management, are necessary for fair statement of the results of the interim periods reflected. Certain information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to applicable rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain reclassifications have been made to 1996 amounts to conform to the 1997 presentation. The results of operations for the interim periods reported herein are not necessarily indicative of results to be expected for the full year. It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements, notes thereto and management's discussion and analysis included in the Company's most recent Annual Report on Form 10-K/A, filed with the SEC in July 1997.

     2. ACQUISITIONS. Effective March 22, 1996, the Company purchased 81% of the common stock of PARTNERS Health Plan of Pennsylvania, Inc. and acquired the remaining 19% of the common stock through the merger of a subsidiary of the Company with and into PARTNERS, whose name was changed to Coventry Health Plan of Pennsylvania, Inc.("CHP"). CHP is the holding company for Coventry Health Plan of Western Pennsylvania, Inc., which, at the time of acquisition, was known as Aetna Health Plan of Western Pennsylvania, Inc. and served approximately 16,000 HMO members in the Pittsburgh area. Consideration for the transaction was approximately $35 million in cash, of which approximately $32.1 million was recorded as goodwill. The acquisition has been accounted for under the purchase method of accounting and, accordingly, the net assets have been included in the consolidated financial statements from the effective date of acquisition. The acquisition price included, among other typical business assets and goodwill, consideration for non-compete agreements, the expectation of entering into a favorable joint marketing agreement and the opportunity to acquire additional Aetna membership at a favorable price. During the fourth quarter of 1996, the Company determined that none of the opportunities were being realized, cash flows were short of expectations (losses in 1996 versus projected positive cash flows) and that Aetna had purchased U.S. Healthcare, which has operations in the Company's service areas. In addition, the Company filed suit against Aetna and U.S. Healthcare alleging breach of the acquisition agreement, seeking enforcement of the non-compete agreement and requesting other forms of relief. Based on the fair value estimates of the intangibles, on both a sales recovery and discounted cash flow basis, the intangibles were written down to $10.0 million at December 31, 1996.

     3. OTHER CHARGES. At the end of the second quarter of 1996, the Company established reserves totaling $8.2 million for anticipated losses on multi-year contracts with certain employer groups, primarily in the St. Louis market. The Company expects to utilize these reserves over the remaining lives of the contracts and then either discontinue these products or significantly change the terms and conditions of the contracts with these parties. The contracts expire at varying dates through 1999 and cover approximately 30,000 members. The Company continually evaluates the underlying costs expected to be incurred in servicing the contracts.

     4. SALE OF MEDICAL OFFICES. Effective March 31, 1997, the Company completed its sale of the medical offices associated with HealthAmerica Pennsylvania, Inc., its health plan in Pittsburgh, Pennsylvania, to a major health care provider organization. The sales price was $20 million and the transaction resulted in a pretax gain of approximately $6.0 million. Coincident with the sale, the Company entered into a long-term global capitation agreement with the purchaser which increased the globally capitated membership in western Pennsylvania to approximately 226,000 members. Under the agreement, the provider organization will receive a fixed percentage of premium to cover all of the medical treatment the globally capitated members will receive.

     Effective May 1, 1997, the Company completed its sale of the medical offices associated with Group Health Plan, its health plan in St. Louis, Missouri, to a major health care provider organization. The sales

                              COVENTRY CORPORATION
price was $26.9 million and the transaction resulted in a pretax gain of approximately $9.6 million. Coincident with the sale, the Company entered into a long-term global capitation agreement with the purchaser covering approximately 83,000 members, pursuant to which the provider organization will receive a fixed percentage of premium to cover all of the medical treatment the globally capitated members will receive.

     In August 1997, the Company entered into agreements to sell certain medical offices associated with HealthAmerica, its health plan in Harrisburg, Pennsylvania. The sales price was $2.1 million and the transaction resulted in a pretax loss of $0.2 million. Additionally in the third quarter, the Company sold its two remaining medical offices in Pittsburgh, Pennsylvania for $0.3 million in cash and recorded a pretax loss of $0.4 million.

     To the extent that Coventry becomes a party to global capitation agreements with single provider organizations serving substantial membership, Coventry becomes exposed to credit risk with respect to such organizations. Coventry may utilize the following to manage such risk 1) contract with providers with significant net worth and cash revenue 2) require letters of credit or cash to be reserved for claims payment and 3) monitor the providers' financial condition in regard to the Coventry membership.

     5. CONVERTIBLE EXCHANGEABLE SUBORDINATED NOTES. On April 2, 1997, the Company announced that it entered into a securities purchase agreement with Warburg, Pincus Ventures, L.P. ("Warburg")and Franklin Capital Associates III L.P. ("Franklin" and collectively with Warburg the "Investors") for the Investors' purchase of $40 million of the Convertible Exchangeable Subordinated Notes of the Company (the "Coventry Convertible Notes"), together with warrants to purchase 2.35 million shares of the Company's common stock, for $42.35 million. The Coventry Convertible Notes are convertible into four million shares of the Company's common stock. On May 9, 1997, the Investors purchased $26.8 million of the Coventry Convertible Notes and 1.6 million warrants for an aggregate purchase price of $28.4 million. Following approval from certain state insurance regulators, the remaining investment by Warburg of approximately $13.9 million was completed on June 30, 1997. The Coventry Convertible Notes will be exchangeable at the Company's option for shares of convertible preferred stock, the authorization of which was approved by the Company's shareholders at the 1997 shareholders' meeting.

     6. EARNINGS (LOSS) PER SHARE. Earnings (loss) per share is computed based upon the weighted average shares of common stock and common stock equivalents during the period. Common stock equivalents arising from dilutive stock options and warrants are computed using the treasury stock method. In May and June of 1997, the Company issued Coventry Convertible Notes which are not considered common stock equivalents. The fully diluted earnings per share calculation assumes conversion of the Coventry Convertible Notes and adjusts earnings for the interest that would not be paid in that event. Fully diluted earnings per share are not presented, as the calculation does not materially affect earnings per share for either period ending September 30, 1997.

     7. RECENT ACCOUNTING PRONOUNCEMENTS. The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share" which is effective for both interim and annual reporting periods ending after December 15, 1997. The Company will adopt the new standard in its reporting for the quarter and the year ended December 31, 1997. Management does not believe that adoption of this standard will have a material impact on earnings per share.

     The FASB has also issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997 and requires restatement of earlier financial statements for comparative purposes. SFAS No. 130 requires that changes in the amounts of certain items, including gains and losses on certain securities, be shown in the financial statements. Management has not yet determined the effect, if any, of SFAS No. 130 on the consolidated financial statements.

                              COVENTRY CORPORATION

     The FASB has also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This standard requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. SFAS No. 131 also requires that all public business enterprises report information about the revenues derived from the enterprise's products or services (or groups of similar products and services), about the countries in which the enterprise earns revenues and holds assets and about major customers regardless of whether that information is used in making operating decisions. This Statement is effective for financial statements for periods beginning after December 15, 1997. Management has not yet determined the effect, if any, of SFAS No. 131 on the consolidated financial statements.

     8. SUBSEQUENT EVENT. On November 3, 1997, a definitive Combination Agreement (the "Merger Agreement") was entered into by and among Coventry Corporation, a Tennessee corporation, Coventry Health Care, Inc., a newly-formed Maryland corporation and wholly-owned subsidiary of Coventry Corporation ("Coventry Health Care"), Principal Mutual Life Insurance Company, an Iowa mutual insurance company ("Principal Mutual"), Principal Holding Company, an Iowa corporation and wholly-owned subsidiary of Principal Mutual ("Holding"), and Principal Health Care, Inc., an Iowa corporation and wholly-owned subsidiary of Holding ("PHC").

     Pursuant to the Merger Agreement, the Company's shareholders will effect a one for one nontaxable merger (the "Merger") with Coventry Health Care and PHC will effect a capital contribution (the "Capital Contribution") to Coventry Health Care of all of PHC's assets except for specified excluded assets and PHC's liabilities except for specified excluded liabilities. Under the Exchange, Coventry Health Care will issue to the Company's shareholders approximately 33 million shares of its common stock, representing approximately 60% of Coventry Health Care's outstanding equity. Under the Capital Contribution, Coventry Health Care will issue to PHC approximately 26 million shares of its common stock, equal to approximately 40% of Coventry Health Care's outstanding equity. The transaction will be treated as a purchase of PHC by Coventry Health Care, Inc., the successor to the Company. PHC is a managed care company with approximately $850 million in annualized 1997 revenues and 674,000 HMO members in 18 markets throughout the Midwest and Southeastern United States.

     In addition, Coventry Health Care will enter into an agreement to manage that portion of Principal Mutual's health insurance indemnity book of business in the Coventry Health Care markets. The management fee will be 3.3% of premium and will expire December 31, 1999, at which time Coventry Health Care has agreed that it will either reinsure or renew the business on the books of its subsidiary, Coventry Health and Life Insurance Company. The indemnity premiums for this book of business are estimated to be approximately $550 million for 1997. Coventry Health Care will also enter into a number of other agreements to provide marketing and other services through December 1999 to Principal Mutual, for which Coventry Health Care will be compensated. Mutual will receive a warrant that gives Principal Mutual the right to purchase from Coventry Health Care that number of shares of Coventry Health Care's Common Stock as shall equal 66 2/3% of the total number of shares of Coventry Health Care's common stock as shall actually be issued by Coventry Health Care upon the exercise or conversion of certain outstanding Coventry options, Coventry warrants and PHC options.

     The transaction is subject to various conditions, including the approval of various state regulatory agencies and approval of the Company's shareholders and banks. The transaction is currently expected to be completed by the end of the first quarter of 1998. When the transaction is completed, Principal Mutual will have the right to nominate six directors on Coventry Health Care, Inc.'s 15-person Board of Directors. Principal Mutual will enter into a shareholders' agreement containing standstill provisions and limitations on Principal Mutual's voting rights in certain circumstances.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
  Principal Health Care, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of Principal Health Care, Inc. and Subsidiaries as of December 31, 1995, and 1996, and the related consolidated statements of income, stockholder's equity, and cash flows for the years ended December 31, 1994, 1995, and 1996. These financial statements are the responsibility of PHC's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Principal Health Care, Inc. and Subsidiaries at December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for the years ended December 31, 1994, 1995, and 1996 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG, LLP
February 26, 1997
Washington, DC

                  PRINCIPAL HEALTH CARE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31,            SEPTEMBER 30,
                                                   ----------------------------    -------------
                                                       1995            1996            1997
                                                   ------------    ------------    -------------
                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents......................  $116,380,532    $129,109,818     $113,017,433
  Short-term investments.........................    42,257,501      46,902,532       53,628,721
  Premiums receivable, less allowance for
     doubtful accounts of $7,460,712 in 1995 and
     $10,235,091 in 1996.........................    22,646,726      26,184,159       23,992,794
  Interest and other receivables.................    14,502,927      15,113,757       17,449,520
  ASO Receivable.................................    16,887,917       5,202,890       12,735,278
  Prepaid expenses and other assets..............     2,462,894       2,747,364        7,895,739
  Due from Mutual................................    18,876,069      13,187,083          658,947
  Deferred tax asset.............................     8,093,710      11,359,402        8,853,480
                                                   ------------    ------------     ------------
Total current assets.............................   242,108,276     249,807,005      238,231,912

Investments......................................    42,825,620      60,588,463       58,641,479
Equity investment in associated companies........                    16,672,000       21,230,421

Property and equipment:
  Furniture and equipment........................     9,266,576      12,969,092       13,217,968
  Data processing equipment......................    23,081,896      29,916,905       26,777,398
  Leasehold improvements.........................       824,361       1,105,386        4,950,288
                                                   ------------    ------------     ------------
                                                     33,172,833      43,991,383       44,945,654
Less accumulated depreciation....................     9,498,133      19,586,859       20,847,842
                                                   ------------    ------------     ------------
                                                     23,674,700      24,404,524       24,097,812

Deferred tax asset, less current portion.........     1,135,663         743,508        4,343,861
Intangible assets:
Goodwill.........................................    79,562,975     120,716,214       99,181,630
Other intangible assets..........................     9,936,447      16,487,913       16,487,913
                                                   ------------    ------------     ------------
                                                     89,499,422     137,204,127      115,669,543
Less accumulated amortization....................    15,834,496      26,651,892       22,573,710
                                                   ------------    ------------     ------------
                                                     73,664,926     110,552,235       93,095,833
                                                   ------------    ------------     ------------
Total assets.....................................  $383,409,185    $462,767,735     $439,641,318
                                                   ============    ============     ============

                            See accompanying notes.

                  PRINCIPAL HEALTH CARE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31,            SEPTEMBER 30,
                                                   ----------------------------    -------------
                                                       1995            1996            1997
                                                   ------------    ------------    -------------
                                                                                    (UNAUDITED)
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Estimated claims payable (reported and
     unreported).................................  $ 90,300,860    $131,156,534     $116,767,965
  Premium deficiency reserve.....................     8,133,000       8,469,000        5,113,500
  Accounts payable and accrued expenses..........    42,123,184      54,838,288       68,834,667
  Deferred tax liability.........................        69,072          24,532          490,134
  Current portion of notes payable and capital
     leases......................................     1,390,069       1,398,223          237,731
  Current portion of other long-term
     liabilities.................................       225,000         225,000        1,206,675
                                                   ------------    ------------     ------------
Total current liabilities........................   142,241,185     196,111,577      192,650,672

Profit sharing payable...........................       727,976       1,016,871        1,030,850

Payable to OPM...................................                     1,280,192        1,280,192

Notes payable and capital leases, less current
  portion........................................     2,087,755       1,448,592        1,324,121

Deferred tax liability, less current portion.....     3,761,862       8,259,397       11,530,290

Other long-term liabilities, less current
  portion........................................       288,918         174,200          628,099

Stockholder's equity:
  Common stock, par value $5 a share -- 5,000
     shares authorized, issued and outstanding...        25,000          25,000           25,000
  Additional paid-in capital.....................   220,435,300     275,813,621      264,372,954
  Retained earnings (deficit)....................    12,651,679     (21,656,591)     (34,028,636)
  Unrealized gains on available-for-sale
     securities, net of tax......................     1,189,510         294,876          827,776
                                                   ------------    ------------     ------------
Total stockholder's equity.......................   234,301,489     254,476,906      231,197,094
                                                   ------------    ------------     ------------
Total liabilities and stockholder's equity.......  $383,409,185    $462,767,735     $439,641,318
                                                   ============    ============     ============

                            See accompanying notes.

                  PRINCIPAL HEALTH CARE, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                            NINE-MONTH PERIOD ENDED
                                      YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                             ------------------------------------------   ---------------------------
                                 1994           1995           1996           1996           1997
                             ------------   ------------   ------------   ------------   ------------
                                                                                  (UNAUDITED)
Operating revenues:
  Managed care premiums....  $422,963,082   $574,359,628   $806,350,787   $605,249,552   $645,935,775
  PPO, contract, ASO &
     other non-risk fees...    61,275,639     75,408,235     67,710,723     50,330,493     41,841,557
  Other....................     1,969,621      1,568,511      1,524,371        713,497        850,725
                             ------------   ------------   ------------   ------------   ------------
Total operating revenues...   486,208,342    651,336,374    875,585,881    656,293,542    688,628,057
Operating Expenses
  Health benefits..........   347,645,988    519,975,132    740,972,490    562,369,965    552,126,323
  Selling, general &
     administrative........   110,776,469    166,126,151    196,357,591    139,947,395    160,257,589
  Depreciation &
     amortization..........     8,806,940     11,649,066     15,745,326     11,502,142     12,120,613
                             ------------   ------------   ------------   ------------   ------------
Total operating expenses...   467,229,397    697,750,349    953,075,407    713,819,502    724,504,525
                             ------------   ------------   ------------   ------------   ------------
Operating earnings
  (loss)...................    18,978,945    (46,413,975)   (77,489,526)   (57,525,960)   (35,876,468)
Investment income..........     6,150,456     11,464,836     14,161,963     10,621,892     10,699,097
Gain on investment & equity
  in net income of
  associated companies.....                                  11,672,000     10,376,000      3,892,436
Gain on sale of
  subsidiary...............                                                                 4,697,555
Other income, net..........       558,191      1,726,939        159,881        254,031         47,672
                             ------------   ------------   ------------   ------------   ------------
Earnings (loss) before
  income tax (expense)
  benefit..................    25,687,592    (33,222,200)   (51,495,682)   (36,274,037)   (16,539,708)
(Provision for) benefit
  from income tax..........    (7,239,552)    10,528,964     17,187,412     11,150,645      5,270,611
                             ------------   ------------   ------------   ------------   ------------
Net earnings (loss)........  $ 18,448,040   $(22,693,236)  $(34,308,270)  $(25,123,392)  $(11,269,097)
                             ============   ============   ============   ============   ============

                            See accompanying notes.

                  PRINCIPAL HEALTH CARE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                              ADDITIONAL     UNREALIZED       RETAINED
                                   COMMON      PAID-IN        NET GAIN        EARNINGS
                                    STOCK      CAPITAL      ON SECURITIES    (DEFICIT)        TOTAL
                                   -------   ------------   -------------   ------------   ------------
Balance at December 31, 1993.....  $25,000   $133,235,300                   $ 16,896,875   $150,157,175
Cash capital contribution from
  Holding........................              43,000,000                                    43,000,000
Net earnings.....................                                             18,448,040     18,448,040
                                   -------   ------------    ----------     ------------   ------------
Balance at December 31, 1994.....   25,000    176,235,300                     35,344,915    211,605,215
Cash capital contribution from
  Holding........................              44,200,000                                    44,200,000
Net loss.........................                                            (22,693,236)   (22,693,236)
Net change in unrealized gains on
  available-for-sale securities,
  net of income taxes of
  $640,505.......................                            $1,189,510                       1,189,510
                                   -------   ------------    ----------     ------------   ------------
Balance at December 31, 1995.....   25,000    220,435,300     1,189,510       12,651,679    234,301,489
Cash capital contribution from
  Holding........................              50,378,321                                    50,378,321
Non-cash capital contribution
  from Holding...................               5,000,000                                     5,000,000
Net loss.........................                                            (34,308,270)   (34,308,270)
Net change in unrealized gains on
  available-for-sale securities,
  net of income taxes of
  $481,724.......................                              (894,634)                       (894,634)
                                   -------   ------------    ----------     ------------   ------------
Balance at December 31, 1996.....   25,000    275,813,621       294,876      (21,656,591)   254,476,906
Cash capital contribution from
  Holding........................               8,559,333                                     8,559,333
Transfer of AHP to Holding.......             (20,000,000)                    (1,102,948)   (21,102,948)
Net loss.........................                                            (11,269,097)   (11,269,097)
Net change in unrealized gains on
  available-for-sale securities,
  net of income taxes of
  $286,946.......................                               532,900                         532,900
                                   -------   ------------    ----------     ------------   ------------
Balance at September 30, 1997
  (Unaudited)....................  $25,000   $264,372,954    $  827,776     $(34,028,636)  $231,197,094
                                   =======   ============    ==========     ============   ============

                            See accompanying notes.

                  PRINCIPAL HEALTH CARE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      NINE-MONTH PERIOD ENDED
                                                YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                       ------------------------------------------   ---------------------------
                                           1994           1995           1996           1996           1997
                                       ------------   ------------   ------------   ------------   ------------
                                                                                            (UNAUDITED)
Net earnings (loss)..................  $ 18,448,040   $(22,693,236)  $(34,308,270)  $(25,123,392)  $(11,269,097)
Adjustments to reconcile net earnings
  (loss) to net cash provided by
  (used in) operating activities:
  Depreciation and amortization......     8,806,940     11,649,066     15,745,326     11,502,141     12,120,613
  Loss on disposal of fixed assets...       121,942      4,267,680        195,987          7,564      2,208,903
  Net amortization of investment
    discount (premium)...............       240,446        268,390       (444,314)      (392,355)      (389,087)
  Gain on investment and equity in
    income of associated companies...                                 (11,672,000)   (10,376,000)    (3,892,436)
  Gain on sale of subsidiary.........                                                                (4,697,555)
  Deferred taxes.....................       764,216     (6,375,346)     2,676,567      2,199,351      2,950,740
  Premium deficiency reserve.........     2,143,893      5,633,607        336,000       (540,000)    (3,355,500)
  Deferred rent expense..............                                                                 2,166,837
  Changes in operating assets and
    liabilities:
    Premiums receivable, net.........    (4,499,284)    (5,687,670)    (3,610,433)    (6,073,351)     2,191,365
    Interest and other receivables...    (8,695,403)   (14,295,368)    13,361,937      6,535,447    (15,011,962)
    Prepaid expenses and other
      assets.........................      (277,980)      (503,610)       (14,676)      (606,682)    (2,364,111)
    Due from/to Mutual...............   (16,952,848)     4,354,669      5,688,986     (2,653,561)      (233,202)
    Estimated claims payable.........    12,918,722     19,303,820     35,630,671     28,078,316    (14,388,569)
    Accounts payable, accrued
      expenses, and other
      liabilities....................    11,654,629     (1,964,813)    11,168,728     14,942,166     10,072,462
                                       ------------   ------------   ------------   ------------   ------------
Net cash provided by (used in)
  operating activities...............    24,673,313     (6,042,811)    34,754,509     17,499,644    (23,890,599)
Investing activities
Purchases of property and
  equipment..........................    (6,743,435)   (18,336,381)    (7,509,201)    (6,045,435)    (7,846,299)
Purchases of investments (available-
  for-sale)..........................                  (61,086,972)   (63,924,048)   (53,697,446)   (19,488,839)
Purchases of investments (held-to-
  maturity)..........................   (19,379,631)
Proceeds from sale and maturity of
  investments (available-for-sale)...                                  50,261,005     29,924,106     15,918,567
Proceeds from maturity of investments
  (held-to-maturity).................     6,391,685      7,579,875
Proceeds from sale of subsidiary.....                                                                 7,000,000
Acquisitions, net of cash acquired...   (17,524,362)                  (45,367,259)   (45,367,259)
Deferred organization and network
  development costs..................      (226,950)        (7,620)    (1,968,550)    (1,381,443)
                                       ------------   ------------   ------------   ------------   ------------
Net cash used in investing
  activities.........................   (37,482,693)   (71,851,098)   (68,508,053)   (76,567,477)    (4,416,571)
Financing activities
Proceeds from capital
  contributions......................    43,000,000     44,200,000     50,378,321     50,378,321      8,559,333
Return of capital and dividend of AHP
  to Holding.........................                                                                (8,725,864)
Proceeds from draw on line of
  credit.............................                                                                12,000,000
Principal payments on capital lease
  obligations........................      (172,107)      (151,447)      (183,263)      (560,006)      (102,261)
Issuance of notes payable............                    3,345,037        599,703        358,049
Principal payments on notes
  payable............................      (546,899)      (904,808)    (1,669,860)      (899,342)      (965,976)
Additions to long-term liabilities...                                     387,060      4,211,464      1,797,250
Payment of other long-term
  liabilities........................                                  (3,029,131)    (1,458,653)      (347,697)
                                       ------------   ------------   ------------   ------------   ------------
Net cash provided by financing
  activities.........................    42,280,994     46,488,782     46,482,830     52,029,833     12,214,785
                                       ------------   ------------   ------------   ------------   ------------
Increase (decrease) in cash and cash
  equivalents........................    29,471,614    (31,405,127)    12,729,286     (7,038,000)   (16,092,385)
Cash and cash equivalents at
  beginning of period................   118,314,045    147,785,659    116,380,532    116,380,532    129,109,818
                                       ------------   ------------   ------------   ------------   ------------
Cash and cash equivalents at end of
  period.............................  $147,785,659   $116,380,532   $129,109,818   $109,342,532   $113,017,433
                                       ============   ============   ============   ============   ============

                            See accompanying notes.

                  PRINCIPAL HEALTH CARE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996

1.  ORGANIZATION

     Principal Health Care, Inc. was incorporated in Iowa on January 7, 1987. Principal Health Care, Inc. and its subsidiaries (collectively referred to herein as "PHC") are wholly owned subsidiaries of Principal Holding Company, Inc. ("Holding"), which is wholly owned by Principal Mutual Life Insurance Company ("Mutual").

     PHC was formed to manage and insure the health care benefits of subscribers under employee benefit plans in the private and public sectors nationwide. PHC's primary operations are currently located in Florida, Iowa, Louisiana, and Texas. Services are typically provided under one-year contracts with employers under which PHC will insure the health benefits of the employees that select HMO coverage. The HMO members also receive services under the standard contract that includes utilization management, network management and claims services. In addition, PHC operates PPOs and proprietary health care provider networks and offers Administrative Services Only Contracts ("ASO") with employee benefit plans to provide a full range of health care options without assuming insurance risk, as well as combined HMO and indemnity products such as Triple Option Plans in conjunction with Mutual.

2.  ACCOUNTING POLICIES

  Consolidation

     The consolidated financial statements include the accounts of Principal Health Care, Inc. and its subsidiaries, all of which are wholly owned. Significant intercompany accounts and transactions have been eliminated.

  Estimation Process

     The preparation of financial statements requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

  Cash Equivalents

     PHC considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amounts reported in the accompanying balance sheets for these financial instruments approximate their fair values.

  Investments

     On November 15, 1995, the FASB staff issued a Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments on Debt and Equity Securities. In accordance with provisions in that Special Report, PHC chose to reclassify certain of its securities from held-to-maturity to available-for-sale effective December 31, 1995. At the date of transfer, December 31, 1995, the amortized cost of those securities was $53,665,330 and the unrealized gains, net of tax, on those securities was $1,189,510, which is included in stockholder's equity.

     Investments are classified as available-for-sale and are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholder's equity. These investments also include restricted statutory deposits. The cost of securities sold is based on the specific identification method. Realized gains or losses are recorded in investment income.

     At December 31, 1996 PHC owns 38.1% of the outstanding common stock of United Payors & United Providers, Inc. ("UP & UP") and accounts for this investment under the equity method of accounting (see Note 3).

                  PRINCIPAL HEALTH CARE, INC. AND SUBSIDIARIES

  Property and Equipment

     Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which vary from three to seven years.

  Intangible Assets

     Intangible assets recognized by PHC in acquisitions of subsidiaries described herein consist primarily of organization costs, the allocated value of acquired member and provider contracts, non-compete agreements, operating licenses, and goodwill. These costs are being amortized using the straight-line method over a period of two to five years with goodwill being amortized over a period of ten to forty years.

     Goodwill has been accumulated in the purchase of PHC subsidiaries. The recorded amount represents the excess of the purchase price of those subsidiaries over the net fair value of the assets and liabilities acquired that can be identified and valued. Goodwill is amortized over its estimated useful life. The remaining unamortized goodwill balances at December 31, 1996 are as follows:

 ESTIMATED                    ACCUMULATED
USEFUL LIFE      GOODWILL     AMORTIZATION   NET BOOK VALUE
------------   ------------   ------------   --------------
less than 10   $  1,941,745   $ 1,941,745     $          0
     10          42,410,849    13,173,251       29,237,598
     15          22,848,303     1,269,348       21,578,955
     40          57,013,857     4,030,501       52,983,356
               ------------   -----------     ------------
   Total       $124,214,754   $20,414,845     $103,799,909

     In March 1996, PHC acquired Admar Group, Inc. ("Admar"). Admar is in the business of developing and marketing proprietary health care provider networks. Admar capitalizes the direct cost associated with the development of new PPO networks in specifically identified market areas that are not already served by Admar. The costs are amortized on a straight line basis over 3 years beginning in the month when Admar first bills a customer for the use of the network. Deferred development costs of Admar included in other intangible assets at December 31, 1996 were $6,292,987. The related accumulated amortization was $2,955,088.

     Other intangible assets consist of organization costs, the allocated value of acquired member and provider contracts, and operating licenses. These costs are generally being amortized over a period of five years.

  Estimated Claims Payable and Loss Adjustment Expense

     PHC provides for the liability arising from services rendered to members but unpaid at year-end, including the future costs of settling those claims, based upon the experience of PHC and cost-per-member trends. Although considerable variability is inherent in such estimates, management believes that the liability is adequate. PHC also establishes reserves, if required, for the probability that anticipated future health care and maintenance costs under the group of existing contracts will exceed anticipated future premiums and stop-loss insurance recoveries on those contracts. The estimated future costs include fixed and variable, direct and allocable, indirect costs. Contracts are grouped in a manner consistent with PHC's method for establishing premium rates. Any required revisions to these estimates are reflected in the operations of the period in which such revisions are determined.

  Income Recognition

     Premium revenue is recognized in the month that members are entitled to health care services. Contract revenue is recognized based on contracted percentage rates of the amount of cost savings realized by payor clients which access PHC's health care provider network. In addition, PPO revenue is earned through monthly administrative fees based on a per employee rate multiplied by the current number of participants in the plan.

                  PRINCIPAL HEALTH CARE, INC. AND SUBSIDIARIES

     PHC has contractual arrangements with the Office of Personnel Management ("OPM") to provide health services to federal employees on an experience or community-rated basis. Such contracts are generally terminable by either party with sixty days notice.

     Under the experience-rated contracts, PHC is permitted to draw funds from a line of credit to the extent that administrative and claims expenses have been paid. PHC's policy is to account for this arrangement as an ASO contract, as the OPM is effectively self-insured for these federal employees, and report only administrative fees earned in the financial statements.

     Under the community-rated contracts, revenue is recognized based upon a predetermined monthly premium based on anticipated community rates. Anticipated contractual rate adjustments, made to reflect actual community rates, are recorded by PHC in the annual contract year to which they relate.

     In addition, under ASO and other non-risk contracts, PHC provides administrative and claims processing services to certain groups without retaining any risk of claim loss. Accordingly, PHC reflects only the contracted fee for services in its financial statements.

  Income Taxes

     PHC is taxed at corporate rates based on existing tax laws and included in the consolidated federal and state returns filed by its Parent. The income tax provision includes federal and state income taxes both currently payable and deferred because of differences between financial reporting and tax bases of assets and liabilities. Deferred income tax assets or liabilities are measured based on enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  Reclassification

     Certain amounts for 1994 and 1995 have been reclassified to conform with the 1996 presentation.

3.  ACQUISITION OF SUBSIDIARIES

     The following table summarizes PHC's acquisition of wholly owned subsidiaries over the last three years. Each acquisition listed was accounted for as a purchase. The results of operations of the respective subsidiary are included in the consolidated financial statements of PHC commencing upon the closing of the transaction. Intangible assets acquired in the transactions are being amortized over periods of ten to forty years.

                                                     NET CASH                     INTANGIBLE
                                                       PAID                         ASSETS
     DATE      DESCRIPTION OF BUSINESS ACQUIRED     (RECEIVED)     TOTAL COST      ACQUIRED
     ----      ---------------------------------    -----------    -----------    -----------
  April - 94   South Care Medical Alliance a
               234,000 covered lives PPO
               operating in Georgia.............    $ 3,643,000    $ 7,365,000    $ 4,400,000
  October - 94 Coastal Bend Health Plan, Inc., a
               30,000 member HMO operating in
               Texas............................    $22,104,000    $39,838,000    $27,600,000
  December - 94 CIGNA HealthCare of
               Kansas/Missouri, Inc. a 13,400
               member HMO operating in Kansas
               and Missouri.....................    $(8,223,000)   $15,600,000    $ 6,700,000
  March - 96   Admar Group, Inc., a national
               proprietary healthcare provider
               network..........................    $21,590,000    $25,320,000    $20,100,000
  March - 96   MetraHealth Care Plan of St.
               Louis, Inc., a 31,000 member HMO
               operating in Missouri............    $23,778,000    $28,648,000    $21,636,000

                  PRINCIPAL HEALTH CARE, INC. AND SUBSIDIARIES

     The purchase price of CIGNA includes the historical book value of the non-monetary assets of PHC's wholly owned subsidiary, Principal Health Care of Ohio, Inc. ("Ohio"), exchanged in the transaction. The operating results of Ohio are included in the consolidated financial statements of PHC through the date of the closing of the transaction.

     The acquisition of MetraHealth Care Plan of St. Louis, Inc. is subject to an escrow agreement whereby $9,200,000 is being held in escrow to reimburse PHC for any unfavorable changes, if any, in the total number of enrollees through the settlement date. The amount due to PHC was determined to be $4.9 million in March 1997. Final resolution of the settlement and other financial transition issues was accomplished in December 1997. Because of the uncertainty surrounding the collection of the settlement, the goodwill related to the acquisition was not adjusted for the settlement until the cash was received.

     Proforma consolidated revenues and net income of PHC, assuming the above described acquisitions each occurred at the beginning of the year preceding the year of acquisition are as follows:

                                       1994            1995            1996
                                   ------------    ------------    ------------
Total revenue..................    $548,758,710    $737,717,204    $912,364,925
                                   ============    ============    ============
Net income (loss)..............     $18,992,678    $(18,463,660)   $(33,437,562)
                                   ============    ============    ============

     On June 10, 1996, PHC received one share of UP & UP preferred stock from Mutual in the form of a capital contribution. The preferred stock was transferred at Mutual's cost of $5,000,000. Earlier in 1996, UP & UP had entered into an arrangement with America's Health Plan ("AHP"), a wholly owned subsidiary of PHC, whereby AHP agreed to transfer without remuneration certain contracts to UP & UP, along with all related revenues and expenses effective January 1, 1996.

     On July 2, 1996 UP & UP issued 2.76 million shares of common stock in an initial public offering ("IPO"). Immediately preceding the IPO, PHC converted its preferred stock into 4,400,000 shares or 50% of UP & UP's then outstanding common stock. In conjunction with the IPO, PHC recognized a gain of approximately $9,080,000 representing its proportionate share of the IPO proceeds in excess of the proportionate net book value of the shares sold in the IPO. At the completion of the transactions, PHC owned 38.1% of the common stock of UP & UP, with a carrying value of approximately $14,080,000 and fair market value based upon the listed stock price of approximately $48,400,000.

     The purchase contracts related to three PHC subsidiaries included agreements to share a portion of the net profits of those acquired companies with the previous owners for a period of years. These arrangements represent contingent consideration and amounts paid thereunder are capitalized and amortized over the remaining useful life of the related assets or goodwill acquired. The subsidiaries with such agreements are as follows:

                                                                         REMAINING LIFE OF
                                                  PERCENTAGE OF NET      THE AGREEMENT AT      DATE
                                                 PROFIT TO BE SHARED     DECEMBER 31, 1996   PAYABLE
                                                 -------------------     -----------------   --------
PHC of Florida, Inc. ........................  15% of profit                  4 years         yearly
                                               related to members
                                               selecting certain
                                               primary care
                                               physicians
PHC of Texas, Inc. ..........................            10%               3 years            yearly
PHC of Georgia, Inc. ........................            10%               8 years           12/31/99
                                                                                               and
                                                                                             12/31/04

                  PRINCIPAL HEALTH CARE, INC. AND SUBSIDIARIES

     PHC of Delaware, Inc. has a similar agreement related to the extension of a noncompete agreement with the previous owners of the plan. The agreement requires PHC of Delaware, Inc. to share 10% of their cumulative net profits to be paid on October 1, 1998. Amounts accrued under this agreement are charged to earnings in the period in which the profits are generated.

4.  INVESTMENTS

     The following is a summary of investments classified as held-to-maturity:

                                                  GROSS         GROSS
                                  AMORTIZED     UNREALIZED    UNREALIZED        FAIR
                                    COST          GAINS         LOSSES         VALUE
                                 -----------    ----------    ----------    ------------
DECEMBER 31, 1994
-----------------------------
Certificates of deposit......    $ 3,684,173                                $  3,684,173
Money market account.........        563,357    $   11,980                       575,337
Corporate bonds..............        514,060                  $ (30,671)         483,389
U. S. government
  securities.................     25,251,985        79,841      (89,206)      25,242,620
                                 -----------    ----------    ---------     ------------
                                 $30,013,575    $   91,821    $(119,877)    $ 29,985,519
                                 ===========    ==========    =========     ============

     The following is a summary of investments classified as available-for-sale:

                                                  GROSS         GROSS
                                 AMORTIZED      UNREALIZED    UNREALIZED        FAIR
                                    COST          GAINS         LOSSES         VALUE
                                ------------    ----------    ----------    ------------
DECEMBER 31, 1995
----------------------------
1995 Certificates of
  deposit...................    $  4,532,196                                $  4,532,196
Money market account........         635,358    $      757    $     (52)         636,063
Corporate bonds.............       8,809,245       337,129                     9,146,374
U. S. government
  securities................      69,276,307     1,505,793      (13,612)      70,768,488
                                ------------    ----------    ---------     ------------
                                $ 83,253,106    $1,843,679    $ (13,664)    $ 85,083,121
                                ============    ==========    =========     ============

DECEMBER 31, 1996
----------------------------
1996 Certificates of
  deposit...................    $  5,632,196                                $  5,632,196
Money market account........         839,604                                     839,604
Corporate bonds.............      16,288,540    $  237,438    $ (56,414)      16,469,564
U. S. government
  securities................      84,276,998       508,053     (235,420)      84,549,631
                                ------------    ----------    ---------     ------------
                                $107,037,338    $  745,491    $(291,834)    $107,490,995
                                ============    ==========    =========     ============

     Fair values of these investments have been determined by PHC from independent quotations.

     The amortized cost and fair values of the available-for-sale investments at December 31, 1996, by expected maturity, are as follows:

                                                   AMORTIZED          FAIR
                                                      COST           VALUE
                                                  ------------    ------------
Due in less than one year.....................    $ 46,890,302    $ 46,902,832
Due in one through five years.................      15,230,233      15,313,456
Due after five years through ten years........       5,444,611       5,542,568
Due after ten years...........................      39,472,192      39,732,139
                                                  ------------    ------------
                                                  $107,037,338    $107,490,995
                                                  ============    ============

                  PRINCIPAL HEALTH CARE, INC. AND SUBSIDIARIES

     The gross realized gains and losses on securities sold during the year ended December 31, 1996 totaled approximately $960,000 and $77,000, respectively. There were no sales of securities during the year ended December 31, 1994 and 1995. At December 31, 1996, PHC's investment in UP & UP had a fair value of approximately $60,500,000, which was based on the listed market price of its common stock.

  5.  REINSURANCE

     PHC carries reinsurance coverage with Mutual and another insurance carrier for instances when medical service costs for an individual member exceed various contracted amounts in a one-year period. Reinsurance premiums for 1994, 1995, and 1996 were approximately $8,071,000, $11,812,000, and $18,565,000, respectively. Reinsurance recoveries for 1994, 1995, and 1996 were approximately $8,971,000, $14,324,000, and $16,167,000, respectively, and are included as an offset to hospitalization expense. PHC is contingently liable for reinsured losses to the extent that the reinsurance companies cannot meet their obligations under the reinsurance contracts. To minimize its exposure to significant losses from reinsurer insolvencies, the Company evaluates the financial condition of its reinsurers on an annual basis. Mutual, the primary reinsurer, is currently rated an A+ by the A.M. Best Company, and maintains an AA+ claims paying ability rating by Standard & Poor's. Accordingly, the reinsurance coverage with Mutual was not considered to be a significant credit risk to PHC.

6.  OPERATING LEASES

     PHC leases office facilities and equipment under operating leases which include certain abatement and escalation clauses. PHC subleases a small portion of its office space and receives monthly rental payments. Future minimum lease payments under these leases are as follows:

                                                   OPERATING
                                                    LEASES
                                                  -----------
1997..........................................    $ 9,464,069
1998..........................................     10,007,663
1999..........................................      7,615,179
2000..........................................      5,574,022
2001..........................................      4,663,051
Thereafter....................................     22,159,180
                                                  -----------
Total minimum lease payments..................    $59,483,164
                                                  ===========

     Total rent expense was approximately $4,200,000, $6,478,000, and $11,103,000 for 1994, 1995, and 1996, respectively.

7.  NOTES PAYABLE AND CAPITAL LEASES

     PHC has multiple promissory notes payable of $2,470,072 at December 31, 1996, bearing interest at 8.3%, with principal and interest payments due monthly through 1999. PHC also leases certain equipment

                  PRINCIPAL HEALTH CARE, INC. AND SUBSIDIARIES under capital leases. The carrying values of these notes approximate their fair values. Aggregate principal maturities on notes payable and payments on capital leases are as follows:

1997...........................................    $1,421,223
1998...........................................     1,314,471
1999...........................................       148,203
2000...........................................         3,966
                                                   ----------
                                                    2,887,863
Less lease payments representing interest......       (41,048)
Less current portion...........................    (1,398,223)
                                                   ----------
Total..........................................    $1,448,592
                                                   ==========

     PHC recognized and paid approximately $91,000, $61,000, and $31,000 of interest expense on capital leases in 1994, 1995, and 1996, respectively. Amortization of the assets related to capital leases is included in depreciation and amortization expense.

8.  RELATED PARTY TRANSACTIONS

     Certain administrative functions related to human resources, legal, tax, financial management, actuarial, and information systems support are provided to PHC by Mutual. Certain local marketing, provider network development and management and other consulting services related to managed care and other health products are provided by PHC to Mutual. All direct costs and an allocation of indirect costs of performing these functions are charged from the organization providing the services to the organization receiving the services. The net cost to PHC resulting from these arrangements amounted to $1,344,988, $1,062,051, $912,856 in 1994, 1995, and 1996, respectively.

     PHC periodically invests available cash in a demand deposit pooled investment fund maintained by Mutual. PHC held approximately $6,071,000 and $1,950,000 in this fund at December 31, 1995 and 1996. PHC earned approximately $512,000, $2,597,000, and $220,000 on amounts invested in this fund during 1994, 1995, and 1996, respectively.

     PHC and Mutual entered into an agreement whereby both agreed to provide medical benefits to employees and dependents of employer groups electing the Triple Option Plan, a Mutual product. Mutual reimburses PHC for claims and capitation expenses and pays an administrative fee to PHC for Triple Option members who have selected one of PHC's HMO options. Administrative fees earned of approximately $11,618,000, $10,717,000, and $11,791,000 are included in non-risk fee revenue in 1994, 1995, and 1996, respectively.

     In addition, Mutual pays PHC a fee for use of its provider network. These fees paid by Mutual of approximately $17,647,000, $15,778,000, and $19,908,000 are included in non-risk fee revenue in 1994, 1995, and 1996, respectively.

     Cross-selling of PHC's HMO product and Mutual's indemnity product has resulted in net expense of approximately $109,000, $890,000, and $160,000 in 1994, 1995, and 1996, respectively, which is included in selling, general and administrative expense.

     In 1995, PHC and Mutual entered into an agreement whereby employee assistance program services are provided to certain Mutual members. Mutual pays an administrative fee to PHC for these members. Administrative fees earned of approximately $1,731,000 and $4,504,000 are included in non-risk fee revenue in 1995 and 1996, respectively.

                  PRINCIPAL HEALTH CARE, INC. AND SUBSIDIARIES

9.  INCOME TAXES

     PHC is taxed at corporate rates based on existing tax laws. PHC's taxable income or loss is included in the consolidated federal income tax return filed by Mutual and the consolidated State income tax returns filed by Mutual.

     Mutual has adopted the policy of allocating current income tax expense and benefits to members of the consolidated group based upon the subsidiaries' pro rata contribution of taxable income or taxable losses. As of December 31, 1995 and 1996 current federal taxes receivable of approximately $1,244,000 and $3,850,000 are included in the balance due from Mutual, respectively. Taxes refunded from Mutual during 1995 and 1996 were approximately $9,129,000 and $17,028,000, respectively. Taxes paid to Mutual during 1994 were approximately $11,732,000.

     The provision for (benefit from) income taxes for the year ended December 31 consist of the following:

                                                        1994           1995            1996
                                                     ----------    ------------    ------------
CURRENT TAXES:
  Federal........................................    $4,478,853    $ (6,578,049)   $(20,247,671)
  State..........................................     1,996,483       2,385,973         432,285
  Other..........................................                        38,458         (48,593)
                                                     ----------    ------------    ------------
                                                      6,475,336      (4,153,618)    (19,863,979)
DEFERRED TAXES:
  Federal........................................       733,647      (6,120,332)      2,569,504
  State..........................................        30,569        (255,014)        107,063
                                                     ----------    ------------    ------------
                                                        764,216      (6,375,346)      2,676,567
                                                     ----------    ------------    ------------
PROVISION FOR (BENEFIT FROM) INCOME TAXES........    $7,239,552    $(10,528,964)   $(17,187,412)
                                                     ==========    ============    ============

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31 are as follows:

                                                               1995           1996
                                                            -----------    -----------
DEFERRED TAX ASSETS:
  Allowance for doubtful accounts.........................  $ 2,909,678    $ 3,991,685
  Premium deficiency reserve..............................    3,171,870      3,302,910
  Discount on loss reserves...............................    1,169,849      1,699,136
  Deferred premiums.......................................      256,808        422,506
  Other...................................................    1,721,168      2,686,673
                                                            -----------    -----------
Deferred tax assets.......................................    9,229,373     12,102,910
DEFERRED TAX LIABILITIES:
  Difference in book to tax basis of equity in associated
     company..............................................                  (4,552,080)
  Difference in book to tax basis of intangible assets....   (1,655,187)    (1,560,000)
  Difference in book to tax basis of property and
     equipment............................................     (733,988)    (1,087,791)
  Other...................................................   (1,441,759)    (1,084,058)
                                                            -----------    -----------
Deferred tax liabilities..................................   (3,830,934)    (8,283,929)
                                                            -----------    -----------
NET DEFERRED TAX ASSET....................................  $ 5,398,439    $ 3,818,981
                                                            ===========    ===========

                  PRINCIPAL HEALTH CARE, INC. AND SUBSIDIARIES

     The reconciliation of income tax from continuing operations computed at the U.S. federal statutory tax rate for the year ended December 31 is as follows:

                                                              1994    1995    1996
                                                              ----    ----    ----
Tax at U.S. federal statutory rate..........................   35%    (35%)   (35%)
State income taxes, net of federal tax benefit..............    7       5       1
Non-deductibility of goodwill...............................    5       6       5
Loss on disposal of assets..................................           (6)
Other.......................................................   (8)     (2)     (4)
                                                               --     ---     ---
Effective tax rate..........................................   39%    (32%)   (33%)
                                                               ==     ===     ===

10.  STATUTORY REQUIREMENTS

     PHC is subject to various insurance regulations that require it to maintain minimum amounts on deposit, minimum statutory net worth, and restricts the payment of dividends without prior state approval in which PHC does business. PHC has approximately $9,132,000 and $13,090,000 of investments held on deposit with states and maintains minimum amounts of statutory net worth in each of these states at December 31, 1995 and 1996, respectively.

11.  EMPLOYEE BENEFIT PLANS

     PHC has a defined qualified benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's compensation during the last five years of employment. PHC's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. The actuarial cost method used in this plan is the entry age normal-frozen initial liability method. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

     The following table sets forth the qualified plan's funded status and amounts recognized in PHC's consolidated balance sheet at December 31:

                                                              1995            1996
                                                           -----------    ------------
Actuarial present value of accumulated benefit obligation
  including vested benefits of $1,909,997 and $2,952,706
  as of December 31, 1995 and 1996, respectively.........  $(3,253,202)   $ (5,131,690)
                                                           ===========    ============
Projected benefit obligation for service rendered to
  date...................................................  $(7,358,004)   $(11,617,364)
Plan assets at fair value, primarily listed stocks and
  U.S. bonds.............................................    4,734,100       6,996,879
                                                           -----------    ------------
Projected benefit obligation in excess of plan assets....   (2,623,904)     (4,620,485)
Unrecognized net gain from past experience different from
  that assumed and effects of changes in assumptions.....   (1,705,067)     (2,093,111)
Prior service cost not yet recognized in net periodic
  cost...................................................    1,224,272       1,560,976
Adjustment for contribution made from measurement date of
  fiscal year-end........................................      477,572
Unrecognized net asset amortized over 21.33 years, net of
  amortization...........................................      (59,595)        (55,436)
                                                           -----------    ------------
Accrued pension cost included in accounts payable and
  accrued expenses.......................................  $(2,686,722)   $ (5,208,056)
                                                           ===========    ============

                  PRINCIPAL HEALTH CARE, INC. AND SUBSIDIARIES

     Net periodic pension cost for the year ended December 31 included the following components:

                                                    1994          1995          1996
                                                 ----------    ----------    ----------
Service cost-benefits earned during the
  period.......................................  $2,559,979    $2,287,034    $3,329,473
Interest cost on projected benefit
  obligation...................................     304,547       357,168       560,323
Actual return on plan assets...................      28,213      (563,455)     (860,085)
Net amortization and deferral..................     (23,458)      373,583       446,767
                                                 ----------    ----------    ----------
Net periodic pension cost......................  $2,869,281    $2,454,330    $3,476,478
                                                 ==========    ==========    ==========

     The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 6.0% at December 31, 1994 and 7.25% at December 31, 1995 and 1996. The expected long-term rate of return on plan assets was 8.0% in 1994, 1995, and 1996.

     Beginning in 1995, PHC has a non-qualified defined benefit pension plan covering highly compensated employees. The benefits are based on years of service and the employee's compensation during the last five years of employment. The actuarial cost method used in the plan is the entry age normal method. Contributions are intended to provide not only for benefits attributed to service date, but also for those expected to be earned in the future.

     The following table sets forth the non-qualified plan's funded status and amounts recognized in PHC's consolidated balance sheet at December 31:

                                                               1995           1996
                                                            -----------    -----------
Actuarial present value of accumulated benefit obligation,
  including vested benefits of $460,062 and $149,734 as of
  December 31, 1995 and 1996, respectively................  $  (525,883)   $  (270,461)
                                                            ===========    ===========
Projected benefit obligation for service rendered to
  date....................................................  $(1,926,172)   $(1,568,608)
Plan assets at fair value.................................                       4,273
                                                            -----------    -----------
Projected benefit obligation in excess of plan assets.....   (1,926,172)    (1,564,335)
Unrecognized net gain from past experience different from
  that assumed and effects of changes in assumptions......                    (432,609)
Prior service cost not yet recognized in net periodic
  cost....................................................                    (334,317)
Unrecognized net asset amortized over 21.33 years, net of
  amortization............................................    1,456,793      1,352,736
                                                            -----------    -----------
Accrued pension cost included in accounts payable and
  accrued expenses........................................  $  (469,379)   $  (978,525)
                                                            ===========    ===========

     Net periodic pension cost for the year ended December 31 included the following components:

                                                                1995        1996
                                                              --------    --------
Service cost-benefits earned during the period..............  $252,160    $270,442
Interest cost on projected benefit obligation...............   113,162     139,647
Actual return on Plan assets................................                 1,007
Net amortization and deferral...............................   104,057     103,050
                                                              --------    --------
Net periodic pension cost...................................  $469,379    $514,146
                                                              ========    ========

     The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 7.25% at December 31, 1995

                  PRINCIPAL HEALTH CARE, INC. AND SUBSIDIARIES and 1996. The expected long-term rate of return on plan assets was 8.0% and 6.05% in 1995 and 1996, respectively.

     PHC's employees are also eligible for coverage in the savings plans of Mutual, consisting of a 401(k) savings plan. Under the 401(k) defined contribution plan, subject to certain limitations, employees may contribute up to 15% of their salary to the plan which PHC matches at a rate of 50% up to the first 4% of the employees contribution to a maximum of 2% of their total salary. Employees become eligible for coverage in the plans upon achievement of certain age and length of service requirements. PHC contributed approximately $297,000, $419,000 and $668,000 to this plan in 1994, 1995 and 1996, respectively.

     PHC's employees are also eligible for coverage in the defined benefit post-retirement medical and life benefit plan of Mutual. A portion of the costs associated with PHC's participation in the plan was allocated from Mutual and recorded during 1995 and 1996.

12.  CONTINGENCIES

     PHC is involved in various legal actions arising in the normal course of business. After review, including consultation with legal counsel, management believes any ultimate liability that could arise from these actions would not materially affect PHC's consolidated financial position or results of operations and cash flows.

13.  INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)

  Basis of presentation

     The accompanying unaudited consolidated balance sheet for September 30, 1997, unaudited consolidated statement of stockholder's equity for the nine months ended September 30, 1997 and the unaudited consolidated statements of income and cash flows for the nine months ended September 30, 1996 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 1997 is not necessarily indicative of the results that may be expected for the year ended December 31, 1997.

  Information on Unconsolidated Investees

     Information on unconsolidated investees income from equity earnings in associated companies includes $1.25 million and $3.9 million of equity earnings in UP & UP for the nine months ended September 30, 1996 and 1997, respectively. UP & UP reported operating revenues of $3.0 million and $42.6 million and net income of $7.6 million and $10.8 million for the nine months ended September 30, 1996 and 1997, respectively.

  Sale of Principal Health Care of the Mid-Atlantic

     In July 1997, PHC entered into a stock purchase agreement with Inova Medical Foundation to sell all of the common stock of Principal Health Care of the Mid-Atlantic, Inc. ("PHCMA"), for approximately $8,300,000 in cash. Immediately prior to the completion of the transaction, PHC will retain through the assignment of contracts with all employer groups located outside the services area (all cities and counties in the State of Virginia where PHC was licensed to do business, the District of Columbia, and the counties of Prince George's, Montgomery, Calvert, Charles, and St. Mary's in the State of Maryland), all receivables accrued through the closing date, certain fixed assets and all cash held by PHCMA in excess of amounts necessary to meet statutory minimum net worth requirements.

                  PRINCIPAL HEALTH CARE, INC. AND SUBSIDIARIES

     The final purchase price will be contingent upon the adequacy of the liability for claims incurred but not reported and any unfavorable changes in the total number of enrollees in employer groups from acquisition to settlement.

     An escrow agreement was entered into that provides for approximately $528,000 to be held in an interest bearing escrow account to be settled one year after the close of the franchise.

     The transaction was closed on December 31, 1997 and resulted in a gain of approximately $2.5 million.

  Sale of Principal Behavioral Health Care

     In September 1997, PHC entered into a stock purchase agreement with American Psych Systems Inc. ("APS"), to sell all of the common stock of Principal Behavioral Health Care, Inc. ("PBHC"), for $7,000,000 in cash and 2,705,182 shares of APS common stock. PHC retained all accounts receivable and substantially all liabilities of PBHC relating to transactions prior to the date of escrow.

     Concurrent with the acquisition, PHC's HMO subsidiaries entered into an agreement with APS whereby PBHC will continue to provide behavioral health services to those subsidiaries for a period of ten years at substantially the same terms and conditions to those in existence prior to the acquisition. After five years, the agreement is cancelable without cause by PHC with 90 days notice and subject to a partial return of the original purchase price.

  Acquisition of FHP of Illinois

     In October 1997, PHC entered into a stock purchase agreement with PacifiCare Health Plan Administrators, Inc. to acquire all of the outstanding shares of capital stock of FHP of Illinois, Inc., for a preliminary purchase price of approximately $38,500,000 in cash. The transaction will be accounted for as a purchase. Because the transaction was structured so the acquired company had a net worth of $0, the entire purchase price is expected to be allocated as goodwill. The final purchase price is contingent on an audit of the net assets acquired and changes in the total member of enrollees from acquisition to settlement. The final purchase price is expected to be settled in the first quarter of 1998.

  Transfers to Mutual

     In July 1997, PHC transferred to the Parent its ownership of America's Health Plan, Inc. The transaction was accounted for as a dividend and return of capital.

     In October 1997, PHC transferred to the Parent its ownership in the Admar Group, Inc. The transaction will be accounted for as a dividend and return of capital.

  Merger

     On November 3, 1997, a definitive Combination Agreement was entered into by and among Mutual, Holding, PHC, Coventry, Newco, and Coventry Health Care, Inc., a newly formed Maryland Corporation.

     Pursuant to the Combination Agreement, Coventry's shareholders will effect a one for one tax free merger ("Merger") with Newco and PHC will effect a capital contribution (the "Capital Contribution") to Newco of all of the PHC Assets except for specified excluded assets and all of the PHC Liabilities except for specified excluded liabilities. Under the Merger, Newco will issue Coventry's shareholders approximately 53 million shares of Newco Common Stock, representing approximately 60% of Newco's outstanding equity. Under the Capital Contribution, Newco will issue to PHC approximately 26 million shares of Newco Common Stock representing approximately 40% of Newco's outstanding equity. Based on the stock price as of the close of business, Monday, November 3, 1997, the value of the transaction is approximately $375 million.

                  PRINCIPAL HEALTH CARE, INC. AND SUBSIDIARIES

The transaction will be treated as a purchase of PHC by Newco, the successor to Coventry. Coventry is a managed care company with approximately $1.2 billion in annualized 1997 revenues and 897,758 members in 6 markets in Pennsylvania, Ohio, West Virginia, Missouri, Illinois, and Virginia.

                                PRELIMINARY COPY
                 CONFIDENTIAL -- FOR USE OF THE COMMISSION ONLY
PROXY                                                                      DRAFT

                              COVENTRY CORPORATION
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 30, 1998

    The undersigned hereby appoints Dale B. Wolf and Shirley R. Smith, and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Special Meeting of Shareholders
of Coventry Corporation to be held at                   , Central Daylight
Saving Time, on March 30, 1998, in the Board Room, Fourth Floor, SunTrust Bank Building, Fourth and Church Streets, Nashville, Tennessee 37219 and any adjournments thereof.

    Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted for the approval of the Combination Agreement (as hereinafter defined) and the related Merger Plan (as hereinafter defined)

/X/ Please mark
  vote in oval in
  the following
  manner using dark
  ink only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM I.

 1.      To approve that certain Capital Contribution and        FOR    AGAINST    ABSTAIN
         Merger Agreement effective as of November 3, 1997       /  /    /  /       /  /
         (amending and restating the Capital Contribution
         and Share Exchange Agreement dated November 3,
         1997) (the "Combination Agreement") and the
         related Agreement and Plan of Merger (the "Merger
         Plan"), substantially in the form of Exhibit 1 to
         the Combination Agreement, pursuant to which
         Merger Plan each issued and outstanding share of
         common stock, par value $0.01 per share, of
         Coventry ("Coventry Common Stock") shall be
         converted into one share of common stock, par
         value $0.01 per share ("Newco Common Stock"), of
         Coventry Health Care, Inc., a Delaware
         Corporation ("Newco"), and one right (a "Newco
         Right") to be issued under a rights agreement
         between Newco and ChaseMellon Shareholder
         Services, LLC (the "Newco Rights Agreement") and
         each right issued under that certain Rights
         Agreement by and between Coventry and ChaseMellon
         Shareholder Services, LLC, dated February 7, 1996
         and amended as of May 7, 1997, outstanding
         immediately prior to the effective time of the
         Combination Agreement (the "Effective Time")
         shall be canceled, retired and cease to exist.

                                                 PLEASE SIGN HERE AND RETURN
                                                 PROMPTLY

                                                 -------------------------------
                                                            Signature

                                                 -------------------------------
                                                   Signature (if held jointly)

                                                 Date:___________________, 1998
                                                 Please sign exactly as your
                                                 name appears at left. If
                                                 registered in the names of two
                                                 or more persons, each should
                                                 sign. Executors,
                                                 administrators, trustees,
                                                 guardians, attorneys, and
                                                 corporate officers should print
                                                 their full names and titles.

                   ANNEXES TO THE PROXY STATEMENT/PROSPECTUS

ANNEXES
ANNEX I    Capital Contribution and Merger Agreement effective as of
             November 3, 1997 (amending and restating the Capital
             Contribution and Share Exchange Agreement dated November
             3, 1997)
ANNEX II   Form of Agreement and Plan of Merger
ANNEX III  Form of Warrant
ANNEX IV   Form of Shareholders' Agreement by and among Coventry Health
             Care, Inc., Principal Mutual Life Insurance Company, and
             Principal Health Care, Inc.
ANNEX V    Opinion of Credit Suisse First Boston Corporation

                              CAPITAL CONTRIBUTION
                                      AND
                                MERGER AGREEMENT

                                  BY AND AMONG

                             COVENTRY CORPORATION,
                            A TENNESSEE CORPORATION,

                          COVENTRY HEALTH CARE, INC.,
                      A NEWLY-FORMED DELAWARE CORPORATION,

                          COVENTRY HEALTH CARE, INC.,
             A MARYLAND CORPORATION AND WHOLLY OWNED SUBSIDIARY OF
                             COVENTRY CORPORATION,

                          PRINCIPAL HEALTH CARE, INC.,
               AN IOWA CORPORATION AND WHOLLY OWNED SUBSIDIARY OF
                           PRINCIPAL HOLDING COMPANY,

                           PRINCIPAL HOLDING COMPANY,
               AN IOWA CORPORATION AND WHOLLY OWNED SUBSIDIARY OF
                      PRINCIPAL MUTUAL INSURANCE COMPANY,

                                      AND

                    PRINCIPAL MUTUAL LIFE INSURANCE COMPANY,
                        AN IOWA MUTUAL INSURANCE COMPANY

                         DATED AS OF DECEMBER 19, 1997

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1    THE MERGER AND CAPITAL CONTRIBUTION................................       2
     1.1    Organization of Merger Sub..................................       2
     1.2    The Merger..................................................       2
     1.3    Surrender and Payment.......................................       3
     1.4    Adjustment of Merger Ratio..................................       4
     1.5    Effect of Merger............................................       5
     1.6    Principal Capital Contribution..............................       5
     1.7    Indemnity Reinsurance Contract..............................       6
     1.8    Tax Effect..................................................       6
2    CLOSING AND EFFECTIVE TIME.........................................       7
     2.1    The Closing.................................................       7
     2.2    Effective Time..............................................       7
3    REPRESENTATIONS AND WARRANTIES OF COVENTRY.........................       8
     3.1    Corporate Organization......................................       8
     3.2    Capitalization..............................................       8
     3.3    Corporate Proceedings, etc. ................................       9
     3.4    Consents and Approvals......................................       9
     3.5    Compliance with Law.........................................      10
     3.6    Litigation and Investigations...............................      12
     3.7    Absence of Defaults, Conflicts, etc. .......................      12
     3.8    Change in Ownership.........................................      13
     3.9    Reports and Financial Statements; SEC Documents.............      13
     3.10   Absence of Certain Developments.............................      14
     3.11   Material Contracts..........................................      15
     3.12   Absence of Undisclosed Liabilities..........................      15
     3.13   Employees...................................................      15
     3.14   Tax Matters.................................................      15
     3.15   Employee Benefit Plans......................................      17
     3.16   Patents, Licenses, etc. ....................................      19
     3.17   Title to Tangible Assets....................................      19
     3.18   Real Property...............................................      20
     3.19   Insurance...................................................      21
     3.20   Transactions with Related Parties...........................      21
     3.21   Interest in Competitors.....................................      21
     3.22   Registration Rights.........................................      22
     3.23   Brokerage...................................................      22
            Illegal or Unauthorized Payments and Political
     3.24   Contributions...............................................      22
     3.25   Takeover Statute; Rights Plan...............................      22
     3.26   Material Facts..............................................      22
     3.27   Coventry Material Adverse Effect............................      22

                                                                            PAGE
                                                                            ----
4    REPRESENTATIONS AND WARRANTIES OF PRINCIPAL........................      23
     4.1    Corporate Organization......................................      23
     4.2    Title to Assets.............................................      23
     4.3    Corporate Proceedings, etc. ................................      23
     4.4    Consents and Approvals......................................      24
     4.5    Compliance with Law.........................................      24
     4.6    Litigation and Investigations...............................      26
     4.7    Absence of Defaults, Conflicts, etc. .......................      27
     4.8    Change in Ownership.........................................      27
     4.9    Reports and Financial Statements............................      27
     4.10   Absence of Certain Developments.............................      28
     4.11   Material Contracts..........................................      29
     4.12   Absence of Undisclosed Liabilities..........................      29
     4.13   Employees...................................................      29
     4.14   Tax Matters.................................................      29
     4.15   Employee Benefit Plans......................................      31
     4.16   Patents, Licenses, etc. ....................................      33
     4.17   Title to Tangible Assets....................................      33
     4.18   Real Property...............................................      33
     4.19   Insurance...................................................      34
     4.20   Transactions with Related Parties...........................      34
     4.21   Interest in Competitors.....................................      35
     4.22   Brokerage...................................................      35
     4.23   Illegal or Unauthorized Payments; Political Contributions...      35
     4.24   Material Facts..............................................      35
     4.25   Principal Material Adverse Effect...........................      35
5    REPRESENTATIONS AND WARRANTIES OF MUTUAL...........................      36
     5.1    Corporate Organization......................................      36
     5.2    Validity of Mutual Indemnity Agreements.....................      36
     5.3    Corporate Proceedings, etc. ................................      36
     5.4    Consents and Approvals......................................      37
     5.5    Compliance with Law.........................................      37
     5.6    Litigation..................................................      37
     5.7    Absence of Defaults, Conflicts, etc. .......................      38
     5.8    Premium Information.........................................      38
     5.9    Ownership of Coventry Common Shares.........................      38
     5.10   Absence of Undisclosed Liabilities..........................      38
     5.11   Brokerage...................................................      38
     5.12   Mutual Material Adverse Effect..............................      38

                                                                            PAGE
                                                                            ----
6    COVENANTS..........................................................      39
     6.1    Acquisition Proposals.......................................      39
     6.2    Best Efforts................................................      40
     6.3    Conduct of Businesses.......................................      40
     6.4    Conduct of Businesses.......................................      41
     6.5    Registration Statement......................................      41
     6.6    Financial Statements........................................      42
     6.7    Listing Application.........................................      42
     6.8    Meeting of Coventry's Shareholders..........................      42
     6.9    Filings; Other Action.......................................      43
     6.10   Investigation and Confidentiality...........................      43
     6.11   Publicity...................................................      44
     6.12   Further Action..............................................      44
     6.13   Expenses....................................................      44
     6.14   Governance..................................................      44
     6.15   Employment Agreement........................................      44
     6.16   Corporate Headquarters......................................      44
     6.17   Certain Benefits............................................      44
     6.18   Ancillary Agreements........................................      45
     6.19   Tangible Net Value..........................................      46
     6.20   Taxes.......................................................      46
     6.21   Merger Sub..................................................      48
     6.22   Qualification...............................................      48
     6.23   Agreement and Plan of Merger................................      48
7    CONDITIONS.........................................................      49
     7.1    Conditions to Each Party's Obligations......................      49
     7.2    Conditions to Obligation of Principal and Mutual............      49
     7.3    Conditions to Obligation of Coventry and Newco..............      50
8    TERMINATION........................................................      52
     8.1    Termination by Mutual Consent...............................      52
     8.2    Termination by Either Coventry or Principal.................      52
     8.3    Termination by Principal....................................      52
     8.4    Termination by Coventry.....................................      52
     8.5    Automatic Termination.......................................      52
     8.6    Effect of Termination and Abandonment.......................      53
     8.7    Extension; Waiver...........................................      53
9    GENERAL PROVISIONS.................................................      54
     9.1    Nonsurvival of Representations, Warranties and Agreements...      54
     9.2    Indemnification.............................................      54
     9.3    Notices.....................................................      54
     9.4    Assignment, Binding Effect; Benefit.........................      55

                                                                            PAGE
                                                                            ----
     9.5    Entire Agreement............................................      55
     9.6    Amendment...................................................      55
     9.7    Governing Law...............................................      55
     9.8    Headings....................................................      55
     9.9    Interpretation..............................................      55
     9.10   Waivers.....................................................      55
     9.11   Incorporation of Exhibits...................................      55
     9.12   Severability................................................      55
     9.13   Enforcement of Agreement....................................      55
     9.14   Terms Defined...............................................      56
     9.15   Counterparts................................................      60
     9.16   Disclosure Letters..........................................      60

LIST OF SCHEDULES

       [OMITTED]

LIST OF EXHIBITS

       [OMITTED]

                   CAPITAL CONTRIBUTION AND MERGER AGREEMENT

     This CAPITAL CONTRIBUTION AND MERGER AGREEMENT (effective as of November 3, 1997, and amending and restating the Capital Contribution and Share Exchange Agreement dated November 3, 1997) (this "Agreement"), is executed by and among COVENTRY CORPORATION, a Tennessee corporation ("Coventry"), COVENTRY HEALTH CARE, INC., a newly-formed Delaware corporation ("Newco"), COVENTRY HEALTH CARE, INC., a Maryland corporation and wholly-owned subsidiary of Coventry ("Maryland Newco"), PRINCIPAL MUTUAL LIFE INSURANCE COMPANY, an Iowa mutual insurance company ("Mutual"), PRINCIPAL HOLDING COMPANY, an Iowa corporation and wholly owned subsidiary of Mutual ("Holding"), and PRINCIPAL HEALTH CARE, INC., an Iowa corporation and wholly owned subsidiary of Holding ("Principal"). The parties agree that this Agreement amends and restates the Capital Contribution and Share Exchange Agreement dated November 3, 1997, and Maryland Newco is a party to this Agreement for such purpose only.

                                    RECITALS

     WHEREAS, the Boards of Directors of Coventry and Mutual each have determined that a strategic combination between Coventry and Principal is in the best interests of their respective companies, shareholders and/or policyholders (as appropriate) and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to combine their managed care businesses and to enter into this Agreement; and

     WHEREAS, for United States federal income tax purposes, it is intended that the transfer of the Principal Assets (as defined below) by Principal to Newco qualify as a transfer subject to Section 351(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code") and that the merger of Coventry Merger Corporation, a corporation to be formed by Newco under Tennessee law as a wholly-owned subsidiary of Newco ("Merger Sub"), with and into Coventry, as provided in the Plan (as defined below), qualify as a transfer subject to Section 351(a) of the Code and a reorganization subject to Section 368(a)(2)(E) of the Code; and

     WHEREAS, the parties intend that this Agreement amend and restate the Capital Contribution and Share Exchange Agreement that certain of the parties entered into on November 3, 1997;

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                      THE MERGER AND CAPITAL CONTRIBUTION

1.1 ORGANIZATION OF MERGER SUB. Promptly after the date hereof, Newco shall organize Merger Sub.

1.2 THE MERGER.

          (a) At or prior to the Effective Time, Coventry and Merger Sub shall execute that certain Agreement and Plan of Merger, substantially in the form attached as Exhibit 1.2(a) hereto (the "Plan").

          (b) Upon the terms and subject to the conditions of this Agreement and the Plan, at the Effective Time, Merger Sub shall merge with and into Coventry and the separate existence of Merger Sub shall cease. Coventry shall be the surviving corporation in the merger (the "Merger") and its separate corporate existence, with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger.

          (c) Pursuant to the Plan, at the Effective Time:

             (i) each share of Newco's Common Stock, par value $0.01 per share (the "Newco Common Stock"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist;

             (ii) each share of Coventry's Common Stock, par value $0.01 per share ("Coventry Common Stock"), issued immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive
        (A) one share of Newco Common Stock and (B) one right (collectively, the "Newco Rights") issuable under that certain Rights Agreement, dated as of the Closing Date between Newco and ChaseMellon Shareholder Services, LLC (the "Newco Rights Agreement"); and each holder of a certificate (a "Common Certificate") representing shares of Coventry Common Stock shall thereafter cease to have any rights with respect to such shares, except the right to receive the shares of Newco Common Stock and the Newco Rights upon the surrender of such Common Certificate;

             (iii) all of the rights (collectively, the "Coventry Rights") issued under that certain Rights Agreement, dated February 7, 1996, between Coventry and ChaseMellon Shareholder Services, LLC, as amended by that First Amendment to Rights Agreement, dated May 7, 1997 (as amended, the "Coventry Rights Plan"), issued immediately prior to the Effective Time shall be canceled and retired and cease to exist;

             (iv) each share of Coventry's Series A Convertible Preferred Stock, par value $0.01 per share ("Coventry Preferred Stock"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one share of Newco's Series A Convertible Preferred Stock, par value $0.01 per share ("Newco Preferred Stock"); all shares of Coventry Preferred Stock shall be canceled and retired and shall cease to exist; and each holder of a certificate (a "Preferred Certificate") (the Common Certificates and Preferred Certificates, hereinafter collectively being referred to as the "Certificates") representing any shares of Coventry Preferred Stock shall thereafter cease to have any rights with respect to such shares, except the right to receive the Newco Preferred Stock upon the surrender of such Preferred Certificate;

             (v) each Convertible Exchangeable Subordinated Note (the "Convertible Notes") issued under that certain Amended and Restated Securities Purchase Agreement, dated May 7, 1997 (the "Warburg Agreement"), by and among Coventry, Warburg, Pincus Ventures L.P. ("Warburg") and Franklin Capital Associates III L.P. ("Franklin") and then outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a Convertible Exchangeable Subordinated Note in accordance with the terms of the Warburg Consent, a copy of which is attached as Exhibit 1 hereto;

             (vi) each of the options (individually, a "Coventry Option" and collectively, the "Coventry Options") then outstanding under Coventry's stock option plans listed on Schedule 1.2 hereto (collectively, the "Coventry Stock Option Plans") shall be converted, without any action on the part of the holder thereof, into the right to purchase that number of shares of Newco equal to the number of shares of Coventry Common Stock issuable upon exercise as set forth in such Coventry Option; such Coventry Options shall, by virtue of the Merger and without any further action on the part of Coventry or the holder of any such Coventry Option, be assumed by Newco; each of the warrants listed on Schedule 1.2 hereto (individually, a "Coventry Warrant" and collectively, the "Coventry Warrants") shall be converted, without any action on the part of the holder thereof, into the right to purchase that number of shares of Newco equal to the number of shares of Coventry Common Stock issuable upon exercise as set forth in such Coventry Warrant; such Coventry Warrants shall, by virtue of the Merger and without any further action on the part of Coventry or the holder of any such Coventry Warrant, be assumed by Newco; each Coventry Option or Coventry Warrant assumed by Newco shall be exercisable upon the same terms and conditions as under the applicable Coventry Stock Option Plan and the applicable Coventry Option issued thereunder or under the Coventry Warrant except that (i) each such Coventry Option shall be exercisable for that whole number of shares of Newco Common Stock into which the number of shares of Coventry Common Stock subject to such Coventry Option or Coventry Warrant immediately prior to the Effective Time would be converted under this
        Section 1.2, and (ii) the option or warrant price per share of Newco Common Stock shall be an amount equal to the option or warrant price per share of Coventry Common Stock subject to such Coventry Option or Coventry Warrant in effect immediately prior to the Effective Time; and Newco shall reserve for issuance the number of shares of Newco Common Stock that will become issuable upon the exercise of such Coventry Options and Coventry Warrants, shall file as soon as possible after the Effective Time, and maintain the effectiveness during the period the Coventry Options are outstanding, Registration Statements on Forms S-8 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Newco Common Stock issuable upon exercise of the Coventry Options, upon demand pursuant to the terms of the Warburg Agreement, will register the shares of Newco Common Stock issuable upon exercise or conversion of the securities issued under the Warburg Agreement, and shall take appropriate action to list all such shares with The Nasdaq Stock Market ("Nasdaq") and to provide appropriate notice of issuance to Nasdaq; and

             (vii) all of the shares of common stock, par value $0.01 per share, of Merger Sub issued and outstanding and held by Newco immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Newco, be converted into the right to receive a total of 1,000 shares of Coventry Common Stock, which shares shall represent all of the issued and outstanding shares of capital stock of Coventry immediately after the Effective Time.

1.3 SURRENDER AND PAYMENT

          (a) As of the Effective Time, pursuant to the Plan, Newco shall deposit, or shall cause to be deposited, with an exchange agent selected by Coventry, which shall be Coventry's Transfer Agent or such other party reasonably satisfactory to Coventry (the "Exchange Agent"), for the benefit of the holders of shares of Coventry Common Stock and Coventry Preferred Stock, for exchange in accordance with this Article 1, certificates representing the shares of Newco Common Stock and Newco Preferred Stock (such cash and certificates for shares of Newco Common Stock and Newco Preferred Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.2 hereof and paid pursuant to this Section 1.3 in exchange for outstanding shares of Coventry Common Stock and Coventry Preferred Stock.

          (b) Promptly after the Effective Time, pursuant to the Plan, Coventry shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Newco may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Newco Common Stock and/or Newco Preferred Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to promptly receive in exchange therefor (x) a certificate representing that number of whole shares of Newco Common Stock or Newco Preferred Stock, as appropriate, and (y) a check representing the amount of unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 1.3, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the unpaid dividends and distributions, if any, payable to holders of Certificates. In the event of a transfer of ownership of Coventry Common Stock or Coventry Preferred Stock which is not registered in the transfer records of Coventry, a certificate representing the proper number of shares of Newco Common Stock or Newco Preferred Stock, as appropriate, may be issued to such a transferee if the Certificate representing such Coventry Common Stock or Coventry Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          (c) At or after the Effective Time, pursuant to the Plan, there shall be no transfers on the stock transfer books of Coventry of the shares of Coventry Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Newco, they shall be canceled and exchanged for certificates evidencing ownership of shares of Newco Common Stock and/or Newco Preferred Stock deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.3.

          (d) Pursuant to the Plan, any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Newco Common Stock and Newco Preferred Stock) that remains unclaimed by the former shareholders of Coventry one year after the Effective Time shall be delivered to Newco. Any former shareholders of Coventry who have not theretofore complied with this Section 1.3 shall thereafter look only to Newco for payment of their shares of Newco Common Stock and/or Newco Preferred Stock, unpaid dividends and distributions on the Newco Common Stock and/or Newco Preferred Stock deliverable in respect of each share of Coventry Common Stock or Coventry Preferred Stock, as appropriate, such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

          (e) Pursuant to the Plan, none of Coventry, Principal, Newco, the Exchange Agent or any other person shall be liable to any former holder of shares of Coventry Common Stock or Coventry Preferred Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (f) Pursuant to the Plan, in the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Newco, the posting by such person of a bond in such reasonable amount as Newco may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Newco Common Stock and/or Newco Preferred Stock and unpaid dividends and distributions on shares of Newco Common Stock and/or Newco Preferred Stock deliverable in respect thereof pursuant to this Agreement.

1.4 ADJUSTMENT OF MERGER RATIO. Pursuant to the Plan, in the event that, subsequent to the date of this Agreement but prior to the Effective Time, Coventry changes the number of shares of Coventry Common Stock issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the merger ratio (the "Merger Ratio") of one share of Coventry Common Stock for one share of Newco Common Stock and one Newco Right and one share of Coventry Preferred Stock for one share of Newco Preferred Stock shall be appropriately adjusted.

1.5 EFFECT OF MERGER. Pursuant to the Plan, the Merger shall have the effect specified in Section 48-21-108 of the Tennessee Business Corporation Act (the "TBCA").

1.6 PRINCIPAL CAPITAL CONTRIBUTION.

     (a) Subject to the terms and conditions of this Agreement, at the Effective Time, Principal agrees to grant, contribute, convey, assign, transfer and deliver to Newco (the "Capital Contribution") all right, title and interest in all of its assets, except for those assets listed in Schedule 1.6(a)(i) hereto (the "Excluded Assets") pursuant to an Assignment and Assumption Agreement substantially in the form attached as Exhibit 2 hereto (the "Assignment and Assumption Agreement") (the assets of Principal so transferred to Newco being collectively referred to as the "Principal Assets"), in consideration of (i) the issuance and delivery by Newco to Principal of such number of shares of Newco Common Stock as shall equal the sum of (A) 66 2/3% of the shares of Newco Common Stock issued to shareholders of Coventry in the Merger (other than shares issued to Coventry Health and Life Insurance Company, a Texas mutual insurance company ("Coventry Health")) plus (B) 66 2/3% of the shares of Newco Common Stock issuable upon the conversion of the Convertible Notes outstanding at the Effective Time plus (C) 66 2/3% of the shares of Newco Common Stock issuable upon conversion of the Newco Preferred Stock issued and outstanding at the Effective Date and (ii) Newco Rights with respect to the shares of Newco Common Stock issuable to Principal pursuant to (i) above. The Principal Assets shall include all of the issued and outstanding capital stock of the wholly owned subsidiaries of Principal listed on Schedule 1.6(a)(ii) under the caption "Principal Subsidiaries" (collectively, the "Principal Subsidiaries"), all real and personal property owned or leased by Principal, all accounts receivable, cash, securities, contract rights, prepaid liabilities and all other assets of Principal, other than the Excluded Assets.

     (b) The Principal Assets shall be contributed and transferred to Newco subject to, and Newco agrees to assume, all liabilities, liens, charges, encumbrances and obligations of Principal, fixed, contingent or unmatured, disclosed or undisclosed (the "Assumed Liabilities"), except for the excluded liabilities, "Excluded Liabilities", pursuant to the Assignment and Assumption Agreement, which Excluded Liabilities shall include (i) all tax liabilities of the Principal Subsidiaries for Pre-Acquisition Date Tax Periods and of any other member of the affiliated group of corporations (as defined in Section 1504(a) of the Code) including Principal or any Principal Subsidiary on or prior to the Closing Date, (ii) any of the Plans (including Pension Plans) as defined in
Section 4.15(a) of this Agreement sponsored by Mutual or Principal, and any past, current or future liabilities or obligations with respect to any such Plans or with respect to any Pension Plan subject to Title IV of ERISA in which either Mutual, Principal, any Principal Subsidiary, or any ERISA Affiliate as defined in Section 4.15(h) of this Agreement has ever sponsored, participated in, contributed to or withdrawn from, (iii) all liabilities, liens, charges, encumbrances and obligations of Principal, fixed, contingent or unmatured, disclosed or undisclosed relating to the Excluded Assets, (iv) except for the PHC Plan defined and described below, all liabilities and obligations of Principal associated with the employment agreements with Kenneth J. Linde, Sharon I. Taylor, Francis Soistman, Jr., Charles David Roberts, Robert J. Mrizek, Harvey Pollack and Ron Chaffin, and (v) Excluded Liabilities set forth on Section 1.6(a)(i) of the Principal Disclosure Letter. Principal, Holding and Mutual, jointly and severally, shall indemnify Newco and hold it harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by Newco to the extent arising from any Excluded Liability.

     Attached hereto as Exhibit 1.6 is a true and correct copy of the 1997 Non-Qualified Stock Option Plan (the "PHC Plan") pursuant to which PHC is authorized to grant options to acquire up to 1,000,000 shares of common stock par value $0.001 per share (the "PHC Common Stock"). Among the Assumed Liabilities, each of the options (individually, a "PHC Option" and collectively, the "PHC Options") issued and outstanding at the Effective Time under the PHC Plan shall be converted, without any action on the part of the holder thereof, into the right to purchase that number of shares of Newco Common Stock equal to the number of shares of PHC Common Stock issuable upon the exercise of such PHC Option and such PHC Options shall, by virtue of the Capital Contribution and without further action on the part of Coventry or the holder of any such PHC Option, be assumed by Newco. Each PHC Option assumed by Newco shall be exercisable upon the same terms and conditions as under the PHC Option Plan and the applicable PHC

Option issued thereunder except that (i) each such PHC Option shall be exercisable for that whole number of shares of Newco Common Stock as shall equal the number of PHC Common Stock issuable upon its exercise immediately prior to the Effective Time and (ii) the option price per share of Newco Common Stock shall be an amount equal to the option price per share of PHC Common Stock subject to the PHC Option immediately prior to the Effective Time. Newco shall reserve for issuance the number of shares of Newco Common Stock that will become issuable upon exercise of such PHC Option, shall file as soon as possible after the Effective Time, and maintain the effectiveness during the period the PHC Options are outstanding, Registration Statements on Forms S-8 under the Securities Act with respect to the shares of Newco Common Stock issuable upon exercise of the PHC Options, and shall take appropriate action to list all such shares with Nasdaq and to provide appropriate notice of issuance to Nasdaq. Prior to the Effective Time, PHC shall provide to Newco and Coventry a list of each person to whom a PHC Option has been granted and a copy of all of the option agreements entered into pursuant to the PHC Plan. PHC covenants and agrees not to amend the PHC Plan without the prior written consent of Newco and Coventry and not to issue options to purchase a number of shares of PHC Common Stock in excess of a total of 750,000 shares.

1.7 INDEMNITY REINSURANCE CONTRACT. In consideration of the execution and delivery by Mutual of a Coinsurance Agreement, substantially in the form attached as Exhibit 3 hereto (the "Coinsurance Agreement "), pursuant to which Mutual will cede and Coventry Health will assume through indemnity reinsurance effective January 1, 2000, all indemnity agreements listed in Exhibits 4(a) and 4(b) hereto (as amended from time to time), (collectively, the "Mutual Indemnity Agreements") Newco agrees to issue to Mutual on the Effective Date a warrant (the "Newco Warrant "), substantially in the form of Exhibit 5 hereto, pursuant to which Mutual shall have the right to purchase a number of shares of Newco Common Stock, equal to 66 2/3% of the total number of shares of Common Stock issuable upon exercise or conversion of the options and warrants assumed by Newco pursuant to Sections 1.2(c)(vi) and 1.6 hereto (collectively, the "Option Securities") that shall be issued and outstanding at the Closing, and Exhibits 4(a) and 4(b) will not include any of the other assets owned or leased by Mutual, which excluded assets include, without limitation, Mutual's indemnity agreements in force in counties in which the Principal Subsidiaries and the Coventry Subsidiaries do not currently conduct business or plan to conduct business, the national account indemnity ASO business wherever located, and indemnity agreements relating to non-medical insurance products (i.e. life, disability, dental and vision) wherever located. The indemnity business conducted by Mutual pursuant to the Mutual Indemnity Agreements, renewals thereof and the issuance of new indemnity agreements generally in the same geographic areas shall hereinafter be referred to as the "Mutual Indemnity Business". Within 30 days following the end of each calendar month following the Closing Date and thereafter until December 31, 1999, Mutual shall deliver to Newco amended and restated Exhibits 4(a) and 4(b) , which shall include all Mutual Indemnity Agreements in force as of the end of the preceding month, including the renewal dates thereof. On the Closing Date, Mutual shall deliver to Coventry a true and complete list of Mutual Indemnity Agreements in effect as of the end of the second month preceding the Closing.

1.8 TAX EFFECT. It is the intent of the parties that the Capital Contribution qualify as a transfer subject to Section 351(a) of the Code and that the Merger qualify as a transfer subject to Section 351(a) of the Code and a reorganization subject to Section 368(a)(2)(E) of the Code.

                           CLOSING AND EFFECTIVE TIME

2.1 THE CLOSING. Subject to the terms and conditions of this Agreement, the closing (the "Closing") of the Merger and the Capital Contribution shall take place (a) at the offices of Bass, Berry & Sims PLC, First American Center, Nashville, Tennessee, at 9:00 a.m., local time, on the third business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Articles 6 and 7 hereof shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as the parties hereto may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

2.2 EFFECTIVE TIME. If all the conditions to the Merger and the Capital Contribution set forth in Article 7 hereof shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 8 hereof, the parties hereto shall cause an Articles of Merger, meeting the requirements of Section 48-21-107 of the TBCA and substantially in the form attached as Exhibit 1.2(a) hereto, and the Plan to be properly executed and filed on the Closing Date. The Merger shall become effective at the time of filing of the Articles of Merger with the Secretary of State of the State of Tennessee in accordance with the TBCA or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                   REPRESENTATIONS AND WARRANTIES OF COVENTRY

     Coventry represents and warrants to Principal, Mutual and Holding that except as expressly set forth in the correspondingly numbered section on the disclosure letter delivered on even date herewith to Principal, Mutual and Holding (the "Coventry Disclosure Letter") to the extent specifically disclosed with respect to the representation to which such exception applies:

3.1 CORPORATE ORGANIZATION.

          (a) Each of Coventry and the Coventry Subsidiaries (a complete list of which is set forth in Section 3.1(a) of the Coventry Disclosure Letter) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

          (b) Section 3.1(b) of the Coventry Disclosure Letter contains true and complete copies of the Charter and Bylaws of each of Coventry and Newco, as amended through the date hereof (collectively, the "Coventry Organizational Documents"). Coventry has provided Principal with true and correct copies of the charter and bylaws of the other Coventry Subsidiaries (the "Coventry Subsidiary Organizational Documents").

          (c) Each of Coventry and the Coventry Subsidiaries has all requisite power and authority and has all necessary approvals, licenses, permits and authorization to own or lease its properties and to carry on its business as now conducted. Newco is a newly-formed corporation established for the purpose of the transactions contemplated by this Agreement and neither owns any assets nor conducts any business. Each of Coventry and the Coventry Subsidiaries has all requisite power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of Coventry, to perform its obligations hereunder.

          (d) Each of Coventry and the Coventry Subsidiaries has filed all necessary documents to qualify to do business as a foreign corporation in, and is in good standing under the laws of, each jurisdiction in which the conduct of its business or the nature of the property owned requires such qualification, except where the failure to so qualify would result in a Coventry Material Adverse Effect. Each of Coventry and the Coventry Subsidiaries is duly registered, qualified and authorized to transact business and is in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such registration, qualification or authorization, except where the failure to be so registered, qualified or authorized would not result in a Coventry Material Adverse Effect.

          (e) Except as set forth in Section 3.1(e)(i) of the Coventry Disclosure Letter, all of the issued and outstanding capital stock of each of Coventry and the Coventry Subsidiaries has been duly authorized and validly issued, is fully paid and non-assessable, and, with regard to the Coventry Subsidiaries, is owned of record and beneficially, directly or indirectly, by Coventry free and clear of any mortgage, pledge, lien, charge, security interest, claim or other legal or equitable encumbrance, limitation or restriction. Except as set forth in Section 3.1(e)(ii) of the Coventry Disclosure Letter, there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any issued or unissued shares of capital stock of Coventry or any Coventry Subsidiary. Except as set forth in Section 3.1(e)(iii) of the Coventry Disclosure Letter, no Coventry Subsidiary has any Subsidiary nor any equity interests or equity investments in any partnership, trust or other entity or organization.

3.2 CAPITALIZATION.

          (a) The authorized capital stock of Coventry consists of 100,000,000 shares of Coventry Common Stock and 6,000,000 shares of Coventry Preferred Stock and 1,000,000 shares of undesignated ("blank check") preferred stock, par value $0.01 per share. The issued and outstanding shares of capital stock of Coventry consists of approximately 33,161,802 shares of Coventry Common Stock. Section 3.2(a) of the Coventry Disclosure Letter sets forth and describes all instances wherein Coventry Common Stock is held as treasury stock. Coventry has no other shares of treasury stock. Except as set forth in

     Section 3.2(a) of the Coventry Disclosure Letter, there are no bonds, debentures, notes or other evidences of indebtedness issued or outstanding having the right to vote on any matters on which Coventry's shareholders may vote.

          (b) The authorized capital stock of Newco consists of 200,000,000 shares of Newco Common Stock and 6,000,000 shares of Newco Preferred Stock and 1,000,000 shares of undesignated ("blank check") preferred stock, par value $0.01 per share. The issued and outstanding shares of capital stock of Newco consists of 1,000 shares of Newco Common Stock which are held by Coventry. Newco has no shares of treasury stock. There are no bonds, debentures, notes or other evidences of indebtedness having the right to vote on any matters on which Newco's shareholders may vote issued or outstanding.

          (c) All the outstanding shares of capital stock of each of Coventry and the Coventry Subsidiaries were issued in accordance with any applicable registration or qualification requirements of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom.

          (d) Except as set forth in Section 3.2(d) of the Coventry Disclosure Letter, on the Closing Date there will be no shares of Coventry Common Stock or any other equity security of Coventry issuable upon conversion, exchange or exercise of any option, warrant or other security of Coventry or any Coventry Subsidiary, and Coventry will not be obligated, contractually or otherwise, to purchase, redeem or otherwise acquire any of its outstanding shares. Except as set forth in Section 3.2(d) of the Coventry Disclosure Letter, no shareholder of Coventry is entitled to any preemptive or similar rights to subscribe for shares of capital stock of Coventry.

3.3 CORPORATE PROCEEDINGS, ETC. Each of Coventry and the Coventry Subsidiaries has the requisite corporate power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and each Ancillary Agreement to which it is a party. The execution, delivery and performance of this Agreement and each Ancillary Agreement by Coventry and Newco, and the consummation by Coventry and Newco of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Coventry and Newco are necessary to authorize this Agreement or any Ancillary Agreement (other than with respect to the adoption of this Agreement by the holders of Coventry Common Stock in accordance with the TBCA and the Coventry Organizational Documents). This Agreement has been duly executed and delivered by Coventry and Newco and, assuming the due authorization, execution and delivery by the other parties hereto and the approval of the shareholders of Coventry, constitutes the legal, valid and binding obligation of Coventry and Newco, enforceable against Coventry and Newco in accordance with its respective terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights and general principles of equity. As of the Closing Date, each Ancillary Agreement will have been duly executed and delivered by Coventry, Newco and Coventry Health, and subject to the due execution and delivery of such agreements by the other parties thereto (other than Coventry, Newco and Coventry Health), each Ancillary Agreement executed by Coventry, Newco and Coventry Health will constitute the legal, valid and binding obligation of Coventry, Newco and Coventry Health, enforceable against Coventry in accordance with its respective terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights and general principles of equity.

3.4 CONSENTS AND APPROVALS. Except as set forth in Section 3.4 of the Coventry Disclosure Letter, the execution and delivery by each of Coventry and Coventry Subsidiaries of this Agreement and each of the Ancillary Agreements to which Coventry or the Coventry Subsidiaries is a party, the performance by each of Coventry and the Coventry Subsidiaries of its obligations hereunder and thereunder and the consummation by Coventry and the Coventry Subsidiaries of the transactions contemplated hereby and thereby do not require Coventry or any of the Coventry Subsidiaries to obtain any consent, approval, clearance or action of, or make any filing, submission or registration with, or give any notice to, any Person or any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-government self-regulatory agency, commission or authority (a "Governmental Entity").

3.5 COMPLIANCE WITH LAW.

          (a) Except for violations which would not result in a Coventry Material Adverse Effect, Coventry and each of the Coventry Subsidiaries are in compliance with, and are not in violation or default under, all federal, state and local laws, ordinances, government rules and regulations applicable to their business operations, properties, or assets, including without limitation laws or regulations relating to: the environment; occupational health and safety; insurance companies; health maintenance organizations ("HMOs"); preferred provider organizations ("PPOs"); point-of-service health plans; third party administrators; the provision or arrangement for the provision of health services; employee benefits; ERISA plans; wages; work place safety; equal employment opportunity and race; and religious, sex and age discrimination. Except as set forth in Section 3.5(a) of the Coventry Disclosure Letter, none of Coventry and the Coventry Subsidiaries has received any notice of, and to the best of their respective knowledge, there exists no threat or claim by any Governmental Entity of, any violation or default by Coventry or any Coventry Subsidiary with respect to any of the foregoing. No material expenditures, to Coventry's knowledge, are or will be required in order to cause the current operations or properties of Coventry or any of the Coventry Subsidiaries to comply with any applicable laws, ordinances, governmental rules or regulations at Closing.

          (b) Coventry and each of the Coventry Subsidiaries have all licenses, permits, franchises or other governmental authorizations ("Coventry Approvals") necessary to the ownership of their property and to the operation of their respective businesses, except where the failure to have such Coventry Approvals would not result in a Coventry Material Adverse Effect. None of Coventry and the Coventry Subsidiaries has finally been denied any application for any such Coventry Approvals necessary for their property or for the operation of their business. There is no action pending, or to the best knowledge of Coventry or any of the Coventry Subsidiaries, threatened or recommended by appropriate state or federal agencies having jurisdiction thereof, to either revoke, withdraw, or suspend any such Coventry Approvals, or which would result in a Coventry Material Adverse Effect, or to terminate the participation of Coventry or any of the Coventry Subsidiaries in Medicare, Medicaid, or other government program, or any decision not to renew any such Approvals.

          (c) Coventry and the Coventry Subsidiaries have complied with all laws, rules, conditions of participation, and regulations governing all Medicare, Medicaid, and any other arrangements with any Governmental Entity (and/or an intermediary) and have filed all returns, cost reports and other filings in any manner prescribed thereby except where the failure to so comply, together with all other such failures, would not result in a Coventry Material Adverse Effect. All returns, cost reports and other filings made by Coventry and the Coventry Subsidiaries since January 1, 1992 to Medicare, Medicaid or any other Governmental Entity (and/or an intermediary) or third party payor are true and complete except where the failure to be so true and complete, together with all other such failures, would not result in a Coventry Material Adverse Effect. Since January 1, 1992, no deficiency in any such returns, costs reports and other filings, including deficiencies for late filings, has been asserted or to the best of Coventry's knowledge, after reasonable investigation, threatened by any federal, state or local agency or instrumentality or other entities relating to Medicare or Medicaid or other government payor or third party payor claims and to the best of Coventry's knowledge, after reasonable investigation, there is no basis for any successful claims or requests for recoupment from any such agency, instrumentality, entity or third party payor except for any claims or requests which, together with all other such claims or requests, would not result in a Coventry Material Adverse Effect. None of Coventry and the Coventry Subsidiaries has been subject to any written finding of fraudulent procedures or practices arising out of the provision of health care insurance, managed care, claims administration, or health care services or benefits relating to Medicare, Medicaid, or any other Governmental Entity with which Coventry or any of the Coventry Subsidiaries has a contract to provide insurance, managed care, claims administration, or health care services or benefits and, none of Coventry and the Coventry Subsidiaries is currently subject to any pending or threatened audit relating to such fraudulent procedures or practices.

          (d) In each state in which Coventry or any of the Coventry Subsidiaries operates HMOs, PPOs, point of service plans, insurance plans or other health care plans, each of Coventry and the Coventry
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

     Subsidiaries has filed copies of its (i) standard employer and other individual and group subscriber agreements, (ii) contracts with physicians, hospitals and other health care entities, and (iii) contracts for management and administrative services (collectively, "Coventry Agreements") with the applicable state authorities to the extent required by law, including, but not limited to contracts required to be filed with the state Departments of Insurance, Departments of Health or the agencies responsible for each state's Medicaid program. Coventry and each of the Coventry Subsidiaries are not providing services under any Agreements that have not been filed and approved by the state regulatory authorities except where the failure to so file would not result in a Coventry Material Adverse Effect.

          (e) Coventry and each of the Coventry Subsidiaries is and has operated in compliance with all contractual, statutory, regulatory, and other requirements (collectively "Coventry Government Contracts") applicable to entities furnishing coverage to employees of federal, state and local governments and subdivisions and to beneficiaries under programs sponsored or administered by any such governments or subdivisions thereof, except where non-compliance would not result in a Coventry Material Adverse Effect. Except as set forth in Section 3.5(e) of the Coventry Disclosure Letter, none of Coventry or any of the Coventry Subsidiaries is required to pay any claim, penalty, fine, return of premium, repayment of costs charged, or renegotiation of charges or fees as a result of any audit, adjustment, charge, retroactive restatements of costs or charges, or other liability with respect to any Coventry Government Contract, except where such claim, penalty, fine, return of premium, repayment or renegotiation would not result in a Coventry Material Adverse Effect.

          (f) Coventry and each of the Coventry Subsidiaries has filed all reports, filings and notices required to be filed with all applicable Departments of Insurance, Departments of Health and HMO regulatory bodies since January 1, 1992 except where the failure to so file would not result in a Coventry Material Adverse Effect (as such documents have since the time of their filing been amended, the "Coventry DOI Reports"). As of their respective dates, the Coventry DOI Reports complied in all material respects with the requirements of the laws, rules and regulations applicable to such DOI Reports.

          (g) None of Coventry and any of the Coventry Subsidiaries, nor the officers, directors, employees or agents of Coventry or any of the Coventry Subsidiaries, and to Coventry's knowledge none of the persons who provide professional services under agreements with Coventry or any of the Coventry Subsidiaries (as agents of such entities) has engaged in any activities which are prohibited under Medicare or Medicaid statutes, under sec.sec. 1320a-7, 1320a-7a, 1320a-7b, or 1395nn of Title 42 of the United States Code, the federal CHAMPUS statute, or the regulations promulgated pursuant to such statutes or regulations or related state or local statutes or, to Coventry's knowledge, which are prohibited by any private accrediting organization from which Coventry or any of the Coventry Subsidiaries holds or seeks accreditation, including but not limited to:

             (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

             (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

             (iii) presenting or causing to be presented a claim for reimbursement for services that is for a material fact for use in determining rights to any benefit or payment;

             (iv) failure to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

             (v) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid, or other state health care program, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid or other state health care program; or

             (vi) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omit to state a fact required to be stated therein or necessary to make the statement contained therein not misleading) of a material fact with respect to: (i) a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or other state health care program certification, or (ii) information required to be provided under sec. 1124A of the Social Security Act (42 U.S.C. sec. 1320a-3).

          (h) REPORTS OF EXAMINATIONS. Coventry has delivered to Principal copies of all reports of examinations by a Governmental Entity issued subsequent to December 31, 1995 (including draft reports not yet finalized) conducted on each Coventry Subsidiary (collectively, the "Coventry Reports of Examinations").

3.6 LITIGATION AND INVESTIGATIONS. Except as disclosed on Section 3.6(a) of the Coventry Disclosure Letter, there is no: (i) action, suit, claim, proceeding, or investigation pending or, to Coventry's knowledge, threatened against or affecting Coventry or the Coventry Subsidiaries, or any of its employees, by any private party or any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; or, to Coventry's knowledge, pending, threatened against, or affecting persons or entities who perform professional services under agreement with Coventry or the Coventry Subsidiaries before any professional self-governance, oversight, or regulatory body; (ii) arbitration proceeding relating to Coventry or the Coventry Subsidiaries pending under collective bargaining agreements or otherwise; or (iii) governmental or professional inquiry pending or threatened against or directly or indirectly affecting Coventry or the Coventry Subsidiaries (including without limitation any inquiry as to the qualification of Coventry or the Coventry Subsidiaries to hold or receive any license or permit), and there is no basis for any of the foregoing as to Coventry or the Coventry Subsidiaries, its officers or directors or, to Coventry's knowledge, as to entities or persons who perform professional services for Coventry or the Coventry Subsidiaries. Coventry has not received any opinion, memorandum, or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability which may be material to the business of Coventry or the Coventry Subsidiaries as now conducted. Coventry and the Coventry Subsidiaries are not in default with respect to any order, writ, injunction, or decree known to or served upon it of any court or of any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign. Except as disclosed on Section 3.6(b) of the Coventry Disclosure Letter, there is no action or suit by Coventry and the Coventry Subsidiaries pending or threatened against others. Upon Coventry's receipt of written approval for the transactions contemplated herein from the applicable state and federal regulatory bodies, Coventry will have complied in all material respects with all laws, rules, regulations, and orders applicable to its businesses, operations, properties, assets, products, and services, and that of the Coventry Subsidiaries, and Coventry and the Coventry Subsidiaries has all necessary permits, licenses, and other authorizations required to conduct its businesses as conducted, the absence of which would not result in a Coventry Material Adverse Effect, including but not limited to, a state license as a health maintenance organization. There is no existing law, rule, regulation, or order, or proposed law, rule, regulation, or order, whether federal, state, local, or professional, which would prohibit or restrict the Coventry and the Coventry Subsidiaries from, or otherwise materially adversely affect each of Coventry and the Coventry Subsidiaries in, conducting its business in any jurisdiction in which it is now conducting business or in which it proposes to conduct business.

3.7 ABSENCE OF DEFAULTS, CONFLICTS, ETC. The execution and delivery of this Agreement does not and the execution and delivery of the Ancillary Agreements will not, and the fulfillment of the terms hereof and thereof by Coventry and the Coventry Subsidiaries will not, result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the modification of, or permit the acceleration of rights under or termination of, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, non-competition agreement, profit-sharing arrangements, or other material agreement, contract, commitment, understanding, arrangement or restriction of Coventry or any of the Coventry Subsidiaries and any other party or parties (collectively the "Coventry Key Agreements and Instruments,"), the Coventry Organizational Documents, the Coventry Subsidiary Organizational Documents, or any law, ordinance, code, standard, judgment, rule or regulation of any court or federal, state or foreign regulatory board or body or administrative agency having jurisdiction over Coventry or any of the Coventry Subsidiaries or over their respective properties, assets, or businesses. None of Coventry and any of the Coventry Subsidiaries is in default under or in violation of (and no event has occurred and no condition exists which, upon notice or the passage of time (or both), would constitute a default under: (i) the Coventry Organizational Documents or the Coventry Subsidiary Organizational Documents, (ii) any Coventry Key Agreement and Instrument, or (iii) any order, writ, injunction or decree of any court or any Federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality except, in the case of clause (ii), for defaults or violations which would not result in a Coventry Material Adverse Effect.

3.8 CHANGE IN OWNERSHIP. Except as set forth in Section 3.8 of the Coventry Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not result in (i) a Coventry Material Adverse Effect; (ii) any material adverse change in the business operations of any of the Coventry Subsidiaries; (iii) the loss of the benefits of any material relationship with any subscriber group, employee, union trust, or governmental program, payor or customer, physician, hospital, health care provider, claims administrator, or supplier to Coventry or any of the Coventry Subsidiaries; (iv) the acceleration of the vesting of any outstanding option, warrant, call, commitment, agreement, conversion right, preemptive right or other right to subscribe for, purchase or otherwise acquire any of the shares of the capital stock of Coventry or any of the Coventry Subsidiaries, or debt securities of Coventry or any of the Coventry Subsidiaries (collectively "Coventry Commitments," and each individually a "Coventry Commitment "); (v) any obligation of Coventry to grant, extend or enter into any Commitment; (vi) any right in favor of any Person to terminate or cancel or otherwise affect any Coventry Key Agreement or Instrument; or (vii) the existence of a triggering event under any employment, severance or termination agreement or other compensation arrangement or any plan, or Coventry Plan currently in effect, which (either alone or upon the occurrence of any additional or subsequent event) could reasonably be expected to result in any payment, acceleration, vesting or increase in benefits to any current or former officer, employee, director, or independent contractor of Coventry or any Coventry Subsidiary and which would constitute an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

3.9 REPORTS AND FINANCIAL STATEMENTS; SEC DOCUMENTS.

          (a) As of their respective dates, (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) Coventry SEC Reports were duly filed and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Coventry SEC Reports. As of their respective dates, Coventry SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Coventry included in Coventry SEC Reports comply as to form in all material respects with applicable accounting requirements of the Securities Act and with the published rules and regulations of the SEC with respect thereto. The financial statements included in Coventry SEC Reports (i) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto), (ii) present fairly, in all material respects, the financial position of Coventry and the Coventry Subsidiaries as at the dates thereof and the results of their operations and cash flow for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules promulgated thereunder, and (iii) are in all material respects, in accordance with the books of account and records of Coventry and the Coventry Subsidiaries except as indicated therein.

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

          (b) REPORTS BASED ON STATUTORY ACCOUNTING. Coventry has delivered to
     Principal: Copies of Annual Statements filed by Coventry Subsidiaries as at December 31 for each of the years 1992 through 1996 and audit reports thereon prepared by independent certified public accountants, copies of interim financial statements filed by Coventry Subsidiaries with regulatory authorities for the periods ending March 31, 1997 and June 30, 1997, and a draft of such financial report for the period ending as at September 30, 1997 (collectively, the "Coventry Interim Financial Statements"). Such reports (collectively, the "Coventry Regulatory Statements") (i) have been prepared in accordance with statutory accounting practices applied on a consistent basis (except as may be indicated therein or in the notes thereto), (ii) present fairly, in all material respects, the financial positions of the Coventry Subsidiaries as at the dates thereof, and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim Coventry Regulatory Statements, to normal year-end audit adjustments and other adjustments described therein, and (iii) are in all material respects in accordance with the books of account and records of the Coventry Subsidiaries except as indicated therein.

          (c) DERIVATIVES, ETC. None of Coventry and any of the Coventry Subsidiaries owns any interest in, or has any liability (including any contingent liability) with respect to, any options, puts, calls, swaps, exchange contracts or other derivatives or any other similar material off balance sheet financing arrangements or liabilities.

          (d) IBNR CALCULATIONS. All information furnished by Coventry to Principal and Mutual regarding the historical calculation of the reserves of Coventry or the Coventry Subsidiaries for incurred but not reported ("IBNR") claims was true and correct in all material respects and the methodology for calculating IBNR claims has been consistent with sound actuarial principles using accounting and reserve criteria consistently applied by Coventry and the Coventry Subsidiaries in calculating IBNR claims since December 31, 1994.

          (e) SEC-RELATED CORRESPONDENCE. Coventry has delivered to Principal, Holding and Mutual true and complete copies of all correspondence between the SEC and Coventry or its legal counsel, accountants or other advisors since January 1, 1997. Coventry is not aware of any material issues raised by the SEC with respect to any of the SEC Reports, other than those disclosed to Principal, Holding and Mutual pursuant to the immediately preceding sentence.

3.10 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth in Section 3.10 to the Coventry Disclosure Letter and except as disclosed in the SEC Reports, since December 31, 1996, there has been no (i) change or event which would result in a Coventry Material Adverse Effect; (ii) declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of Coventry; (iii) issuance of capital stock (other than pursuant to the exercise of options, warrants, or convertible securities outstanding at such date) or options, warrants or rights to acquire capital stock; (iv) material loss, destruction or damage to any property of Coventry or any Coventry Subsidiary, whether or not insured; (v) acceleration or prepayment of any indebtedness for borrowed money; (vi) labor dispute or disagreement involving Coventry or any Coventry Subsidiary or any material change in their personnel or the terms and conditions of employment; (vii) waiver of any valuable right in favor of Coventry or any Coventry Subsidiary; (viii) loan or extension of credit to any officer or employee of Coventry or any Coventry Subsidiary other than advances for travel-related expenses and similar advances to officers and employees of Coventry in the ordinary course of business and except for guarantees by Coventry of the indebtedness, obligations or liabilities of any Coventry Subsidiary; (ix) acquisition or disposition of any material assets (or any contract or arrangement therefor), or any other material transaction by Coventry or any Coventry Subsidiary otherwise than for fair value in the ordinary course of business; (x) any incurrence, assumption or guarantee by Coventry or any Coventry Subsidiary of any indebtedness, obligation or liability, other than in the ordinary course of business; (xi) any sale, assignment, transfer or disposition of, or any incurrence, creation or assumption of any Lien on, any material asset of Coventry or any Coventry Subsidiary other than in the ordinary course of business; (xii) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly owned Subsidiaries made in the ordinary course of business; (xiii) (a) any increase in the rate or terms of compensation (including bonuses) payable or to become payable by Coventry or any Coventry Subsidiary to its directors or officers, except increases occurring in the ordinary
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

course of business in accordance with its customary practices, (b) any material increase in the rate or terms of any Coventry Plans, payment or arrangement made by Coventry to, for or with any such directors or officers, except increases occurring in the ordinary course of business, (c) any employment, consulting, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer, employee, agent of Coventry or any Coventry Subsidiary (or any amendment to any such existing agreement), (d) any grant of any severance or termination pay to any director, officer, employee, or agent of Coventry or any Coventry Subsidiary; (xiv) any expenditure or commitment for additions to property, plant or equipment of Coventry or any Coventry Subsidiary that exceeds $500,000 individually; or (xv) any contract to do any of the foregoing.

3.11 MATERIAL CONTRACTS. Section 3.11 of the Coventry Disclosure Letter sets forth a true and complete list of each Key Agreement and Instrument. Each Key Agreement and Instrument and any other material contract of Coventry or a Coventry Subsidiary that is currently in effect, is valid, binding and enforceable against Coventry or such Coventry Subsidiary and, to Coventry's best knowledge, the other parties thereto, in accordance with its terms, and in full force and effect on the date hereof.

3.12 ABSENCE OF UNDISCLOSED LIABILITIES. None of Coventry and any of the Coventry Subsidiaries has any debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to Coventry) except (i) liabilities disclosed in the Form 10-Q filed by Coventry for the quarter ending June 30, 1996, (ii) any such liability incurred after June 30, 1996 in the ordinary course of business, (iii) obligations under agreements set forth in Section 3.12 of the Coventry Disclosure Letter, and (iv) obligations under agreements entered into, in the usual and ordinary course of business, and none of the above (individually or in the aggregate) would result in a Coventry Material Adverse Effect.

3.13 EMPLOYEES.

          (a) Coventry and the Coventry Subsidiaries are in compliance in all respects with all applicable laws regarding employment, wages, hours, equal opportunity, collective bargaining and payment of social security and other taxes except to the extent that noncompliance would not result in a Coventry Material Adverse Effect. Since January 1, 1996, no complaint has been filed or was pending with respect to any unfair labor practice or discriminatory employment practice against Coventry or any Coventry Subsidiary has been filed, nor, to the best of Coventry's knowledge, was such a complaint threatened to be filed with or by the National Labor Relations Board, the Equal Employment Opportunity Commission or any other administrative agency, federal or state, that regulates labor or employment practices. There is no grievance filed or, to the best of Coventry's knowledge, threatened to be filed, against Coventry or any Coventry Subsidiary by any employee pursuant to any collective bargaining or other employment agreement to which Coventry or any Coventry Subsidiary is a party or is bound. Coventry and the Coventry Subsidiaries have received no complaints from any federal, state or local agency or regulatory body alleging violations of occupational safety and health standards, except to the extent that noncompliance would not result in a Coventry Material Adverse Effect.

          (b) Except as set forth in Section 3.13(b) of the Coventry Disclosure Letter, the employment of each Person employed by Coventry or any of the Coventry Subsidiaries is terminable at will without any penalty or severance obligation of any kind on the part of the employer. All sums due for employee compensation and benefits and all vacation time owing to any employees of Coventry or any of the Coventry Subsidiaries have been duly and adequately accrued on the accounting records of Coventry and the Coventry Subsidiaries.

3.14 TAX MATTERS.

          (a) All Tax Returns required under applicable law to be filed with or provided to any person by Coventry or any Coventry Subsidiary have been (and, as to Tax Returns not filed as of the date hereof, will be) timely filed or provided in the manner prescribed by law and such Tax Returns were (and, as to Tax Returns not filed as of the date hereof, will be), true, complete and correct;

          (b) Coventry and each Coventry Subsidiary have within the time and in the manner prescribed by law paid (and until the Effective Time will pay within the time and in the manner prescribed by law) all Taxes due and payable except for those contested in good faith and for which adequate reserves have been taken;

          (c) Coventry and each Coventry Subsidiary have established (and until the Effective Time will maintain) on their books and records (i) reserves adequate to pay all Taxes accrued but not yet due and payable and all deficiencies asserted, proposed or threatened against Coventry or any Coventry Subsidiary and (ii) reserves for deferred Taxes, in each case, in accordance with GAAP;

          (d) There are no Tax liens upon the assets of Coventry or any Coventry Subsidiary except liens for Taxes not yet due;

          (e) Coventry and each Coventry Subsidiary have complied (and until the Effective Time will comply) with all applicable laws relating to information reporting and to the withholding of Taxes (including, but not limited to, information reporting and withholding of Taxes pursuant to Sections 1441, 1442, 3402, 3405, 3406, 6047, 6049, 6051 and 6052 of the
     Code or similar provisions under any foreign laws) and have, within the time and in the manner prescribed by law, paid all amounts required to be so withheld and paid over under all applicable laws;

          (f) Neither Coventry nor any Coventry Subsidiary has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed;

          (g) Except as set forth in Section 3.14(g) of the Coventry Disclosure Letter, neither Coventry nor any Coventry Subsidiary has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of Coventry and each Coventry Subsidiary or those Tax Returns have been examined by the appropriate taxing authorities for all periods through December 31, 1991, and no deficiencies, assessments or written proposals for the assessment of any Taxes have been proposed, asserted or assessed against Coventry or any Coventry Subsidiary that has not been resolved and paid in full;

          (h) Except as set forth in Section 3.14(h) of the Coventry Disclosure Letter, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Coventry or any Coventry Subsidiary. Neither Coventry nor any Coventry Subsidiary has any knowledge of any threatened action, audit or administrative or court proceeding with respect to any such Taxes or Tax Returns. Further, to the best of the knowledge of Coventry and each Coventry Subsidiary, no state of facts exists or has existed which would constitute grounds for the assessment of any liability for Taxes with respect to the periods which have not been audited by the Internal Revenue Service (the "IRS") or other taxing authority;

          (i) No power of attorney currently in force has been granted by Coventry or any Coventry Subsidiary with respect to any matter relating to Taxes;

          (j) Neither Coventry nor any Coventry Subsidiary has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would result in a continuing Coventry Material Adverse Effect after the Effective Time;

          (k) Coventry and each Coventry Subsidiary have made available (or, in the case of income Tax Returns not yet filed will make available) to Mutual complete and accurate copies of (i) all income Tax Returns, and any amendments thereto, filed by or on behalf of Coventry and each Coventry Subsidiary for all taxable years since December 31, 1994 and (ii) all audit reports received from any taxing authority relating to any Tax Return filed by or on behalf of Coventry or any Coventry Subsidiary;

          (l) Neither Coventry nor any Coventry Subsidiary is a party to any Tax allocation or sharing agreement with any person (other than Coventry or a Coventry Subsidiary). In addition, neither Coventry nor any Coventry Subsidiary has any liability for Taxes of any Person other than Coventry or a

     Coventry Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

          (m) Except as set forth in Section 3.14(m) of the Coventry Disclosure Letter, neither Coventry nor any Coventry Subsidiary is a party to any contract or arrangement that, separately or in the aggregate, could, by reason of the transactions contemplated by this Agreement, give rise to the payment of any "excess parachute payment" within the meaning of Section 280G of the Code;

          (n) No election under Section 338 of the Code (or any predecessor provisions) has been made by or with respect to Coventry or any Coventry Subsidiary or any of their respective assets or properties;

          (o) No property of Coventry or any Coventry Subsidiary is property that (i) Coventry or any Coventry Subsidiary or any party to this transaction is or will be required to treat as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or (ii) is subject to the "alternative depreciation system" described in Section 168 of the Code;

          (p) Neither Coventry nor any Coventry Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Coventry or any Coventry Subsidiary and neither Coventry nor any Coventry Subsidiary has proposed any such adjustment or change in accounting method;

          (q) All transactions that could give rise to an understatement of federal income Tax (within the meaning of Section 6661 of the Code for Tax Returns filed on or before December 31, 1989, and within the meaning of
     Section 6662 of the Code for Tax Returns filed after December 31, 1989) have been adequately disclosed (or, with respect to Tax Returns not yet filed will be adequately disclosed) on the Tax Returns of Coventry and the Coventry Subsidiaries in accordance with Section 6661(b)(2)(B) of the Code for Tax Returns filed on or prior to December 31, 1989, and in accordance with Section 6662(d)(2)(B) of the Code for Tax Returns filed after December 31, 1989;

          (r) As of December 31, 1996, Coventry and the Coventry Subsidiaries had net operating loss carryovers available to offset future income as disclosed on Section 3.14(r) of the Coventry Disclosure Letter. Section 3.14(r) of the Coventry Disclosure Letter discloses the amount of and year of expiration of each net operating loss carryover;

          (s) As of December 31, 1996, Coventry and the Coventry Subsidiaries had Tax credit carryovers available to offset future Tax liability as disclosed on Schedule 3.14(s) of the Coventry Disclosure Letter. Section 3.14(s) of the Coventry Disclosure Letter discloses the amount of and year of expiration of each Tax credit carryover;

          (t) Coventry is not and has not been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code;

          (u) Neither Coventry nor any Coventry Subsidiary has filed (or will file prior to the Effective Time) a consent pursuant to Section 341(f) of the Code or has agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as that term is defined in Section 341(f)(4) of the Code) owned by Coventry or any Coventry Subsidiary; and

          (v) Neither Coventry nor any Coventry Subsidiary has taken any action or has any knowledge of any fact or circumstance that would, or would be reasonably likely to, adversely affect the status of (i) the Merger as a nontaxable transfer discussed in Section 351(a) of the code and a reorganization as described in Section 368(a)(2)(E) of the Code and (ii) the Capital Contribution as a non-taxable exchange described in Section 351 of the Code.

3.15 EMPLOYEE BENEFIT PLANS.

          (a) Section 3.15 of the Coventry Disclosure Letter lists each bonus, deferred compensation, pension, stock option, stock appreciation right, profitsharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, disability, life insurance, severance pay plan, and each other agreement or fringe benefit plan, arrangement or practice, to which Coventry or any Coventry Subsidiary contributes or is a party or under which it may have a liability, whether legally binding or not, which affects one or more of the employees or former employees of Coventry or any Coventry Subsidiary, including all "employee benefit plans" as defined by Section 3(3) of ERISA (collectively, the "Coventry Plans"). All Coventry Plans which are subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code shall be referred to as the "Coventry Pension Plans."

          (b) For each Coventry Plan which is an "employee benefit plan" under
     Section 3(3) of ERISA, Coventry has delivered to Mutual correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and funding agreements which implement each such Coventry Plan.

          (c) Neither Coventry nor any Coventry Subsidiary has any commitment, whether formal or informal and whether legally binding or not, (i) to create any additional such Coventry Plan; (ii) to modify or change any such Coventry Plan; or (iii) to maintain for any period of time any such Coventry Plan, except as accurately and completely described in Section
     3.15 of the Coventry Disclosure Letter. Section 3.15 of the Coventry Disclosure Letter contains an accurate and complete description of the funding policies (and commitments, if any) of Coventry and the Coventry Subsidiaries with respect to each such existing Coventry Plan.

          (d) Except as disclosed in Section 3.15 of the Coventry Disclosure Letter, (i) Coventry and the Coventry Subsidiaries have no unfunded past service liability in respect of any of the Coventry Plans; (ii) the actuarially computed value of vested benefits under any Coventry Pension Plan (determined in accordance with methods and assumptions utilized by the Pension Benefit Guaranty Corporation ("PBGC ") applicable to a plan terminating on the date of determination) does not exceed the fair market value of the fund assets relating to such Coventry Pension Plan; (iii) neither Coventry nor any Coventry Subsidiary nor any Coventry Plan nor any trustee, administrator, fiduciary or sponsor of any Coventry Plan has engaged in any prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no statutory exemption in
     Section 408 of ERISA or Section 4975 of the Code; (iv) all filings, reports and descriptions as to such Coventry Plans (including Form 5500 Annual Reports, Summary Plan Descriptions, PBGC-1's and Summary Annual Reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor and other governmental agencies have been made in a timely manner or will be made on or prior to the Closing Date; (v) there is no material litigation, disputed claim, governmental proceeding or investigation pending or threatened with respect to any of such Coventry Plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of such Coventry Plans; (vi) such Coventry Plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; (vii) there has been no "Reportable Event" as defined in Section 4043 of ERISA with respect to any Coventry Pension Plan that has not been waived by the Pension Benefit Guaranty Corporation; and
     (viii) each Coventry Pension Plan and each Coventry Plan which is intended to be a qualified plan under Section 401(a) of the Code has received, within the last three years, a favorable determination letter from the Internal Revenue Service.

          (e) Coventry and the Coventry Subsidiaries have complied in all material respects with all applicable federal, state and local laws, rules and regulations relating to employees' employment and/or employment relationships, including, without limitation, wage related laws, anti-discrimination laws, employee safety laws and COBRA (defined herein to mean the requirements of Section 4980B of the Code, Proposed Treasury Regulation Section 1.162-26 and Part 6 of Subtitle B of Title I of ERISA).

          (f) Except as disclosed in Section 3.15 of the Coventry Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (i) result in the payment or series of payments by Coventry or any Coventry Subsidiary to any employee or other person of an "excess parachute payment" within the meaning of Section 280G of the Code, (ii) entitle any employee or former employee of Coventry or any Coventry Subsidiary to severance pay, unemployment compensation or any other payment, and (iii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation or other employee benefits under any Coventry Plan (including vacation and sick pay).

          (g) Except as disclosed in Section 3.15 of the Coventry Disclosure Letter, none of the Coventry Plans which are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Section 4980B(g) of the Code and Section 607 of ERISA.

          (h) Neither Coventry nor any Coventry Subsidiary nor any entity required to be aggregated with either Coventry or any Coventry Subsidiary under Sections 414(b), (c), (m) or (o) of the Code (an "Coventry ERISA Affiliate") has ever sponsored, participated in, contributed to or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and neither Coventry nor any Coventry Subsidiary nor any Coventry ERISA Affiliate has ever incurred any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Sections 4201, 4203, or 4205 of ERISA.

          (i) Except as disclosed in Section 3.15 of the Coventry Disclosure Letter no Coventry Pension Plan has been completely or partially terminated, or has any proceeding been instituted by the PBGC to terminate any such Coventry Pension Plan; neither Coventry nor any Coventry Subsidiary nor any Coventry ERISA Affiliate has incurred or presently owes any liability to the PBGC or otherwise under Title IV of ERISA (including PBGC premiums past due or excise taxes under Section 4971 of the Code), or in connection with an "accumulated funding deficiency" within the meaning of Section 302 of ERISA and Section 412 of the Code, whether or not waived.

3.16 PATENTS, LICENSES, ETC. Coventry or one of the Coventry Subsidiaries owns, free and clear of all encumbrances, restrictions, liens, security interests and charges, and have good and marketable title to, or hold adequate licenses or otherwise possess all such rights as are necessary to use all patents (and applications therefor), patent disclosures, trademarks, service marks, trade names, copyrights (and applications therefor), inventions, discoveries, processes, know-how, scientific, technical, engineering and marketing data, formulae and techniques used or proposed to be used, in or necessary for the conduct of its business as now conducted or as proposed to be conducted (collectively, "Coventry Intellectual Property"). The Coventry Intellectual Property is listed in Section 3.16 of the Coventry Disclosure Letter. None of Coventry and any of the Coventry Subsidiaries has received notice nor otherwise has reason to know of any conflict or alleged conflict with the rights of others pertaining to the Coventry Intellectual Property described in this Section 3.16 where the effect of such conflict could result in a Coventry Material Adverse Effect. To Coventry's best knowledge, Coventry's business, and the business of any Coventry Subsidiary, as presently conducted and as proposed to be conducted, does not infringe upon or violate any patent rights or trade secrets of others and neither Coventry nor any Coventry Subsidiary has received notice of any such claim infringement or violation. To Coventry's best knowledge, Coventry and the Coventry Subsidiaries have the right to use all trade secrets, processes, customer lists and other rights incident to their respective businesses as now conducted or as proposed to be conducted. To Coventry's best knowledge, no employee of Coventry or any of the Coventry Subsidiaries has violated any employment agreement or proprietary information agreement which he had with a previous employer or any patent policy of such employer, or is a party (in each case, as a defendant) to or threatened by any litigation claiming that it is infringing on any patents, trademarks, trade secrets, service names, trade names, copyrights, licenses and the like.

3.17 TITLE TO TANGIBLE ASSETS. Except as set forth in Section 3.17 of the Coventry Disclosure Letter, Coventry and the Coventry Subsidiaries have good and, subject to regulatory approval, marketable title to the real and personal property they own and all rights of possession and use under all leases regarding real and personal property they lease, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than or resulting from taxes which have not yet become due or delinquent and minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto, and do not materially impair the operations of Coventry and the Coventry Subsidiaries. With respect to each parcel of real property owned by Coventry or a Coventry Subsidiary, Coventry or the Coventry Subsidiary owns a valid policy of title insurance with regard to that property.

3.18 REAL PROPERTY.

          (a) The real property which Coventry or a Coventry Subsidiary owns or leases, or has owned and disposed of at any time prior to the date hereof, is set forth in Section 3.18(a) of the Coventry Disclosure Letter (collectively, the "Coventry Properties").

          (b) No storage tanks, including without limitation underground storage tanks, are located on, in or under the Coventry Properties. There are no Hazardous Substances (as hereinafter defined) on, in or under the Coventry Properties, and none of Coventry, any Coventry Subsidiary and any third party has engaged in or allowed the generation, production, use, handling, manufacture, treatment, storage, disposal, arranging for disposal or release of any Hazardous Substances on, in or under the Coventry Property, except for the use, handling or storage in accordance with applicable federal, state and local environmental laws of quantities thereof similar to those quantities usually kept on similar premises by others in the same business or profession as Coventry. There is no past or present action, activity, event, condition or circumstance that could be expected to give rise to any liability by Coventry under any Applicable Environmental Law, any other statute relating to the environment, or any common law liability relating to the environment, including without limitation liability related to the presence of any Hazardous Substances on, in or under any real property or improvements now or heretofore owned, leased, used or controlled by Coventry, and also including liability related to the use, handling, storage, generation, production, manufacture, treatment, release, disposal or arranging for disposal of any Hazardous Substances by or on behalf of Coventry, and liability arising by operation of contract or law. Except as set forth in Section 3.18(b) of the Coventry Disclosure Letter, no permits, registrations, licenses, authorizations, approvals or filings are required under any Applicable Environmental Law with respect to the operation of Coventry's business, including any such items as would be required for the use, handling, storage, generation, production, manufacture, treatment, release, disposal or arranging for disposal of any Hazardous Substance or other materials. With respect to items listed in
     Section 3.18(b) of the Coventry Disclosure Letter, if any, such items are current and Coventry is in compliance with all terms and conditions therein. "Hazardous Substances" means (i) any substance, contaminant material, element, compound, mixture, solution, waste, chemical or pollutant that is now or hereafter listed, defined, characterized or regulated as hazardous, toxic, dangerous, medical, infectious, or word(s) of similar import under or pursuant to any statute, law, ordinance, rule or regulation of any federal, state, regional, county or local governmental authority having jurisdiction over the Coventry Property or its use or operation under any Applicable Environmental Law, (ii) petroleum, petroleum derivatives or by-products, and other hydrocarbons, (iii) polychlorinated byphenyls (PCBs), asbestos, radon and urea formaldehyde, and (iv) radioactive substances, materials or waste. "Applicable Environmental Law" means (i) the Comprehensive Environmental Response, Compensation and Liability Act; (ii) the Resource Conservation and Recovery Act; (iii) the Federal Water Pollution Control Act; (iv) the Clean Air Act; (v) the Hazardous Material Transportation Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to-Know Act of 1986;
     (viii) any amendments to the foregoing Acts as adopted from time to time;
     (ix) any rule, regulation, order, injunction, judgment, declaration or decree implementing or interpreting any of the foregoing Acts, as amended; and (x) any other federal, state, regional, county or local statute, law, ordinance, rule, regulation, order or decree, regulating, relating to, interpreting or imposing liability or standards of conduct concerning hazardous, toxic, dangerous, medical, infectious, or word(s) of similar import substance, contaminant, material, waste, chemical or pollutant, or otherwise relating to the protection of the environment.

          (c) Coventry has delivered to Principal correct and complete copies of the leases and subleases (as amended to date) listed in Section 3.18(c) of the Coventry Disclosure Letter. With respect to each such lease and sublease:
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

             (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

             (ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

             (iii) to Coventry's knowledge, no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

             (iv) no party to the lease or sublease has repudiated any provision thereof;

             (v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

             (vi) with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

             (vii) none of Coventry and the Coventry Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

             (viii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

             (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

             (x) the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any security interest, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

3.19 INSURANCE. Coventry and the Coventry Subsidiaries and their respective real and personal properties and assets are insured in such amounts, against such losses and with such insurers as are prudent when considered in light of the nature of the properties and businesses of Coventry and the Coventry Subsidiaries and customary in light of Coventry's exposure. No notice of any termination or threatened termination of any of such policies has been received and such policies are in full force and effect.

3.20 TRANSACTIONS WITH RELATED PARTIES. Other than transactions entered into on an arm's length basis, none of Coventry and any Coventry Subsidiary is a party to any agreement with any of Coventry's employees, directors, officers or shareholders or any Affiliate or family member of any of the foregoing under which it: (i) leases any real or personal property (either to or from such Person), (ii) licenses technology (either to or from such Person), (iii) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person, (iv) purchases products or services from such Person or (v) has borrowed money from or lent money to such Person. None of Coventry and any Coventry Subsidiary employs as an employee or engages as a consultant any family member of any of Coventry's directors or officers. Except as set forth in
Section 3.20 of the Coventry Disclosure Letter, to the best knowledge of Coventry, there exist no agreements among shareholders of Coventry to act in concert with respect to their voting or holding of Coventry Common Stock.

3.21 INTEREST IN COMPETITORS. Except as set forth in Section 3.21 of the Coventry Disclosure Letter, none of Coventry, the Coventry Subsidiaries, and any of their officers and, to the best of their knowledge, directors, has any interest, either by way of contract or by way of investment (other than as holder of not more than 2% of the outstanding capital stock of a publicly traded Person) or otherwise, directly or indirectly, in any Person other than Coventry that (i) provides any services or designs, produces or sells any product or product lines or engages in any activity similar to or competitive with any activity currently proposed to be conducted by Coventry or any of the Coventry Subsidiaries or (ii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of Coventry or any Coventry Subsidiary.

3.22 REGISTRATION RIGHTS. Except as set forth in Section 3.22 of the Coventry Disclosure Letter, Coventry will not, as of the Closing Date, be under any obligation, contractual or otherwise, to register any of its securities under the Securities Act.

3.23 BROKERAGE. Except as set forth in Section 3.23 of the Coventry Disclosure Letter, there are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of Coventry.

3.24 ILLEGAL OR UNAUTHORIZED PAYMENTS AND POLITICAL CONTRIBUTIONS. None of Coventry, the Coventry Subsidiaries, and, to the best of their knowledge (after reasonable inquiry of their executive officers and directors), any of the current officers and directors of Coventry or any of the Coventry Subsidiaries has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services (a) as a kickback or bribe to any Person or
(b) to any political organization, or the holder of or any aspirant to any elective or appointive public office, except for personal political and political action committee contributions not involving the use of funds of Coventry or any of the Coventry Subsidiaries and except for contributions made in accordance with applicable state law.

3.25 TAKEOVER STATUTE; RIGHTS PLAN. Neither PHC nor Mutual, nor any affiliates of PHC or Mutual, is, as a result of its execution and delivery of this Agreement, the performance of its obligations hereunder or the acquisition of any Securities, an "interested shareholder" prohibited from entering into a business combination with Newco or any Newco subsidiary pursuant to Section 203 of the General Corporate Law of the State of Delaware, nor will any such party be, at the Effective Time, an "Acquiring Person" within the meaning of the Newco Rights Agreement. A "Triggering Event " (as defined in the Newco Rights Agreement) shall not be deemed to have occurred and the Rights (as defined in the Newco Rights Agreement) shall not separate from the Common Stock as a result of any of the transactions contemplated hereby. No other federal, state or local statute or other authority enacted with regard to corporate takeovers is applicable to the transactions contemplated hereby.

3.26 MATERIAL FACTS. This Agreement, the Coventry Disclosure Letter, the Ancillary Agreements and the other agreements, documents, certificates or written statements furnished or to be furnished to Principal, Holding or Mutual through the Closing Date by or on behalf of Coventry in connection with the transactions contemplated hereby do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading. There is no fact which is known to Coventry and which has not been disclosed herein or otherwise in writing by Coventry to Principal, Holding and Mutual which would result in a Coventry Material Adverse Effect.

3.27 COVENTRY MATERIAL ADVERSE EFFECT. As used in this Agreement, the term "Coventry Material Adverse Effect " shall mean any material adverse effect on the business, operations, properties, prospects, condition or results (financial or otherwise) of Coventry and the Coventry Subsidiaries taken as a whole.

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

                  REPRESENTATIONS AND WARRANTIES OF PRINCIPAL

     Principal represents and warrants to Coventry and Newco that except as expressly set forth in the correspondingly numbered section on the disclosure letter delivered on even date herewith to Coventry (the "Principal Disclosure Letter ") to the extent specifically disclosed with respect to the representation to which such exception applies:

4.1 CORPORATE ORGANIZATION.

          (a) Each of Principal and the Principal Subsidiaries (a complete list of which is set forth in Section 4.1(a) of the Principal Disclosure Letter) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

          (b) Section 4.1(b) of the Principal Disclosure Letter contains true and complete copies of Articles of Incorporation and Bylaws of each of Principal and the Principal Subsidiaries, as amended through the date hereof (collectively, the "Principal Organizational Documents").

          (c) Each of Principal and the Principal Subsidiaries has all requisite power and authority and has all necessary approvals, licenses, permits and authorization to own or lease its properties and to carry on its business as now conducted. Each of Principal and the Principal Subsidiaries has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

          (d) Each of Principal and the Principal Subsidiaries has filed all necessary documents to qualify to do business as a foreign corporation in, and is in good standing under the laws of, each jurisdiction in which the conduct of its business or the nature of the property owned requires such qualification, except where the failure to so qualify would result in a Principal Material Adverse Effect. Each of Principal and the Principal Subsidiaries is duly registered, qualified and authorized to transact business and is in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such registration, qualification or authorization, except where the failure to be so registered, qualified or authorized would not have a Principal Material Adverse Effect.

          (e) All of the issued and outstanding shares of capital stock of Principal are owned by Holding. Except as set forth in Section 4.1(e) of the Principal Disclosure Letter, all of the issued and outstanding capital stock of each of the Principal Subsidiaries has been duly authorized and validly issued, is fully paid and non-assessable, and is owned of record and beneficially, directly or indirectly, by Principal.

4.2 TITLE TO ASSETS. Principal has good and, subject to regulatory requirements applicable thereto, marketable title to all of the material Principal Assets and, except as imposed pursuant to regulatory requirements applicable thereto, such Principal Assets are not subject to any mortgage, pledge, lien, security interest, lease, conditional sales agreement, option, right of first refusal or to any other encumbrance, restriction or charge, including taxes, except for taxes not yet due or delinquent and minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto, and do not materially impair the operations of Principal and the Principal Subsidiaries. With respect to each parcel of real property owned by Principal or a Principal Subsidiary, Principal or the Principal Subsidiary owns a valid policy of title insurance with regard to that property.

4.3 CORPORATE PROCEEDINGS, ETC. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements by Principal and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the part of Principal are necessary to authorize the execution, delivery and performance of this Agreement and each of the Ancillary Agreements and each of the transactions and agreements contemplated hereby and thereby. This Agreement has been duly executed and delivered by Principal and constitutes the valid and binding obligation of Principal enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by general principles of equity. As of the Closing Date, each Ancillary Agreement will have been duly executed and delivered to Coventry by Principal and subject to the due execution and delivery of such agreements by the other parties thereto, each Ancillary Agreement

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

executed by Principal will constitute the valid and binding obligation of Principal enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by general principles of equity.

4.4 CONSENTS AND APPROVALS. Except as set forth in Section 4.4 to the Principal Disclosure Letter, the execution and delivery by Principal of this Agreement and any Ancillary Agreement to which it is a party, the performance by Principal of its obligations hereunder or thereunder and the consummation by Principal of the transactions contemplated hereby and thereby do not require Principal or any of the Principal Subsidiaries to obtain any consent, approval, clearance or action of, or make any filing, submission or registration with, or give any notice to, any Person or Governmental Entity.

4.5 COMPLIANCE WITH LAW.

          (a) Except for violations which would not result in a Principal Material Adverse Effect, Principal and each of the Principal Subsidiaries are in compliance in all material respects with, and are not in violation or default in any material respect under, all federal, state and local laws, ordinances, government rules and regulations applicable to their business operations, properties, or assets, including without limitation laws or regulations relating to: the environment; occupational health and safety; insurance companies; HMOs; PPOs; point-of-service health plans; third party administrators; the provision or arrangement for the provision of health services; employer benefits; ERISA plans; wages; work place safety; equal employment opportunity and race; and religious, sex and age discrimination. Except as set forth in Section 4.5(a) of the Principal Disclosure Letter, none of Principal and any of the Principal Subsidiaries has received any notice of, and to the best of their respective knowledge, there exists no threat or claim by any Governmental Entity of, any violation or default by Principal or any of the Principal Subsidiaries with respect to any of the foregoing. No material expenditures, to the knowledge of Principal, are or will be required in order to cause the current operations or properties of Principal or any of the Principal Subsidiaries to comply with any applicable laws, ordinances, governmental rules or regulations at Closing.

          (b) Principal and each of the Principal Subsidiaries have all licenses, permits, franchises or other governmental authorizations ("Principal Approvals") necessary to the ownership of their property and to the operation of their respective businesses, except where the failure to have such Principal Approvals would not result in a Principal Material Adverse Effect. None of Principal and any Principal Subsidiary has finally been denied any application for any such Principal Approvals necessary for their property or for the operation of their business. There is no action pending, or to the best knowledge of Principal, threatened or recommended by appropriate state or federal agencies having jurisdiction thereof, to either revoke, withdraw, or suspend any such Principal Approvals, or which would result in a Principal Material Adverse Effect, or to terminate the participation of Principal or any of the Principal Subsidiaries in Medicare, Medicaid, or other government program, or any decision not to renew any such Principal Approvals.

          (c) Principal and the Principal Subsidiaries have complied in all material respects with all laws, rules, conditions of participation, and regulations governing all Medicare, Medicaid, and any other arrangements with any Governmental Entity (and/or an intermediary) and have filed all returns, cost reports and other filings in any manner prescribed thereby except where the failure to so comply, together with all other such failures, would not result in a Principal Material Adverse Effect. All returns, cost reports and other filings made by Principal and the Principal Subsidiaries since January 1, 1992 to Medicare, Medicaid or any other Governmental Entity (and/or an intermediary) or third party payor are true and complete except where the failure to be so true and complete, together with all other such failures, would not result in a Principal Material Adverse Effect. Since January 1, 1992, no deficiency in any such returns, costs reports and other filings, including deficiencies for late filings, has been asserted or to the best of Principal's knowledge, after reasonable investigation, threatened by any federal, state or local agency or instrumentality or other entities relating to Medicare or Medicaid or other government payor or third party payor claims and to the best of Principal's knowledge, after reasonable investigation,

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

     there is no basis for any successful claims or requests for recoupment from any such agency, instrumentality, entity or third party payor except for any claims or requests which, together with all other such claims or requests, would not result in a Principal Material Adverse Effect. None of Principal and any of the Principal Subsidiaries has been subject to any written finding of fraudulent procedures or practices arising out of the provision of health care insurance, managed care, claims administration, or health care services or benefits relating to Medicare, Medicaid, or any other Governmental Entity with which Principal or any of the Principal Subsidiaries has a contract to provide insurance, managed care, claims administration, or health care services or benefits, and none of Principal and any of the Principal Subsidiaries is currently subject to any pending or threatened audit relating to such fraudulent procedures or practices.

          (d) In each state in which Principal or any of the Principal Subsidiaries operates HMOs, PPOs, point of service plans, insurance plans or other health care plans, Principal and each of the Principal Subsidiaries has filed copies of its (i) standard employer and other individual and group subscriber agreements, (ii) contracts with physicians, hospitals and other health care entities, and (iii) contracts for management and administrative services (collectively, "Principal Agreements") with the applicable state authorities to the extent required by law, including, but not limited to contracts required to be filed with the state Departments of Insurance, Departments of Health or the agencies responsible for each state's Medicaid program. Principal and each of the Principal Subsidiaries are not providing services under any Principal Agreements that have not been filed and approved by the state regulatory authorities except where the failure to so file would not result in a Principal Material Adverse Effect.

          (e) Principal and each of the Principal Subsidiaries is operating and has operated in material compliance with all contractual, statutory, regulatory, and other requirements applicable to entities furnishing coverage to employees of federal, state and local governments and subdivisions and to beneficiaries under programs sponsored or administered by any such governments or subdivisions thereof (collectively "Principal Government Contracts"). Except as set forth in Section 4.5(e) of the Principal Disclosure Letter, none of Principal and any of the Principal Subsidiaries is required to pay any claim, penalty, fine, return of premium, repayment of costs charged, or renegotiation of charges or fees as a result of any audit, adjustment, charge, retroactive restatements of costs or charges, or other liability with respect to any Government Contract, except where such claim, penalty, fine, return of premium, repayment or renegotiation would not result in a Principal Material Adverse Effect.

          (f) Principal and each of the Principal Subsidiaries has filed all reports, filings and notices required to be filed with all applicable Departments of Insurance, Departments of Health and HMO regulatory bodies since January 1, 1992 except where the failure to so file would not result in a Principal Material Adverse Effect (as such documents have since the time of their filing been amended, the "Principal DOI Reports"). As of their respective dates, the Principal DOI Reports complied in all material respects with the requirements of the laws, rules and regulations applicable to such Principal DOI Reports.

          (g) None of Principal and any of the Principal Subsidiaries, nor the officers, directors, employees or agents of Principal or any of the Principal Subsidiaries, and to Principal's knowledge none of the persons who provide professional services under agreements with Principal or any of the Principal Subsidiaries (as agents of such entities) has engaged in any activities which are prohibited under Medicare or Medicaid statutes, under sec.sec. 1320a-7, 1320a-7a, 1320a-7b, or 1395nn of Title 42 of the United States Code, the federal CHAMPUS statute, or the regulations promulgated pursuant to such statutes or regulations or related state or local statutes or, to Principal's knowledge, which are prohibited by any private accrediting organization from which Principal or any of the Principal Subsidiaries holds or seeks accreditation, including but not limited to:

             (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

             (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

             (iii) presenting or causing to be presented a claim for reimbursement for services that is for a material fact for use in determining rights to any benefit or payment;

             (iv) failure to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

             (v) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid, or other state health care program, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid or other state health care program; or

             (vi) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omit to state a fact required to be stated therein or necessary to make the statement contained therein not misleading) of a material fact with respect to: (i) a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or other state health care program certification, or (ii) information required to be provided under sec. 1124A of the Social Security Act (42 U.S.C. sec. 1320a-3).

             (h) Reports of Examinations. Principal has delivered to Coventry copies of all reports of examinations by a Governmental Entity issued subsequent to December 31, 1995 (including draft reports not yet finalized) conducted on each Principal Subsidiary (collectively, the "Principal Reports of Examinations").

4.6 LITIGATION AND INVESTIGATIONS. Except as disclosed on Section 4.6 of the Principal Disclosure Letter, there is no: (i) action, suit, claim, proceeding, or investigation pending or, to Principal's knowledge, threatened against or affecting Principal or the Principal Subsidiaries, or any of its employees, by any private party or any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; or, to Principal's knowledge, pending, threatened against, or affecting persons or entities who perform professional services under agreement with the Principal or the Principal Subsidiaries before any professional self-governance, oversight, or regulatory body; (ii) arbitration proceeding relating to Principal or the Principal Subsidiaries pending under collective bargaining agreements or otherwise; or (iii) governmental or professional inquiry pending or threatened against or directly or indirectly affecting Principal or the Principal Subsidiaries (including without limitation any inquiry as to the qualification of Principal or the Principal Subsidiaries to hold or receive any license or permit), and there is no basis for any of the foregoing as to Principal or the Principal Subsidiaries, its officers or directors or, to Principal's knowledge, as to entities or persons who perform professional services for the Principal or the Principal Subsidiaries. Except as disclosed on Section 4.6 of the Principal Disclosure Letter, Principal has not received any opinion, memorandum, or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability which may be material to the business of Principal or the Principal Subsidiaries as now conducted. Principal and the Principal Subsidiaries are not in default with respect to any order, writ, injunction, or decree known to or served upon it of any court or of any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign. There is no action or suit by Principal and the Principal Subsidiaries pending or threatened against others. Upon Principal's receipt of written approval for the transactions contemplated herein from the applicable state and federal regulatory bodies, Principal will have complied in all material respects with all laws, rules, regulations, and orders applicable to its businesses, operations, properties, assets, products, and services, and that of the Principal Subsidiaries, and Principal and the Principal Subsidiaries has all necessary permits, licenses, and other authorizations required to conduct its businesses as conducted, the absence of which would not result in a Principal Material Adverse Effect, including but not limited to, a state license as a health maintenance organization. There is no existing law, rule, regulation, or order, or proposed law, rule, regulation, or order,

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

whether federal, state, local, or professional, which would prohibit or restrict the Principal and the Principal Subsidiaries from, or otherwise materially adversely affect each of Principal and the Principal Subsidiaries in, conducting its business in any jurisdiction in which it is now conducting business or in which it proposes to conduct business.

4.7 ABSENCE OF DEFAULTS, CONFLICTS, ETC. The execution and delivery of this Agreement does not, the execution and delivery of the Ancillary Agreements will not, and the fulfillment of the terms hereof and thereof by Principal will not, result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the modification of, or permit the acceleration of rights under or termination of, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, profit sharing arrangement or other material agreement, contract, commitment, understanding, arrangement or restriction of Principal or any of the Principal Subsidiaries (collectively the "Principal Key Agreements and Instruments"), or the Principal Organizational Documents, or any law, ordinance, code, standard, judgment, rule or regulation of any court or federal, state or foreign regulatory board or body or administrative agency having jurisdiction over Principal or any of the Principal Subsidiaries or over their respective properties, assets or businesses. None of Principal and the Principal Subsidiaries is in default under or in violation of (and no event has occurred and no condition exists which, upon notice or the passage of time (or both), would constitute a default under)
(i) the Principal Organization Documents, (ii) any Principal Key Agreement and Instrument, or (iii) any order, writ, injunction or decree of any court or any Federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality except, in the case of clause (ii), for defaults or violations which would not result a Principal Material Adverse Effect.

4.8 CHANGE IN OWNERSHIP. The consummation of the transactions contemplated by this Agreement will not result in (i) a Principal Material Adverse Effect, (ii) the loss of the benefits of any material relationship with any subscriber group, employee, union trust, or governmental program, payor or customer, physician, hospital, health care provider, claims administrator, or supplier to Principal or any of the Principal Subsidiaries, (iii) the acceleration of the vesting of any outstanding option, warrant, call, commitment, agreement, conversion right, preemptive right or other right to subscribe for, purchase or otherwise acquire any of the shares of the capital stock of Principal or any of the Principal Subsidiaries, or debt securities of Principal or any of the Principal Subsidiaries (collectively "Principal Commitments," and each individually a "Principal Commitment"), (iv) any obligation of Principal to grant, extend or enter into any Commitment, or (v) any right in favor of any Person to terminate or cancel any Principal Key Agreement or Instrument.

4.9 REPORTS AND FINANCIAL STATEMENTS.

          (a) FINANCIAL STATEMENTS. Principal has delivered to Coventry: (i) audited consolidated balance sheets of Principal and the Principal Subsidiaries as of December 31 in each of the years 1992 through 1996 (including the notes thereto), and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the fiscal years then ended, together with the report thereon of Ernst & Young LLP, independent certified public accountants; (ii) an unaudited consolidating balance sheet of Principal and the Principal Subsidiaries as of September 30, 1997 and the related unaudited consolidating statement of income for the nine months period then ended. Such financial statements (collectively, the "Principal Financial Statements") and notes thereto (x) have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto), (y) present fairly, in all material respect, the financial position of Principal and the Principal Subsidiaries as of the dates thereof and the results of their operations for the periods then ended, provided that the unaudited financial statements of the Company do not include the footnotes required by GAAP and are subject to year-end adjustments consistent with past practice and do not include all retroactive adjustments relating to incurred but not reported claims and enrollment related adjustments, and
     (z) are in all material respect, in accordance with the books of account and records of Principal and the Principal Subsidiaries except as indicated therein.

          (b) REPORTS BASED ON STATUTORY ACCOUNTING. Principal has delivered to
     Coventry: Copies of Annual Statements filed by Principal Subsidiaries as at December 31 for each of the years 1992 through 1996 and audit reports thereon prepared by independent certified public accountants, copies of interim financial statements filed by Principal Subsidiaries with regulatory authorities for the periods ending March 31, 1997 and June 30, 1997, and a draft of such financial report for the period ending as at September 30, 1997 (collectively, the "Principal Interim Financial Statements"). Such reports (collectively, the "Principal Regulatory Statements") (i) have been prepared in accordance with statutory accounting practices applied on a consistent basis (except as may be indicated therein or in the notes thereto), (ii) present fairly, in all material respects, the financial positions of the Principal Subsidiaries as at the dates thereof, and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim Principal Regulatory Statements, to normal year-end audit adjustments and other adjustments described therein, and (iii) are in all material respects in accordance with the books of account and records of the Principal Subsidiaries except as indicated therein.

          (c) DERIVATIVES, ETC. None of Principal or any of the Principal Subsidiaries owns any interest in, or has any liability (including any contingent liability) with respect to, any options, puts, calls, swaps, exchange contracts or other derivatives or any other similar material off balance sheet financing arrangements or liabilities.

          (d) IBNR CALCULATIONS. Information furnished by Principal to Coventry regarding the historical calculation of the reserves of the Principal Subsidiaries for IBNR claims was true and correct in all material respects and the methodology for calculating IBNR claims has been consistent with sound actuarial principles using accounting and reserve criteria consistently applied by the Principal Subsidiaries in calculating IBNR claims since [December 31, 1994].

4.10 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth in Section 4.10 of the Principal Disclosure Letter, since December 31, 1996, there has been no (i) change or event which would result in a Principal Material Adverse Effect, (ii) declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of Principal, (iii) issuance of capital stock (other than pursuant to the exercise of options, warrants, or convertible securities outstanding at such date) or options, warrants or rights to acquire capital stock, (iv) material loss, destruction or damage to any property of Principal or any Principal Subsidiary, whether or not insured, (v) acceleration or prepayment of any indebtedness for borrowed money, (vi) labor trouble involving Principal or any Principal Subsidiary or any material change in their personnel or the terms and conditions of employment, (vii) waiver of any valuable right in favor of Principal or any Principal Subsidiary, (viii) loan or extension of credit by Principal or any Principal Subsidiary to any officer or employee of Principal or any Principal Subsidiary other than advances for travelrelated expenses and similar advances to officers and employees of Principal in the ordinary course of business or (ix) acquisition or disposition of any material assets, other than Excluded Assets, (or any contract or arrangement therefor), or any other material transaction by Principal or any Principal Subsidiary otherwise than for fair value in the ordinary course of business; (x) any incurrence, assumption or guarantee by Principal or any Principal Subsidiary of any indebtedness, obligation or liability, other than in the ordinary course of business; (xi) any sale, assignment, transfer or disposition of, or any incurrence, creation or assumption of any Lien on, any material asset of Principal or any Principal Subsidiary other than in the ordinary course of business and except for guarantees by Principal of the indebtedness, obligations or liabilities of any Principal Subsidiary; (xii) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly owned Subsidiaries made in the ordinary course of business; (xiii) (a) any increase in the rate or terms of compensation (including bonuses) payable or to become payable by Principal or any Principal Subsidiary to its directors or officers, except increases occurring in the ordinary course of business in accordance with its customary practices, (b) any material increase in the rate or terms of any Principal Plans, payment or arrangement made by Principal to, for or with any such directors or officers, except increases occurring in the ordinary course of business, (c) any employment, consulting, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer, employee, agent of Principal or any Principal Subsidiary (or any amendment to any such existing agreement), (d) any grant of any severance or termination pay to any director, officer, employee, or agent of Principal or any Principal Subsidiary; (xiv) any expenditure or commitment for additions to property, plant or equipment of Principal or any Principal Subsidiary that exceeds $500,000 individually; or (xv) any contract to do any of the foregoing.

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

4.11 MATERIAL CONTRACTS. Section 4.11 of the Principal Disclosure Letter sets forth a true and complete list of each Principal Key Agreement and Instruments. Each Principal Key Agreement and Instrument and any other material contract of Principal and the Principal Subsidiaries that is currently in effect, is valid, binding and enforceable against Principal or such Principal Subsidiary and, to Principal's best knowledge, the other parties thereto, in accordance with its terms, and in full force and effect on the date hereof.

4.12 ABSENCE OF UNDISCLOSED LIABILITIES. None of Principal and any of the Principal Subsidiaries has any debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to any such party) except for obligations under agreements set forth in the Financial Statements, Section 4.12 to the Principal Disclosure Letter and obligations under agreements entered into in the usual and ordinary course of business, none of which (individually or in the aggregate) could have a Principal Material Adverse Effect.

4.13 EMPLOYEES.

          (a) Principal and the Principal Subsidiaries are in compliance in all material respects with all laws regarding employment, wages, hours, equal opportunity, collective bargaining and payment of social security and other taxes except to the extent that noncompliance would result in a Principal Material Adverse Effect. Except as set forth in Section 4.13a of the Principal Disclosure Letter, since January 1, 1996, no complaint has been filed or is pending with respect to any unfair labor practice or discriminatory employment practice against Principal or any Principal Subsidiary has been filed or, to the best of Principal's knowledge, threatened to be filed with or by the National Labor Relations Board, the Equal Employment Opportunity Commission or any other administrative agency, federal or state, that regulates labor or employment practices, nor is any grievance filed or, to the best of Principal's knowledge, threatened to be filed, against Principal or any Principal Subsidiary by any employee pursuant to any collective bargaining or other employment agreement to which Principal or any Principal Subsidiary is a party or is bound. Principal and the Principal Subsidiaries are in compliance with all applicable federal, state and local laws and regulations regarding occupational safety and health standards except to the extent that noncompliance will not result in a Principal Material Adverse Effect, and have received no complaints from any federal, state or local agency or regulatory body alleging violations of any such laws and regulations.

          (b) Except as set forth in Section 4.13(b) of the Principal Disclosure Letter, the employment of all Persons employed by Principal or any of the Principal Subsidiaries is terminable at will without any penalty or severance obligation of any kind on the part of the employer. All sums due for employee compensation and benefits and all vacation time owing to any employees of Principal or any of the Principal Subsidiaries have been duly and adequately accrued on the accounting records of Principal and the Principal Subsidiaries.

4.14 TAX MATTERS.

          (a) All Tax Returns required under applicable law to be filed with or provided to any person by any Principal Subsidiary have been (and, as to Tax Returns not filed as of the date hereof, will be) timely filed or provided in the manner prescribed by law and such Tax Returns were (and, as to Tax Returns not filed as of the date hereof, will be), true, complete and correct;

          (b) Each Principal Subsidiary has within the time and in the manner prescribed by law paid (and until the Effective Time will pay within the time and in the manner prescribed by law) all Taxes due and payable except for those contested in good faith and for which adequate reserves have been taken;

          (c) Each Principal Subsidiary has established (and until the Effective Time will maintain) on their books and records (i) reserves adequate to pay all Taxes accrued but not yet due and payable and all deficiencies asserted, proposed or threatened against such Principal Subsidiary and (ii) reserves for deferred Taxes, in each case, in accordance with GAAP;

          (d) There are no Tax liens upon the Principal Assets or the assets of any Principal Subsidiary except liens for Taxes not yet due;

          (e) Each Principal Subsidiary has complied (and until the Effective Time will comply) with all applicable laws relating to information reporting and to the withholding of Taxes (including, but not limited to, information reporting and withholding of Taxes pursuant to Sections 1441, 1442, 3402, 3405, 3406, 6047, 6049, 6051 and 6052 of the Code or similar provisions under any foreign laws) and have, within the time and in the manner prescribed by law, paid all amounts required to be so withheld and paid over under all applicable laws;

          (f) No Principal Subsidiary has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed;

          (g) Except as set forth in Section 4.14(g) of the Principal Disclosure Letter, (i) no Principal Subsidiary has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns, (ii) the statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of each Principal Subsidiary or those Tax Returns have been examined by the appropriate taxing authorities for all periods through December 31, 1992, and no deficiencies, assessments or written proposals for the assessment of any Taxes have been proposed, asserted or assessed against any Principal Subsidiary that has not been resolved and paid in full;

          (h) Except as set forth in Section 4.14(h) of the Principal Disclosure Letter, (i) no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of any Principal Subsidiary, and (ii) no Principal Subsidiary has any knowledge of any threatened action, audit or administrative or court proceeding with respect to any such Taxes or Tax Returns. Further, to the best of the knowledge of each Principal Subsidiary, no state of facts exists or has existed which would constitute grounds for the assessment of any liability for Taxes with respect to the periods which have not been audited by the IRS or other taxing authority;

          (i) Except as set forth in Section 4.14(i) of the Principal Disclosure Letter, no power of attorney currently in force has been granted by any Principal Subsidiary with respect to any matter relating to Taxes;

          (j) No Principal Subsidiary has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would result in a continuing Principal Material Adverse Effect after the Effective Time;

          (k) Each Principal Subsidiary has made available (or, in the case of income Tax Returns not yet filed will make available) to Coventry complete and accurate copies of (i) all income Tax Returns, and any amendments thereto, filed by or on behalf of each Principal Subsidiary for all taxable years since December 31, 1994, and (ii) all audit reports received from any taxing authority relating to any Tax Return filed by or on behalf of any Principal Subsidiary;

          (l) No Principal Subsidiary is a party to any Tax allocation or sharing agreement with any Person (other than Mutual or any Mutual Subsidiary). In addition, no Principal Subsidiary has any liability for Taxes of any Person other than such Principal Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

          (m) No Principal Subsidiary is a party to any contract or arrangement that, separately or in the aggregate, could, by reason of the transactions contemplated by this Agreement, give rise to the payment of any "excess parachute payment" within the meaning of Section 280G of the Code;

          (n) No election under Section 338 of the Code (or any predecessor provisions) has been made by or with respect to any Principal Subsidiary or any of their respective assets or properties;

          (o) No Principal Asset or property of any Principal Subsidiary is property that (i) any Principal Subsidiary or any party to this transaction is or will be required to treat as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the

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

     Tax Reform Act of 1986) or (ii) is subject to the "alternative depreciation system" described in Section 168 of the Code;

          (p) No Principal Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by any Principal Subsidiary and no Principal Subsidiary has proposed any such adjustment or change in accounting method;

          (q) All transactions that could give rise to an understatement of federal income Tax (within the meaning of Section 6661 of the Code for Tax Returns filed on or before December 31, 1989, and within the meaning of
     Section 6662 of the Code for Tax Returns filed after December 31, 1989) have been adequately disclosed (or, with respect to Tax Returns not yet audited will be adequately disclosed) on the Tax Returns of each Principal Subsidiary in accordance with Section 6661(b)(2)(B) of the Code for Tax Returns filed on or prior to December 31, 1989, and in accordance with
     Section 6662(d)(2)(B) of the Code for Tax Returns filed after December 31, 1989;

          (r) As of December 31, 1996, the Principal Subsidiaries had no net operating loss carryovers available to offset future tax liability;

          (s) As of December 31, 1996, the Principal Subsidiaries had no Tax credit carryovers available to offset future Tax liability;

          (t) Neither Principal nor any Principal Subsidiary has filed (or will file prior to the Effective Time) a consent pursuant to Section 341(f) of the Code or has agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as that term is defined in Section 341(f)(4) of the Code) that is a Principal Asset or is owned by any Principal Subsidiary;

          (u) Neither Mutual, Holding Principal nor any Principal Subsidiary has taken any action or has any knowledge of any fact or circumstance that would, or would be reasonably likely to, adversely affect the status of (i) the Merger as a non-taxable transfer as described in Section 351(a) of the Code or a reorganization as described in Section 368(a)(2)(E) of the Code and (ii) the Capital Contribution as a non-taxable exchange described in
     Section 351(a) of the Code; and

          (v) Mutual is not and has not been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

4.15 EMPLOYEE BENEFIT PLANS.

          (a) Section 4.15 of the Principal Disclosure Letter lists each bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, disability, life insurance, severance pay plan, and each other agreement or fringe benefit plan, arrangement or practice, to which Principal or any Principal Subsidiary contributes or is a party or under which it may have a liability, whether legally binding or not, which affects one or more of the employees or former employees of Principal or any Principal Subsidiary, including all "employee benefit plans" as defined by Section 3(3) of ERISA (collectively, the "Principal Plans"). All Principal Plans which are subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code shall be referred to as the "Principal Pension Plans."

          (b) For each Principal Plan which is an "employee benefit plan" under
     Section 3(3) of ERISA, Mutual has delivered to Coventry correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and funding agreements which implement each such Principal Plan.

          (c) Neither Mutual, Principal, nor any Principal Subsidiary has any commitment, whether formal or informal and whether legally binding or not,
     (i) to create any additional such Principal Plan; (ii) to modify or change any such Principal Plan; or (iii) to maintain for any period of time any such Principal

     Plan, except as accurately and completely described in Section 4.15 of the Principal Disclosure Letter. Section 4.15 of the Principal Disclosure Letter contains an accurate and complete description of the funding policies (and commitments, if any) of Mutual, Principal, and the Principal Subsidiaries with respect to each such existing Principal Plan.

          (d) Except as disclosed in Section 4.15 of the Principal Disclosure Letter, (i) Principal and the Principal Subsidiaries have no unfunded past service liability in respect of any of the Principal Plans; (ii) the actuarially computed value of vested benefits under any Principal Pension Plan (determined in accordance with methods and assumptions utilized by the PBGC applicable to a plan terminating on the date of determination) does not exceed the fair market value of the fund assets relating to such Principal Pension Plan; (iii) neither Mutual, Principal, nor any Principal Subsidiary nor any Principal Plan nor any trustee, administrator, fiduciary or sponsor of any Principal Plan has engaged in any prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no statutory exemption in Section 408 of ERISA or Section 4975 of the Code; (iv) all filings, reports and descriptions as to such Principal Plans (including Form 5500 Annual Reports, Summary Plan Descriptions, PBGC-1's and Summary Annual Reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor and other governmental agencies have been made in a timely manner or will be made on or prior to the Closing Date; (v) there is no material litigation, disputed claim, governmental proceeding or investigation pending or threatened with respect to any of such Principal Plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of such Principal Plans; (vi) such Principal Plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; (vii) there has been no "Reportable Event" as defined in Section 4043 of ERISA with respect to any Principal Pension Plan that has not been waived by the Pension Benefit Guaranty Corporation; and (viii) each Principal Pension Plan and each Principal Plan which is intended to be a qualified plan under
     Section 401(a) of the Code has received, within the last three years, a favorable determination letter from the Internal Revenue Service.

          (e) Mutual, Principal, and the Principal Subsidiaries have complied in all material respects with all applicable federal, state and local laws, rules and regulations relating to employees' employment and/or employment relationships, including, without limitation, wage related laws, anti-discrimination laws, employee safety laws and COBRA (defined herein to mean the requirements of Section 4980B of the Code, Proposed Treasury Regulation Section 1.162-26 and Part 6 of Subtitle B of Title I of ERISA).

          (f) Except as disclosed in Section 4.15 of the Principal Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (i) result in the payment or series of payments by Principal or any Principal Subsidiary to any employee or other person of an "excess parachute payment" within the meaning of Section 280G of the Code, (ii) entitle any employee or former employee of Principal or any Principal Subsidiary to severance pay, unemployment compensation or any other payment, and (iii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation or other employee benefits under any Principal Plan (including vacation and sick pay).

          (g) Except as disclosed in Section 4.15 of the Principal Disclosure Letter, none of the Principal Plans which are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Section 4980B(g) of the Code and Section 607 of ERISA.

          (h) Neither Mutual, Principal, nor any Principal Subsidiary nor any entity required to be aggregated with either Mutual, Principal, or any Principal Subsidiary under Sections 414(b), (c), (m) or (o) of the Code (a "Principal ERISA Affiliate") has ever sponsored, participated in, contributed to or withdrawn from a multi-employer plan as defined in
     Section 4001(a)(3) of Title IV of ERISA, and neither Mutual, Principal, nor any Principal Subsidiary nor any Principal ERISA Affiliate has ever incurred any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Sections 4201, 4203, or 4205 of ERISA.

          (i) Except as disclosed in Section 4.15 of the Principal Disclosure Letter, no Principal Pension Plan has been completely or partially terminated, or has any proceeding been instituted by the PBGC to terminate any such Principal Pension Plan; neither Mutual, Principal, nor any Principal Subsidiary nor any Principal ERISA Affiliate has incurred or presently owes any liability to the PBGC or otherwise under Title IV of ERISA (including PBGC premiums past due or excise taxes under Section 4971 of the Code), or in connection with an "accumulated funding deficiency" within the meaning of Section 302 of ERISA and Section 412 of the Code, whether or not waived.

4.16 PATENTS, LICENSES, ETC. Principal or one of the Principal Subsidiaries either owns, free and clear of all encumbrances, restrictions, liens, security interests and charges, and has good and marketable title to, or holds adequate licenses or otherwise possesses all such rights as are necessary to use all patents (and applications therefor), patent disclosures, trademarks, service marks, trade names, copyrights (and applications therefor), inventions, discoveries, processes, know-how, scientific, technical, engineering and marketing data, formulae and techniques used or proposed to be used, in or necessary for the conduct of its business as now conducted or as proposed to be conducted (collectively, "Principal Intellectual Property"). The Principal Intellectual Property is listed in Section 4.16 of the Principal Disclosure Letter. None of Principal nor any of the Principal Subsidiaries has received notice nor otherwise has reason to know of any conflict or alleged conflict with the rights of others pertaining to the Intellectual Property described in this
Section 4.16 where the effect of such conflict could result in a Principal Material Adverse Effect. To Principal's best knowledge, Principal's business and the business of any Principal Subsidiary, as presently conducted and as proposed to be conducted, does not infringe upon or violate any patent rights or trade secrets of others and neither Principal nor any Principal Subsidiary has received notice of any such claim infringement or violation. To Principal's best knowledge, Principal and the Principal Subsidiaries have the right to use all trade secrets, processes, customer lists and other rights incident to their respective businesses as now conducted or as proposed to be conducted. To Principal's best knowledge, no employee of Principal or any of the Principal Subsidiaries has violated any employment agreement or proprietary information agreement which he had with a previous employer or any patent policy of such employer. To Principal's best knowledge, none of Principal and any of the Principal Subsidiaries, or any of their respective employees, is a party (in each case, as a defendant) to or threatened by any litigation claiming that it is infringing on any patents, trademarks, trade secrets, service names, trade names, copyrights, licenses and the like.

4.17 TITLE TO TANGIBLE ASSETS. Except as set forth in Section 4.17 of the Principal Disclosure Letter, Principal and the Principal Subsidiaries have good and, subject to regulatory approval, marketable title to the real and personal property they own and all rights of possession and use under all leases regarding real and personal property they lease, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than or resulting from taxes which have not yet become due or delinquent and minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto, and do not materially impair the operations of Principal and the Principal Subsidiaries.

4.18 REAL PROPERTY.

          (a) Principal and/or each Principal Subsidiary owns no real property and leases the real property used with respect to the Principal Subsidiaries described on Section 4.18(a) of the Principal Disclosure Letter (collectively, the "Principal Properties").

          (b) None of Principal or Principal Subsidiary has engaged in or allowed the generation, production, use, handling, manufacture, treatment, storage, disposal, arranging for disposal or release of any Hazardous Substances on, in or under the Principal Properties, except for the use, handling or storage in accordance with applicable federal, state and local environmental laws of quantities thereof similar to those quantities usually kept on similar premises by others in the same business or profession as Principal. To the best knowledge of Principal, there is no past or present action, activity, event, condition or circumstance that could be expected to give rise to any liability by Principal under any Applicable Environmental Law, any other statute relating to the environment, or any common law liability relating to the environment, including without limitation liability related to the presence of any Hazardous Substances on, in or under any real property or improvements now or heretofore owned, leased, used or controlled by Principal, and also including liability related to the use, handling, storage, generation, production, manufacture, treatment, release, disposal or arranging for disposal of any Hazardous Substances by or on behalf of Principal, and liability arising by operation of contract or law. Except as set forth in Section 4.18(b) of the Principal Disclosure Letter, no permits, registrations, licenses, authorizations, approvals or filings are required under any Applicable Environmental Law with respect to the operation of Principal's business, including any such items as would be required for the use, handling, storage, generation, production, manufacture, treatment, release, disposal or arranging for disposal of any Hazardous Substance or other materials. With respect to items listed in
     Section 4.18(b) of the Principal Disclosure Letter, if any, such items are current and Principal is in compliance with all terms and conditions therein.

          (c) Principal has delivered to Coventry correct and complete copies of the leases and subleases (as amended to date) listed in Section 4.18(a) of the Principal Disclosure Letter. With respect to each such lease and sublease:

             (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

             (ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

             (iii) to Principal's knowledge, no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

             (iv) no party to the lease or sublease has repudiated any provision thereof;

             (v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

             (vi) with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

             (vii) none of Principal and the Principal Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

             (viii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

             (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

             (x) the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any security interest, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

4.19 INSURANCE. The Principal Subsidiaries and their respective properties are insured in such amounts, against such losses and with such insurers as are prudent when considered in light of the nature of the properties and businesses of the Principal Subsidiaries and customary in light of such companies' respective exposure. No notice of any termination or threatened termination of any of such policies has been received and such policies are in full force and effect.

4.20 TRANSACTIONS WITH RELATED PARTIES. Other than transactions entered into on an arm's length basis, none of Principal and any Principal Subsidiary is a party to any agreement with any of their employees, directors, officers or shareholders or any affiliate or family member of any of the foregoing under which it: (i) leases any

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

real or personal property (either to or from such Person), (ii) licenses technology (either to or from such Person), (iii) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person, (iv) purchases products or services from such Person or (v) has borrowed money from or lent money to such Person. None of Principal and any Principal Subsidiary employs as an employee or engages as a consultant any family member of any of the directors or officers of Principal or any Principal Subsidiary.

4.21 INTEREST IN COMPETITORS. None of Principal and any Principal Subsidiary, nor any of their respective officers or, to the best of their knowledge, directors, has any interest, either by way of contract or by way of investment (other than as holder of not more than 2% of the outstanding capital stock of a publicly traded Person) or otherwise, directly or indirectly, in any Person other than Mutual or any of its affiliates that (i) provides any services or designs, produces or sells any product or product lines or engages in any activity similar to or competitive with any activity currently proposed to be conducted by Principal or any of the Principal Subsidiaries (ii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of Principal or any Principal Subsidiary.

4.22 BROKERAGE. Except as set forth on Section 4.22 of the Principal Disclosure Letter, there are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of Principal.

4.23 ILLEGAL OR UNAUTHORIZED PAYMENTS; POLITICAL CONTRIBUTIONS. None of Principal and any of the Principal Subsidiaries nor, to the best of Principal's knowledge (after reasonable inquiry of its executive officers and directors), any of the current officers and directors of Mutual, Principal or any of the Principal Subsidiaries has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political or political action committee contributions not involving the use of funds of Principal or any of the Principal Subsidiaries and except for contributions made in accordance with applicable state law.

4.24 MATERIAL FACTS. This Agreement, the items furnished pursuant to the Principal Disclosure Letter, Ancillary Agreements and the other agreements, documents, certificates or written statements furnished or to be furnished to Coventry through the Closing Date by or on behalf of Principal and the Principal Subsidiaries in connection with the transactions contemplated hereby taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading. There is no fact which is known to Principal and which has not been disclosed herein or otherwise in writing by Principal to Coventry which would result in a Principal Material Adverse Effect.

4.25 PRINCIPAL MATERIAL ADVERSE EFFECT. As used in this Agreement, the term "Principal Material Adverse Effect" shall mean any material adverse effect on the business, operations, properties, prospects, condition or results (financial or otherwise) of Principal and the Principal Subsidiaries taken as a whole.

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

                    REPRESENTATIONS AND WARRANTIES OF MUTUAL

     Mutual represents and warrants to Coventry and Newco that except as expressly set forth in the correspondingly numbered section on the disclosure letter delivered with on even date herewith to Coventry (the "Mutual Disclosure Letter") to the extent specifically disclosed with respect to the representation to which such exception applies:

5.1 CORPORATE ORGANIZATION.

          (a) Mutual is a mutual insurance company duly organized, validly existing and in good standing under the laws of the State of Iowa.

          (b) Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa.

          (c) All of the issued and outstanding shares of capital stock of Principal are owned by Holding free and clear of any lien, security interest, hypothecation, pledge, encumbrance or other restriction. All of the issued and outstanding shares of capital stock of Holding are owned by Mutual free and clear of any lien, security interest, hypothecation, pledge, encumbrance or other restriction. There are no shares of capital stock or any other equity security of Principal or Holding issuable upon conversion, exchange or exercise of any security of Principal or any Principal Subsidiary and no rights, options, calls or warrants outstanding or other agreements to acquire shares of capital stock or other equity securities of Principal or Holding.

          (d) Mutual has all requisite power and authority and has all necessary approvals, licenses, permits and authorization to carry on the Mutual Indemnity Business as now conducted. Each of Holding and Mutual has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

          (e) Mutual has filed all necessary documents to qualify to operate the Mutual Indemnity Business as a foreign corporation in, and is in good standing under the laws of each jurisdiction in which the conduct of the Mutual Indemnity Business or the nature of the property owned requires such qualification, except where the failure to so qualify would not result in a Mutual Material Adverse Effect.

5.2 VALIDITY OF MUTUAL INDEMNITY AGREEMENTS. Exhibit 4(a) and 4(b) hereto set forth true and complete lists of the Mutual Indemnity Agreements as of September 30, 1997. Each Mutual Indemnity Agreement is valid and in full force and effect on such date.

5.3 CORPORATE PROCEEDINGS, ETC. Each of Mutual and Holding has the requisite corporate power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and each Ancillary Agreement to which it is a party. The execution and delivery of this Agreement and each Ancillary Agreement by each of Mutual and Holding, and the consummation by them of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Mutual and Holding that are necessary to authorize this Agreement or any Ancillary Agreement. This Agreement has been duly executed and delivered by each of Mutual and Holding and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of Mutual and Holding, enforceable against each of Mutual and Holding in accordance with its respective terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights and general principles of equity. As of the Closing Date, each Ancillary Agreement will have been duly executed and delivered to Mutual by Coventry, and, subject to the due execution and delivery of such agreements by the other parties thereto, each Ancillary Agreement executed by Mutual constitutes the legal, valid and binding obligation of Mutual and Holding, enforceable against each of Mutual and Holding in accordance with its respective terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights and general principles of equity.

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

5.4 CONSENTS AND APPROVALS.

          (a) Except as set forth in Section 5.4(a) of the Mutual Disclosure Letter, the execution and delivery by each of Mutual and Holding of this Agreement and any Ancillary Agreement to which it is a party, the performance by Mutual and Holding of its respective obligations hereunder or thereunder and the consummation by Mutual and Holding of the transactions contemplated hereby and thereby do not require Mutual or Holding to obtain any consent, approval, clearance or action of, or make any filing, submission or registration with, or give any notice to, any Person or Governmental Entity.

          (b) Mutual hereby represents that, as the sole shareholder of Holding, it has approved the transactions contemplated by this Agreement and each of the Ancillary Agreements to which Holding is a party and that Holding, as the sole shareholder of Principal, has approved the transactions contemplated by this Agreement and each of the Ancillary Agreements to which Principal is a party.

5.5 COMPLIANCE WITH LAW.

          (a) Mutual is in compliance in all material respects with, and is not in violation or default in any material respect under, all federal, state and local laws, ordinances, government rules and regulations applicable to the Mutual Indemnity Business. Mutual has no knowledge of any actual or claimed violation or default with respect to any of the foregoing. No material expenditures, to the knowledge of Mutual, are or will be required in order to cause the Mutual Indemnity Business to comply with any applicable laws, ordinances, governmental rules or regulations at Closing.

          (b) Mutual has all licenses, permits, franchises or other governmental authorizations ("Mutual Approvals") necessary to the operation of the Mutual Indemnity Business, which if violated or not obtained would not result in a Mutual Material Adverse Effect. Mutual has not been finally denied any application for any such Mutual Approvals necessary for performance under the Mutual Indemnity Business. There is no action pending, or to the best knowledge of Mutual, threatened or recommended by appropriate state or federal agencies having jurisdiction thereof, to either revoke, withdraw, or suspend any such Mutual Approvals, or which would result in a Mutual Material Adverse Effect.

          (c) Mutual is operating and has operated in material compliance with all contractual, statutory, regulatory, and other requirements applicable to entities furnishing coverage to employees of federal, state and local governments and subdivisions and to beneficiaries under programs sponsored or administered by any such governments or subdivisions thereof (collectively "Mutual Government Contracts") with respect to each of the Mutual Indemnity Agreements that is a Mutual Government Contract. Except as set forth in Section 5.5(c) of the Mutual Disclosure Letter, Mutual is not subject to any claim, penalty, fine, return of premium, repayment of costs charged, or renegotiation of charges or fees as a result of any audit, adjustment, charge, retroactive restatements of costs or charges, or other liability with respect to any Mutual Government Contract, except where such claim, penalty, fine, return of premium, repayment or renegotiation would not result in a Mutual Material Adverse Effect.

          (d) Mutual has filed all reports, filings and notices required to be filed with respect to the Mutual Indemnity Business with all applicable Departments of Insurance since January 1, 1992 except where the failure to so file would not result in a Mutual Material Adverse Effect (as such documents have since the time of their filing been amended, the "Mutual DOI Reports"). As of their respective dates, the Mutual DOI Reports complied in all material respects with the requirements of the laws, rules and regulations applicable to such Mutual DOI Reports, except where the failure to do so would result in a Mutual Material Adverse Effect.

5.6 LITIGATION. Except as disclosed in Section 5.6 of the Mutual Disclosure Letter, there is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the best of Mutual's knowledge, threatened against or affecting the Mutual Indemnity Business, except for actions, suits, arbitrations, investigation, inquiries or proceedings that would not result in a Mutual Material Adverse Effect. Except as set forth in
Section 5.6 of the Mutual Disclosure Letter, there are no formally initiated grievances or litigation pending against Mutual relating to the Mutual Indemnity Business involving claims from accounts, clients, covered persons, or enrollees relating to coverage of health claims or any claim for punitive, exemplary or other extra-contractual damage except for grievances, litigation or claims which would not result in a Mutual Material Adverse Effect. Mutual is not subject to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality (whether federal, state, local or foreign) which would result in a Mutual Material Adverse Effect.

5.7 ABSENCE OF DEFAULTS, CONFLICTS, ETC. The execution and delivery of this Agreement and the Coinsurance Agreement will not, and the fulfillment of the terms hereof and thereof by Mutual will not, result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the modification of, or permit the acceleration of rights under or termination of, any of the Mutual Indemnity Agreements, or any law, ordinance, code, standard, judgment, rule or regulation of any court or federal, state or foreign regulatory board or body or administrative agency having jurisdiction over Mutual or over the Mutual Indemnity Business. Mutual is not in default under or in violation of (and no event has occurred and no condition exists which, upon notice or the passage of time (or both), would constitute a default under) (i) the Mutual Indemnity Agreements, or (ii) any order, writ, injunction or decree of any court or any federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality, except, in the case of this clause (ii), for defaults or violations which would not result in a Mutual Material Adverse Effect.

5.8 PREMIUM INFORMATION. The earned premium of Mutual with respect to the portion of the Mutual Indemnity Business identified on Exhibit 4(a) during the period beginning on January 1, 1997 and ending on September 30, 1997 was approximately $432 million.

5.9 OWNERSHIP OF COVENTRY COMMON SHARES. Other than the 37,900 shares of Coventry Common Stock owned by Invista Capital Management, Inc., an indirect wholly-owned subsidiary of Mutual, neither Mutual nor any affiliate thereof owns any shares of Coventry Common Stock or any securities exercisable for or convertible into shares of Coventry Common Stock.

5.10 ABSENCE OF UNDISCLOSED LIABILITIES. The Mutual Indemnity Business is not subject to any obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to any such party) except for obligations set forth in the Mutual Disclosure Letter, none of which (individually or in the aggregate) could result in a Mutual Material Adverse Effect.

5.11 BROKERAGE. Except as set forth on Section 5.11 of the Mutual Disclosure Letter, there are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of Mutual or Holding.

5.12 MUTUAL MATERIAL ADVERSE EFFECT. As used in this Agreement, the term "Mutual Material Adverse Effect " shall mean any material adverse effect on the Mutual Indemnity Business taken as a whole.

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

                                   COVENANTS

6.1 ACQUISITION PROPOSALS. Prior to the Effective Time, Mutual, Holding, Principal and Coventry each agree (a) that none of them nor any of their Subsidiaries shall, and each of them shall direct and use its best efforts to cause its respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, share exchange, acquisition, consolidation or similar transaction directly or indirectly involving, or any purchase or acquisition, directly or indirectly, of all or any significant portion of the assets or any equity securities of, Principal or any of the Principal Subsidiaries or Coventry or any of the Coventry Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal ") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that they and each of them will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and each will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this
Section 6.1; and (c) that they and each of them will notify the other parties hereto immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it. Notwithstanding the foregoing, any reorganization of Mutual shall not violate the provisions of this Section 6.1 if such reorganization shall not result in any transfer of the Principal Assets or Mutual Indemnity Agreements to any Person who is not an Affiliate of Mutual and any such transferee agrees to be bound by the provisions of this Agreement.

     Notwithstanding anything to the contrary contained in this Section 6.1 or in any other provision of this Agreement, Coventry and its Board of Directors
(i) may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with or furnish information to any third party making an unsolicited written Acquisition Proposal that the Board determines is a bona fide offer (a "Potential Acquiror") if Coventry's Board of Director's is advised by a nationally recognized investment banking firm designated by Coventry and reasonably acceptable to Mutual that such Potential Acquiror has the financial wherewithal to consummate such an Acquisition Proposal (or that it is confident that such Potential Acquiror will be capable of consummating such Acquisition Proposal) provided that (a) the Board determines in good faith, after receiving advice from such financial advisor, that such third party has submitted to Coventry an Acquisition Proposal which is a superior proposal to the transactions contemplated under this Agreement (a "Superior Proposal "), and (b) the Board determines in good faith, based upon advice of its outside legal counsel, that participation in such discussions or negotiations or furnishing such information is necessary to fulfill the Board's fiduciary duties under applicable law. The Board shall be entitled to withdraw its recommendation in favor of the transactions contemplated by this Agreement, and to approve and recommend acceptance by shareholders of an unsolicited written Acquisition Proposal that is a Superior Proposal if the Board determines in good faith that such actions are in the best interests of its shareholders, and, based upon advice of its outside counsel the Board determines in good faith that such approval is necessary to fulfill the Board's fiduciary duty under applicable law, and provision is made by Potential Acquiror to pay the fee provided in Section 8.6(b) at the time therein specified. Coventry agrees that any non-public information furnished to a Potential Acquiror will be pursuant to a confidentiality agreement substantially similar to the confidentiality provisions of the confidentiality agreement entered into between Coventry, Mutual and Principal. In the event that Coventry shall determine to provide any information as described above, or shall receive any such unsolicited Acquisition Proposal, it shall promptly inform Mutual in writing as to the fact that information is to be provided and shall furnish to Mutual the identity of the recipient of such information and/or the Potential Acquiror and the terms of such Acquisition Proposal, except to the extent that the Board determines in good faith, based upon advice of its outside legal counsel, that any such action described in this sentence would violate such Board's fiduciary duties under, or otherwise violate, applicable law. Coventry will keep Mutual reasonably informed of the status (including amendments or proposed amendments) of any such Acquisition Proposal except to the extent that the Board determines in good faith, based upon advice of its
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

outside legal counsel, that any such action would violate such Board's fiduciary duties under, or otherwise violate, applicable law.

6.2 BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the Capital Contribution and the other transactions contemplated by this Agreement and each of the Ancillary Agreements.

6.3 CONDUCT OF BUSINESSES. Prior to the Effective Time, except as set forth in the Principal Disclosure Letter or the Coventry Disclosure Letter or as contemplated by any other provision of this Agreement, unless the other party has consented in writing thereto, which consent shall not be unreasonably withheld, each of Newco, Coventry and Principal shall, and shall cause each of its respective Subsidiaries to:

          (a) conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (b) use its reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

          (c) confer on a regular basis with one or more representatives of the other parties hereto to report operational matters of materiality and any proposals to engage in material transactions;

          (d) not amend its respective Organizational Documents;

          (e) notify promptly the other parties hereto of any material change in the condition (financial or otherwise), business, properties, assets, liabilities or prospects, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

          (f) deliver promptly to the other parties hereto true and correct copies of (i) with respect to Coventry, any report, statement or schedule filed with the Commission; (ii) with respect to Principal, (A) audited financial statements, together with a report thereon of Ernst & Young LLP, independent certified public accountant, prepared for the period ending December 31, 1997 and delivered to Coventry on or before March 15, 1998;

          (g) not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, other than options granted to new employees hired after the date hereof under the Coventry Stock Option Plans, (iii) except as contemplated by the provisions hereof increase any compensation to employees or enter into or amend any employment agreement with any of its present or future officers or directors, except for normal increases consistent with past practice, the payment of cash bonuses to officers pursuant to and consistent with existing plans or programs or officers that shall be hired after the date hereof in the usual, regular and ordinary course of business and changes to existing Coventry employment agreements approved by its Board of Directors as consideration for the waiver by employee parties thereto of the acceleration of the vesting thereof resulting from consummation of the transactions contemplated by this Agreement, or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which do not increase the benefits to participants in such plans and except as contemplated herein;

          (h) not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock (except, in the case of Coventry, any dividends owing on the Coventry Preferred Stock and, in the case of Principal, cash dividends) or (ii) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-
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

     based employee benefit plans, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

          (i) not acquire, except as expressly contemplated by this Agreement or as disclosed in the Principal Disclosure Letter or Coventry Disclosure Letter, direct or indirect control over any corporation, association, firm or organization, other than in connection with mergers, acquisitions, or other transactions approved in writing in advance by the other, or involving consideration valued in the aggregate not in excess of (i) with respect to Coventry, $10,000,000 for all such transactions and (ii) with respect to Principal, $10,000,000 for all such transactions;

          (j) execute, with respect to Principal, a Restructuring Plan, in the form as developed by Principal with the reasonable approval of Coventry;

          (k) not enter into or amend any material agreement (including, without limitation, any agreement with its senior lenders);

          (l) not (i) sell, lease or otherwise dispose of any of its assets (except for Excluded Assets) which are material, individually or in the aggregate, except in the ordinary course of business or (ii) sell any capital stock of any of its Subsidiaries;

          (m) not take any actions that would, or would be reasonably likely to, adversely affect the status of (i) the Merger as a non-taxable transfer described in Section 351(a) of the Code and a reorganization as described in Section 368(a)(2)(E) of the Code and (ii) the Capital Contribution as a non-taxable exchange described in Section 351 of the Code;

          (n) inform the other parties hereto regarding (i) the progress of any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy relating to Taxes or (ii) any change of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ending December 31, 1996, except as may be required by law; and

          (o) not (i) make or rescind any material express or deemed election relating to Taxes of Coventry, the Coventry Subsidiaries or the Principal Subsidiaries or (ii) make a request for a Tax Ruling or enter into a Closing Agreement, settlements or compromise with respect to any material Tax matter or respect of the Principal Subsidiaries.

6.4 CONDUCT OF BUSINESSES. Prior to the Effective Time, except as set forth in the Mutual Disclosure Letter or as contemplated by any other provision of this Agreement, unless Coventry has consented in writing thereto (which consent shall not be unreasonably withheld), Mutual shall (with respect to the Mutual Indemnity Business):

          (a) conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (b) use its reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them; and

          (c) promptly notify the other parties hereto of any material change in the condition (financial or otherwise), business, properties, assets, liabilities or prospects, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein.

6.5 REGISTRATION STATEMENT. Mutual, Principal and Coventry shall cooperate and promptly prepare and Coventry shall cause Newco to file with the Commission as soon as practicable a Registration statement on Form S-4 (the "Form S-4 ") under the Securities Act, with respect to Newco Common Stock issuable in the Merger, a portion of which Registration Statement shall also serve as the proxy statement with respect to the meeting of the shareholders of Coventry in connection with the Merger (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder. Coventry shall use its best efforts, and Principal will cooperate with Coventry, to have the Form S-4 declared effective by the Commission as promptly as practicable. Coventry shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Coventry will use its best efforts to cause the Proxy Statement/Prospectus to be mailed to Coventry's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Coventry agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto at the time of mailing thereof and at the time of the meeting(s) of shareholders of Coventry, or, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Coventry in reliance upon and in conformity with written information concerning Principal furnished to Coventry by Principal specifically for use in the Proxy Statement/Prospectus. Principal agrees that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting(s) of shareholders of Coventry, or, in the case of information provided by Principal for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus will be made by Coventry or Principal without the approval of the other party. Coventry will advise Principal, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Coventry Common Stock issuable in connection with the Merger and the Capital Contribution for offering or sale in any jurisdiction, or any request by the Commission for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the Commission for additional information.

6.6 FINANCIAL STATEMENTS.

          (a) As soon as practicable after the date hereof but in no event later than November 30, 1997, Mutual and Principal shall cause Ernst & Young LLP to prepare and deliver to Coventry financial statements prepared in conformity with the requirements of, and for the periods indicated in, Rule 3-05 of Regulation S-X under the Securities Act for Form S-4 with respect to the Principal Assets together with an auditor's report and consent in the form required by Regulation S-X, for use by Coventry in the preparation of the Form S-4 and Proxy Statement/Prospectus; and

          (b) Mutual and Principal shall cause Ernst & Young, LLP to prepare and deliver on a timely basis, any other financial statements as may be required.

6.7 LISTING APPLICATION. Newco shall promptly prepare and submit to the NASDAQ a listing application for qualification of the shares of Newco Common Stock issuable pursuant to the Merger, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such Newco Common Stock, subject to official notice of issuance.

6.8 MEETING OF COVENTRY'S SHAREHOLDERS. Coventry will take all action necessary in accordance with applicable law and its Charter and Bylaws to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of Coventry shall recommend such approval and Coventry shall take all lawful action to solicit such approval; including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined in Section 6.5 hereof); provided, however, that such recommendation or solicitation is subject to any action taken by, or upon authority of, the Board of Directors of Coventry in accordance with the provisions of Section 6.1 hereof. It shall be a condition to the mailing of the Proxy Statement/Prospectus that (i) Coventry

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

shall have received (A) an opinion of Credit Suisse First Boston Corporation ("First Boston"), dated the date of the Proxy Statement/Prospectus, to the effect that, as of the date thereof, the consideration to be paid by Newco pursuant to the Merger is fair to Coventry's shareholders from a financial point of view (the "Coventry Fairness Opinion") and (B) a "comfort" letter from Ernst & Young LLP, independent public accountants for Principal, dated the date of the Proxy Statement/Prospectus, with respect to the financial statements of Principal and any others as may be required to be included in the Proxy Statement/Prospectus, substantially in the form described in Section 7.2(b) (the "Principal Comfort Letter").

6.9 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, each of Principal and Coventry shall: (a) promptly make its own, and use its reasonable best efforts in cooperating with the other party with respect to such other party's, filings and any other required submissions under the Securities Act, the Exchange Act and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act "), with respect to the Merger and the Capital Contribution; and (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, any approvals or filings required under laws, rules or regulations governing insurance and insurance companies, HMOs, PPOs, health care services plans, third party administrators or other managed health care organizations and all Forms A required in connection with the transaction contemplated under this Agreement, and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations.

6.10 INVESTIGATION AND CONFIDENTIALITY.

          (a) Prior to the Effective Time, Mutual, Holding and Principal each will keep Coventry advised of all material developments relevant to the Mutual Indemnity Business and the Principal Assets and to consummation of the transactions contemplated by this Agreement and make or cause to be made such investigation, if any, of the business and properties of Coventry and the Coventry Subsidiaries and of their respective financial and legal condition as Mutual or Principal reasonably deems necessary or advisable to familiarize itself and its advisers with such business, properties, and other matters, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Principal agrees to furnish Coventry and Coventry's advisers with such financial and operating data and other information with respect to its businesses, properties, and employees as Coventry shall from time to time reasonably request. No investigation by Coventry shall affect the representations and warranties of Mutual, Holding and Principal made hereunder. Coventry shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by Mutual, Holding and Principal concerning their respective business, operations, and financial condition and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, Coventry shall promptly return all documents and copies thereof, and all work papers containing confidential information received from Mutual, Holding and Principal.

          (b) Prior to the Effective Time, Coventry will keep Mutual and Principal advised of all material developments relevant to its business and to consummation of the transactions contemplated by this Agreement and make or cause to be made such investigation, if any, of the Mutual Indemnity Business, Principal Assets and business and properties of Principal and the Principal Subsidiaries and of their respective financial and legal condition as Coventry reasonably deems necessary or advisable to familiarize itself and its advisers with such business, properties, and other matters, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Coventry agrees to furnish Mutual's and Principal's advisers with such financial and operating data and other information with respect to its businesses, properties, and employees as either Mutual or Principal shall from time to time reasonably request. No investigation by either Mutual or Principal shall affect the representations and warranties of Coventry. Mutual and Principal shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by Coventry concerning its business, operations, and financial condition and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, Mutual and Principal shall promptly return all documents and copies thereof, and all work papers containing confidential information received from Coventry.

6.11 PUBLICITY. All press releases relating to this Agreement issued by Newco, Mutual, Principal and Coventry shall, subject to their respective legal obligations (including requirements of the NASDAQ NMS and other similar regulatory bodies), agree upon the text of any press release, before issuing any such press release or otherwise making public or similar statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto; provided, however, that at all times Newco shall comply with the provisions of the License Agreement. Mutual, Principal and Coventry shall mutually agree upon guidelines and adhere to such guidelines before making statements to their respective employees.

6.12 FURTHER ACTION. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the transactions contemplated by this Agreement.

6.13 EXPENSES. Whether or not the Merger or Capital Contribution are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement/Prospectus shall be shared equally by Principal and Coventry.

6.14 GOVERNANCE.

          (a) Coventry shall take all action necessary to cause the directors comprising the full Board of Directors of Newco at the Effective Time to consist of 15 directors and shall take all such action necessary to cause Newco's Board of Directors to consist of the nine members of the Board of Directors of Coventry and six Persons (the "Principal Directors") as shall be designated by Principal at or before the Closing Date.

          (b) Newco's Board of Directors shall take all action necessary to cause each of the Audit Committee, Finance Committee and Compensation Committee of the Board of Directors to consist of three members, one of which shall be nominated by the Principal Directors.

          (c) Newco's Board of Directors shall take all action necessary to elect the following individuals as officers of Coventry at the Effective
     Time: (i) Allen F. Wise shall be President and Chief Executive Officer; and
     (ii) Kenneth J. Linde shall be Executive Vice President and Chief Operating Officer.

6.15 EMPLOYMENT AGREEMENT. Prior to the Effective Time, Newco shall:

          (a) assume Coventry's Employment Agreement with Allen F. Wise, except that he shall serve as President and Chief Executive Officer;

          (b) tender to Kenneth J. Linde an Employment Agreement in the form of
     Exhibit 6 hereto for execution, such employment agreement to be effective at the Effective Time.

6.16 CORPORATE HEADQUARTERS. Newco's headquarters shall be in Bethesda, Maryland located at 6705 Rockledge Drive, Suite 100, Bethesda, Maryland 20817.

6.17 CERTAIN BENEFITS.

          (a) As of the Closing Date, the Principal Subsidiaries shall cease to be adopting employers of all Principal Plans (including Principal Pension Plans) as defined in Section 4.15(a) of this Agreement sponsored by Mutual or Principal, and Mutual and Principal shall take, or cause to be taken, all such action as may be necessary to effect such cessation of participation. Such Plans shall include all Principal Plans (including Principal Pension Plans) listed in Section 4.15 of the Principal Disclosure Letter and any Principal Plans (including Principal Pension Plans) not listed on such schedule sponsored by Mutual or Principal, including without limitation, the following Plans: (i) the Principal Health Care, Inc. Pension Plan (the "Defined Benefit Plan"); (ii) the Principal Health Care, Inc. Select Savings Plan (the "401(k) Plan"); (iii) the Principal Health Care, Inc. Supplemental Executive Retirement Plan (the "Defined Benefit Plan SERP ");
     (iv) the Principal Health Care, Inc. Select Savings Excess Plan (the "401(k) Plan SERP "); and (v) the Principal Welfare Benefit Plan for Employees (the "Welfare Plan").

          (b) Notwithstanding any other provision in this Agreement, none of Coventry, Newco and any of the Principal Subsidiaries shall assume any of the Principal Plans (including Principal Pension Plans) sponsored by Mutual or Principal, including without limitation, the Defined Benefit Plan, the 401(k) Plan, the Defined Benefit Plan SERP, the 401(k) Plan SERP, and the Welfare Plan, or any past, current or future liabilities or obligations with respect to any such Principal Plans or with respect to any Principal Pension Plan subject to Title IV of ERISA in which either Mutual, Principal, any Principal Subsidiary, or any Principal ERISA Affiliate as defined in Section 4.15(h) of this Agreement has ever sponsored, participated in, contributed to or withdrawn from, and neither Mutual nor Principal shall be relieved of any such liabilities or obligations.

6.18 ANCILLARY AGREEMENTS. At or before the Closing, each of the parties hereto covenants and agrees that it will enter and/or cause its subsidiaries or affiliates to enter into all of the following agreements to which it is a party (collectively, together with the employment agreements referenced in Section
6.15 hereto, the Coinsurance Agreement referenced in Section 1.7 hereto, the Assignment and Assumption Agreement referenced in Section 1.6 hereto, the Plan referenced in Section 1.2(a) hereto and the Articles of Merger referenced in
Section 2.2 hereto the "Ancillary Agreements"):

          (a) Newco's Rights Agreement, substantially in the form attached as
     Exhibit 7 hereto (the "Rights Amendment ");

          (b) Renewal Rights Agreement between Coventry Health and Mutual, substantially in the form attached as Exhibit 8 hereto (the "Renewal Rights Agreement ");

          (c) Transition Agreement between Newco and Mutual, substantially in the form attached as Exhibit 9 hereto (the "Transition Agreement ");

          (d) Management Services Agreement between Newco and Mutual, substantially in the form attached as Exhibit 10 hereto (the "Service Agreement ");

          (e) Shareholders' Agreement between Newco, Principal and Mutual, substantially in the form attached as Exhibit 11 hereto (the "Shareholders' Agreement ");

          (f) Tax Benefit Restitution Agreement between Newco and Mutual, substantially in the form attached as Exhibit 12 hereto (the "Tax Benefit Agreement ");

          (g) License Agreement between Newco and Mutual, substantially in the form attached as Exhibit 13 hereto (the "License Agreement");

          (h) Marketing Service Agreement between Mutual and Newco, substantially in the form attached as Exhibit 14 hereto ("Marketing Agreement");

          (i) Newco's 1998 Incentive Stock Option Plan, substantially in the form attached as Exhibit 15 hereto, which authorizes Newco to issue up to a total of 7,000,000 shares of Newco Common Stock in accordance with the terms set forth therein;

          (j) Amendment to the Principal Mutual Life Insurance Company Administrative Agreement with Principal Health Care, Inc., substantially in the form attached as Exhibit 16 hereto; and

          (k) Amendment to The Administrative Agreement between Principal Health Care of Georgia, Inc./SouthCare and Principal Mutual Life Insurance Company, substantially in the form attached as Exhibit 17 hereto.

6.19 TANGIBLE NET VALUE.

          (a) As used herein, the term "Tangible Net Value" shall mean the difference as of immediately prior to the Effective Time between (x) the aggregate book value of the tangible Principal Assets calculated in accordance with GAAP, consistent with the accounting principles applied in Principal's financial statements and (y) the aggregate book value of the Assumed Liabilities calculated in accordance with GAAP, consistent with the accounting principles applied in Principal's financial statements.

          (b) As soon as practicable, but in no event later than 90 days following the Effective Time, PHC shall prepare and deliver to Coventry a balance sheet of PHC as of the close of business on the last business day prior to the Effective Time (the "Closing Balance Sheet") that sets forth the Tangible Net Value. The Closing Balance Sheet shall be prepared in accordance with GAAP applied on a consistent basis with prior periods and shall be delivered together with an audit opinion thereon of Ernst & Young, LLP or such other independent certified public accounting firm of recognized national standing as PHC may designate (the "Accountants") stating that the Closing Balance Sheet has been prepared in accordance with GAAP applied on a consistent basis with prior periods. PHC shall retain the Accountants for purposes of delivering such opinion and PHC shall pay all fees and expenses thereof.

     Coventry may, however, dispute any amounts reflected on the Closing Balance Sheet or in the Tangible Net Value calculation, but only on the basis that such amounts were not arrived at in accordance with GAAP applied on a consistent basis with prior periods; provided that Coventry shall notify PHC in writing of each disputed amount and specify the amount thereof in dispute within 30 days of receipt by Coventry of the Closing Balance Sheet. Coventry may retain accountants for purposes of performing such review and in such event shall pay all fees and expenses thereof.

     In the event of such a dispute, PHC and/or its accountants, and Coventry and/or its accountants, shall attempt in good faith to reconcile their differences and any solution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If the parties are unable to reach a resolution to such effect within 20 days of Coventry's written notice of dispute to PHC, PHC shall cause the Accountants to submit the accounts remaining in dispute for resolution to another nationally recognized firm of independent accountants reasonably acceptable to both Coventry and PHC. Those accountants shall, within 30 days after such submission, determine and report to the parties upon such remaining disputed amounts, and such reports shall be final, binding and conclusive on the parties hereto. The fees and disbursements of this independent accounting firm shall be allocated equally between Coventry and PHC.

          (c) If the Tangible Net Value shall be less than $103,000,000 (the "Target Value"), then Principal and/or Mutual shall deliver to Newco cash by wire transfer of immediately available funds in an amount equal to the difference between the Tangible Net Value and the Target Value promptly after the 30th day immediately following receipt of the Closing Balance Sheet or, if later, promptly after the determination of the Tangible Net Value in accordance with the provisions of Section 6.19(b) hereof. If the Tangible Net Value shall be greater than the Target Value, then Newco shall deliver to Principal cash by wire transfer of immediately available funds in an amount equal to the difference between the Tangible Net Value and the Target Value.

6.20 TAXES.

          (a) Except as contemplated by this Agreement, on or prior to the Closing Date, Principal and Mutual shall terminate any tax-sharing agreements or similar arrangements with respect to or involving the Principal Subsidiaries after settling all obligations thereunder. The Principal Subsidiaries shall not thereafter be bound thereby or have any liability thereunder for amounts due in respect of Pre-Acquisition Date Tax Periods, except as provided in Section 6.20(b).

          (b) Coventry and Principal acknowledge that the Principal Subsidiaries will be required to join in the filing of a consolidated federal income tax return with Mutual for the period from January 1, 1997, to the Effective Time. Mutual shall be responsible for paying the actual federal income Tax due for the Principal Subsidiaries for the period in 1997 ending on the Effective Time. In the determination of

     Tangible Net Value pursuant to Section 6.19(a), the Closing Balance Sheet shall not reflect any liability for the portion of such federal income Tax of the Mutual consolidated group for 1997 attributable to Principal or the Principal Subsidiaries.

          (c) For any state or local income, franchise or other Tax Return of a Principal Subsidiary that involves a period beginning before and ending after the Effective Time (a "Straddle Period "), regardless of who pays the Tax to the governmental authority, Principal shall be responsible for the portion of the Tax attributable to the Pre-Acquisition Date Tax Period (except for premium taxes) and Coventry shall be responsible for the portion of the Tax attributable to the Post-Acquisition Date Tax Period. The allocation of total Tax paid in connection with any such Tax Return between the Pre-Acquisition Date Tax Period and the Post-Acquisition Date Tax Period shall be in proportion to the number of days in each such period. For premium taxes, the allocation of total Tax paid between the Pre-Acquisition Date Tax Period and the Post-Acquisition Date Tax Period shall be based on the gross premiums (or other measure of such Tax) received during the Pre-Acquisition Date Tax Period and the Post-Acquisition Date Tax Period, respectively, with such premiums being pro-rated on a daily basis for the month within which the Effective Time falls. If Coventry or the Principal Subsidiary should pay more Tax after the Effective Time with regard to a Tax Return for a Straddle Period than required by the foregoing allocation, then Principal shall reimburse Coventry or the Principal Subsidiary for the excess amount paid by Coventry or the Principal Subsidiary after the Effective Time. If Principal or the Principal Subsidiary should pay more Tax before the Effective Time with regard to a Return for a Straddle Period than required by the foregoing allocation, then Coventry shall reimburse Principal for the excess amount paid by Principal or the Principal Subsidiary before the Effective Time.

          (d) Mutual shall have the right to pursue and shall be entitled to retain, or receive from Newco or any of its Subsidiaries (including the Principal Subsidiaries) prompt payment of, any overpayment, refund or credit of Taxes for any and all Pre-Acquisition Date Tax Periods. If Newco or any of its Subsidiaries (including the Principal Subsidiaries) receives a Tax refund to which Mutual is entitled pursuant to this Agreement, Newco or the Subsidiary, as the case may be, shall pay or cause the recipient to pay the amount of such refund (including any interest received thereon) to such other party within 10 days after receipt thereof. Within 90 days after the end of each taxable year following the Closing Date, Newco shall have its tax officer tender to Mutual a statement showing the aggregate amount of all Tax refunds received to which Mutual is entitled.

          (e) Upon request, Newco shall promptly provide (and cause any of its Subsidiaries, including the Principal Subsidiaries, to provide) Mutual with such cooperation and assistance, documents and other information, without charge, as it may reasonably request in connection with the pursuit of any overpayment, refund or credit described in Section 6.20(d).

          (f) Newco (and any of the Principal Subsidiaries) shall promptly notify Mutual in writing within ten (10) days from the receipt of notice of any pending or threatened Tax audits or assessments of Newco or any of the Principal Subsidiaries for any Pre-Closing Taxable Year. Principal shall have the sole right to represent the interests of Newco and/or any of the Principal Subsidiaries, to settle all issues, and to employ counsel of its choice at its expense, in any audit or other examination or administrative or court proceeding relating to federal or state or local Income Taxes for any Pre-Closing Taxable Year, provided that, with respect to issues affecting the Newco Group in a Taxable Year beginning after the Closing Date, Principal shall keep Newco reasonably informed on an on-going basis. Principal shall be entitled to settle any issue relating to Taxes in connection with the contests described in the preceding sentence.

     All audits or administrative or court proceedings relating to any Straddle Period shall be controlled jointly by Principal and Newco, each to employ counsel of its choice at its expense, provided, however, that settlement (at the administrative level or during the course of judicial proceedings) may only be entered into with the consents of both Principal and Newco. In the event of an issue arising pursuant to any contest referred to in this Section 6.20(f), if Principal or Newco proposes to settle on terms acceptable to a state or local Taxing Authority, but the other party, Newco or Principal, as the case may be, disagrees with the proposed settlement, then the party proposing to settle may pay the other party its share of the amount of

Taxes attributable to the settlement proposed and, in that event, the other party shall have sole responsibility for the settlement of such issue.

     (g) For purposes of this Agreement,

             (i) The term "Post-Acquisition Date Tax Period " means, with respect to any period which includes but does not end on the Effective Time, the portion of such period which begins on the Effective Time.

             (ii) The term "Pre-Acquisition Date Tax Period " means any of the following periods: (A) any period which begins before and ends on or before the Effective Time; and (B) for any period which includes but does not end on the Effective Time, the portion of such period which ends on the Effective Time.

             (iii) "Pre-Closing Taxable Year," as used in this Agreement, means any Tax period which ends on or before the Effective Time.

             (iv) "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

             (v) "Taxes," as used in this Agreement, shall mean any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, premium, sales and use, ad valorem, transfer, gains, profits, windfall profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, employment, disability, payroll, license, estimated, stamp, custom duties, severance or withholding taxes, other taxes or similar charges of any kind whatsoever imposed by any Governmental Entity, whether imposed directly on a Person or resulting under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise and includes any interest and penalties (civil or criminal) on or additions to any such taxes or in respect of a failure to comply with any requirement relating to any Tax Return and any expenses incurred in connection with the determination, settlement or litigation of any tax liability.

             (vi) "Tax Ruling," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes.

             (vii) "Tax Return," as used in this Agreement, shall mean a report, return or other information required under any applicable law to be filed or provided to any Person with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Coventry or any Coventry Subsidiary.

6.21 MERGER SUB. Promptly after the date hereof, Newco shall organize Merger Sub as a Tennessee corporation and wholly-owned subsidiary of Newco.

6.22 QUALIFICATION. Promptly after the organization by Newco of Merger Sub, Newco shall cause Merger Sub to be qualified as a foreign corporation authorized to do business in the State of Maryland.

6.23 AGREEMENT AND PLAN OF MERGER. At or prior to the Effective Time, Coventry shall, and Newco shall require Merger Sub to, properly execute the Plan and an Articles of Merger of Coventry and Merger Sub, meeting the requirements of
Section 48-21-107 of the TBCA, and to file such Plan and Articles of Merger with the Secretary of State of the State of Tennessee on the Closing Date.

                    [REMAINDER OF PAGE INTENTIONALLY BLANK]

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

                                   CONDITIONS

7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligation of the parties hereto to effect the transactions contemplated by this Agreement shall be subject to the fulfillment, or written waiver signed by each of the parties hereto, at or prior to the Closing Date of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the shareholders of Coventry in accordance with applicable law and the Coventry Organizational Documents.

          (b) The Commission shall have declared the Form S-4 effective and such effectiveness shall not be the subject of any stop order or proceedings seeking a stop order.

          (c) The shares of Newco Common Stock to be issued to the holders of Coventry Common Stock shall have been approved for listing on the NASDAQ NMS.

          (d) The waiting period applicable to the consummation of the Merger and Capital Contribution under the HSR Act shall have expired or been terminated.

          (e) The applicable approvals and any applicable waiting periods under any laws, rules or regulations governing insurance and insurance companies, HMOs, PPOs, health care services plans, third party administrators or other managed health care organizations shall have been received, waived or terminated.

          (f) All other consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained without the imposition of any condition or made, except for filings in connection with the Merger and Capital Contribution and any other documents required to be filed after the Effective Time and except where the conditions imposed, individually or in the aggregate, would not result in, individually or in the aggregate, in a Coventry Material Adverse Effect, a Principal Material Adverse Effect, a Mutual Material Adverse Effect or a material adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of Newco (a "Newco Material Adverse Effect ") following the Effective Time.

          (g) No action or proceeding shall have been instituted before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions contemplated by this Agreement or to obtain an amount of damages or other material relief in connection with the execution of the Agreement or the related agreements or the consummation of the Merger and the Capital Contribution; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Merger and the Capital Contribution.

          (h) Each of the parties to the Ancillary Agreements shall have executed and delivered a counterpart signature page to each such Ancillary Agreement to the other party or parties thereto and shall perform all such acts required to be performed thereby at or prior to the Closing.

7.2 CONDITIONS TO OBLIGATION OF PRINCIPAL AND MUTUAL. The obligation of Principal to effect the Capital Contribution and of Principal and Mutual to enter into the Ancillary Agreements shall be subject to the fulfillment, or written waiver signed by a duly authorized officer of Principal, Holding and Mutual, at or prior to the Closing Date of the following conditions:

          (a) Coventry and Newco shall have performed their respective agreements and covenants contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Coventry and Newco contained in this Agreement and in any document delivered in connection herewith shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the non-performance of any agreement or covenant or the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality set forth therein or applicable thereto) does not have, and is not likely to have, individually or in the aggregate, a Coventry Material Adverse Effect or a Newco Material Adverse Effect; and Principal shall have received a certificate of the Chief Executive Officer of Coventry, dated the Closing Date, certifying to such effect.

          (b) Coventry shall have obtained the Warburg Consent and a consent from each of the Persons from whom the failure to obtain a consent would cause a Coventry Material Adverse Effect.

          (c) Coventry and each of the Coventry Subsidiaries shall have all Coventry Approvals necessary to the ownership of their property and to the operation of their respective businesses, which if violated or not obtained would not have a Coventry Material Adverse Effect.

          (d) From the date of this Agreement through the Effective Time, there shall not have occurred any Coventry Material Adverse Effect.

          (e) Principal shall have received an opinion of LeBouef, Lamb, Greene & MacRae, L.L.P., in form and substance satisfactory to Principal, dated as of the Effective Time, which opinion may be based upon appropriate representations of Principal, Newco and Coventry which are in form and substance reasonably satisfactory to such counsel, to the effect that, except with respect to the Newco Warrant, the Capital Contribution will be treated as a non-taxable exchange described in Section 351 of the Code and that, except with respect to the Newco Warrant, Newco, Principal and the Principal Subsidiaries will recognize no gain or loss for Federal income Tax purposes as a result of the consummation of the Capital Contribution.

          (f) Principal shall have received a copy of the opinion referred to in
     Section 7.3(g) of this Agreement, which opinion shall be in form and substance reasonably satisfactory to Principal.

          (g) Coventry shall have consummated the refinancing of its current credit facility with such lenders and upon such terms and conditions as shall be reasonably satisfactory to Principal, Holding and Mutual.

          (h) Coventry shall not have received any notification, written or oral, from NASDAQ or the SEC to the effect that Coventry is in violation of any NASDAQ listing requirement.

          (i) Coventry shall have caused Coventry Health to have entered into the Coinsurance Agreement.

          (j) Coventry and Newco shall have caused Coventry Merger Corporation to have, and Coventry shall have, executed and filed the Agreement and Plan of Merger. Coventry and Newco shall have executed and filed the Articles of Merger.

7.3 CONDITIONS TO OBLIGATION OF COVENTRY AND NEWCO. The obligations of Coventry and Newco to effect the Merger and of Newco to enter into the Ancillary Agreements shall be subject to the fulfillment, or the written waiver signed by a duly authorized officer of Coventry, at or prior to the Closing Date of the following conditions:

          (a) Mutual shall have performed its agreements and covenants contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Mutual contained in this Agreement and in any document delivered in connection herewith shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the non-performance of such agreements or covenants or the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality set forth therein or applicable thereto) does not have, and is not likely to have, individually or in the aggregate, a Mutual Material Adverse Effect; and Coventry shall have received a certificate of a duly authorized officer of Mutual, dated the Closing Date, certifying to such effect.

          (b) Principal shall have performed its agreements and covenants contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Principal contained in this Agreement and in any document delivered in connection herewith shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the non-performance of such agreements or covenants or the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality set forth herein or applicable thereto) does not have, and is not likely to have, individually or in the aggregate, a Principal Material Adverse Effect, and Coventry shall have received a certificate of the Chief Executive Officer of Principal, dated the Closing Date, certifying to such effect.

          (c) Coventry shall have received from Ernst & Young, LLP "comfort" letters, in form and substance satisfactory to it, with respect to the procedures undertaken by them through a date which is not earlier than five business days prior to the dates specified in (i) and (ii) below relating to the financial statements of Principal and the Principal Subsidiaries contained in the Form S-4 and the other matters customarily included in comfort letters relating to transactions similar to the Merger and Capital Contribution, (i) dated immediately prior to the date of mailing of the Proxy Statement/Prospectus, and (ii) dated immediately prior to the Effective Time, a bring down of the letter provided in subsection (i).

          (d) From the date of this Agreement through the Effective Time, there shall not have occurred any Principal Material Adverse Effect or Mutual Material Adverse Effect.

          (e) Principal and each of the Principal Subsidiaries have all Principal Approvals necessary to the ownership of their property and to the operation of their respective businesses, which if violated or not obtained would not have a Principal Material Adverse Effect.

          (f) Principal and Mutual shall have obtained consent from each Person from whom the failure to obtain a consent to the transactions contemplated by this Agreement would have a Principal Material Adverse Effect.

          (g) Coventry shall have received an opinion of Bass, Berry & Sims, P.C., in form and substance satisfactory to Coventry, dated as of the Effective Time, which opinion may be based upon appropriate representations of Newco and Coventry which are in form and substance reasonably satisfactory to such counsel, to the effect that the Merger will be treated as a reorganization described in Section 368(a)(2)(E) of the Code and that Newco, Coventry and the Coventry shareholders exchanging Coventry Common Stock will recognize no gain or loss for Federal income Tax purposes as a result of the consummation of the Merger.

          (h) Coventry shall have received a copy of the opinion referred to in
     Section 7.2(e) of this Agreement, which opinion shall be in form and substance reasonably satisfactory to Coventry.

          (i) Mutual and each Principal Subsidiary which is a party to a PPO network access agreement with Mutual shall amend such PPO network access agreements, to be effective prior to the Closing Date, to provide for payment by Mutual of reasonable percentage of savings-based fees and consistent with those charged by competitive networks. Such amendments shall be subject to Coventry's prior consent, which shall not be unreasonably withheld.

                                  TERMINATION

8.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger and Capital Contribution may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of Principal and Coventry, by the mutual consent of Coventry, Mutual and Principal.

8.2 TERMINATION BY EITHER COVENTRY OR PRINCIPAL. This Agreement may be terminated and the Merger and Capital Contribution may be abandoned by action of the Board of Directors of either Coventry, Mutual or Principal if (a) the Merger and Capital Contribution shall not have been consummated by June 30, 1998, or
(b) the approval of Coventry's shareholders required by Section 7.1(a) hereof shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all commercially reasonable efforts to remove such injunction, order or decree.

8.3 TERMINATION BY PRINCIPAL. This Agreement may be terminated and the Capital Contribution may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the shareholders of Coventry referred to in
Section 6.1(a), by action of the Board of Directors of Principal or Mutual, if
(a) there has been a breach by Coventry or Newco of any representation or warranty contained in this Agreement or in any document delivered in connection herewith (without giving effect to any limitation as to materiality set forth therein or applicable thereto) either when such representation or warranty was made or at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of any earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality set forth therein or applicable thereto) does not have, and is not likely to have, individually or in the aggregate, a Coventry Material Adverse Effect or a Newco Material Adverse Effect or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Coventry, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach, specifying in reasonable detail the nature of the breach, is given by Principal or Mutual to Coventry.

8.4 TERMINATION BY COVENTRY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of Coventry referred to in Section 6.1(a) hereof, by action of the Board of Directors of Coventry, if (a) there has been a breach by Principal or Mutual of any representation or warranty contained in this Agreement or in any document delivered in connection herewith (without giving effect to any limitation as to materiality set forth therein or applicable thereto) either when such representation or warranty was made or at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of any earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality set forth therein or applicable thereto) does not have, and is not likely to have, individually or in the aggregate, a Principal Material Adverse Effect, a Mutual Material Adverse Effect or a Newco Material Adverse Effect or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Principal or Mutual, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach, specifying in reasonable detail the nature of the breach, is given by Coventry to Principal.

8.5 AUTOMATIC TERMINATION. This Agreement shall terminate without further action by the parties if, prior to the Effective Time, the Board of Directors of Coventry shall have exercised its rights under Section 6.1 to approve an unsolicited Acquisition Proposal or to withdraw its recommendation to Coventry's shareholders in support of transactions contemplated by this Agreement as a result of an unsolicited Acquisition Proposal.

8.6 EFFECT OF TERMINATION AND ABANDONMENT.

          (a) Upon termination of this Agreement pursuant to this Article 8, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 8.6 and except for the provisions of Sections 6.10, 6.11, and 6.13. Moreover, in the event of termination of this Agreement by either party pursuant to Section 8.3(a) or (b) hereof or
     Section 8.4(a) or (b) hereof as a result of a willful breach of any representation, warranty or covenant by the other party, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

          (b) In the event this Agreement is terminated pursuant to Section 8.5 hereof by Coventry's Board of Directors as a result of the withdrawal of its recommendation to Coventry's shareholders in support of the transactions contemplated by this Agreement due to, or the approval by Coventry's Board of Directors of, an unsolicited Acquisition Proposal, then the Potential Acquiror shall promptly pay (or if the Potential Acquiror fails to pay Coventry shall promptly pay) to Mutual $20,000,000, which amount shall be due if regardless of whether or not the transaction contemplated by such unsolicited Acquisition Proposal shall be consummated.

8.7 EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto, by action authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                               GENERAL PROVISIONS

9.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and Capital Contribution and shall not survive the Merger and Capital Contribution; provided, however, that the agreements contained in Sections 1.3, 1.8, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.19,
6.20, 8.5, 8.6, and this Article 9 and the agreements delivered pursuant to this Agreement shall survive the Merger and Capital Contribution.

9.2 INDEMNIFICATION. From and after the Effective Time, Newco agrees to indemnify and hold harmless Mutual and Principal and each of their directors, officers, employees, agents, representatives and affiliates from the Assumed Liabilities and any and all losses, costs, claims, demands, expenses, fines and penalties (including, without limitation, attorneys fees), arising out of or caused by the Assumed Liabilities (whether or not arising prior to or following the Effective Time.) From and after the Effective Time, Mutual and Principal agree to indemnify and hold harmless Newco and each of its directors, officers, employees, agents, representatives and affiliates from the Excluded Liabilities and any and all losses, costs, claims, demands, expenses, fines and penalties (including, without limitation, attorneys fees), arising out of or caused by the Excluded Liabilities (whether or not arising prior to or following the Effective Time.)

9.3 NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

    If to Mutual or Holding:                     If to Coventry or Newco:
    Mark Movic                                   Dale Wolf
    Principal Mutual Life Insurance Company      Coventry Health Care, Inc.
    711 High Street                              53 Century Boulevard
    Des Moines, Iowa 50392                       Nashville, Tennessee 37214
    Telecopy Number: (515) 247-0130              Telecopy Number:
    with a copy to:                              with a copy to:
    Thomas M. Farah, Esq.                        Bob F. Thompson, Esq.
    Epstein, Becker & Green, P.C.                Bass, Berry & Sims PLC
    1227 25th Street, N.W., Suite 700            2700 First American Center
    Washington, D.C. 20037                       Nashville, Tennessee 37238
    Telecopy Number: (202) 296-2882              Telecopy Number: (615) 742-6298
    and
    Karen E. Shaff, Esq.
    Principal Mutual Life Insurance Company
    711 High Street
    Des Moines, Iowa 50392
    Telecopy Number: (515) 248-3011
    If to Principal:
    Kenneth J. Linde
    Principal Health Care, Inc.
    6705 Rockledge Drive
    Suite 100
    Bethesda, Maryland 20817
    Telecopy Number:
    with a copy to:
    Thomas M. Farah, Esq.
    Epstein, Becker & Green, P.C.
    1227 25th Street, N.W., Suite 700
    Washington, D.C. 20037
    Telecopy Number: (202) 296-2882

    and
    Robert J. Mrizek, Esq.
    Principal Health Care, Inc.
    6705 Rockledge Drive
    Suite 100
    Bethesda, MD 20817
    Telecopy Number: (301) 493-0743

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

9.4 ASSIGNMENT, BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

9.5 ENTIRE AGREEMENT. This Agreement, the Exhibits, the Principal Disclosure Letter, the Coventry Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

9.6 AMENDMENT. This Agreement may be amended by the parties hereto, by action authorized by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the shareholders of Principal and Coventry, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

9.8 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

9.9 INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

9.10 WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

9.11 INCORPORATION OF EXHIBITS. The Principal Disclosure Letter, the Coventry Disclosure Letter and the Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

9.12 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.13 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

9.14 TERMS DEFINED. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

          "401(k) Plan" shall have the meaning set forth in Section 6.17 (a).

          "401(k) Plan SERP" shall have the meaning set forth in Section 6.17
     (a).

          "Acquiring Person" shall have the meaning set forth in Section 3.25.

          "Acquisition Proposal" shall have the meaning set forth in Section
     6.1.

          "Agreement" shall have the meaning set forth in the Preamble.

          "Ancillary Agreements" shall have the meaning set forth in Section
     6.18.

          "Applicable Environmental Law" shall have the meaning set forth in
     Section 3.18(b).

          "Assignment and Assumption Agreement" shall have the meaning set forth in Section 1.6(a).

          "Assumed Liabilities" shall have the meaning set forth in Section 1.6(b).

          "Capital Contribution" shall have the meaning set forth in Section 1.6(a).

          "Certificates" shall have the meaning set forth in Section 1.2(c)(iv).

          "Closing" shall have the meaning set forth in Section 2.1.

          "Closing Agreement" shall have the meaning set forth in Section 6.20(g)(iii).

          "Closing Balance Sheet" shall have the meaning set forth in Section 6.19(b).

          "Closing Date" shall have the meaning set forth in Section 2.1.

          "Code" shall have the meaning set forth in the section entitled RECITALS.

          "Coinsurance Agreement" shall have the meaning set forth in Section
     1.7.

          "Common Certificate" shall have the meaning set forth in Section 1.2(c)(ii).

          "Convertible Notes" shall have the meaning set forth in Section 1.2(c)(v).

          "Coventry" shall have the meaning set forth in the Preamble.

          "Coventry Agreements" shall have the meaning set forth in Section 3.5(d).

          "Coventry Approvals" shall have the meaning set forth in Section
     3.5(b).

          "Coventry Commitment" shall have the meaning set forth in Section 3.8.

          "Coventry Common Stock" shall have the meaning set forth in Section 1.2(c)(ii).

          "Coventry DOI Reports" shall have the meaning set forth in Section 3.5(f).

          "Coventry Disclosure Letter" shall have the meaning set forth in the section entitled
     REPRESENTATIONS AND WARRANTIES OF COVENTRY.

          "Coventry ERISA Affiliate" shall have the meaning set forth in Section 3.15(h).

          "Coventry Fairness Opinion" shall have the meaning set forth in
     Section 6.8.

          "Coventry Government Contracts" shall have the meaning set forth in
     Section 3.5(e).

          "Coventry Health" shall have the meaning set forth in Section 1.6(a).

          "Coventry Intellectual Property" shall have the meaning set forth in
     Section 3.16.

          "Coventry Interim Financial Statements" shall have the meaning set forth in Section 3.9(b).

          "Coventry Key Agreements and Instruments" shall have the meaning set forth in Section 3.7.

          "Coventry Material Adverse Effect" shall have the meaning set forth in
     Section 3.27.

          "Coventry Option" shall have the meaning set forth in Section 1.2(c)(vi).

          "Coventry Organizational Documents" shall have the meaning set forth in Section 3.1(b).

          "Coventry Pension Plans" shall have the meaning set forth in Section 3.15(a).

          "Coventry Plans" shall have the meaning set forth in Section 3.15(a).

          "Coventry Preferred Stock" shall have the meaning set forth in Section 1.2(c)(iv).

          "Coventry Properties" shall have the meaning set forth in Section 3.18(a).

          "Coventry Regulatory Statements" shall have the meaning set forth in
     Section 3.9(b).

          "Coventry Reports of Examinations" shall have the meaning set forth in
     Section 3.5(h).

          "Coventry Rights" shall have the meaning set forth in Section 1.2(c)(iii).

          "Coventry Rights Plan" shall have the meaning set forth in Section 1.2(c)(iii).

          "Coventry SEC Reports" shall mean, collectively, (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, December 31, 1996 and December 31, 1997, as filed with the Commission, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, as filed with the Commission, (iii) proxy statements related to all meetings of its shareholders (whether annual or special) held since January 1, 1996, and (iv) all other reports filed with or registration statements declared effective by the Commission since January 1, 1996, except registration statements on Form S-8 relating to employee benefit plans, which are all the documents (other than preliminary material) that Coventry was required to file with the Commission since that date.

          "Coventry Stock Option Plans" shall have the meaning set forth in
     Section 1.2(c)(vi).

          "Coventry Subsidiary" shall have the meaning set forth in Section 3.1(a).

          "Coventry Subsidiary Organizational Documents" shall have the meaning set forth in Section 3.1(b).

          "Coventry Warrant" shall have the meaning set forth in Section 1.2(c)(vi).

          "Defined Benefit Plan" shall have the meaning set forth in Section 6.17(a).

          "Defined Benefit Plan SERP" shall have the meaning set forth in
     Section 6.17(a).

          "Effective Time" shall have the meaning set forth in Section 2.2.

          "Exchange Agent" shall have the meaning set forth in Section 1.3(a).

          "Exchange Fund" shall have the meaning set forth in Section 1.3(a).

          "Excluded Assets" shall have the meaning set forth in Section 1.6(a).

          "Excluded Liabilities" shall have the meaning set forth in Section 1.6(b).

          "First Boston" shall have the meaning set forth in Section 6.8.

          "Form S-4" shall have the meaning set forth in Section 6.5.

          "Franklin" shall have the meaning set forth in Section 1.2(c)(v).

          "GAAP" shall have the meaning set forth in Section 3.9(a).

          "Governmental Entity" shall have the meaning set forth in Section 3.4.

          "HMOs" shall have the meaning set forth in Section 3.5(a).

          "Hazardous Substances" shall have the meaning set forth in Section 3.18(b).

          "Holding" shall have the meaning set forth in Preamble.

          "HSR Act" shall have the meaning set forth in Section 6.9.

          "IBNR" shall have the meaning set forth in Section 3.9(d).

          "IRS" shall mean the Internal Revenue Service.

          "License Agreement" shall have the meaning set forth in Section
     6.18(g).

          "Marketing Agreement" shall have the meaning set forth in Section 6.18(h).

          "Maryland Newco" shall have the meaning set forth in the Preamble.

          "Merger" shall have the meaning set forth in Section 1.2(b).

          "Merger Ratio" shall have the meaning set forth in Section 1.4.

          "Merger Sub" shall have the meaning set forth in the RECITALS.

          "Mutual" shall have the meaning set forth in the Preamble.

          "Mutual Approvals" shall have the meaning set forth in Section 5.5(b).

        "Mutual Disclosure Letter" shall have the meaning set forth in Section entitled REPRESENTATIONS AND WARRANTIES OF MUTUAL.

          "Mutual DOI Reports" shall have the meaning set forth in Section
     5.5(d).

          "Mutual Government Contracts" shall have the meaning set forth in
     Section 5.5(c).

          "Mutual Indemnity Agreements" shall have the meaning set forth in
     Section 1.7.

          "Mutual Indemnity Business" shall have the meaning set forth in
     Section 1.7.

          "Mutual Material Adverse Effect" shall have the meaning set forth in
     Section 5.12.

          "NASDAQ" shall mean National Association of Securities Dealers Automated Quotation System.

          "Nasdaq" shall have the meaning set forth in Section 1.2(c)(vi).

          "Newco" shall have the meaning set forth in the Preamble.

          "Newco Common Stock" shall have the meaning set forth in Section 1.2(c)(i).

          "Newco Material Adverse Effect" shall have the meaning set forth in
     Section 7.1(f).

          "Newco Preferred Stock" shall have the meaning set forth in Section 1.2(c)(iv).

          "Newco Rights" shall have the meaning set forth in Section 1.2(c)(ii).

          "Newco Rights Agreement" shall have the meaning set forth in Section 1.2(c)(ii).

          "Newco Warrant" shall have the meaning set forth in Section 1.7.

          "Option Securities" shall have the meaning set forth in Section 1.7.

          "PBGC" shall have the meaning set forth in Section 3.15(d).

          "PPOs" shall have the meaning set forth in Section 3.5(a).

          "Person" shall mean individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          "Plan" shall have the meaning set forth in Section 1.2(a).

          "Post-Acquisition Date Tax Period" shall have the meaning set forth in
     Section 6.20(g)(i).

          "Potential Acquiror" shall have the meaning set forth in Section 6.1.

          "Pre-Acquisition Date Tax Period" shall have the meaning set forth in
     Section 6.20(g)(ii).

          "Preferred Certificate" shall have the meaning set forth in Section 1.2(c)(iv).

          "Principal" shall have the meaning set forth in the Preamble.

          "Principal Agreements" shall have the meaning set forth in Section 4.5(d).

          "Principal Approvals" shall have the meaning set forth in Section 4.5(b).

          "Principal Assets" shall have the meaning set forth in Section 1.6(a).

          "Principal Comfort Letter" shall have the meaning set forth in Section 6.8.

          "Principal Commitment" shall have the meaning set forth in Section
     4.8.

          "Principal Directors" shall have the meaning set forth in Section 6.14(a).

          "Principal Disclosure Letter" shall have the meaning set forth in the section entitled REPRESENTATIONS AND WARRANTIES OF PRINCIPAL.

          "Principal DOI Reports" shall have the meaning set forth in Section 4.5(f).

          "Principal ERISA Affiliate" shall have the meaning set forth in
     Section 4.15(h).

          "Principal Financial Statement" shall have the meaning set forth in
     Section 4.9(a).

          "Principal Government Contracts" shall have the meaning set forth in
     Section 4.5(e).

          "Principal Intellectual Property" shall have the meaning set forth in
     Section 4.16.

          "Principal Interim Financial Statements" shall have the meaning set forth in Section 4.9(b).

          "Principal Key Agreements and Instruments" shall have the meaning set forth in Section 4.7.

          "Principal Material Adverse Effect" shall have the meaning set forth in Section 4.25.

          "Principal Organizational Documents" shall have the meaning set forth in Section 4.1(b).

          "Principal Pension Plan" shall have the meaning set forth in Section 4.15(a).

          "Principal Plans" shall have the meaning set forth in Section 4.15(a).

          "Principal Properties" shall have the meaning set forth in Section 4.18(a).

          "Principal Regulatory Statements" shall have the meaning set forth in
     Section 4.9(b).

          "Principal Reports of Examinations" shall have the meaning set forth in Section 4.5(h).

          "Principal Subsidiaries" shall have the meaning set forth in Section 1.6(a).

          "Proxy Statement/Prospectus" shall have the meaning set forth in
     Section 6.5.

          "Renewal Rights Agreement" shall have the meaning set forth in Section 6.18(b).

          "Rights Amendment" shall have the meaning set forth in Section
     6.18(a).

          "SEC" shall mean the U.S. Securities and Exchange Commission.

          "Securities Act" shall have the meaning set forth in Section
     1.2(c)(vi).

          "Service Agreement" shall have the meaning set forth in Section
     6.18(d).

          "Shareholders' Agreement" shall have the meaning set forth in Section 6.18(e).

          "Straddle Period" shall have the meaning set forth in Section 6.20(c).

          "Subsidiaries," when used with respect to any party means any corporation, partnership, joint venture or other legal entity or organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

          "Superior Proposal" shall have the meaning set forth in 6.1.

          "Tangible Net Value" shall have the meaning set forth in 6.19(a).

          "Target Value" shall have the meaning set forth in 6.19(c).

          "Tax Return" shall have the meaning set forth in Section 6.20(g)(vi).

          "Tax Ruling" shall have the meaning set forth in Section 6.20(g)(v).

          "Tax Benefit Agreement" shall have the meaning set forth in Section 6.18(f).

          "Taxes" shall have the meaning set forth in Section 6.20(g)(iv).

          "TBCA" shall have the meaning set forth in Section 1.5.

          "Transition Agreement" shall have the meaning set forth in Section 6.18(c).

          "Triggering Event" shall have the meaning set forth in Section 3.25.

          "Warburg" shall have the meaning set forth in Section 1.2(c)(v).

          "Warburg Agreement" shall have the meaning set forth in Section 1.2(c)(v).

          "Welfare Plan" shall have the meaning set forth in Section 6.17(a).

9.15 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

9.16 DISCLOSURE LETTERS. Each party has received, by separate delivery, and accepted disclosure letters from the other parties regarding the representations and warranties contained in this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the
same to be duly delivered on their behalf on December    , 1997.


                       ATTEST:                                          COVENTRY CORPORATION
              By: /s/ SHIRLEY R. SMITH                                 By: /s/ ALLEN F. WISE
  -------------------------------------------------         --------------------------------------------
               Name: Shirley R. Smith                                   Name: Allen F. Wise
                  Title: Secretary                          Title: President and Chief Executive Officer
                       ATTEST:                                       COVENTRY HEALTH CARE, INC.
              By: /s/ SHIRLEY R. SMITH                                (a Delaware corporation)
  -------------------------------------------------                     By: /s/ DALE B. WOLF
               Name: Shirley R. Smith                       --------------------------------------------
                  Title: Secretary                                       Name: Dale B. Wolf
                       ATTEST:                                            Title: President
                                                                     COVENTRY HEALTH CARE, INC.
              By: /s/ SHIRLEY R. SMITH                                (a Maryland corporation)
  -------------------------------------------------
               Name: Shirley R. Smith                                   By: /s/ DALE B. WOLF
  -------------------------------------------------         --------------------------------------------
                  Title: Secretary                                       Name: Dale B. Wolf
                                                                          Title: President

                                                                    PRINCIPAL HEALTH CARE, INC.
                                                                      By: /s/ KENNETH J. LINDE
                                                            --------------------------------------------
                                                                       Name: Kenneth J. Linde
                                                            Title: President and Chief Executive Officer
                                                                     PRINCIPAL HOLDING COMPANY
                                                                       By: /s/ DAVID J. DRURY
                                                            --------------------------------------------
                                                                        Name: David J. Drury
                                                            Title: Chairman and Chief Executive Officer
                                                              PRINCIPAL MUTUAL LIFE INSURANCE COMPANY
                                                                       By: /s/ DAVID J. DRURY
                                                            --------------------------------------------
                                                                        Name: David J. Drury
                                                            Title: Chairman and Chief Executive Officer

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Plan"), is executed as of the
     day of           , 1998, by and among Coventry Corporation, a Tennessee
corporation ("Coventry"), Coventry Health Care, Inc., a Delaware corporation ("Newco") and Coventry Merger Corporation, a Tennessee corporation wholly owned by Newco ("Merger Sub").

     WHEREAS, the Board of Directors of each of Coventry, Newco and Merger Sub have determined that the merger (the "Merger") of Merger Sub with and into Coventry is in the best interest of its respective corporation;

     WHEREAS, the parties hereto desire that Merger Sub be merged with and into Coventry and all of the issued and outstanding shares of the capital stock of Coventry be automatically converted into shares of capital stock of Newco;

     WHEREAS, upon the effectiveness of the Merger, all of the issued and outstanding shares of Newco will be canceled; all of the issued and outstanding shares of Merger Sub that are currently held by Newco will be converted into 1,000 shares of Coventry; and Coventry will be a wholly-owned subsidiary of Newco; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger provided for herein shall qualify as a transfer within the meaning of Section 351(a) of the Internal Revenue Code of 1986, as amended (the "Code") and a reorganization within the meaning of Section 368(a)(2)(E) of the Code;

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                               THE PLAN OF MERGER

1.1 THE MERGER.

          (a) Upon the terms and subject to the conditions of this Plan and that certain Capital Contribution and Merger Agreement (effective as of November 3, 1997, and amending and restating the Capital Contribution and Share
     Exchange Agreement dated November 3, 1997) executed on December   , 1997
     (the "Merger Agreement"), by and among Coventry, Newco, Coventry Health Care, Inc. (a Maryland corporation), Principal Health Care, Inc. ("Principal,") an Iowa corporation, Principal Holding Company, an Iowa corporation, and Principal Mutual Life Insurance Company, an Iowa mutual insurance company, Merger Sub shall merge at the Effective Time (as defined below in Section 2.2) with and into Coventry and the separate existence of Merger Sub shall cease. Coventry shall be the surviving corporation (the "Surviving Corporation") in the Merger and its separate corporate existence, with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger.

        (b) At the Effective Time:

             (i) each share of Newco's Common Stock, par value $0.01 per share (the "Newco Common Stock"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist;

             (ii) each share of Coventry's Common Stock, par value $0.01 per share ("Coventry Common Stock"), issued immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive
        (A) one share of Newco Common Stock and (B) one right (collectively, the "Newco Rights") issuable under that certain Rights Agreement, dated as of the Closing Date between Newco and ChaseMellon Shareholder Services, LLC (the "Newco Rights Agreement"); and each holder of a certificate (a "Common Certificate") representing shares of Coventry Common Stock shall thereafter cease to have any rights with respect to such shares, except the right to receive the shares of Newco Common Stock and the Newco Rights upon the surrender of such Common Certificate;

             (iii) all of the rights (collectively, the "Coventry Rights") issued under that certain Rights Agreement, dated February 7, 1996, between Coventry and ChaseMellon Shareholder Services, LLC, as amended by that First Amendment to Rights Agreement, dated May 7, 1997 (as amended, the "Coventry Rights Plan"), issued immediately prior to the Effective Time shall be canceled and retired and cease to exist;

             (iv) each share of Coventry's Series A Convertible Preferred Stock, par value $0.01 per share ("Coventry Preferred Stock"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one share of Newco's Series A Convertible Preferred Stock, par value $0.01 per share ("Newco Preferred Stock"); all shares of Coventry Preferred Stock shall be canceled and retired and shall cease to exist; and each holder of a certificate (a "Preferred Certificate") (the Common Certificates and Preferred Certificates, hereinafter collectively being referred to as the "Certificates") representing any shares of Coventry Preferred Stock shall thereafter cease to have any rights with respect to such shares, except the right to receive the Newco Preferred Stock upon the surrender of such Preferred Certificate;

             (v) each Convertible Exchangeable Subordinated Note (the "Convertible Notes") issued under that certain Amended and Restated Securities Purchase Agreement, dated May 7, 1997 (the "Warburg Agreement "), by and among Coventry, Warburg, Pincus Ventures L.P. ("Warburg") and Franklin Capital Associates III L.P. ("Franklin"), as
        amended by that certain Warburg Consent, dated as of December    , 1997
        (the "Warburg Consent "), and then outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a Convertible Exchangeable Subordinated Note in accordance with the terms of the Warburg Consent;

             (vi) each of the options (individually, a "Coventry Option" and collectively, the "Coventry Options") then outstanding under Coventry's stock option plans listed on Schedule 1.2 hereto (collectively, the "Coventry Stock Option Plans") shall be converted, without any action on the part of the holder thereof, into the right to purchase that number of shares of Newco equal to the number of shares of Coventry Common Stock issuable upon exercise as set forth in such Coventry Option; such Coventry Options shall, by virtue of the Merger and without any further action on the part of Coventry or the holder of any such Coventry Option, be assumed by Newco; each of the warrants listed on Schedule 1.2 hereto (individually, a "Coventry Warrant " and collectively, the "Coventry Warrants") shall be converted, without any action on the part of the holder thereof, into the right to purchase that number of shares of Newco equal to the number of shares of Coventry Common Stock issuable upon exercise as set forth in such Coventry Warrant; such Coventry Warrants shall, by virtue of the Merger and without any further action on the part of Coventry or the holder of any such Coventry Warrant, be assumed by Newco; each Coventry Option or Coventry Warrant assumed by Newco shall be exercisable upon the same terms and conditions as under the applicable Coventry Stock Option Plan and the applicable Coventry Option issued thereunder or under the Coventry Warrant except that (i) each such Coventry Option shall be exercisable for that whole number of shares of Newco Common Stock into which the number of shares of Coventry Common Stock subject to such Coventry Option or Coventry Warrant immediately prior to the Effective Time would be converted under this
        Section 1.2, and (ii) the option or warrant price per share of Newco Common Stock shall be an amount equal to the option or warrant price per share of Coventry Common Stock subject to such Coventry Option or Coventry Warrant in effect immediately prior to the Effective Time; and Newco shall reserve for issuance the number of shares of Newco Common Stock that will become issuable upon the exercise of such Coventry Options and Coventry Warrants, shall file as soon as possible after the Effective Time, and maintain the effectiveness during the period the Coventry Options are outstanding, Registration Statements on Forms S-8 under the Securities Act of 1933, as amended (the "Securities Act "), with respect to the shares of Newco

        Common Stock issuable upon exercise of the Coventry Options, upon demand pursuant to the terms of the Warburg Agreement, will register the shares of Newco Common Stock issuable upon exercise or conversion of the securities issued under the Warburg Agreement, and shall take appropriate action to list all such shares with The Nasdaq Stock Market ("Nasdaq") and to provide appropriate notice of issuance to Nasdaq; and

             (vii) all of the shares of common stock, par value $0.01 per share, of Merger Sub issued and outstanding and held by Newco immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Newco, be converted into the right to receive a total of 1,000 shares of Coventry Common Stock, which shares shall represent all of the issued and outstanding shares of capital stock of Coventry immediately after the Effective Time.

1.3  SURRENDER AND PAYMENT.

          (a) As of the Effective Time, Newco shall deposit, or shall cause to be deposited, with an exchange agent selected by Coventry, which shall be Coventry's Transfer Agent or such other party reasonably satisfactory to Coventry (the "Exchange Agent "), for the benefit of the holders of shares of Coventry Common Stock and Coventry Preferred Stock, for exchange in accordance with this Article 1, certificates representing the shares of Newco Common Stock and Newco Preferred Stock (such cash and certificates for shares of Newco Common Stock and Newco Preferred Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund ") to be issued pursuant to Section 1.2 hereof and paid pursuant to this Section 1.3 in exchange for outstanding shares of Coventry Common Stock and Coventry Preferred Stock.

          (b) Promptly after the Effective Time, Coventry shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Newco may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Newco Common Stock and/or Newco Preferred Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to promptly receive in exchange therefor (x) a certificate representing that number of whole shares of Newco Common Stock or Newco Preferred Stock, as appropriate, and (y) a check representing the amount of unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this
     Section 1.3, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the unpaid dividends and distributions, if any, payable to holders of Certificates. In the event of a transfer of ownership of Coventry Common Stock or Coventry Preferred Stock which is not registered in the transfer records of Coventry, a certificate representing the proper number of shares of Newco Common Stock or Newco Preferred Stock, as appropriate, may be issued to such a transferee if the Certificate representing such Coventry Common Stock or Coventry Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          (c) At or after the Effective Time, there shall be no transfers on the stock transfer books of Coventry of the shares of Coventry Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Newco, they shall be canceled and exchanged for certificates evidencing ownership of shares of Newco Common Stock and/or Newco Preferred Stock deliverable in respect thereof pursuant to this Plan in accordance with the procedures set forth in this Section 1.3.

          (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Newco Common Stock and Newco Preferred Stock) that remains unclaimed by the former shareholders of Coventry one year after the Effective Time shall be delivered to Newco. Any former shareholders of Coventry who have not theretofore complied with this
     Section 1.3 shall thereafter look only to Newco for payment of their shares of Newco Common Stock and/or Newco Preferred Stock, unpaid dividends and distributions on the Newco Common Stock and/or Newco Preferred Stock deliverable in respect of each share of Coventry Common Stock or Coventry Preferred Stock, as appropriate, such shareholder holds as determined pursuant to this Plan, in each case, without any interest thereon.

          (e) None of Coventry, Principal, Newco, the Exchange Agent or any other person shall be liable to any former holder of shares of Coventry Common Stock or Coventry Preferred Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Newco, the posting by such person of a bond in such reasonable amount as Newco may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Newco Common Stock and/or Newco Preferred Stock and unpaid dividends and distributions on shares of Newco Common Stock and/or Newco Preferred Stock deliverable in respect thereof pursuant to this Plan.

1.4 ADJUSTMENT OF MERGER RATIO. In the event that, subsequent to the date of this Plan but prior to the Effective Time, Coventry changes the number of shares of Coventry Common Stock issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the merger ratio (the "Merger Ratio") of one share of Coventry Common Stock for one share of Newco Common Stock and one Newco Right and one share of Coventry Preferred Stock for one share of Newco Preferred Stock shall be appropriately adjusted.

1.5 EFFECT OF MERGER. The Merger shall have the effect specified in Section 48-21-108 of the Tennessee Business Corporation Act (the "TBCA").

1.6 TAX EFFECT. It is the intent of the parties that the Merger qualify as a transfer subject to Section 351(a) of the Code and a reorganization subject to
Section 368(a)(2)(E) of the Code.

                                   ARTICLE 2
                           CLOSING AND EFFECTIVE TIME

2.1 THE CLOSING. Subject to the terms and conditions of this Plan, the closing (the "Closing") of the Merger shall take place at the offices of Bass, Berry & Sims PLC, First American Center, Nashville, Tennessee, at the time and on the date of the closing of the Merger Agreement. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

2.2 EFFECTIVE TIME. If all the conditions to this Plan and the Merger Agreement shall have been fulfilled or waived in accordance therewith and this Plan shall not have been terminated as provided in Article 4 hereof, the parties hereto shall cause a Articles of Merger, meeting the requirements of Section 48-21-107 of the TBCA, to be properly executed and filed on the Closing Date. The Merger shall become effective at the time of filing of the Articles of Merger with the Secretary of State of the State of Tennessee in accordance with Section 48-21-108(e) the TBCA (the "Effective Time").

                                   ARTICLE 3
                           THE SURVIVING CORPORATION

3.1 CHARTER. The Charter of Coventry in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation, until duly amended in accordance with applicable law.

3.2 BYLAWS. The Bylaws of Coventry in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

3.3 DIRECTORS. The directors of Coventry immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

3.4 OFFICERS. The officers of Coventry immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

                                   ARTICLE 4
                        APPROVAL OF MERGER; TERMINATION

4.1 APPROVAL OF MERGER.

          (a) The Merger has been approved by the Board of Directors and shareholders of each of Newco and Merger Sub.

          (b) Subject to the fulfillment or waiver of the conditions set forth in the Merger Agreement, Coventry's Board of Directors has approved the Merger and has recommended the Merger to Coventry's shareholders for
     approval by the shareholders of record on           , 1998 at a special
     meeting of shareholders to be held on March   , 1998 (the "Special
     Meeting"). The Board of Directors of Coventry shall, upon the declaration by the Securities Exchange Commission of the effectiveness of a Prospectus and Proxy Statement on Form S-4 under the Securities Act of 1933, as amended, deliver written notice to the Coventry shareholders of the Special Meeting in accordance with the provisions of Section 48-17-105 of the TBCA and the Bylaws of Coventry as then in effect.

4.2 PLAN TERMINATION. This Plan shall terminate in the event of termination of the Merger Agreement.

4.3 EFFECT OF TERMINATION. If this Plan shall be terminated as provided in
Section 4.2 hereof, all obligations of the parties hereunder shall terminate without liability of any party to any other party.

                                   ARTICLE 5
                                 MISCELLANEOUS

5.1 HEADINGS. The headings in this Plan are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Plan.

5.2 GOVERNING LAW. All questions with respect to this Plan and the rights and liabilities of the parties shall be governed by the laws of the State of Tennessee, regardless of the choice of law provisions in effect in Tennessee or any other jurisdiction.

5.3 SUCCESSORS AND ASSIGNS. This Plan shall inure to the benefit of and be binding on the successors and permitted assigns of each of the parties; provided, however, that this Plan may not be assigned by any party without the prior written consent of the other.

5.4 MODIFICATIONS. This Plan may not be amended, modified, waived, discharged, or terminated except by an instrument in writing signed by each party hereto.

5.5 SEVERABILITY. The invalidity, illegality, or unenforceability of any particular provision of this Plan shall not affect the other provisions hereof, and this Plan shall be construed in all respects as if such invalid, illegal, or unenforceable provision were omitted. Furthermore, in lieu of such invalid, illegal, or unenforceable provision, there shall be added automatically as a part of this Plan a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and as may be valid, legal, and enforceable.

5.6 COUNTERPARTS. This Plan may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have duly executed this Plan as of the date first above written.

                                          COVENTRY CORPORATION

                                          By:
                                            Name:
                                            Title:

                                          COVENTRY HEALTH CARE, INC.

                                          By:
                                            Name:
                                            Title:

                                          COVENTRY MERGER CORPORATION

                                          By:
                                            Name:
                                            Title:

                               ARTICLES OF MERGER
                                       OF
                              COVENTRY CORPORATION
                           (A TENNESSEE CORPORATION)

                                      AND

                          COVENTRY MERGER CORPORATION
                           (A TENNESSEE CORPORATION)

     Pursuant to the provisions of Section 48-21-104 of the Tennessee Business Corporation Act, these Articles of Merger provide that:

     1. Coventry Merger Corporation, a Tennessee corporation ("Merger Sub"), shall be merged with and into Coventry Corporation, a Tennessee corporation ("Coventry"), which shall be the surviving corporation.

     2. In accordance with the provisions of Section 48-21-104 of the Tennessee Business Corporation Act (the "TBCA"), the Agreement and Plan of Merger, dated
as of [          ], 1997, a copy of which is attached hereto as Attachment A
(the "Plan"), pursuant to which Merger Sub shall be merged with and into Coventry, was adopted by: (a) the sole shareholder of Merger Sub by unanimous
written consent dated [          ], 1997 in accordance with Section 48-17-104 of
the TBCA and (b) the affirmative vote of the holders of a majority of the shares of Coventry's capital stock entitled to vote at a special meeting called for the
purpose of approving the Plan held on March   , 1998 in accordance with Section
48-17-105 of the TBCA.

     3. The Merger shall be effective when these Articles of Merger are filed by the Secretary of State of the State of Tennessee.

     IN WITNESS WHEREOF, these Articles of Merger have been executed on behalf of Coventry Corporation and Coventry Merger Corporation by their authorized
officers as of March   , 1998.

                                          COVENTRY CORPORATION

                                          By:
                                              Name:
                                            Title:

                                          COVENTRY MERGER CORPORATION

                                          By:
                                              Name:
                                            Title:

THIS WARRANT AND THE SECURITIES ISSUABLE UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT "), OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO COVENTRY HEALTH CARE, INC., IS EXEMPT FROM SUCH REGISTRATION.

                           COVENTRY HEALTH CARE, INC.
                         COMMON STOCK PURCHASE WARRANT

     Attached hereto as Exhibit 1 is a list (the "Option List") of issued and outstanding options (each, an "Option"), and warrants (each, a "Warrant," and together with the Options the "Option Securities") that give the respective holders thereof the right to acquire shares of Common Stock, par value $0.01 per share (the "Common Stock"), of COVENTRY HEALTH CARE, INC., a Delaware corporation (the "Company"). The Option List sets forth the name of each holder of an Option Security, the date on which such Option Security may be exercised, the date on which such Option Security expires, and the exercise price per share of Common Stock issuable upon the exercise of such Option Security. Reference is made herein to that certain Capital Contribution and Merger Agreement (effective as of November 3, 1997, and amending and restating the Capital Contribution and
Share Exchange Agreement dated November 3, 1997), executed on December   , 1997
(the "Merger Agreement"), by and among the Company, Coventry Health Care, Inc. (a Maryland corporation), Coventry Corporation, a Tennessee corporation, Principal Mutual Life Insurance Company, an Iowa mutual insurance company ("Principal Mutual "), Principal Holding Company, an Iowa corporation, and Principal Health Care, Inc., an Iowa corporation ("Principal "). Capitalized terms not herein defined shall have the meanings ascribed thereto in the Merger Agreement.

     The Company hereby certifies that, for value received, Principal or its successor or assigns (the "Holder"), is entitled, subject to the terms set forth below, to purchase from the Company, at any time and from time to time during the period beginning on the date hereof and ending on the latest date of expiration set forth on the Option List (the "Exercise Period ") for each Option Security set forth on the Option List (and only during the period from the date each such Option Security is exercised and ending on the later of the termination date of the Option Security without regard to the actual date of exercise by the holder of the Option Security, or the thirtieth day after Holder receives notice from the Company of the exercise of the Option Security) a corresponding number of shares of Common Stock equal to 66 2/3% of the number of shares of Common Stock purchasable under such Option Security, at the exercise price set forth on the Option List for such Option Security, provided that in the event any Option Security shall not have been exercised and shall be cancelled, then the right to purchase hereunder shall be correspondingly reduced by 66 2/3% of the number of shares of Common Stock covered by such cancelled option. This Warrant is herein called the "Principal Warrant."

1.   EXERCISE OF WARRANT.

     1.1 DELIVERY OF EXERCISE NOTICE. During the Exercise Period, on or before the fifth business day immediately following the last calendar day of March, June, September and December during each year of the Exercise Period, and at least twenty (20) days before any meeting of the Company's shareholders or any other action involving a vote of the Company's Common Stock, the chief financial officer of the Company shall deliver to the Holder a written notice (each, a "Warrant Notice") that sets forth (i) the number of shares of Common Stock that the Holder shall thereafter be entitled to purchase, which number shall be equal to the product of (x) 66 2/3% and (y) the number of shares of Common Stock that were issued by the Company upon the exercise of any Option Securities since the last Warrant Notice through the record date for the shareholder meeting or voting event requiring the immediate Warrant Notice or, in all other cases, through the period ending thirty (30) days before such Warrant Notice; (ii) the price per share (the "Notice Price") received by the Company upon such exercise of each of such Option Securities; and (iii) a description of any Option Securities that have expired or have been canceled during the same period.

     1.2 EXERCISE. The purchase rights evidenced by this Warrant shall be exercised by the Holder delivering to the Company a written notice substantially in the form attached as Exhibit 2 hereto (the "Exercise Notice"), duly executed by such Holder, accompanied by payment (the "Exercise Payment") of an amount equal to the Notice Price multiplied by the number of shares being purchased pursuant to such exercise, payable as follows: (a) by payment to the Company in cash, by check, or by wire transfer of the Exercise Payment, or (b) by surrender to the Company for cancellation of securities of the Company having a Market Price (as hereinafter defined) on the date of exercise equal to the Exercise Payment.

     For purposes hereof, the term "Market Price" shall mean (a) if the Common Stock is traded on a national securities exchange, the last reported sale price of a share of Common Stock, regular way on such date or, in case no such sale takes place on such date, the average of the closing bid and asked prices thereof regular way on such date, in either case as officially reported on the principal national securities exchange on which the Common Stock is then listed or admitted for trading, or, (b) if the Common Stock is not then listed or admitted for trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers, Inc. ("NASD"), the last reported trading price of the Common Stock on such date, or (c) if not listed or admitted to trading on any national securities exchange or designated as a national market system security, the average of the reported bid and asked price of the Common Stock on such date in the over-the-counter market as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any member of the NASD selected by the Company or, (d) if the shares of Common Stock are not so publicly traded, the fair market value thereof, as determined in good faith by the Board of Directors of the Company.

2. DELIVERY OF STOCK CERTIFICATES ON EXERCISE. As soon as practicable after any exercise of this Principal Warrant and receipt of the Exercise Payment, and in any event within ten business days thereafter, the Company, at its expense, will cause to be issued in the name of and delivered to the Holder a certificate or certificates for the number of fully paid and non-assessable shares of Common Stock or property to which such holder shall be entitled upon such exercise, plus, in lieu of any fractional share to which such holder would otherwise be entitled, cash in an amount determined in accordance with Section 3.5 hereof. The Company agrees that the shares so purchased shall be deemed to be issued to the holder hereof as the record owner of such shares as of the close of business on the date the Exercise Notice shall have been delivered and payment made for such shares as aforesaid.

3. OTHER ADJUSTMENTS. The number of shares of Common Stock issuable upon exercise of this Principal Warrant shall be subject to adjustment from time to time in accordance with this Section 3.

     3.1 CANCELLATION OR EXPIRATION OF OPTION CONVERTIBLE SECURITIES. If any Option Security shall expire or shall be canceled without being exercised, in whole or in part, and any obligation of the Company to issue shares of Common Stock thereunder shall terminate, then the right of the Holder to acquire any shares of Common Stock relating to such canceled Option Security shall immediately terminate and no longer be in effect.

     3.2 PRINCIPAL WARRANT ADJUSTMENT. In the event the Exercise Price and/or the number of shares underlying any Option Security shall be adjusted as a result of the anti-dilution rights pertaining to such Option Security, then this Principal Warrant shall likewise be adjusted with respect to such Option Security.

     3.3 REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE OF ASSETS. If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holder of this Principal Warrant shall have the right to acquire and receive upon exercise of this Principal Warrant such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of the Company's Common Stock (the "Reorganization Consideration") as shall equal the product of (x) forty percent (40%) and (y) any Reorganization Consideration payable to the holders of the Option Securities in connection with their ownership of such Option Securities.

     3.4 ADJUSTMENT BY BOARD OF DIRECTORS. If any event occurs as to which, in the opinion of the Board of Directors of the Company, the provisions of this
Section 3 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holder of this Principal Warrant in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid.

     3.5 FRACTIONAL SHARES. The Company shall not issue fractions of shares of Common Stock upon exercise of this Principal Warrant or scrip in lieu thereof. If any fraction of a share of Common Stock would, except for the provisions of this Section 3.5, be issuable upon exercise of this Principal Warrant, the Company shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the Market Price, calculated to the nearest one-hundredth (1/100) of a share.

     3.6 OFFICER'S STATEMENT AS TO ADJUSTMENTS. Whenever the number of shares issuable upon exercise of this Principal Warrant shall be adjusted as provided in this Section 3, the Company shall deliver to the Holder, a statement, signed by the Chief Financial Officer of the Company, showing in reasonable detail an amended and restated Exhibit 1 to this Principal Warrant that will be effective after such adjustment.

4. RESERVATION OF STOCK. The Company shall at all times reserve and keep available out of its authorized but unissued stock, solely for the issuance and delivery upon the exercise of this Principal Warrant, such number of its duly authorized shares of Common Stock as from time to time shall be issuable upon the exercise of this Principal Warrant.

5. REPLACEMENT OF WARRANT. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Principal Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to it, or (in the case of mutilation) upon surrender and cancellation thereof, the Company will issue, in lieu thereof, a new warrant of like tenor.

6. REMEDIES. The Company stipulates that the remedies at law of the Holder in the event of any default by the Company in the performance of or compliance with any of the terms of this Principal Warrant are not and will not be adequate, and that the same may be specifically enforced.

7. NEGOTIABILITY, ETC. This Principal Warrant and any shares of Common Stock issuable under this Principal Warrant may not be sold, pledged, hypothecated or otherwise transferred except in accordance with the provisions of that certain Shareholders' Agreement, of even date herewith, by and among the Company, Principal and Principal Mutual.

8. NOTICES. All notices, consents, waivers, and other communications under this Principal Warrant must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt) provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight courier service (receipt requested), in each case to the appropriate address and telecopier number set forth below (or such other address and telecopier number as the Company or the Principal may designate by notice to the other party):

     (i)  if to the Company:

        Dale Wolf
        Coventry Health Care, Inc.
        53 Century Boulevard
        Nashville, Tennessee 37214
        Telecopy Number:

        with a copy to:
Bob F. Thompson, Esq.
Bass, Berry & Sims PLC
2700 First American Center
Nashville, Tennessee 37238
Telecopy Number: (615) 742-6298

     (ii)  if to the Principal:

        Kenneth J. Linde
        Principal Health Care, Inc.
        6705 Rockledge Drive
        Suite 100
        Bethesda, Maryland 20817
        Telecopy Number:

        with a copy to:

        Thomas M. Farah, Esq.
        Epstein, Becker & Green, P.C.
        1227 25th Street, N.W., Suite 700
        Washington, D.C. 20037
        Telecopy Number: (202) 296-2882

        and

        Robert J. Mrizek, Esq.
        Principal Health Care, Inc.
        6705 Rockledge Drive
        Suite 100
        Bethesda, MD 20817
        Telecopy Number: (301) 493-0743

        and

        Mark Movic
        Principal Mutual Life Insurance Company
        711 High Street
        Des Moines, Iowa 50392
        Telecopy Number: (515) 247-0130

        and

        Karen E. Shaff, Esq.
        Principal Mutual Life Insurance Company
        711 High Street
        Des Moines, Iowa 50392
        Telecopy Number: (515) 248-3011

9. HEADINGS, ETC. The headings in this Principal Warrant are for purposes of reference only, and shall not limit or otherwise affect the meaning hereof.

10. CHANGE, WAIVER, ETC. Neither this Principal Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

11. GOVERNING LAW. THIS PRINCIPAL WARRANT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES IN EFFECT THEREIN.

     IN WITNESS WHEREOF, COVENTRY HEALTH CARE, INC. has caused its duly authorized officer to execute this Principal Warrant in its name and on its
behalf on the [     ] day of [          ], 1998.

Attest:                                            COVENTRY HEALTH CARE, INC.

By:                                                By:
Name:                                              Name:
Title:                                             Title:

Dated: ________, 1998

                                   EXHIBIT 1

                           LIST OF OPTION SECURITIES

                                   EXHIBIT 2

                            FORM OF EXERCISE NOTICE

                  [TO BE SIGNED ONLY UPON EXERCISE OF WARRANT]

To Coventry Health Care, Inc.:

     The undersigned, the holder of that certain Principal Warrant, dated
[          ], 1998 (the "Warrant"), issued by you, hereby acknowledges receipt of a Warrant Notice on ________ from you; hereby irrevocably elects to exercise the purchase right represented by such Principal Warrant for, and to purchase thereunder, ________ shares of Common Stock, par value $0.01 per share, of Coventry Health Care, Inc., herewith makes payment of $________ therefor; and requests that the stock certificate for such shares be issued in the name of, and be delivered, to the person listed below at the address listed under such person's name:

Name:

Address:

Dated:

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

                            SHAREHOLDERS' AGREEMENT

     THIS SHAREHOLDERS' AGREEMENT (this "Agreement "), dated as of [          ],
is by and among Coventry Health Care, Inc., a Delaware corporation (the "Company"), Principal Mutual Life Insurance Company, an Iowa mutual insurance company ("Mutual "), and Principal Health Care, Inc., an Iowa corporation ("Principal "). Reference is made herein to that certain Capital Contribution and Merger Agreement (effective as of November 3, 1997, and amending and restating the Capital Contribution and Share Exchange Agreement dated as of
November 3, 1997) executed on December           , 1997 (the "Merger
Agreement ") by and among the Company, Coventry Corporation, a Tennessee corporation, Coventry Health Care, Inc., a Maryland corporation, Mutual, Principal Holding Company, an Iowa corporation, and Principal. Capitalized terms not herein defined shall have the meanings ascribed thereto in the Merger Agreement.

     WHEREAS, Section 6.18(e) of the Merger Agreement provides that the Company, Principal and Mutual execute and deliver this Agreement as a condition precedent to the effectiveness of the Merger Agreement;

     WHEREAS, the parties hereto desire to effect the transactions contemplated by the Merger Agreement and to enter into this Agreement in order to set forth certain agreements and understandings with respect to the obligations, rights and privileges of Principal as a shareholder of the Company;

     NOW THEREFORE, in consideration of promises and mutual covenants and agreements set forth herein and in the Merger Agreement, intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. RESTRICTION ON RESALE; LEGEND.

          (a) RESALE OF SECURITIES. Principal and Mutual each hereby covenant that:

             (i) it will not, directly or indirectly, sell or otherwise transfer the shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), acquired thereby under the Merger Agreement or otherwise except pursuant to an effective registration under the Securities Act of 1933, (the "Securities Act ") or in a transaction which, in the opinion of counsel reasonably satisfactory to the Company, qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder; and

             (ii) on or before the fifth anniversary hereof, it will not, directly or indirectly, sell or otherwise transfer, or permit any of its subsidiaries, directly or indirectly, to sell or to transfer, the shares of Common Stock acquired thereby under the Merger Agreement or otherwise, to any person other than an entity that is an Affiliate (as defined under Rule 13d-3 of the Securities and Exchange Act of 1934, as amended) of Mutual and/or Principal (such Affiliate, now or in the future, a "Mutual Affiliate") which agrees to be bound by the terms of this Agreement, unless such sale or transfer (A) is made in accordance with the provisions of Section 9 hereof, (B) is made pursuant to and in compliance with Rule 144 under the Securities Act, or (C) shall have been approved by the written consent of the Company's Board of Directors.

          (b) STOCK LEGEND. The stock certificates evidencing ownership of the shares of Common Stock acquired by Principal under the Merger Agreement will bear substantially the following legends:

         THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, IS EXEMPT FROM SUCH REGISTRATION.

         THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN THAT CERTAIN SHAREHOLDERS'

         AGREEMENT, DATED [          ], BETWEEN PRINCIPAL MUTUAL LIFE
         INSURANCE COMPANY, PRINCIPAL HEALTH CARE, INC. AND THE COMPANY, A COPY OF WHICH AGREEMENT IS ON FILE AT THE OFFICE OF THE SECRETARY OF THE COMPANY. ANY ATTEMPTED TRANSFER OF THE SECURITIES IN VIOLATION OF THE PROVISIONS OF THE SHAREHOLDERS' AGREEMENT SHALL BE VOID AB INITIO AND SHALL NOT BE RECOGNIZED BY THE COMPANY.

     The legend in the first paragraph above shall be removed by the Company from and after the expiration of the holding period for restricted securities under the Act, if the Company shall receive an opinion of counsel, from counsel reasonably acceptable to the Company, that such legend is not required under the Securities Act or any state securities laws. In addition, whenever any shares cease to be subject to this Agreement and are not otherwise restricted securities, the shareholder thereof shall be entitled to receive from the Company, without expense, upon surrender to the Company of the certificate representing such shares, a new certificate representing such shares, of like tenor but without a legend of the character set forth above.

SECTION 2. SUBSCRIPTION RIGHT. If at any time after the date hereof, the Company proposes to issue equity securities of any kind (the term "equity securities" shall include for these purposes any warrants, options or other rights to acquire equity securities and debt securities convertible into equity securities but shall not include the issuance of securities (i) upon conversion of the Preferred Stock ("Preferred Stock") or Convertible Promissory Notes ("Convertible Notes") issued under the Warburg Agreement, as amended by the Warburg Consent, (ii) pursuant to which the Company or any of its subsidiaries acquires another corporation or other entity by merger, consolidation, exchange offer, share exchange, purchase of substantially all of the assets or stock, or other form of reorganization, (iii) pursuant to any employee or director stock option or incentive plans, stock bonus plan, employee stock purchase plan, employee savings plan, supplemental executive retirement plan, management equity program, or similar employee or director stock plan (iv) to providers and/or customers of the Company in an amount not to exceed 2% of the shares of Common Stock outstanding from and after the date hereof, (vi) pursuant to that certain Rights Agreement dated as of the Closing Date between the Company and ChaseMellon Shareholder Services, LLC ("Rights Agreement"), or (viii) under the Warrant Agreement between the Company and Principal dated of even date herewith) then, as to Principal, the Company shall:

          (a) give written notice setting forth in reasonable detail (i) the designation and all of the terms and provisions of the securities proposed to be issued (the "Proposed Securities"), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (ii) the price and other terms of the proposed sale of such securities; (iii) the amount of such securities proposed to be issued; and (iv) such other information as the holders of the Securities may reasonably request in order to evaluate the proposed issuance;

          (b) offer to issue to Principal (and/or to any other Mutual Affiliate which shall own shares of Common Stock) upon the terms described in subparagraph (a) above an amount of Equity Securities identical to the Proposed Securities (the "Subscription Securities") equal to (i) the number of Proposed Securities to be issued times (ii) such percentage as will allow Principal and the Mutual Affiliates to own, following the issuance of the Proposed Securities, a percentage of such Equity Securities equal to a percentage determined by dividing (x) the number of shares of Common Stock owned by Principal and/or any Mutual Affiliate immediately preceding the issuance of the Proposed Securities, by (y) the total number of shares of Common Stock outstanding immediately preceding the issuance of the Proposed Securities (provided that in no event shall such percentage determined by dividing (x) by (y) exceed 40%).

          (c) Principal and/or Mutual Affiliate must notify the Company of its intent to exercise its purchase rights hereunder within ten (10) days after receipt of such notice from the Company and purchase the Subscription Securities upon the closing of the issuance of the Proposed Securities.

          (d) Upon the expiration of the offering period described above, the Company will be free to sell such Subscription Securities that Principal and/or any Mutual Affiliate has not elected to purchase during the ninety
     (90) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to Principal and/or any Mutual Affiliate. Any Subscription Securities offered or sold by the Company after such ninety (90) day period must be reoffered to Principal and/or any Mutual Affiliate pursuant to this Section 2.

          (e) The election by Principal and/or any Mutual Affiliate not to exercise its subscription rights under this Section 2 in any one instance shall not affect its right (other than in respect of a reduction in its percentage holdings) as to any subsequent proposed issuance. Any sale of such securities by the Company without first giving Principal and/or any Mutual Affiliate the rights described in this Section 2 shall be void and of no force and effect.

SECTION 3. EFFECT OF RIGHTS AGREEMENT. At or prior to the Closing, the Company shall have adopted the Rights Agreement, substantially in the form attached as
Exhibit 8 to the Merger Agreement, pursuant to which Principal, Mutual and/or any Mutual Affiliate shall be exempt from the definition of an "Acquiring Person" (as defined under the Rights Agreement) for so long as none of Principal, Mutual and/or any Mutual Affiliate has breached in any material respect, any provision of Sections 1(a) or, 4 of this Agreement while such sections remain effective, and after such sections shall no longer be effective, until such time as Mutual and the Mutual Affiliates shall collectively Beneficially Own less than fifteen percent (15%) of the Common Stock.

SECTION 4. STANDSTILL. Mutual hereby covenants and agrees that, on or before the fifth anniversary of the date hereof, it will not, and will cause Mutual Affiliates to not, without the prior written consent of a majority of the members of the Company's Board of Directors, do any of the following except pursuant to Section 2 hereof:

          (a) acquire, offer or agree to acquire any shares of Common Stock (or options or warrants to acquire, or securities convertible into or exchangeable for, shares of Common Stock) if, as a result of such acquisition, Mutual (together with any Mutual Affiliates) would Beneficially Own more than a number of shares of Common Stock in excess of a number equal to forty percent (40%) of the outstanding shares of Common Stock plus forty percent (40%) of the shares of Common Stock issuable upon conversion of the Convertible Notes plus forty percent (40%) of the number of shares of Common Stock issuable upon conversation of the Preferred Stock; provided, however, that, for purposes of computing such amount, the 37,900 shares of Common Stock Beneficially Owned by Invista Capital
     Management, Inc. ("Invista") on December   , 1997 shall be excluded from
     such calculation for as long as such shares are regarded as Beneficially Owned by Invista (and no longer) and provided that no executive officer or director of Mutual or Principal or any employee of Mutual, Principal, or any of their affiliates other than officers, directors or employees of Invista charged with the responsibility thereof shall participate in the voting of such shares and provided further that for so long as the Convertible Notes are outstanding, Mutual and the Mutual Affiliates, in the aggregate, will not vote or act on written consent in any matter coming before shareholders at any shareholder meeting or shareholder action in excess of forty percent (40%) of the shares of Common Stock outstanding plus forty percent (40%) of the shares of Preferred Stock outstanding;

          (b) directly or indirectly commence or participate in a solicitation of proxies either to oppose the election of any Person to the Board of Directors or to seek the removal of any Person from the Board of Directors, which Person has been nominated by the Nominating Committee of the Board of Directors;

          (c) vote its shares of Common Stock for the election of any Person to the Board of Directors other than the Persons nominated by the Nominating Committee of the Board of Directors; or

          (d) directly or indirectly make or solicit or assist any third party to make a tender or exchange offer to purchase any shares of Common Stock or make any public announcement concerning, or submit any written proposal to the Board of Directors of the Company for a merger, share exchange, acquisition of substantially all of the assets or similar transaction involving the Company.

SECTION 5. SUSPENSION OF COVENANTS. The provisions of Section 1(a)(ii) and 4 hereof shall thereafter cease to apply in the event of any of the following:

          (a) the Company issues voting securities in an acquisition by the Company of another corporation or entity by merger, consolidation, exchange offer, purchase of substantially all of the assets or stock, or other form of business combination ("Company Acquisition") to any Person as a result of which such Person, together with its affiliates, shall own a number of shares of voting securities that shall equal or exceed the number of such shares owned by Mutual and the Mutual Affiliates in the aggregate;

          (b) the number of shares of Common Stock then owned by Mutual and the Mutual Affiliates, in the aggregate, shall be less than 10% of the then issued and outstanding shares of Common Stock; or

          (c) the number of shares of Common Stock then owed by any Person (other than Warburg, or a Person who acquired a number of shares of Common Stock in a Company Acquisition which did not equal or exceed the number of shares owned by Mutual and the Mutual Affiliates in the aggregate, so long as the Company does not permit such person to acquire additional shares of Common Stock) and the Affiliates of such Person, in the aggregate, shall be greater than 15% of the insured and outstanding shares of Common Stock

SECTION 6. RIGHT TO MATCH OFFER. During such period as Section 4 shall be effective, in the event a third party makes a bona fide tender or exchange offer (a "Bona Fide Offer") to purchase a majority of the issued and outstanding shares of Common Stock or to effect a merger or share exchange in which the acquisition of substantially all of the assets or similar transaction involving the Company, then not withstanding the provisions of section 4, Mutual shall be permitted to make a competing offer (the "Mutual Offer") to the Board of Directors of the Company. Upon the receipt of any Bona Fide Offer, the Board of Directors shall establish a special committee (the "Special Committee"), consisting of members of the Board of Directors that are neither members of the Company's management nor members of the Board of Directors designated by Mutual pursuant to the terms of Section 7 hereof. The Special Committee shall determine whether it is advisable and in the best interest of the Company to solicit additional offers from any other party or parties, shall retain any legal or financial advisory services deemed necessary or advisable to assist it in its analysis of the Bona Fide Offer, the Mutual Offer and any other offers solicited from third parties by the Company, and shall establish any procedures deemed necessary or advisable to regulate the process pursuant to which the Company entertains and analyzes the competing offers. The Special Committee shall analyze each such offer and shall make a recommendation to the entire Board of Directors with respect to whether any such offer is one that the Company should recommend to its shareholders. If the Special Committee shall determine that the value of the Bona Fide Offer or any other offer solicited from a third party is greater than the value of the Mutual Offer, then Mutual shall have the opportunity to amend the Mutual Offer to match or exceed the value of the higher offer and each of the other parties that has submitted an offer to the Company shall have the right to submit a revised offer to the Company. If the Special Committee shall determine that, after the Company shall have received the final offer from each such party, the value of the Mutual Offer is equal to or greater than any other offer received by the Company and that the Mutual Offer is advisable and in the best interest of the Company's shareholders, then, notwithstanding the provisions of Section 4(a) hereof to the contrary, Mutual shall be permitted to take any action deemed necessary or convenient to acquire that number of shares of Common Stock as specified in the Mutual Offer for the terms (including price) set forth in the Mutual Offer.

SECTION 7. VOTING BY MUTUAL. During such period as Section 4 shall be effective, in the event that (i) a third party makes a Bona Fide Offer to purchase all of the issued and outstanding shares of Common Stock or to effect a merger, share exchange or similar transaction as contemplated in Section 6 hereof and the Special Committee shall determine in accordance with the procedures set forth in
Section 6 that the acceptance of the Bona Fide Offer is in the best interests of the Company's shareholders or (ii) a Special Committee organized pursuant to the procedures set forth in Section 6 determines that it is in the best interests of the Company's shareholders for the Company to issue shares of Common Stock in connection with a Company acquisition and, in connection with such acquisition the Company a vote of the holder's of the Company's Common Stock is required by law or by applicable requirements of the National Association of Securities Dealers, Inc.'s

National Market System or any other securities exchange on which shares of the Common Stock are traded, then, in either event, Mutual agrees to refrain from voting and to cause each Mutual Affiliate to refrain from voting all of their shares of Common Stock at any meeting of the Company's shareholders held for the purpose of considering such proposal (or, if an approval of shareholders is required by reference to all shares outstanding, to vote its shares of Common Stock and to cause each Mutual Affiliate to vote its shares of Common Stock in favor of such proposal) provided that each of the following conditions set forth below are satisfied at such time:

          (a) the date of the shareholders meeting shall be on or after the date that is eighteen (18) months following the Effective Date and during the period as Section 4 shall be effective;

          (b) the Board shall have received the written opinion of a nationally recognized investment banking firm selected by the Company and reasonably acceptable to Mutual that the proposed transaction is fair to the Company and its shareholders from a financial standpoint; and

          (c) the Company's shareholders (other than Mutual and the Mutual Affiliates) shall have voted in favor of the proposed transaction by majority vote;

SECTION 8. MUTUAL NOMINEES TO BOARD. For so long as Mutual Beneficially Owns at least 10% (the "Minimum Percentage") of the then issued and outstanding shares of Common Stock and shall not have breached in any material respect, without cure, any provision of this Agreement, the Company will (i) nominate and use its best efforts to cause its shareholders to elect and to retain as directors on the Board of Directors at least one nominee designated by Mutual for each 6% of the issued and outstanding Common Stock then held by Mutual (such nominees are collectively hereinafter referred to as the "Mutual Directors") and (ii) use its best efforts to cause its Board of Directors to limit the number of members of the Compensation Committee, Audit Committee and Finance Committee of the Board of Directors to three directors and to cause one Mutual Director to be appointed as a member of each such committee. Any vacancy created by the death, disability, retirement or removal of any Mutual Director on the Board of Directors or on any such committee of the Board of Directors shall be filled by the Board of Directors in accordance with written instructions of Mutual. In the event the number of members of the Board of Directors is increased to more than 15 directors, for so long as Mutual owns the Minimum Percentage, Mutual shall be entitled to the whole number of Mutual Directors obtained by multiplying (a) the number of directors on the Board of Directors (including Mutual Directors) by
(b) a fraction, (x) the numerator of which is equal to the number of shares of Common Stock then beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by Mutual and (y) the denominator of which is equal to the total number of shares of Common Stock then issued and outstanding. In the event any calculation of the number of Directors that Mutual is entitled to designate under this Section 7 shall not produce a whole number of Mutual Directors, then the number of Mutual Directors shall be rounded to the nearest whole number (with percentages greater than or equal to 50% being rounded up to the next whole number and percentages less than 50% being rounded down to the next whole number.) In the event that any of Mutual's nominees shall fail to be elected to the Board of Directors, the provisions of Sections 1(a)(ii) and 4 hereof shall terminate and be of no further force or effect. In the event that after the expiration of Section 4, Mutual or any of the affiliates shall take any of the actions specified in Section 4(b) or 4(c), then the Company's obligations hereunder will cease.

SECTION 9. REGISTRATION RIGHTS.

     9.1  DEFINITIONS.  As used in this Section 9:

          (a) the terms "register," "registered " and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such registration statement;

          (b) the term "Registrable Securities" means (i) shares of Common Stock acquired by Principal under the Merger Agreement or pursuant to the exercise of the Warrant issued under the Merger Agreement, (ii) any capital stock of the Company issued as a dividend or other distribution with respect

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

     to, or in exchange for or in replacement of, the shares of Common Stock, if any, referred to in clause (i) hereof and any additional shares of Common Stock acquired by Principal or a Mutual Affiliate from the Company pursuant to the provisions of Section 2 hereof;

          (c) the term "Holder" shall mean any holder of Registrable Securities;

          (d) the term "Initiating Holder" shall mean any Holder or Holders who in the aggregate are Holders of more than fifty percent (50.0%) of the then outstanding Registrable Securities;

          (e) "Registration Expenses" shall mean all expenses incurred by the Company in compliance with Sections 9.2 and 9.3 hereof, including, without limitation, all registration, filing fees and NASD fees, printing expenses, fees and disbursements of counsel for the Company and of its independent public accountants, fees and disbursements of one counsel for all the Holders, blue sky fees and expenses and the expense of any special audits or "cold comfort" letters incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company) and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding Selling Expenses; and

          (f) "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and all fees and disbursements of counsel for each of the Holders other than fees and expenses of one counsel for all the Holders.

     9.2  REQUESTED REGISTRATION.

          (a) REQUEST FOR REGISTRATION. If the Company shall receive from an Initiating Holder a written request that the Company effect any registration with respect to all or a part of the Registrable Securities and specifying the intended method of disposition thereon, the Company will:

             (i) give written notice of the proposed registration, qualification or compliance to all other Holders of Registrable Securities promptly, and in any event within 10 business days; and

             (ii) as soon as practicable, use its diligent best efforts to effect such registration as may be so requested (in accordance with the intended method thereof as aforesaid) and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within ten (10) business days after written notice from the Company is given under Section 9.2(a)(i) above; provided that the Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 9.2:

                (A) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder;

                (B) After the Company has effected four (4) such registrations pursuant to this Section 9.2 and such registrations have been declared or ordered effective and the sales of such Registrable Securities shall have closed; provided that any Holder may participate in any such registration to the extent provided in
           Section 9.2 if the registration as the result of a request of another Initiating Holder;

                (C) If the Registrable Securities requested by all Holders to be registered pursuant to such request have an anticipated aggregate public offering price (before any underwriting discounts and commissions) of less than $20,000,000; or

                (D) If in the good faith judgment of the Board based upon the written opinion of a nationally recognized investment banking firm selected by the Company and reasonably acceptable to the Holders, such registration would have a material adverse effect on the market price of the shares of Common Stock, the Company shall have the right to limit the number of
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

           Registrable Securities requested by all Holders to be registered pursuant to such request; provided, however, that the Company shall use reasonable commercial efforts to register not less than fifty percent (50%) of the number of Registrable Securities requested to be registered or to facilitate a private sale of such number of Registrable Securities to institutional investors in a manner that would ameliorate the anticipated material adverse effect of any such sale on the market price of the shares of Common Stock; provided, further, that in the event the total number of shares that the Selling Holders (as hereinafter defined) shall request to be registered by the Company equals a number that is equal to or less than twenty percent (20%) of the then outstanding shares of Common Stock, then the provisions of this Subsection (i)(E) shall not apply;

     The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 9.2(b) below, include other securities of the Company which are held by Persons who, by virtue of agreements with the Company, are entitled to include their securities in any such registration.

          (b) UNDERWRITING. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 9.2. If holders of securities of the Company other than Registrable Securities who are entitled, by contract with the Company or otherwise, to have securities included in such a registration (the "Other Stockholders") request such inclusion, the Holders shall offer to include the securities of such Other Stockholders in the underwriting and may condition such offer on their acceptance of the further applicable provisions of this Section 9. The Holders whose shares are to be included in such registration and the Company shall (together with all Other Stockholders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Initiating Holders and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 9.2, if the representative advises the Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the securities of the Company held by Other Stockholders shall be excluded from such registration to the extent so required by such limitation. If, after the exclusion of such shares, further reductions are still required, the number of shares included in the registration by each Holder shall be reduced on a pro rata basis (based on the number of shares held by such Holder), by such minimum number of shares as is necessary to comply with such request. No Registrable Securities or any other securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. If any of the Holders or any Other Stockholder who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders. The securities so withdrawn shall also be withdrawn from registration. If the underwriter has not limited the number of Registrable Securities and securities of the Company held by Other Shareholders to be underwritten, the Company may include its securities for its own account in such registration if the representative so agrees and if the number of Registrable Securities and securities of the Company held by Other Shareholders which would otherwise have been included in such registration and underwriting will not thereby be limited.

     9.3  COMPANY REGISTRATION.

          (a) INCLUSION IN REGISTRATION. If the Company shall determine to register any of its equity securities either for its own account or for the account of a security holder or holders exercising their respective demand registration rights, other than a registration relating solely to employee benefit plans, or a registration relating solely to a SEC Rule 145 transaction, or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company will:

             (i) promptly, and in event within 10 business days, give to each of the Holders a written notice thereof, its intended method of disposition, such Holder's rights under this Section 9.3 and a list of

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

        the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws; and

             (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by the Holders within fifteen (15) days after receipt of the written notice from the Company described in clause (i) above, except as set forth in Section 9.3(b) below. Such written request may specify all or a part of the Holders' Registrable Securities. No registration effected under this Section 9.3 shall relieve the Company of its obligations to effect any registration upon request under Section 9.2.

          (b) UNDERWRITING. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise each of the Holders as a part of the written notice given pursuant to Section 9.3(a)(i). In such event, the right of each of the Holders to registration pursuant to this Section 9.3 shall be conditioned upon such Holders' participation in such underwriting and the inclusion of such Holders' Registrable Securities in the underwriting to the extent provided herein; provided, however, that Mutual shall not be required to participate in such underwriting if Mutual notifies the Company that it is seeking registration of its shares solely to enable it to distribute such shares to its shareholders or holders of mutual interests issued thereby. The Holders whose shares are to be included in such registration (other than Mutual if it elects not to participate in such underwriting) shall (together with the Company and the Other Stockholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for underwriting by the Company. Notwithstanding any other provision of this Section 9.3, if the representative determines that marketing factors require a limitation on the number of shares to be underwritten, the representative may (subject to the allocation priority set forth below) limit the number of Registrable Securities to be included in the registration and underwriting to not less than fifteen percent (15.0%) of the securities included therein (based on aggregate market values). The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated in the following manner: The securities of the Company held by Other Stockholders of the Company (other than Registrable Securities and other than securities held by holders who by contractual right demanded such registration ("Demanding Holders")) shall be excluded from such registration and underwriting to the extent required by such limitation, and, if a limitation on the number of shares is still required, the number of shares that may be included in the registration and underwriting by each of the Holders and Demanding Holders shall be reduced, on a pro rata basis (based on the number of shares held by such Holder), by such minimum number of shares as is necessary to comply with such limitation. If any of the Holders or any Other Stockholder disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

     9.4 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this
Section 9 shall be borne by the Company, and all Selling Expenses shall be borne by the persons selling shares so registered pro rata on the basis of the number of their shares so registered. Notwithstanding the foregoing, if the Holders request registration pursuant to Section 9.2 and, at the time of such request, all shares then requested to be sold could be sold pursuant to Rule 144(k) under the Act, then the Company shall not be obligated to pay Registration Expenses of more than $75,000 in connection with such registration.

     9.5 REGISTRATION PROCEDURES. In the case of each registration effected by the Company pursuant to this Section 9, the Company will keep the Holders, as applicable, advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will:

          (a) prepare and file with the SEC such appropriate form of registration statement as shall be selected by the Company, and, in the case of a registration pursuant to Section as shall be reasonably

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

     acceptable to Holders owning a majority (by number of Registrable Securities) of the Registrable Securities so to be registered, to effect such registration and thereafter use its best efforts to cause such registration statement to become effective; provided, however, that in the case of a registration requested pursuant to Section 9.2, if the Company shall furnish to the Initiating Holders a certificate signed by the Chairman of the Board stating that, in the good faith judgment of the Board, the timing of the disclosure of any information that would be required to be disclosed in such registration statement would be a serious detriment to the Company and its shareholders if such disclosure were made on or before the date the filing of such registration statement would be required, then the Company shall have one additional period of not more than 60 days within which to file such registration statement;

          (b) (i) prepare and file with the SEC such amendments to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of either (1) not less than 270 days or, if such registration statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer or (2) such shorter period which will terminate when all of the Registrable Securities covered by such registration statement have been disposed of in accordance with the intended method of disposition by the Holders selling Registrable securities covered by such registration statement (a "Selling Holder") (or other sellers of securities thereunder)(but in any event not before the expiration of any longer period required under the Securities Act), and (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement until such time as all of such securities have been disposed of in accordance with the intended method of disposition by the Selling Holders (or other sellers of securities thereunder);

          (c) furnish to each Selling Holder such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under the Securities Act, and such other documents in order to facilitate the disposition of the Registrable Securities owned by such Selling Holder as such Selling Holder may reasonably request;

          (d) use its best efforts to register or qualify such Registrable Securities and other securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each Selling Shareholder and each other seller of securities thereunder shall reasonably request, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable such Selling Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Selling Holder;

          (e) use its best efforts to cause all Registrable Securities and other securities covered by such registration statement to be registered with or approved by, and make any other necessary registrations or filings with, all other governmental authorities as may be necessary by virtue of the business and operations of the Company to enable the Selling Holder and any other sellers of securities thereunder to consummate the disposition of such Shares;

          (f) furnish to each Selling Holder a signed counterpart, addressed to such Selling Holder (and the underwriters, if any) of an opinion of the Company's counsel and a "cold comfort" letter from the Company's independent public accountants, each in such form and covering such matters as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to the underwriters in under-written public offerings of securities and, in the case of the accountants' letter, such other financial matters, and, in the case of the legal opinion, such other legal matters, as such Selling Holder may reasonably request;

          (g) notify each Selling Holder selling Registrable Securities under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such Selling Holder promptly prepare and furnish to such Selling Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

          (h) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC;

          (i) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement; and

          (j) use its best efforts to list all Registrable Securities covered by such registration statement on each securities exchange on which similar securities issued by the Company are then listed or on the National Association of Securities Dealers Automated Quotation System or an internationally recognized stock exchange.

     9.6 INDEMNIFICATION.

          (a) The Company will indemnify each of the Holders, as applicable, each of its officers, directors and partners, and each person controlling each of the Holders, with respect to each registration which has been effected pursuant to this Section 9, and each underwriter, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each of the Holders, each of its officers, directors and partners, and each person controlling each of the Holders, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by the Holders or underwriter and stated to be specifically for use therein.

          (b) Each of the Holders will, if Registrable Securities held by it are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter, each Other Stockholder and each of their officers, directors, and partners, and each person controlling such Other Stockholder against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document made by such Holder, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements by such Holder therein not misleading, and will reimburse the Company and such Other Stockholders, directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written
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

     information furnished to the Company by such Holder for use therein; provided, however, that the obligations of each of the Holders hereunder shall be limited to an amount equal to the net proceeds to such Holder of securities sold as contemplated herein.

          (c) Each party entitled to indemnification under this Section 9.6 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party's expense (unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the expense of the Indemnifying Party), and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 9 unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

          (d) If the indemnification provided for in this Section 9.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering contemplated by this Agreement are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall be controlling.

          (f) The foregoing indemnity agreement of the Company and the Holders is subject to the condition that, insofar as they relate to any loss, claim, liability or damage made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the Commission at the time the registration statement in question becomes effective or the amended prospectus filed with the Commission pursuant to Commission Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any underwriter if a copy of the Final Prospectus was furnished to the underwriter and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

     9.7 INFORMATION BY THE HOLDERS. Each of the Holders holding securities included in any registration shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder

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

as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 9.

     9.8 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of restricted securities to the public without registration, the Company agrees to:

          (a) make and keep public information available as those terms are understood and defined in Rule 144;

          (b) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Merger Act at any time after it has become subject to such reporting requirements; and

          (c) so long as the Holder owns any Registrable Securities, furnish to the Holder upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Merger Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration.

     9.9  "MARKET STAND-OFF " AGREEMENT.

          (a) Each of the Holders agrees, if requested by the Company and an underwriter of Common Stock (or other securities) of the Company, not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Holder during the 90-day period following the effective date of a registration statement of the Company filed under the Securities Act, provided that all executive officers and directors of the Company enter into similar agreements. If requested by the underwriters, the Holders shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said 90-day period. The provisions of this Section 9.8 shall be binding upon any transferee who acquires Registrable Securities, whether or not such transferee is entitled to the registration rights provided hereunder.

          (b) The Company agrees, if requested by the Holders and the underwriter selected thereby pursuant to Section 9.2(b), not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company pursuant to a public offering (other than an offering under Form S-8) during the 90-day period following the effective date of a registration statement of the Company filed under the Securities Act in accordance with the provisions of Section 9.2 hereof, provided that all Holders enter a "stand off" agreement under Section 9.9(a) hereof.

     9.10 PREPARATION; REASONABLE INVESTIGATION. In connection with the preparation and filing of each registration statement under the Securities Act pursuant to this Agreement, the Company will give the Holders owning Shares to be registered under such registration statement, their underwriters, if any, and their respective counsel and accountants (the "Inspectors"), the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the SEC, and each amendment or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Holders' and such underwriters' respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act. Records which the Company determines in good faith to be confidential and which it notifies the Inspectors in writing are confidential shall be treated as confidential by each Inspector in accordance with such procedures as such Inspector applies generally to information of this kind unless (a) disclosure of such records is necessary to avoid or correct a misstatement or omission in the registration statement or any prospectus used in connection therewith, (b) the information contained in such records has become generally available to the public, (c) disclosure is required in any report, statement or testimony required to be submitted to any governments authority having or claiming to have jurisdiction over such Inspector), or (d) disclosure is required in response to any summons or subpoena or in connection with any litigation.

     9.11 ADJUSTMENT AFFECTING SHARES. The Company will not effect or permit to occur any combination or subdivision of the Registrable Securities which would adversely affect the ability of the Holders to include the Registrable Securities in any registration of its securities contemplated by this Article 9 or the marketability of the Registrable Securities under any such registration.

     9.12 TERMINATION. The registration rights set forth in this Section 9 shall not be available to any Holder if, in the opinion of counsel to the Company, all of the Registrable Securities then owned by such Holder could be sold in any 90-day period pursuant to Rule 144 under the Securities Act (without giving effect to the provisions of Rule 144(k) in the case of a Holder owing more than three percent (3.0%) of the Common Stock then outstanding).

     9.13 ASSIGNMENT. The registration rights set forth in this Section 9 shall be assignable, in whole or in part, to any transferee of Common Stock in a private placement or other unregistered sale (who shall be bound by all obligations of this Section 9).

SECTION 10. MISCELLANEOUS.

     10.1 NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed: (x) if to the Company, at
the Company's principal business address at [          ] or (y) if to Mutual, at
the address of Mutual listed in the stock records of the Company, or (z) to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or if mailed, the date of receipt.

     10.2 ASSIGNMENT, BINDING EFFECT; BENEFIT. Unless expressly provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     10.3 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     10.4 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     10.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws.

     10.6 HEADINGS. Headings of the sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     10.7 INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     10.8 WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     10.9 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     10.10 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

Attest:                                            COVENTRY HEALTH CARE, INC.
By: Name:                                          By: Name:
    Title: Secretary                                   Title: President and Chief Executive
                                                              Officer
                                                   PRINCIPAL MUTUAL LIFE INSURANCE COMPANY
                                                   By: Name:
                                                       Title:
                                                   PRINCIPAL HEALTH CARE, INC.
                                                   By: Name:
                                                       Title:

              [CREDIT SUISSE FIRST BOSTON CORPORATION LETTERHEAD]

                                FORM OF OPINION

February [  ], 1998

Board of Directors
Coventry Corporation
53 Century Boulevard
Nashville, TN 37214

Dear Sirs:

You have asked us to advise you with respect to the fairness to Coventry Corporation ("Coventry") from a financial point of view of the consideration to be paid by Coventry Health Care, Inc., a Delaware corporation ("Newco"), pursuant to the terms of the Capital Contribution and Merger Agreement, effective as of November 3, 1997 (the "Business Combination Agreement"), among Coventry, Newco, Principal Health Care, Inc. ("Principal"), Coventry Health Care, Inc., a Maryland corporation, Principal Holding Company ("Holding"), and Principal Mutual Life Insurance Company ("Mutual"). The Business Combination Agreement provides for the merger (the "Merger") of Coventry Merger Corporation, a wholly owned subsidiary of Newco ("Merger Sub"), with and into Coventry, whereby each issued and outstanding share of common stock of Coventry shall be converted into the right to receive one share of common stock of Newco (the "Newco Common Stock") including the associated common stock purchase rights. As a result of the Merger, Newco shall own all of the issued and outstanding shares of capital stock of Coventry, and the shareholders of Coventry (the "Coventry Shareholders") shall own that number of shares of Newco Common Stock equal to the number of shares of capital stock of Coventry which they formerly owned. At the Effective Time (as defined in the Business Combination Agreement), Principal will contribute (the "Capital Contribution") to Newco all right, title and interest in substantially all of its assets, including all of the issued and outstanding capital stock of the Principal Subsidiaries (as defined in the Business Combination Agreement), all real and personal property owned or leased by Principal, all accounts receivable, tax refunds, cash, securities, contract rights, prepaid liabilities and all other assets of Principal, except for the Excluded Assets (as defined in the Business Combination Agreement), in consideration for the issuance and delivery by Newco to Principal of that number of shares of Newco Common Stock which equals (A) 66 2/3% of the Newco Common Stock issued to the Coventry Shareholders in the Merger plus (B) 66 2/3% of the Newco Common Stock issuable upon conversion of Newco's Convertible Subordinated Promissory Notes and Newco's Series A Convertible Preferred Stock outstanding at the Effective Time. In addition, at the Effective Time, Newco will issue to Mutual a warrant giving Principal the right to purchase a number of shares of Newco Common Stock equal to 66 2/3 of the total number of shares of Newco Common Stock issuable upon exercise or conversion of the options and warrants assumed by Newco that are issued and outstanding at the closing of the Business Combination Agreement, in consideration for the execution and delivery by Mutual of a Co-Insurance Agreement pursuant to which Coventry Health and Life Insurance Company will assume through indemnity reinsurance Mutual's indemnity health insurance policies in markets where Coventry and Principal have a presence (the "In-Market Indemnity Business"). The Business Combination Agreement also provides for (x) a cash payment by Newco to Principal of the amount, if any, by which Principal's Tangible Net Value (as defined in the Business Combination Agreement) exceeds $103,000,000, or by Principal and/or Mutual to Newco of the amount, if any, by which $103,000,000 exceeds Principal's Tangible Net Value and
(y) certain actions to be taken by Principal and Mutual which will result in additional payments to Newco (the payments pursuant to clauses (x) and (y) being referred to herein as the "Additional Payments"). Pursuant to the Business Combination Agreement, at the Effective Time outstanding Convertible Subordinated Promissory Notes and outstanding Series A Convertible Preferred Stock of Coventry shall be converted into the right to receive Convertible Subordinated Promissory Notes and Series A Convertible Preferred Stock, respectively, of Newco and the Coventry Options and Coventry Warrants (each as defined in the Business Combination Agreement) shall be assumed by Newco and shall become exercisable for Newco Common Stock.

Board of Directors
February [  ], 1998
Page 2

In connection with the transfer of the In-Market Indemnity Business, Mutual and Newco will enter into (i) a Management Services Agreement (the "Management Services Agreement") pursuant to which Newco will provide to Mutual certain management services and receive a monthly management fee of 3.3% of the net premiums earned by Mutual during such month with respect to the In-Market Indemnity Business, and (ii) a Marketing Services Agreement (the "Marketing Services Agreement") pursuant to which Newco will provide to Mutual certain marketing services through December 1999. The Merger, the Capital Contribution, the transfer of the In-Market Indemnity Business, the Additional Payments and the payments by Mutual to Newco pursuant to the Management Services Agreement and the Marketing Services Agreement are referred to herein collectively as the "Business Combination."

In addition, Newco, Principal and Mutual will enter into a Shareholders' Agreement (the "Shareholders' Agreement") containing, among other things, a five year standstill agreement, various governance provisions and registration and subscription rights in favor of Mutual.

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to Coventry, Principal and Mutual's In-Market Indemnity Business, as well as the Business Combination Agreement, the Co-Insurance Agreement, the Management Services Agreement, the Marketing Services Agreement, and the other exhibits to the Business Combination Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by Mutual for the In-Market Indemnity Business and by Coventry and Principal, and have met with each company's management to discuss their respective businesses and prospects.

We have also considered certain financial and stock market data of Coventry, and we have compared that data with similar data for other publicly held companies in businesses similar to those of Coventry, and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. The opinion expressed herein is being rendered during a period of unusual volatility in the financial markets, and it is necessarily subject to the absence of further material developments in the financial, economic and market conditions from those prevailing on the date hereof.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Coventry, Principal and Mutual as to the future financial performance of Coventry, Principal and the In-Market Indemnity Business, respectively. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Coventry, Principal or the In-Market Indemnity Business, nor have we been furnished with any such evaluations or appraisals. You have instructed us to assume that the Business Combination will not constitute a change of control of Coventry. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of the Newco Common Stock actually will be when issued to Coventry's shareholders pursuant to the Merger or the prices at which such Newco Common Stock will trade subsequent to the Business Combination.

Board of Directors
February [  ], 1998
Page 3

Credit Suisse First Boston Corporation has been retained to render this fairness opinion to the Board of Directors of Coventry in connection with the Business Combination, and we will receive a fee for our services.

In the ordinary course of our business, Credit Suisse First Boston Corporation and its affiliates may actively trade the debt and equity securities of Coventry and the debt securities of Mutual for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of Coventry only in connection with its consideration of the Business Combination and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without Credit Suisse First Boston Corporation's prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be paid by Newco in the Business Combination is fair to Coventry from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON
CORPORATION

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     (a) The Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person made party to an action by reason of such person's status as a director, officer, employee or agent of the corporation against expenses, judgments, fines and settlements provided such person acted
(i) in good faith, (ii) in a manner reasonably believed to be in or not opposed to the best interests of the Corporation and (iii) with respect to a criminal action, had no reasonable cause to believe such person's conduct was unlawful. The termination of an action by a judgment, order, settlement, conviction or plea of nolo contendere shall not create a presumption that a person did not meet the standard of conduct set forth above. In actions brought by or in the right of the corporation, however, the DGCL provides that no indemnification may be made if the person was adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent that a person is successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director, officer, employee or agent of a corporation, the DGCL mandates that the corporation indemnify such person against reasonable expenses incurred in the proceeding. A corporation may advance litigation expenses, including attorneys' fees, to a person who is a party to a proceeding upon such person undertaking to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. The indemnification and advancement of expenses under the DGCL are not deemed exclusive of any other rights to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

     (b) Article VI of the Registrant's Certificate of Incorporation provides as follows:

     (i) To the fullest extent permitted by the DGCL, as amended from time to time, a person who is or was a director, officer, employee or agent of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, officer, employee or agent and shall be indemnified against any liability or expense incurred by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, if such person acted in good faith and in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

ITEM 21.  FINANCIAL STATEMENT SCHEDULES AND EXHIBITS

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
    2.1  Capital Contribution and Merger Agreement (included as Annex I)
    2.2  Agreement and Plan of Merger (included as Annex II)
    3.1  Newco Articles of Incorporation
    3.2  Newco Bylaws
    4.1  Form of Newco Rights Agreement
   *5.1  Opinion of Bass, Berry & Sims PLC as to the validity of the shares being offered
   *8.1  Opinion of Bass, Berry & Sims PLC as to certain federal income tax matters
   10.1  Form of Newco Warrant (included as Annex III)
   10.2  Form of Kenneth J. Linde Employment Agreement
   10.3  Form of Coinsurance Agreement
   10.4  Form of Renewal Rights Agreement
   10.5  Form of Transition Agreement
   10.6  Form of Management Services Agreement
   10.7  Form of Shareholders' Agreement (included as Annex IV)
   10.8  Form of Tax Benefit Restitution Agreement
   10.9  Form of License Agreement
  10.10  Form of Marketing Service Agreement
  10.11  Form of 1998 Incentive Stock Option Plan of Coventry Health
         Care, Inc.
  10.12  Amendment to Administrative Agreement (PHC)
  10.13  Amendment to Administrative Agreement (PHC-Georgia)
  *21.1  Subsidiaries of the Registrant
   23.1  Consent of Arthur Andersen LLP
   23.2  Consent of Ernst & Young, LLP
   *24.  Power of Attorney
    99.  Opinion of CSFB (included as Annex V)

---------------
* To be filed by Amendment

FINANCIAL STATEMENT SCHEDULE                                  PAGE
----------------------------                                  ----
Report of Independent Public Accountants of Coventry........  S-1
Schedule II -- Valuation and Qualifying Accounts............  S-2
Report of Independent Public Accountants of PHC.............  S-3
Schedule....................................................  S-4

ITEM 22.  UNDERTAKINGS.

     (a)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party which is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 145, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b) or 11 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

     (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Nashville, Tennessee on
February   , 1998.

                                          COVENTRY HEALTH CARE, INC.

                                          By:
                                            ------------------------------------
                                                  Dale B. Wolf, President

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dale B. Wolf his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                                                       President and Director         February   , 1998
-----------------------------------------------------
                    Dale B. Wolf

                                                       Director                       February   , 1998
-----------------------------------------------------
                  Kenneth J. Linde

                              ARTHUR ANDERSEN LLP
                              Nashville, Tennessee

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Coventry Corporation:

     We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Coventry Corporation and subsidiaries for the three years ended December 31, 1996 included in the Form 10-K and have issued our report thereon dated February 21, 1997 (except for Notes G and S, as to which the date is March 31, 1997). Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed under Item 14(a)(ii) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth herein in relation to the basic consolidated financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Nashville, Tennessee
February 21, 1997

                                                                     SCHEDULE II

                     COVENTRY CORPORATION AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                          BALANCE AT       ADDITIONS
                                         BEGINNING OF   CHARGED TO COSTS      DEDUCTIONS       BALANCE AT
                                            PERIOD      AND EXPENSES(1)    (CHARGE OFFS)(1)   END OF PERIOD
                                         ------------   ----------------   ----------------   -------------
Year ended December 31, 1996:
  Allowance for doubtful accounts......     $2,700           $8,000            $(2,700)          $8,000
                                            ======          =======            =======           ======
Year ended December 31, 1995:
  Allowance for doubtful accounts......     $2,200           $3,100            $(2,600)          $2,700
                                            ======          =======            =======           ======
Year ended December 31, 1994:
  Allowance for doubtful accounts......     $1,240           $4,100            $(3,140)          $2,200
                                            ======          =======            =======           ======

---------------
(1) Additions to the allowance for doubtful accounts are included in selling, general and administrative expense. All deductions or charge offs are charged against the allowance for doubtful accounts.

                         REPORT OF INDEPENDENT AUDITORS

     We have audited the financial statements of PHC as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, and have issued our report thereon dated February 26, 1997 (included elsewhere in this registration statement). Our audits also included Schedule II of PHC. This financial statement schedule is the responsibility of PHC's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule of PHC referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

February 26, 1997
Washington, DC

                                                                     SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS
                          PRINCIPAL HEALTH CARE, INC.

                               SEPTEMBER 30, 1997

      COLUMN A              COLUMN B                       COLUMN C                  COLUMN D         COLUMN E
---------------------  -------------------   ------------------------------------   ----------   -------------------
                                                          ADDITIONS
                                             ------------------------------------
                           BALANCE AT        CHARGED TO COSTS      CHARGED TO                        BALANCE AT
DESCRIPTION            BEGINNING OF PERIOD     AND EXPENSED     OTHER ACCOUNTS(1)   DEDUCTIONS   BEGINNING OF PERIOD
-----------            -------------------   ----------------   -----------------   ----------   -------------------
Year Ended December
  31, 1996:
  Allowance for
    Doubtful Accounts...   $7,460,712            $ 68,657          $10,235,091      $7,529,369       $10,235,091
Year Ended December
  31, 1995:
  Allowance for
    Doubtful Accounts...   $1,935,776            $154,607          $ 7,460,712      $2,090,383       $ 7,460,712
Year Ended December
  31, 1994:
  Allowance for
    Doubtful Accounts...   $1,191,708            $119,887          $ 1,935,776      $1,311,595       $ 1,935,776

Notes:

(1) Amounts represent provision for estimated retroactive membership adjustments to be made subsequent to the period in which the revenue was originally reported. Amounts are reflected as a reduction of premium revenues in the consolidated statements of income.

                                 EXHIBIT INDEX

     The following is a list of exhibits to the Registration Statement:

  2.1  Capital Contribution and Merger Agreement (included as Annex I)
  2.2  Agreement and Plan of Merger (included as Annex II)
  3.1  Newco Articles of Incorporation
  3.2  Newco Bylaws
  4.1  Form of Newco Rights Agreement
 *5.1 Opinion of Bass, Berry & Sims PLC as to the validity of the shares being offered
 *8.1 Opinion of Bass, Berry & Sims PLC as to certain federal income tax matters
 10.1  Form of Newco Warrant (included as Annex III)
 10.2  Form of Kenneth J. Linde Employment Agreement
 10.3  Form of Coinsurance Agreement
 10.4  Form of Renewal Rights Agreement
 10.5  Form of Transition Agreement
 10.6  Form of Management Services Agreement
 10.7  Form of Shareholders' Agreement (included as Annex IV)
 10.8  Form of Tax Benefit Restitution Agreement
 10.9  Form of License Agreement
10.10  Form of Marketing Service Agreement
10.11  Form of 1998 Incentive Stock Option Plan of Coventry Health
       Care, Inc.
10.12  Amendment to Administrative Agreement (PHC)
10.13  Amendment to Administrative Agreement (PHC-Georgia)
*21.1  Subsidiaries of the Registrant
 23.1  Consent of Arthur Andersen LLP
 23.2  Consent of Ernst & Young, LLP
 *24.  Power of Attorney
  99.  Opinion of CSFB (included as Annex V)

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* To be filed by Amendment